Exhibit 10.1

Execution Version

CREDIT AND GUARANTY AGREEMENT

dated as of April 8, 2025

among

BAUSCH HEALTH COMPANIES INC.,

as the Parent,

1530065 B.C. LTD.,

as Intermediate Holdco,

1261229 B.C. LTD.,

as the Borrower,

CERTAIN SUBSIDIARIES OF BAUSCH HEALTH COMPANIES INC.,

as Subsidiary Guarantors,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders and Issuing Banks,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Swingline Lender,

and

JPMORGAN CHASE BANK, N.A.,

BARCLAYS BANK PLC

DEUTSCHE BANK SECURITIES INC.

GOLDMAN SACHS LENDING PARTNERS LLC

CITIGROUP GLOBAL MARKETS INC.,

and

TRUIST SECURITIES, INC.

as Joint Lead Arrangers

and Joint Bookrunners

i

SCHEDULES:

Schedule 1.01(a)(i)	–	Commitment Schedule
Schedule 1.01(a)(ii)	–	Letter of Credit Commitment Schedule
Schedule 1.01(b)	–	Existing Letters of Credit
Schedule 1.01(c)	–	Local Counsel
Schedule 1.01(d)	–	Agreed Security Principles
Schedule 1.01(e)	–	Immaterial Subsidiaries
Schedule 1.01(f)	–	Subsidiary Guarantors
Schedule 3.05	–	Fee Owned Real Estate Assets
Schedule 3.06	–	Litigation and Environmental Matters
Schedule 3.18	–	Canadian Employee Benefit Plans
Schedule 5.10	–	Unrestricted Subsidiaries
Schedule 5.17	–	Post-Closing Actions
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.03	–	Negative Pledges
Schedule 6.06	–	Existing Investments
Schedule 6.07	–	Certain Dispositions
Schedule 6.09	–	Affiliate Transactions
Schedule 7.13	–	Guarantee Limitations
Schedule 9.13	–	Certain Foreign Collateral Matters

EXHIBITS:

Exhibit A-1	–	Form of Assignment and Assumption
Exhibit A-2	–	Form of Affiliated Lender Assignment and Assumption
Exhibit B	–	Form of Borrowing Request
Exhibit C	–	Form of Compliance Certificate
Exhibit D	–	Form of Interest Election Request
Exhibit E	–	[reserved]
Exhibit F	–	Form of Intercompany Note
Exhibit G	–	Form of Promissory Note
Exhibit H-1	–	Form of Trademark Security Agreement
Exhibit H-2	–	Form of Patent Security Agreement
Exhibit H-3	–	Form of Copyright Security Agreement
Exhibit I	–	Form of Solvency Certificate
Exhibit J	–	Form of Canadian Guarantee
Exhibit K	–	Form of Letter of Credit Request
Exhibit L1-L4	–	Forms of U.S. Tax Compliance Certificate
Exhibit M	–	Form of Prepayment Notice
Exhibit N	–	Form of Counterpart Agreement

v

CREDIT AND GUARANTY AGREEMENT

CREDIT AND GUARANTY AGREEMENT, dated as of April 8, 2025 (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), by and among Bausch Health Companies Inc., a corporation continued under the laws of the province of British Columbia (the “Parent”), 1530065 B.C. Ltd., a corporation incorporated under the laws of the province of British Columbia (“Intermediate Holdco”), 1261229 B.C. Ltd., a corporation incorporated under the laws of the province of British Columbia (the “Borrower”), certain Subsidiaries of the Parent, as Subsidiary Guarantors, the Lenders from time to time party hereto, and JPMorgan Chase Bank, N.A. (“JPMorgan”), in its capacities as administrative agent and collateral agent for the Lenders (in its capacities as administrative and collateral agent, the “Administrative Agent”), with the persons listed on the cover page hereof as joint lead arrangers and joint bookrunners (in such capacities, collectively, the “Arrangers”).

RECITALS

WHEREAS, the Borrower has requested that the Lenders extend credit to the Borrower in the form of Term Loans in an initial aggregate principal amount of $3,000,000,000.

WHEREAS, the Borrower has requested that the Revolving Lenders make Credit Extensions in the form of Revolving Loans and Letters of Credit in Dollars or any Alternate Currency at any time and from time to time on and after the Closing Date, and until the Initial Revolving Credit Maturity Date, in an aggregate principal amount and/or undrawn face amount at any time outstanding of up to $500,000,000.

WHEREAS, the proceeds of the Term Loans are being used by the Borrower on the Closing Date to (i) make an unsecured, subordinated intercompany loan (the “Closing Date Intercompany Loan”) to the Parent pursuant to that certain Intercompany Loan Agreement, dated as of the Closing Date, by and between the Borrower, as lender, and the Parent, as borrower (the “Intercompany Loan Agreement” and the loans thereunder, the “Intercompany Loans”), the proceeds of which will be used, directly or indirectly, to effectuate the Refinancing (as defined below) and (ii) pay fees, costs and expenses in connection with the Transactions (as defined below).

WHEREAS, the applicable Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Intercreditor Agreement” means the First Lien Intercreditor Agreement, the First/Second Lien Intercreditor Agreement, the Borrower Group First Lien Intercreditor Agreement, a Market Intercreditor Agreement, or another intercreditor agreement that is reasonably satisfactory to the Administrative Agent and the Parent (which may, if applicable, consist of a payment “waterfall”).

“ACH” means automated clearing house transfers.

“Additional Agreement” has the meaning assigned to such term in Section 9.09.

“Additional BLCO Shares” means any BLCO Shares owned by the Borrower that are pledged after the Closing Date to secure the Obligations (including any Incremental Term Facility) and (if applicable) any Incremental Equivalent Debt on a First Priority basis. For the avoidance of doubt, Excluded BLCO Shares transferred to the Borrower to secure Drop Down Debt shall not constitute Additional BLCO Shares.

“Additional Commitment” means any commitment hereunder added pursuant to Sections 2.22, 2.23 or 10.02(c).

“Additional Credit Facilities” means any credit facilities added pursuant to Sections 2.22, 2.23 or 10.02(c).

“Additional Lender” has the meaning assigned to such term in Section 2.22(b).

“Additional Letter of Credit Facility” means any facility established by the Borrower and/or any Restricted Subsidiary outside of this Agreement to obtain letters of credit, bank guarantees, bankers’ acceptances or other similar instruments required by customers, suppliers, landlords, regulators or Governmental Authorities or otherwise in the ordinary course of business.

“Additional Loans” means any Additional Revolving Loans and any Additional Term Loans.

“Additional Revolving Credit Commitment” means any revolving credit commitment added pursuant to Sections 2.23 or 10.02(c)(ii).

“Additional Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Additional Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure and Swingline Exposure, in each case, attributable to its Additional Revolving Credit Commitment.

“Additional Revolving Lender” means any Lender with an Additional Revolving Credit Commitment or any Additional Revolving Credit Exposure.

“Additional Revolving Loans” means any revolving loan added pursuant to Sections 2.23 or 10.02(c)(ii).

“Additional Term Loan Commitment” means any term loan commitment added pursuant to Sections 2.22, 2.23 or 10.02(c)(i).

“Additional Term Loans” means any term loan added pursuant to Sections 2.22, 2.23 or 10.02(c)(i).

“Adjusted Daily Simple RFR” means, (i) with respect to any RFR Borrowing denominated in Dollars, an interest rate per annum equal to the sum of (a) the Daily Simple RFR for Dollars, plus (solely with respect to the Revolving Facility) (b) 0.10% and (ii) with respect to any RFR Borrowing denominated in Canadian Dollars, an interest rate per annum equal to the sum of (a) the Daily Simple RFR for Canadian Dollars, plus (b) 0.29547%; provided that if the Adjusted Daily Simple RFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period, multiplied by (b) the Statutory Reserve Rate; provided if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term CORRA Rate” means, for purposes of any calculation, the rate per annum equal to the sum of (a) Term CORRA for such calculation, plus (solely with respect to the Revolving Facility) (b) 0.29547% for a one-month Interest Period or 0.32138% for a three-month Interest Period; provided that if Adjusted Term CORRA Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to the sum of (a) the Term SOFR Rate for such Interest Period, plus (solely with respect to the Revolving Facility) (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjustment Date” means the date of delivery of financial statements required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable.

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Questionnaire” has the meaning assigned to such term in Section 2.22(d).

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Parent or any of its Restricted Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of the Parent or any of its Restricted Subsidiaries, threatened in writing, against or affecting the Parent or any of its Restricted Subsidiaries or any property of the Parent or any of its Restricted Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. None of the Administrative Agent, any Arranger, any Lender (other than any Affiliated Lender) or any of their respective Affiliates shall be considered an Affiliate of the Parent or any subsidiary thereof.

“Affiliated Lender” means the Parent and/or any of its Subsidiaries.

“Affiliated Lender Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Affiliated Lender (with the consent of any party whose consent is required by Section 10.05) and accepted by the Administrative Agent in the form of Exhibit A-2 or any other form approved by the Administrative Agent and the Parent.

“Agent First Lien Joinder Agreement” means that certain Joinder Agreement (as defined in the First Lien Intercreditor Agreement), dated as of the date hereof, executed and delivered by the Administrative Agent, as an additional agent.

“Agent First/Second Lien Joinder Agreement” means that certain Joinder Agreement (as defined in the First/Second Lien Intercreditor Agreement), dated as of the date hereof, executed and delivered by the Administrative Agent, as an additional agent.

“Agents” means each of the Administrative Agent and any other Person appointed under the Loan Documents to service in an agent or similar capacity.

“Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made (including the greater of the book value or fair market value of any assets sold) on or before such date by such Contributing Guarantor in respect of the Loan Guarantee or its obligations under any other Loan Document (including in respect of this Agreement), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Agreement. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.

“Agreed Currency” means Dollars and each Alternate Currency.

“Agreed Security Principles” means the principles set forth in Schedule 1.01(d).

“Agreement” has the meaning assigned to such term in the preamble to this Credit and Guaranty Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the NYFRB Rate in effect on such day plus 0.50%, (b) to the extent ascertainable, the Adjusted Term SOFR Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis based on the rate determined on such day for such Interest Period at 11:00 a.m.) plus 1.00% and (c) the Prime Rate. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR Rate, as the case may be, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR Rate, as the case may be. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 with respect to any Loans, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Alternate Currency” means in the case of Revolving Loans and Letters of Credit, Canadian Dollars, Euros and each other currency that is approved in accordance with Section 1.10.

“Anti-Corruption Laws” means laws, rules, statutes and regulations of any jurisdiction applicable to the Loan Parties from time to time concerning or related to bribery or corruption including without limitation the U.S. Foreign Corrupt Practices Act of 1977, and the Corruption of Foreign Public Officials Act (Canada) and the rules and regulations thereunder.

“Applicable Charges” has the meaning assigned to such term in Section 10.19.

“Applicable Parties” has the meaning assigned to such term in Section 9.14(c).

“Applicable Percentage” means (a) with respect to any Term Lender of any Class, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Term Loans of such Term Lender under such Class (or, in respect of Section 2.07, the outstanding amount of such Term Lender’s unused Commitments in respect of such Class) and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Term Lenders under such Class (or, in respect of Section 2.07, the outstanding amount of all unused Commitments of all Term Lenders under such Class), (b) with respect to any Revolving Lender of any Class, the percentage of the aggregate amount of the Revolving Credit Commitments of such Class represented by such Lender’s Revolving Credit Commitment of such Class; provided that for purposes of Section 2.21 and otherwise herein, when there is a Defaulting Lender, such Defaulting Lender’s Revolving Credit Commitment shall be disregarded for any relevant calculation and (c) with respect to all Lenders, a percentage equal to a fraction the numerator of which is the sum of the aggregate outstanding principal amount of the Term Loans of such Lender and the outstanding amount of the Revolving Commitments of such Lender and the denominator of which is the sum of aggregate outstanding principal amount of the Term Loans of all Term Lenders and the aggregate amount of the Revolving Commitments of all Lenders. In the case of clause (b), in the event that the Revolving Credit Commitments of any Class have expired or been terminated, the Applicable Percentage of any Revolving Lender of such Class shall be determined on the basis of the Revolving Credit Exposure of such Revolving Lender with respect to such Class, giving effect to any assignments and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Price” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Applicable Rate” means, for any day from and after the Closing Date, (a) for Initial Term Loans (i) in the case of ABR Loans, 5.25% per annum and (ii) in the case of Term Benchmark Loans, 6.25% per annum and (b) for Revolving Loans, the applicable rate per annum set forth below under the caption “ABR and Canadian Prime Rate Spread” or “Adjusted Term SOFR Rate, Adjusted Term CORRA Rate, Adjusted EURIBOR Rate and (if applicable) Adjusted Daily Simple RFR Spread”, based upon the Blended First Lien Leverage Ratio as of the last day of the most recently ended Test Period; provided that until the date that is three (3) Business Days after first Adjustment Date following the completion of at least one full Fiscal Quarter ended after the Closing Date, the “Applicable Rate” for any Revolving Loans shall be the applicable rate per annum set forth below in Category 1.

Blended First Lien Leverage Ratio	ABR and Canadian Prime Rate Spread for Revolving Loans	Adjusted Term SOFR Rate, Adjusted Term CORRA Rate, Adjusted EURIBOR Rate and (if applicable) Adjusted RFR Spread for Revolving Loans
Category 1
Greater than 2.6 to 1.00	3.25%	4.25%
Category 2
Less than or equal to 2.6 to 1.00 and greater than 2.1 to 1.00	3.00%	4.00%
Category 3
Less than or equal to 2.1 to 1.00	2.75%	3.75%

The Applicable Rate for Revolving Loans shall be adjusted quarterly on a prospective basis on the date that is three (3) Business Days after each Adjustment Date based upon the Blended First Lien Leverage Ratio in accordance with the table above; provided that (a) if financial statements are not delivered when required pursuant to Section 5.01(a) or (b), as applicable, the “Applicable Rate” for Revolving Loans shall be the rate per annum set forth above in Category 1 until such financial statements are delivered in compliance with Section 5.01(a) or (b), as applicable and (b) the “Applicable Rate” for Revolving Loans shall be the rate per annum set forth above in Category 1 as of the first Business Day after an Event of Default shall have occurred and be continuing, and shall continue to so apply to (but excluding) the date on which such Event of Default is cured or waived (and thereafter the Applicable Rate otherwise determined in accordance with this definition shall apply).

In the event that Administrative Agent and the Parent determine that any financial statements previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Parent shall as soon as practicable deliver to Administrative Agent the corrected financial statements for such Applicable Period, (ii) the Applicable Rate shall be determined as if the pricing level for such higher Applicable Rate were applicable for such Applicable Period and (iii) the Borrower shall within three (3) Business Days thereof pay to the Administrative Agent the accrued additional amount owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement. This paragraph shall not limit the rights of Administrative Agent and Lenders with respect to Section 2.13 and Article 8.

The Applicable Rate for any other Class of Additional Revolving Loans or Additional Term Loans shall be as set forth in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment.

“Approved Commercial Bank” means a commercial bank with a consolidated combined capital surplus of at least $5,000,000,000.

“Approved Electronic Platform” has the meaning assigned to such term in Section 9.14(a).

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender.

“Arrangers” has the meaning assigned to such term in the preamble to this Agreement.

“Assignment Agreement” means, collectively, each Assignment and Assumption and each Affiliated Lender Assignment and Assumption.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.05), and accepted by the Administrative Agent in the form of Exhibit A-1 or any other form approved by the Administrative Agent and the Parent.

“Attributable Debt” in respect of a Sale and Lease-Back Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Auction” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Agent” means (a) the Administrative Agent or any of its Affiliates or (b) any other financial institution or advisor engaged by the Parent (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Auction pursuant to the definition of “Dutch Auction”.

“Auction Amount” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Notice” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Party” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Response Date” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Availability Period” means the period from and including the Closing Date to but excluding the earliest of (a) the date of termination of the Initial Revolving Credit Commitments pursuant to Section 2.09, (b) the date of termination of the Initial Revolving Credit Commitment of each Initial Revolving Lender to make Initial Revolving Loans and the obligation of each Issuing Bank to issue Letters of Credit pursuant to Section 7.01 and (c) the Revolving Credit Maturity Date.

“Available Excluded Contribution Amount” means the aggregate amount of Cash or Cash Equivalents or the fair market value of other assets or property (as determined by the Parent in good faith) received by the Parent or any other Loan Party after the Closing Date from:

(1) contributions in respect of Qualified Capital Stock (other than any amounts or other assets received from the Parent or any of its Restricted Subsidiaries), and

(2) the sale of Qualified Capital Stock (including any BHC Equity Offering) of the Parent or any of its Restricted Subsidiaries (other than (x) to the Parent or any Restricted Subsidiary of the Parent or (y) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan), in each case, designated as an Available Excluded Contribution Amount pursuant to a certificate of a Responsible Officer on or promptly after the date the relevant capital contribution is made or the relevant proceeds are received, as the case may be.

“Available Revolving Commitments” means the sum of the Unused Revolving Credit Commitments of all Revolving Lenders.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services: commercial credit cards, stored value cards, debit cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services, foreign exchange and currency management services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts.

“Banking Services Obligations” means any and all obligations of the Borrower or any Restricted Subsidiary, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) (a) under any arrangement that is in effect on the Closing Date between the Borrower or any Restricted Subsidiary and a counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger as of the Closing Date or (b) under any arrangement that is entered into after the Closing Date by the Borrower or any Restricted Subsidiary with any counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger at the time such arrangement is entered into, in each case, in connection with Banking Services, it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 9, Section 10.03 and Section 10.10 and each Acceptable Intercreditor Agreement, in each case as if it were a Lender.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Benchmark” means, initially, with respect to any (i) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Loan, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event or a Term CORRA Reelection Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternate Currency (other than any Loan denominated in Canadian Dollars), “Benchmark Replacement” shall mean the alternative set forth in clause (2) below:

(1) in the case of any Loan denominated in Dollars, the Adjusted Daily Simple RFR for Dollars and/or in the case of any Loan denominated in Canadian Dollars, the Adjusted Daily Simple RFR for Canadian Dollars; or

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;

provided that notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term CORRA Reelection Event, and the delivery of a Term CORRA Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the Adjusted Term CORRA Rate.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Revolving Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent reasonably decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; or

(3) in the case of a Term CORRA Reelection Event, the date that is thirty (30) days after the date a Term CORRA Notice (if any) is provided to the Lenders and the Borrower pursuant to Section 2.14(c).

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the CORRA Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHA” means Bausch Health Americas, Inc., a Delaware corporation (f/k/a Valeant Pharmaceuticals International).

“BHC Equity Offering” means a public or private offering of Equity Interests (other than Disqualified Capital Stock) of the Parent.

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“BLCO” means Bausch + Lomb Corporation.

“BLCO Share Collateral” means (a) the BLCO Shares owned by the Borrower on the Closing Date (including any BLCO Shares issued after the Closing Date in the form of stock dividends in respect thereof and any BLCO Shares issued as a result of stock splits in respect thereof after the Closing Date) and (b) any Additional BLCO Shares.

“BLCO Share Collateral Repurchase” means any purchase by an Unrestricted Subsidiary of BLCO Share Collateral for cash consideration that is made with Net Proceeds from any BHC Equity Offering contributed or otherwise transferred to such Unrestricted Subsidiary; provided that such repurchase is made (i) within 90 days of such BHC Equity Offering, (ii) for fair market value and on terms that are otherwise no less favorable, taken as a whole, to the Borrower than those that would have been obtained in a comparable transaction by the Borrower and a Person that is not an Affiliate, as determined by the Borrower in good faith and (iii) otherwise in compliance with this Agreement.

“BLCO Shares” means the Capital Stock of BLCO.

“Blended Adjusted EBITDA” means the sum of (a) Consolidated Adjusted EBITDA of the Borrower Group, plus (b) an amount of the Consolidated Adjusted EBITDA of the Parent and its Restricted Subsidiaries (other than the Borrower Group) equal to the proportion of such Consolidated Adjusted EBITDA represented by (i) Borrower Group Secured Debt that is secured by a First Priority Lien on any asset or property of the Parent Loan Party Group that constitutes Collateral over (ii) Consolidated Total Debt of Parent and its Restricted Subsidiaries secured by First Priority Liens on any asset or property of the Parent Loan Party Group that constitutes Collateral.

“Blended First Lien Leverage Ratio” means the ratio, as of any date of determination, of (i) the outstanding principal amount of the Borrower Group Secured Debt as of such date to (ii) Blended Adjusted EBITDA for the Test Period then most recently ended or the Test Period otherwise specified where the term “Blended First Lien Leverage Ratio” is used in this Agreement.

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrower Group” means Intermediate Holdco and its Restricted Subsidiaries, collectively.

“Borrower Group First Lien Intercreditor Agreement” means that certain First Lien Intercreditor Agreement dated as of April 8, 2025, among Intermediate Holdco, the Borrower, the other grantors party thereto, JPMorgan Chase Bank, N.A., as collateral agent for the Credit Agreement Secured Parties (as defined therein), and each collateral agent for the Indenture Secured Parties (as defined therein) party thereto and each Additional Agent (as defined therein) from time to time party thereto (as amended from time to time).

“Borrower Group Member” means any of Intermediate Holdco and its Restricted Subsidiaries.

“Borrower Group Secured Debt” means the aggregate principal amount of Consolidated Total Debt of the Borrower Group Members outstanding on such date that is secured by a First Priority Lien on any asset or property of the Parent or any of its Restricted Subsidiaries that constitutes Collateral.

“Borrowing” means any Loans of the same Type and Class made, converted or continued on the same date and, in the case of Term Benchmark Loans, denominated in a single currency and as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B or such other form that is reasonably acceptable to the Administrative Agent and the Parent.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (b) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only a RFR Business Day, (c) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is a U.S. Government Securities Business Day and (d) in relation to Loans denominated in Canadian Dollars and in relation to the calculation or computation of CORRA or the Canadian Prime Rate, any day (other than a Saturday or a Sunday) on which banks are open for business in Toronto, Canada.

“Canadian Dollars” or “C$” refers to the lawful money of Canada.

“Canadian Employee Benefit Plans” means all plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered to which a Canadian Loan Party is a party or bound or in which their employees participate or under which a Canadian Loan Party has, or will have, any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payment or benefits may arise with respect to any of their employees or former employees, directors or officers, individuals working on contract with a Canadian Loan Party or other individuals providing services to a Canadian Loan Party of a kind normally provided by employees (or any spouses, dependents, survivors or beneficiaries of any such person), but does not include the Canada Pension Plan that is maintained by the Government of Canada or any Employee Benefit Plan.

“Canadian Guarantee” means, collectively, (i) the Canadian Guarantee, dated as of April 8, 2025, executed and delivered by the Parent, Intermediate Holdco, the Borrower, Bausch Health, Canada, Inc. and V-BAC Holding Corp., in favor of the Administrative Agent for the benefit of the Secured Parties and (ii) each Canadian Guarantee substantially in the form of Exhibit J executed and delivered from time to time by any Canadian Loan Party (other than the Parent) satisfying clause (i) of the definition thereof, in each case as it may be amended, restated, supplemented or otherwise modified from time to time.

“Canadian Loan Party” means the Parent and each other Loan Party that (i) is organized under the laws of Canada or a province or territory thereof, (ii) carries on business in Canada or (iii) has any title or interest in or to material property in Canada.

“Canadian Pension Plan” means all Canadian Employee Benefit Plans that are required to be registered under Canadian provincial or federal pension benefits standards legislation.

“Canadian Pension Plan Termination Event” means an event which would entitle a Person (without the consent of a Canadian Loan Party) to wind up or terminate a Canadian Pension Plan in full or in part, or the institution of any steps by any Person to withdraw from, terminate participation in, wind up or order the termination or wind-up of, in full or in part, any Canadian Pension Plan, or the receipt by a Canadian Loan Party of correspondence from a Governmental Authority relating to a potential or actual, partial or full, termination or wind-up of any Canadian Pension Plan, or an event respecting any Canadian Pension Plan which would result in the revocation of the registration of such Canadian Pension Plan or which could otherwise reasonably be expected to adversely affect the tax status of any such Canadian Pension Plan.

“Canadian Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of or about the date hereof, by each applicable Canadian Loan Party, as same may be amended, restated, supplemented or otherwise modified from time to time.

“Canadian Prime Rate” means, on any day, the greater of (a) the rate determined by the Administrative Agent to be the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (b) the Adjusted Term CORRA Rate for a one month Interest Period as published two (2) Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0% per annum; provided that if any the above rates shall be less than 1.0%, such rate shall be deemed to be 1.0% for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index shall be effective from and including the effective date of such change in the PRIMCAN Index.

“Canadian Prime Rate Loan” means a Loan denominated in Canadian Dollars and bearing interest at a rate determined by reference to the Canadian Prime Rate.

“Canadian Subsidiary” means any Restricted Subsidiary organized under the laws of Canada or any province or territory thereof.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing (including Convertible Indebtedness) and any Packaged Rights.

“Captive Insurance Subsidiary” means any Restricted Subsidiary of the Parent that is subject to regulation as an insurance company (or any Restricted Subsidiary thereof).

“Cash” or “cash” means money, currency or a credit balance in any Deposit Account, in each case determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S., U.K., Canada, a member state of the European Union or Japan or any political subdivision of any of the foregoing or (ii) issued by any agency or instrumentality of the U.S., U.K., Canada, a member state of the European Union or Japan or any political subdivision of any of the foregoing, the obligations of which are backed by the full faith and credit of the U.S., U.K., Canada, a member state of the European Union or Japan or any political subdivision of any of the foregoing, in each case maturing within two years after such date and, in each case, including repurchase agreements and reverse repurchase agreements relating thereto; (b) marketable direct obligations issued by any state of the U.S. or any province or territory of Canada or any political subdivision of any such state or province or territory or any public instrumentality thereof or by any foreign government, in each case maturing within two years after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) issued or accepted by any Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the U.S., any state thereof or the District of Columbia or any political subdivision thereof or any foreign bank or its branches or agencies and that has capital and surplus of not less than $75,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $75,000,000; (f) Indebtedness or Preferred Capital Stock issued by Persons with a rating of at least BBB- from S&P or at least Baa3 from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another nationally recognized statistical rating agency) with maturities of 12 months or less from the date of acquisition; (g) bills of exchange issued in the U.S., U.K., Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent); (h) shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (g) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency); (i) solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law; (j) any cash equivalents (as determined in accordance with GAAP); and (k) shares or other interests of any investment company, money market mutual fund or other money market or enhanced high yield fund that invests 95% or more of its assets in instruments of the types specified in clauses (a) through (j) above (which investment company or fund may also hold Cash pending investment or distribution).

The term “Cash Equivalents” shall also include (x) credit card receivables, (y) Investments of the type and maturity described in the definition of “Cash Equivalents” of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings (if any) described in such clauses or equivalent ratings from comparable foreign rating agencies and (z) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments analogous to the Investments described in the definition of “Cash Equivalents” and in this paragraph.

“CBCA” means the Canada Business Corporations Act.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate or the Canadian Prime Rate.

“CBR Spread” means the Applicable Rate, applicable to such Loan that is replaced by a CBR Loan.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada).

“Central Bank Rate” means, the greater of (I)(A) for any Loan denominated in (a) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time and (b) any other Alternate Currency determined after the Closing Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion, plus (B) the applicable Central Bank Rate Adjustment and (II) the Floor.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five (5) most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five (5) Business Days), minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period and (b) any other Alternate Currency determined after the Closing Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.

“CFC” means a controlled foreign corporation as defined in Section 957 of the Code.

“Change in Law” means (a) the adoption of any law, rule, statute or regulation after the Closing Date, (b) any change in any law, rule, statute or regulation or in the interpretation, implementation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or such Issuing Bank or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date). For purposes of this definition and Section 2.15, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or U.S. or applicable foreign regulatory authorities, in each case pursuant to Basel III, shall in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means at any time, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act or Part XX of the Securities Act (Ontario)) but excluding (x) any Employee Benefit Plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor and (y) any underwriter in connection with any public offering (a) shall have acquired beneficial ownership of 40% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Parent or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Parent, (ii) Parent shall cease, directly or indirectly, to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of BHA or the Borrower or (iii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Parent shall cease to be occupied by Persons who either (a) were members of the board of directors (or similar governing body) of Parent immediately following the Closing Date or (b) were nominated for election by the board of directors (or similar governing body) of Parent, a majority of whom were members of the board of directors (or similar governing body) of Parent immediately following the Closing Date or whose election or nomination for election was previously approved by a majority of such members.

Notwithstanding the foregoing, a passive holding company or special purpose acquisition vehicle or a Subsidiary thereof shall not be considered a “Person” and instead the equityholders of such passive holding company or special purpose acquisition vehicle (other than any other passive holding company or special purpose acquisition vehicle) shall be considered for purposes of the foregoing.

Notwithstanding the preceding clauses or any provision of Section 13d-3 of the Exchange Act as in effect on the Closing Date, (i) a Person or group shall be deemed not to beneficially own Capital Stock subject to a stock or asset purchase agreement, merger or amalgamation, as applicable, agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Capital Stock in connection with the transactions contemplated by such agreement and (ii) a Person or group will not be deemed to beneficially own the Capital Stock of another Person as a result of its ownership of the Capital Stock or other securities of such other Person’s parent entity (or related contractual rights) unless (A) it owns 50% or more of the total voting power of the Capital Stock entitled to vote for the election of directors or board of managers of such parent entity and (B) such directors or managers elected by the Person or group have a majority of the aggregate votes on the board of directors (or similar body) of such parent entity.

“Charge” means any fee, loss, charge, expense, cost, accrual or reserve of any kind.

“CIPO” means the Canadian Intellectual Property Office, any successor agency thereof or any similar office or agency within Canada.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Additional Term Loans of any series established as a separate “Class” pursuant to Sections 2.22, 2.23 or 10.02(c)(i), Initial Revolving Loans or Additional Revolving Loans of any series established as a separate “Class” pursuant to Sections 2.23 or 10.02(c)(ii) or Swingline Loans, (b) any Commitment, refers to whether such Commitment is an Initial Term Loan Commitment, Additional Term Loan Commitment of any series established as a separate “Class” pursuant to Sections 2.22, 2.23 or 10.02(c)(i), an Initial Revolving Credit Commitment or Additional Revolving Credit Commitment of any series established as a separate “Class” pursuant to Sections 2.22, 2.23 or 10.02(c)(ii), (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class and (d) any Revolving Credit Exposure, refers to whether such Revolving Credit Exposure is attributable to a Revolving Credit Commitment of a particular Class (or Revolving Loans incurred or Letters of Credit issued under a Revolving Credit Commitment of a particular Class).

“Closing Date” means April 8, 2025.

“Closing Date Collateral Documents” means (i) the Borrower Group First Lien Intercreditor Agreement, (ii) the Agent First Lien Joinder Agreement, (iii) the Agent First/Second Lien Joinder Agreement, (iv) the U.S. Security Agreement, (v) each Intellectual Property Security Agreement required pursuant to the Collateral and Guarantee Requirement, (vi) the Canadian Pledge and Security Agreement and (vii) each Canadian Guarantee.

“Closing Date Intercompany Loan” has the meaning assigned to such term in the preamble to this Agreement.

“Closing Date Secured Notes” means the Borrower’s 10% senior secured notes issued on the Closing Date pursuant to that certain Indenture dated as of April 8, 2025 among the Parent, the Borrower, certain subsidiaries of the Parent as subsidiary guarantors, the Trustee (as defined therein) and the Notes Collateral Agent (as defined therein).

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property of any Loan Party subject to a Lien under any Collateral Document and any and all other property of any Loan Party, now existing or hereafter acquired, that is or becomes subject to a Lien pursuant to any Collateral Document to secure the Obligations. For the avoidance of doubt, in no event shall “Collateral” include any Excluded Asset, unless specifically consented to in writing by the Parent.

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document (including any Acceptable Intercreditor Agreement), (y) the time periods (and extensions thereof) set forth in Section 5.12 or Section 5.17, as applicable and (z) the Agreed Security Principles (with respect to Restricted Subsidiaries organized in a jurisdiction other than Canada or the United States), the requirement that:

(a) in the case of any Person that becomes (or is required to become) a Loan Party after the Closing Date, (i) the Administrative Agent shall have received (A) a Counterpart Agreement or such other documents in form reasonably acceptable to the Administrative Agent, in each case, to cause such person to Guarantee the Obligations and become a Subsidiary Guarantor and (B) supplements to the applicable Collateral Documents (or, at the option of the

Loan Party, new Collateral Documents in substantially similar form or such other form reasonably satisfactory to the Administrative Agent), if applicable, in the form specified therefor or otherwise reasonably acceptable to the Administrative Agent, (C) an executed joinder to any Acceptable Intercreditor Agreement or the Canadian Guarantee that is then applicable in substantially the form attached as an exhibit thereto and (D) such other foreign law guarantees, Collateral Documents and opinions as may be reasonably requested by the Administrative Agent with respect to any Foreign Subsidiary which becomes (or is required to become) a Loan Party (subject in all respects to the Agreed Security Principles) and (ii) except as otherwise contemplated by this Agreement or any Collateral Document, all original securities, instruments and chattel paper required to be delivered to the Administrative Agent pursuant to the terms of the Collateral Documents, shall have been delivered to the Administrative Agent (or its bailee pursuant to the terms of any Acceptable Intercreditor Agreement) and all documents and instruments, including Uniform Commercial Code financing statements (or equivalent filings in other jurisdictions), and filings with the United States Copyright Office and the United States Patent and Trademark Office covering United States issued patents and registered trademarks and copyrights (and pending applications for the foregoing) and inbound, exclusive licenses of United States registered copyrights (or equivalent filings in other jurisdictions with respect to intellectual property) and all other actions reasonably requested by the Administrative Agent (including those required by applicable Requirements of Law) or otherwise required pursuant to a Collateral Document to be delivered, filed, registered or recorded to create the Liens intended to be created by the Collateral Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents, shall have been delivered, filed, registered or recorded or delivered to the Administrative Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Collateral Document;

(b) with respect to any Material Real Estate Asset acquired by a Loan Party organized under the laws of the United States (or any state thereof) after the Closing Date, the Administrative Agent shall have received with respect to any Material Real Estate Asset (other than an Excluded Asset), a Mortgage and any necessary UCC or PPSA, as applicable, fixture filing in respect thereof, in each case together with, to the extent customary and appropriate (as reasonably determined by the Administrative Agent and the Parent):

(i) evidence that (A) counterparts of such Mortgage have been duly executed, acknowledged and delivered and such Mortgage and any corresponding UCC or PPSA, as applicable, or equivalent fixture filing are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary in order to create a valid and subsisting Lien on such Material Real Estate Asset in favor of the Administrative Agent for the benefit of the Secured Parties, (B) such Mortgage and any corresponding UCC or PPSA, as applicable, or equivalent fixture filings have been duly recorded or filed, as applicable and (C) all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(ii) a fully paid policy of lender’s title insurance (a “Mortgage Policy”) in an amount reasonably acceptable to the Administrative Agent (not to exceed the fair market value of such Material Real Estate Asset (as determined by the Parent in good faith)) issued by a nationally recognized title insurance company in the applicable jurisdiction that is reasonably acceptable to the Administrative Agent, insuring the relevant Mortgage as having created a valid subsisting Lien on the real property described therein with the ranking or the priority which it is expressed to have in such Mortgage, subject only to Permitted Liens and other Liens acceptable to the Administrative Agent, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request to the extent the same are available in the applicable jurisdiction;

(iii) a customary legal opinion of local counsel for the relevant Loan Party in the jurisdiction in which such Material Real Estate Asset is located and, if applicable, in the jurisdiction of formation of the relevant Loan Party, in each case as the Administrative Agent may reasonably request; and

(iv) (A) a new survey or a copy of any existing survey currently in the possession of Parent or any of their respective Subsidiaries if such existing survey is, together with a no-change affidavit, sufficient for the relevant title insurance company to remove the standard survey exception and issue the survey-related endorsements, (B) an appraisal (if required under the Financial Institutions Reform Recovery and Enforcement Act of 1989, as amended) and (C) a “Life-of-Loan” flood determination under Regulation H of the Board (together with evidence of flood insurance for any such Flood Hazard Property).

Notwithstanding any provision of any Loan Document to the contrary, if any mortgage tax or similar tax or charge is owed on the entire amount of the Loan Document Obligations evidenced hereby in connection with the delivery of a mortgage or UCC or PPSA, as applicable, fixture filing pursuant to clause (b) above, then, to the extent permitted by, and in accordance with, applicable Requirements of Law, the amount of such mortgage tax or similar tax or charge shall be calculated based on the lesser of (x) the amount of the Loan Document Obligations allocated to the applicable Material Real Estate Asset and (y) the fair market value of the applicable Material Real Estate Asset at the time the Mortgage is entered into and determined in a manner reasonably acceptable to Administrative Agent and the Parent.

Notwithstanding anything contained in this Agreement to the contrary, no Mortgage shall be executed and delivered with respect to any real property located in the United States unless and until each Revolving Lender has received, at least twenty (20) Business Days prior to such execution and delivery, a life of loan flood zone determination and such other documents as it may reasonably request to complete its flood insurance due diligence and has confirmed to the Administrative Agent that flood insurance due diligence and flood insurance compliance has been completed to its satisfaction.

For the avoidance of doubt, the obligations and requirements set forth in the last two paragraphs of Section 5.12 are incorporated into this definition.

“Collateral Documents” means, collectively, each document, agreement or instrument pursuant to which a Lien securing any of the Obligations is granted (or purported to be granted), and any supplement to any of the foregoing delivered to the Administrative Agent pursuant to the definition of “Collateral and Guarantee Requirement”.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Parent or any of its Restricted Subsidiaries in the ordinary course of business of such Person.

“Commitment” means, with respect to each Lender, such Lender’s Initial Term Loan Commitment, Initial Revolving Credit Commitment and Additional Commitment, as applicable, in effect as of such time.

“Commitment Fee Rate” means, on any date (a) with respect to the Initial Revolving Credit Commitment, subject to the provisions of the last paragraph hereof, the applicable rate per annum set forth below based upon the Blended First Lien Leverage Ratio as of the last day of the most recently ended Test Period and (b) with respect to other Additional Revolving Credit Commitments of any Class, the rate or rates per annum specified in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment.

Blended First Lien Leverage Ratio	Commitment Fee Rate
Category 1
Greater than 2.6 to 1.00	0.500%
Category 2
Equal to or less than 2.6 to 1.00 but greater than 2.1 to 1.00	0.375%
Category 3
Equal to or less than 2.1 to 1.00	0.250%

The Commitment Fee Rate with respect to the Initial Revolving Credit Commitment shall be adjusted quarterly on a prospective basis on the date that is three (3) Business Days after each Adjustment Date based upon the Blended First Lien Leverage Ratio in accordance with the table set forth above; provided that (a) until the date that is three (3) Business Days after the first Adjustment Date following the completion of at least one full Fiscal Quarter after the Closing Date, the Commitment Fee Rate shall be the applicable rate per annum set forth above in Category 1, (b) if financial statements are not delivered when required pursuant to Section 5.01(a) or (b), as applicable, the Commitment Fee Rate shall be the rate per annum set forth above in Category 1 until such financial statements are delivered in compliance with Section 5.01(a) or (b), as applicable and (c) the Commitment Fee Rate shall be the rate per annum set forth above in Category 1 as of the first Business Day after an Event of Default shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the Commitment Fee Rate otherwise determined in accordance with this definition shall apply).

In the event that Administrative Agent and Parent determine that any financial statements previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Commitment Fee Rate for any period (an “Applicable Period”) than the Commitment Fee Rate applied for such Applicable Period, then (i) Parent shall as soon as practicable deliver to Administrative Agent the corrected financial statements for such Applicable Period, (ii) the Commitment Fee Rate shall be determined as if the pricing level for such higher Commitment Fee Rate were applicable for such Applicable Period and (iii) the Borrower shall within three (3) Business Days thereof pay to the Administrative Agent the accrued additional amount owing as a result of such increased Commitment Fee Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement. This paragraph shall not limit the rights of Administrative Agent and Lenders with respect to Section 2.12 and Article 8.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Confidential Information” has the meaning assigned to such term in Section 10.13(g).

“Connection Income Tax” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, as to any Person for any period, an amount determined for such Person and its Restricted Subsidiaries on a consolidated basis equal to the total of (a) Consolidated Net Income for such period plus (b) the sum, without duplication, of (to the extent deducted in calculating Consolidated Net Income, other than in respect of clauses (viii), (x), (xii), (xiv), (xix) and (xx) below) the amounts of:

(i) Consolidated Interest Expense (including (A) fees and expenses paid to the Administrative Agent in connection with its services hereunder, (B) other bank, administrative agency (or trustee) and financing fees (including rating agency fees), (C) costs of surety bonds in connection with financing activities (whether amortized or immediately expensed) and (D) commissions, discounts and other fees and charges owed with respect to revolving commitments, letters of credit, bank guarantees, bankers’ acceptances or any similar facilities or financing and hedging agreements);

(ii) Taxes paid and any provision for Taxes, including income, profits, capital, foreign, federal, state, local, Canadian federal and provincial, sales, franchise and similar Taxes, property Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (including penalties and interest related to any such Tax or arising from any Tax examination, and including pursuant to any Tax sharing arrangement or as a result of any Tax distribution) of such Person paid or accrued during the relevant period;

(iii) (A) depreciation, (B) amortization (including amortization of goodwill, software and other intangible assets), (C) any impairment Charge (including any bad debt expense) and (D) any asset write-off and/or write-down;

(iv) any non-Cash Charge, including the excess of rent expense over actual Cash rent paid, including the benefit of lease incentives (in the case of a charge) during such period due to the use of straight line rent for GAAP purposes, and any non-Cash Charge pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement (provided that if any such non-Cash Charge represents an accrual or reserve for potential Cash items in any future period, such Person may determine not to add back such non-Cash Charge in the then-current period);

(v) [reserved];

(vi) [reserved];

(vii) the amount of management, monitoring, consulting, transaction, advisory, termination and similar fees and related indemnities and expenses (including reimbursements) paid or accrued and payments to outside directors of the Parent actually paid by or on behalf of, or accrued by, such Person or any of its subsidiaries; provided that such payment is permitted under this Agreement;

(viii) any increase in deferred revenue;

(ix) the amount of earn-out, non-compete and other contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) and adjustments thereof and purchase price (or similar) adjustments incurred in connection with (A) acquisitions and Investments completed prior to the Closing Date and (B) any acquisition or other Investment permitted by this Agreement, in each case, which is paid or accrued during the applicable period;

(x) pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions, operational improvements and cost synergies (collectively, “Expected Cost Savings”) (net of actual amounts realized) that are reasonably identifiable, factually supportable (or certified by a Responsible Officer of the Parent in good faith) and projected by the Parent in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of such Person) related to any permitted asset sale, acquisition (including the commencement of activities constituting a business line), combination, Investment, Disposition (including the termination or discontinuance of activities constituting a business line), operating improvement, restructuring, cost savings initiative, any similar initiative (including the effect of arrangements or efficiencies from the shifting of production of one or more products from one manufacturing facility to another) and/or specified transaction, in each case prior to, on or after the Closing Date (any such operating improvement, restructuring, cost savings initiative or similar initiative or specified transaction, a “Cost Saving Initiative”) (in each case, calculated on a Pro Forma Basis as though such Expected Cost Savings and/or Cost Saving Initiative had been realized in full on the first day of such period); provided that the results of such Expected Cost Savings and/or Cost Saving Initiatives are projected by the Parent in good faith to result from actions that have been taken or with respect to which steps have been taken or are expected to be taken (in the good faith determination of the Parent) within 18 months after the date of any such operating improvement, restructuring, cost savings initiative or similar initiative or specified transaction; provided further that the aggregate amount added to or included in Consolidated Adjusted EBITDA pursuant to this clause (x) shall not, for any Test Period, exceed an amount equal to 20% of Consolidated Adjusted EBITDA for such Test Period, calculated after giving effect to any such add-backs or inclusion;

(xi) Milestone Payments and Upfront Payments;

(xii) any Charge with respect to any liability or casualty event, business interruption or any product recall, (i) so long as such Person has submitted in good faith, and reasonably expects to receive payment in connection with, a claim for reimbursement of such amounts under its relevant insurance policy within the next four Fiscal Quarters (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within the next four Fiscal Quarters) or (ii) without duplication of amounts included in a prior period under the preceding clause (i), to the extent such Charge is covered by insurance, indemnification or otherwise reimbursable by a third party (whether or not then realized so long as the Parent in good faith expects to receive proceeds arising out of such insurance, indemnification or reimbursement obligation within the next four Fiscal Quarters) (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of expense paid during such period, any excess amount received may be carried forward and applied against any expense in any future period);

(xiii) unrealized net losses in the fair market value of any arrangements under Hedge Agreements;

(xiv) the amount of any Cash actually received by such Person (or the amount of the benefit of any netting arrangement resulting in reduced Cash expenditures) during such period, and not included in Consolidated Net Income in any period, to the extent that any non-Cash gain relating to such Cash receipt or netting arrangement was deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (c)(i) below for any previous period and not added back;

(xv) the amount of any “bad debt” expense related to revenue earned prior to the Closing Date;

(xvi) any net Charge included in the Parent’s consolidated financial statements due to the application of Accounting Standards Codification Topic 810 (“ASC 810”);

(xvii) the amount of any non-controlling interest or minority interest Charge consisting of income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary;

(xviii) fees, costs, expenses and other Charges incurred, or reserves taken, in connection with the Spin-Off, the Separation Transactions and the related separation and reorganization of SpinCo and the SpinCo Business;

(xix) the amount of any earned or billed amounts or other revenue that is attributable to services performed during such period but is not included in Consolidated Net Income for such period; it being understood that if such revenue is added back in calculating Consolidated Adjusted EBITDA for such period, such revenue shall not be included in Consolidated Net Income in the period in which it is actually recognized; and

(xx) at the option of the Parent, any other adjustments, exclusions and add-backs that are identified or set forth in any quality of earnings analysis or report prepared by financial advisors reasonably acceptable to the Administrative Agent (it being understood that the “Big Four” accounting firms are acceptable) and delivered to the Administrative Agent in connection with any acquisition or other Investment not prohibited hereunder;

minus (c) without duplication, to the extent such amounts increase Consolidated Net Income:

(i) non-Cash gains or income; provided that if any non-Cash gain or income represents an accrual or deferred income in respect of potential Cash items in any future period, such Person may determine not to deduct such non-Cash gain or income in the current period;

(ii) unrealized net gains in the fair market value of any arrangements under Hedge Agreements;

(iii) [reserved];

(iv) the amount added back to Consolidated Adjusted EBITDA pursuant to clause (b)(xii) above (as described in such clause) to the extent the relevant business interruption insurance proceeds were not received within the time period required by such clause;

(v) to the extent that such Person adds back the amount of any non-Cash charge to Consolidated Adjusted EBITDA pursuant to clause (b)(iv) above, the cash payment in respect thereof in the relevant future period;

(vi) the excess of actual Cash rent paid over rent expense during such period due to the use of straight line rent for GAAP purposes;

(vii) any Consolidated Net Income included in the Parent’s consolidated financial statements due to the application of ASC 810; and

(viii) the amount of any non-controlling interest or minority interest gains from losses attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary; and

(d) increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460 or any comparable regulation.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of (a) consolidated total interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including (without duplication), amortization of any debt issuance cost and/or original issue discount, any premium paid to obtain payment, financial assurance or similar bonds, any interest capitalized during construction, any non-Cash interest payment, the interest component of any deferred payment obligation, the interest component of any payment under any Finance Lease (regardless of whether accounted for as interest expense under GAAP), any commission, discount and/or other fee or charge owed with respect to any letter of credit, bank guarantee and/or bankers’ acceptance or any similar facilities, any fee and/or expense paid to the Administrative Agent in connection with its services hereunder, any other bank, administrative agency (or trustee) and/or financing fee and any cost associated with any surety bond in connection with financing activities (whether amortized or immediately expensed)), plus (b) any cash dividend or distribution paid or payable in respect of Disqualified Capital Stock during such period other than to such Person or any Loan Party, plus (c) any net losses, obligations or payments arising from or under any Hedge Agreement and/or other derivative financial instrument issued by such Person for the benefit of such Person or its subsidiaries, in each case determined on a consolidated basis for such period. For purposes of this definition, interest in respect of any Finance Lease shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Finance Lease in accordance with GAAP (or, if not implicit, as otherwise determined in accordance with GAAP).

“Consolidated Net Income” means, as to any Person (the “Subject Person”) for any period, the net income (or loss) of the Subject Person and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded, without duplication,

(a) the net income (loss) of (x) any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, which net income will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person and (y) in the case of the Existing SPV Entity (or any successor or replacement entity in respect of any Refinancing Receivables Facility) only, dividends, distributions or other payments that could have been made during such period (as determined in good faith by the Parent) by the Existing SPV Entity (or any such successor or replacement entity) to the Parent or any other Restricted Subsidiary;

(b) any gain or Charge attributable to any asset Disposition (including asset retirement costs or sales or issuances of Capital Stock) or of returned or surplus assets outside the ordinary course of business (as determined in good faith by such Person);

(c) (i) any gain or Charge from (A) any extraordinary or exceptional item (as determined in good faith by such Person) and/or (B) any non-recurring, special or unusual item (as determined in good faith by such Person) and/or (ii) any Charge associated with and/or payment of any actual or prospective legal settlement, fine, judgment or order, including ordinary legal expenses related thereto (in the case of this clause (ii) (other than with respect to ordinary legal expenses), not to exceed $500,000,000 in any Fiscal Year, with unused amounts carried forward to the immediately succeeding Fiscal Year, provided that such amount carried forward shall not exceed $500,000,000 and such carried over amounts shall be deemed first applied in such succeeding Fiscal Year);

(d) (i) any unrealized or realized net foreign currency translation or transaction gains or Charges impacting net income (including currency re-measurements of Indebtedness, any net gains or Charges resulting from Hedge Agreements for currency exchange risk associated with the above or any other currency related risk, any gains or Charges relating to translation of assets and liabilities denominated in a foreign currency and those resulting from intercompany Indebtedness), (ii) any realized or unrealized gain or Charge in respect of (x) any obligation under any Hedge Agreement as determined in accordance with GAAP and/or (y) any other derivative instrument pursuant to, in the case of this clause (y), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging and (iii) unrealized gains or losses in respect of any Hedge Agreement and any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in respect of Hedge Agreements;

(e) any net gain or Charge with respect to (i) any disposed, abandoned, divested and/or discontinued asset, property or operation (other than, at the option of the Parent, any asset, property or operation pending the disposal, abandonment, divestiture and/or termination thereof), (ii) any disposal, abandonment, divestiture and/or discontinuation of any asset, property or operation (other than, at the option of the Parent, relating to assets or properties held for sale or pending the divestiture or discontinuation thereof) and/or (iii) any facility that has been closed during such period;

(f) any net income or Charge (less all fees and expenses related thereto) attributable to (i) the early extinguishment or cancellation of Indebtedness or (ii) any Derivative Transaction;

(g) (i) any Charge incurred as a result of, in connection with or pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan (including any post-employment benefit scheme which has been agreed with the relevant pension trustee), any stock subscription or shareholders agreement, any employee benefit trust, any employee benefit scheme, any distributor equity plan or any similar equity plan or agreement (including any deferred compensation arrangement or trust), (ii) any Charge incurred in connection with the rollover, acceleration or payout of Capital Stock held by management of the Parent and/or any of its subsidiaries, in each case under this clause (ii), to the extent that any such cash Charge is funded with net Cash proceeds contributed to the Subject Person as a capital contribution or as a result of the sale or issuance of Qualified Capital Stock of the Subject Person and (iii) the amount of payments made to optionholders of such Person in connection with, or as a result of, any distribution being made to equityholders of such Person, which payments are being made to compensate such optionholders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted hereunder;

(h) any Charge that is established, adjusted and/or incurred, as applicable, (i) within 12 months after the closing of any acquisition that is required to be established, adjusted or incurred, as applicable, as a result of such acquisition in accordance with GAAP or (ii) as a result of any change in, or the adoption or modification of, accounting principles or policies;

(i) any (A) write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness, (B) goodwill or other asset impairment charges, write-offs or write-downs, (C) amortization of intangible assets and (D) other amortization (including amortization of goodwill, software, deferred or capitalized financing fees, debt issuance costs, commissions and expenses and other intangible assets);

(j) (A) the effects of adjustments (including the effects of such adjustments pushed down to the Subject Person and its subsidiaries) in component amounts required or permitted by GAAP (including, without limitation, in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, lease, rights fee arrangements, software, goodwill, intangible asset (including customer molds), in-process research and development, deferred revenue, advanced billing and debt line items thereof), resulting from the application of recapitalization accounting or acquisition or purchase accounting, as the case may be, in relation to any consummated acquisition or similar Investment or the amortization or write-off of any amounts thereof (including any write-off of in process research and development) and/or (B) the cumulative effect of any change in accounting principles or policies (effected by way of either a cumulative effect adjustment or as a retroactive application, in each case, in accordance with GAAP) (except that, if the Parent determines in good faith that the cumulative effects thereof are not material to the interests of the Lenders, the effects of any change in any such principles or policies may be included in any subsequent period after the Fiscal Quarter in which such change, adoption or modification was made);

(k) the income or loss of any Person accrued prior to the date on which such Person became a Restricted Subsidiary of such Subject Person or is merged or amalgamated, as applicable, into or consolidated with such Subject Person or any Restricted Subsidiary of such Subject Person or the date that such other Person’s assets are acquired by such Subject Person or any Restricted Subsidiary of such Subject Person (except to the extent required for any calculation of Consolidated Adjusted EBITDA on a Pro Forma Basis in accordance with Section 1.04);

(l) any deferred Tax expense associated with any tax deduction or net operating loss arising as a result of the Transactions, or the release of any valuation allowance related to any such item;

(m) (i) any non-Cash deemed finance Charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts;

(n) earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments, including in connection with any acquisition or Investment permitted hereunder or in respect of any acquisition consummated prior to the Closing Date;

(o) [reserved];

(p) (A) transaction costs and Charges and other costs incurred in connection with the Separation Transactions and/or the Spin-Off, (B) any Charge incurred (1) in connection with any transaction (in each case, regardless of whether consummated), whether or not permitted under this Agreement, including any issuance and/or incurrence of Indebtedness and/or any issuance and/or offering of Capital Stock, any Investment, any acquisition, any Disposition, any recapitalization, any merger, consolidation or amalgamation, any option buyout or any repayment, redemption, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction or in connection with becoming a standalone company (including duplicative integration costs or similar duplicate or increased costs in respect of any transition services agreement) and/or (2) in connection with any public offering (whether or not consummated), (C) the amount of any Charge that is actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of expense paid during such period, any excess amount received may be carried forward and applied against any expense in any future period); provided that in respect of any reimbursable Charge that is added back in reliance on clause (C) above, such relevant Person in good faith expects to receive reimbursement for such Charge within the next four Fiscal Quarters (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within the next four Fiscal Quarters) and/or (D) Public Company Costs;

(q) any Charge incurred or accrued in connection with any single or one-time event (as determined in good faith by such Person), including in connection with (A) the Transactions and/or any acquisition consummated after the Closing Date (including legal, accounting and other professional fees and expenses incurred in connection with acquisitions and other Investments made prior to the Closing Date), (B) the closing, consolidation or reconfiguration of any facility during such period or (C) one-time consulting costs;

(r) any Charge attributable to the undertaking and/or implementation of new initiatives, business optimization activities, cost savings initiatives (including Cost Saving Initiatives), cost rationalization programs, operating expense reductions and/or cost synergies and/or similar initiatives and/or programs (including in connection with any integration, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any office or facility opening and/or pre-opening), including the following: any inventory optimization program and/or any curtailment, any business optimization Charge, any restructuring Charge (including any Charge relating to any tax restructuring), any Charge relating to the closure or consolidation of any office or facility (including but not limited to rent termination costs, moving costs and legal costs), any systems implementation Charge, any severance Charge, any one time compensation Charge, any Charge relating to entry into a new market, any Charge relating to rights fee arrangements (including any early terminations thereof), any Charge relating to any strategic initiative or contract, any signing Charge, any Charge relating to any entry into new markets or contracts (including, without limitation, any renewals, extensions or other modifications thereof) or new product introductions or exiting a market, contract or product, any retention or completion Charge or bonus, any recruiting Charge, any lease run-off Charge, any expansion and/or relocation Charge, any Charge associated with any modification or curtailment to any pension and post-retirement employee benefit plan (including any settlement of pension liabilities), any software or other intellectual property development Charge, any Charge associated with new systems design, any implementation Charge, any transition Charge, any Charge associated with improvements to IT or accounting functions, losses related to temporary decreases in work volume and expenses related to maintaining underutilized personnel, any transition Charge, any project startup Charge, any Charge in connection with new operations, any Charge in connection with unused warehouse space, any Charge relating to a new contract, any consulting Charge, any corporate development Charge, any employee ramp up Charges and/or any Charges related to underutilized personnel (including duplicative personnel);

(s) non-Cash compensation Charges and/or any other non-Cash Charges arising from the granting of any stock, stock option or similar arrangement (including any profits interest or phantom stock), the granting of any restricted stock, stock appreciation right and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, restricted stock, stock appreciation right, profits interest, phantom stock or similar arrangement or the vesting of any warrant); and

(t) to the extent such amount would otherwise increase Consolidated Net Income, Taxes paid (including pursuant to any Tax sharing arrangement) in cash (including, to the extent paid in cash, Taxes arising out of any tax examination).

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, Consolidated Net Income will include the proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as the Parent in good faith expects to receive such proceeds within the next four Fiscal Quarters (with a deduction in the applicable future period for any amount so added back to the extent not so received within the next four Fiscal Quarters)).

“Consolidated Total Assets” means, as to any Person, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.

“Consolidated Total Debt” means, as to any Person at any date of determination, the aggregate principal amount of all third party debt for borrowed money (including LC Disbursements that have not been reimbursed within three (3) Business Days and the outstanding principal balance of all Indebtedness of such Person represented by notes, bonds and similar instruments), Finance Leases and purchase money Indebtedness (but excluding in each case, for the avoidance of doubt, undrawn letters of credit), in each case as reflected on a balance sheet of such Person prepared in accordance with GAAP; provided that “Consolidated Total Debt” shall in each case (but without duplication) be calculated (for all purposes hereunder, including as a component of the definition of Total Leverage Ratio, and any applications of such definition) (i) net of the Unrestricted Cash Amount, (ii) to exclude any obligation, liability or

Indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or Indebtedness, and thereafter such funds and evidences of such obligation, liability or Indebtedness or other security so deposited are not included in the calculation of the Unrestricted Cash Amount, (iii) to exclude obligations under any Derivative Transaction, or under any Indebtedness that is non-recourse to the Parent and its Restricted Subsidiaries and (iv) to exclude obligations under any Non-Finance Lease Obligation (items (i) through (iv) of this proviso, the “Netted Amounts”). For the avoidance of doubt, Consolidated Total Debt shall be calculated in accordance with GAAP, pursuant to the terms of Section 1.04(a)(i).

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantor” has the meaning assigned to such term in Section 7.02(a).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Indebtedness” means Indebtedness of the Parent or any Restricted Subsidiary (which may be guaranteed by the Guarantors or any Restricted Subsidiary) permitted to be incurred hereunder that is either (a) convertible into or exchangeable for Capital Stock of the Parent (and cash in lieu of fractional shares) or cash (in an amount determined by reference to the price of such Capital Stock or a market measure of such Capital Stock), or a combination thereof or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for Qualified Capital Stock of the Parent or cash (in an amount determined by reference to the price of such Qualified Capital Stock).

“Copyrights” means all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations and copyright applications.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the CORRA Administrator.

“CORRA Administrator” means the Bank of Canada (or any successor administrator).

“CORRA Determination Date” has the meaning specified in the definition of “Daily Simple CORRA”.

“CORRA Rate Day” has the meaning specified in the definition of “Daily Simple CORRA”.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Cost Saving Initiative” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit N delivered by a Loan Party pursuant to Section 5.12 or a similar agreement, in form and substance reasonably acceptable to the Administrative Agent, pursuant to which any Loan Party becomes a Guarantor hereunder (or, as the context may require, a Counterpart Agreement (as defined in the Existing Credit Agreement)). Such Counterpart Agreement may, if reasonably requested by the Parent, include limitations on guarantees applicable to such Restricted Subsidiary and required or advisable under applicable Requirements of Law.

“Covenant Step Up Date” means the last day of the first Fiscal Quarter in which the Parent certifies to the Administrative Agent that, with respect to Xifaxan, it no longer has meaningful exclusivity protection via Patents or no longer has regulatory exclusivity rights (as reasonably determined by the Parent).

“Covered Agreement” has the meaning assigned to such term in Section 6.03(d).

“Credit Extension” means each of (i) the making of a Revolving Loan or Swingline Loan or (ii) the issuance, amendment, modification, renewal or extension of any Letter of Credit (other than any such amendment, modification, renewal or extension that does not increase the Stated Amount of the relevant Letter of Credit).

“Credit Facilities” means the Revolving Facility and the Term Facility.

“Daily Simple CORRA” means, for any day (a “CORRA Rate Day”), a rate per annum equal to CORRA for the day (such day “CORRA Determination Date”) that is five (5) RFR Business Days prior to (i) if such CORRA Rate Day is an RFR Business Day, such CORRA Rate Day or (ii) if such CORRA Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s website. Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to the Borrower. If by 5:00 p.m. (Toronto time) on any given CORRA Determination Date, CORRA in respect of such CORRA Determination Date has not been published on the CORRA Administrator’s website and a Benchmark Replacement Date with respect to the Daily Simple CORRA has not occurred, then CORRA for such CORRA Determination Date will be CORRA as published in respect of the first preceding RFR Business Day for which such CORRA was published on the CORRA Administrator’s website, so long as such first preceding RFR Business Day is not more than five (5) Business Days prior to such CORRA Determination Date.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Dollars, Daily Simple SOFR (following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate) and (ii) Canadian Dollars, Daily Simple CORRA (following a Benchmark Transition Event and a Benchmark Replacement Date with respect to Term CORRA).

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) RFR Business Day immediately following any SOFR Determination Date,

SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding RFR Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Debtor Relief Laws” means the Bankruptcy Code of the U.S., the BIA, the CCAA, the WURA and the CBCA, each as now and hereafter in effect, and any successors to such statutes and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, statutory management administration, reorganization, corporate arrangement or restructuring or similar debtor relief laws of the U.S. or Canada or any other applicable jurisdiction from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which upon notice, lapse of time or both would become an Event of Default.

“Defaulting Lender” means, subject to Section 2.21(f), any Lender that has (a) defaulted in its obligations under this Agreement, including without limitation, to make a Loan within two (2) Business Days of the date required to be made by it hereunder or to fund its participation in a Letter of Credit or Swingline Loan required to be funded by it hereunder within two (2) Business Days of the date such obligation arose or such Loan, Letter of Credit or Swingline Loan was required to be made or funded, (b) notified the Administrative Agent, any Issuing Bank or the Swingline Lender or any Loan Party in writing that it does not intend to satisfy any such obligation or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within two (2) Business Days after the request of the Administrative Agent or the Parent, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, (d) become (or any parent company thereof has become) insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority, (e) become (or any parent company thereof has become) the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, unless in the case of any Lender subject to this clause (e), the Parent and the Administrative Agent shall each have determined that such Lender intends, and has all approvals required to enable it (in form and substance satisfactory to the Parent and the Administrative Agent), to continue to perform its obligations as a Lender hereunder or (f) become (or any parent company thereof has become) the subject of a Bail-In Action; provided that no Lender shall be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Lender or its parent by any Governmental Authority; provided that such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement to which such Lender is a party.

“Defined Benefit Plan” means any Canadian Employee Benefit Plan which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Delaware Divided LLC” means any Delaware LLC formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, excluding, for the avoidance of doubt, any investment property (within the meaning of the UCC) or any account evidenced by an instrument or negotiable certificate of deposit (within the meaning of the UCC).

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, credit-linked notes, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided, that (i) no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of the Parent or its subsidiaries shall constitute a Derivative Transaction and (ii) no Packaged Right, Permitted Bond Hedge Transaction or Permitted Warrant Transaction shall, in each case, constitute a Derivative Transaction.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Parent in good faith) of non-Cash consideration received by the Parent or any Restricted Subsidiary in connection with any Disposition pursuant to Section 6.07(h) and/or Section 6.08 that is designated as Designated Non-Cash Consideration (which amount will be reduced by the amount of Cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to Cash or Cash Equivalents).

“Discount Range” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Disposition” or “Dispose” means the sale, lease, sublease, license (including Exclusive License) or other disposition of any property of any Person, including (a) any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division and (b) and any issuance of Equity Interests by any Restricted Subsidiary of such Person (other than directors’ qualifying shares or any issuances of Equity Interests by a Restricted Subsidiary to its parent entity). The fair market value of any assets or other property Disposed of shall be determined by the Parent in good faith and shall be measured at the time provided for in Section 1.04(d). Notwithstanding any other provision of this Agreement, no license (or sub-license) transaction that is not an exclusive license of property or assets of the Parent or a Restricted Subsidiary to another Person shall constitute a Disposition.

“Disposition Consideration” means (a) for any Disposition (other than an Exclusive License), the fair market value of any assets sold, leased, subleased or otherwise disposed of and (b) for any Exclusive License, the aggregate cash payment paid to the Parent or any Restricted Subsidiary on or prior to the consummation of the Exclusive License (and which, for the avoidance of doubt, shall not include any licensing royalty, earnout, milestone payment, contingent payment or any other deferred payment that may be payable thereafter).

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, prior to ninety-one (91) days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to ninety-one (91) days following the Latest Maturity Date at the time such Capital Stock is issued shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time prior to ninety-one (91) days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such conversion or exchange is in part, only such part coming into effect prior to ninety-one (91) days following the Latest Maturity Date at the time such Capital Stock is issued shall constitute Disqualified Capital Stock), (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to ninety-one (91) days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to ninety-one (91) days following such Latest Maturity Date at the time such Capital Stock is issued shall constitute Disqualified Capital Stock) or (d) provides for the scheduled payments of dividends in Cash prior to ninety-one (91) days following the Latest Maturity Date at the time such Capital Stock is issued; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change of control, public offering or any Disposition occurring prior to ninety-one (91) days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the Termination Date.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Parent or any Restricted Subsidiary, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations and (B) no Capital Stock held by any Permitted Payee shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disregarded U.S. Subsidiary” means any U.S. Subsidiary that has no material assets other than the Capital Stock and/or Indebtedness of one or more Specified Foreign Subsidiaries or other Disregarded U.S. Subsidiaries.

“Diversified Business” means the business comprising the Parent’s Diversified business segment as of the Closing Date.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other relevant date of determination) for the purchase of Dollars with such other currency.

“Dollars” or “$” refers to lawful money of the U.S.

“Drop Down Assets” means assets that constitute at least 90% of the “segment profit” of the Diversified Business and the International Business segments, as reported in the Parent’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2024.

“Drop Down Debt” has the meaning assigned to such term in Section 6.01(t).

“Drug Acquisition” means any acquisition (including any license or any acquisition of any license) solely or primarily of all or any portion of the rights in respect of one or more drugs or pharmaceutical products, whether in development or on market (including related IP Rights), but not of Capital Stock in any Person or any operating business unit.

“Dutch Auction” means an auction (an “Auction”) conducted by any Affiliated Lender (any such Person, the “Auction Party”) in order to purchase Initial Term Loans (or any Additional Term Loans), in accordance with the following procedures (as may be modified by such Affiliated Lender and the applicable “auction agent” in connection with a particular Auction transaction); provided that no Auction Party shall initiate any Auction unless (I) at least five (5) Business Days have passed since the consummation of the most recent purchase of Term Loans pursuant to an Auction conducted hereunder; or (II) at least three (3) Business Days have passed since the date of the last Failed Auction (or equivalent) which was withdrawn:

(a) Notice Procedures. In connection with any Auction, the Auction Party will provide notification to the Auction Agent (for distribution to the relevant Lenders) of the Term Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Auction Agent and shall (i) specify the maximum aggregate principal amount of the Term Loans subject to the Auction, in a minimum amount of $10,000,000 and whole increments of $1,000,000 in excess thereof (or, in any case, such lesser amount of such Term Loans then outstanding or which is otherwise reasonably acceptable to the Auction Agent and the Administrative Agent (if different from the Auction Agent)) (the “Auction Amount”), (ii) specify the discount to par (which may be a range (the “Discount Range”) of percentages of the par principal amount of the Term Loans subject to such Auction), that represents the range of purchase prices that the Auction Party would be willing to accept in the Auction, (iii) be extended, at the sole discretion of the Auction Party, to (x) each Lender and/or (y) each Lender with respect to any Term Loan on an individual Class basis and (iv) remain outstanding through the Auction Response Date. The Auction Agent will promptly provide each appropriate Lender with a copy of the Auction Notice and a form of the Return Bid to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the date specified in the Auction Notice (or such later date as the Auction Party may agree with the reasonable consent of the Auction Agent) (the “Auction Response Date”).

(b) Reply Procedures. In connection with any Auction, each Lender holding the relevant Term Loans subject to such Auction may, in its sole discretion, participate in such Auction and may provide the Auction Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Auction Agent, and shall specify (i) a discount to par (that must be expressed as a price at which it is willing to sell all or any portion of such Term Loans) (the “Reply Price”), which (when expressed as a percentage of the par principal amount of such Term Loans) must be within the Discount Range and (ii) a principal amount of such Term Loans, which must be in whole increments of $1,000,000 (or, in any case, such lesser amount of such Term Loans of such Lender then outstanding or which is otherwise reasonably acceptable to the Auction Agent) (the “Reply Amount”). Lenders may only submit one Return Bid per Auction, but each Return Bid may contain up to three bids only one of which may result in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Auction Agent, an Assignment and Assumption with the dollar amount of the Term Loans to be assigned to be left in blank, which amount shall be completed by the Auction Agent in accordance with the final determination of such Lender’s Qualifying Bid pursuant to clause (c) below. Any Lender whose Return Bid is not received by the Auction Agent by the Auction Response Date shall be deemed to have declined to participate in the relevant Auction with respect to all of its Term Loans.

(c) Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Agent prior to the applicable Auction Response Date, the Auction Agent, in consultation with the Auction Party, will determine the applicable price (the “Applicable Price”) for the Auction, which will be the lowest Reply Price for which the Auction Party can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Auction Party to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Auction Party shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Price equal to the highest Reply Price. The Auction Party shall purchase the relevant Term Loans (or the respective portions thereof) from each Lender with a Reply Price that is equal to or lower than the Applicable Price (“Qualifying Bids”) at the Applicable Price; provided that if the aggregate proceeds required to purchase all Term Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Auction Party shall purchase such Term Loans at the Applicable Price ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Auction Agent in its discretion). If a Lender has submitted a Return Bid containing multiple bids at different Reply Prices, only the bid with the lowest Reply Price that is equal to or less than the Applicable Price will be deemed to be the Qualifying Bid of such Lender (e.g., a Reply Price of $100 with a discount to par of 1.00%, when compared to an Applicable Price of $100 with a 2.00% discount to par, will not be deemed to be a Qualifying Bid, while, however, a Reply Price of $100 with a discount to par of 2.50% would be deemed to be a Qualifying Bid). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Auction Response Date with respect to an Auction, notify (I) the Parent of the respective Lenders’ responses to such solicitation, the effective date of the purchase of Term Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount of the Term Loans and the tranches thereof to be purchased pursuant to such Auction, (II) each participating Lender of the effective date of the purchase of Term Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount and the tranches of Term Loans to be purchased at the Applicable Price on such date, (III) each participating Lender of the aggregate principal amount and the tranches of the Term Loans of such Lender to be purchased at the Applicable Price on such date and (IV) if applicable, each participating Lender of any rounding and/or proration pursuant to the second preceding sentence. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Parent and Lenders shall be conclusive and binding for all purposes absent manifest error.

(d) Additional Procedures.

(i) Once initiated by an Auction Notice, the Auction Party may not withdraw an Auction other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender (each, a “Qualifying Lender”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Price.

(ii) To the extent not expressly provided for herein, each purchase of Term Loans pursuant to an Auction shall be consummated pursuant to procedures consistent with the provisions in this definition, established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Parent.

(iii) In connection with any Auction, the Parent and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Auction, the payment of customary fees and expenses by the Auction Party in connection therewith as agreed between the Auction Party and the Auction Agent.

(iv) Notwithstanding anything in any Loan Document to the contrary, for purposes of this definition, each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon the Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(v) The Parent and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this definition by itself or through any Affiliate of the Auction Agent and expressly consent to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any purchase of Term Loans provided for in this definition as well as activities of the Auction Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, as to any Indebtedness, the effective yield applicable thereto calculated by the Administrative Agent in consultation with the Parent in a manner consistent with generally accepted financial practices, taking into account (a) interest rate margins, (b) interest rate floors (subject to the proviso set forth below), (c) any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination and (d) original issue discount and upfront or similar fees (based on an assumed four-year average life to maturity or lesser remaining average life to maturity), but excluding (i) any advisory, arrangement, commitment, consent, structuring, success, underwriting, ticking, unused line fees, amendment fees and/or any similar fees payable in connection therewith (regardless of whether any such fees are paid to or shared in whole or in part with any lender) and (ii) any other fee that is not paid directly by the Parent generally to all relevant lenders ratably (or, if only one lender (or affiliated group of lenders) is providing such Indebtedness, are fees of the type not customarily shared with lenders generally); provided, that with respect to any Indebtedness that includes a “LIBOR floor” or “Base Rate floor”, that (A) to the extent that the Adjusted Term SOFR Rate (for an Interest Period of three months) or Alternate Base Rate (in each case without giving effect to any floor specified in the definitions thereof on the date on which the Effective Yield is being calculated) is less than such floor, the amount of such difference will be deemed added to the interest rate margin applicable to such Indebtedness for purposes of calculating the Effective Yield and (B) to the extent that the Adjusted Term SOFR Rate (for an Interest Period of three months) or Alternate Base Rate (in each case, without giving effect to any floor specified in the definitions thereof) is greater than such floor, the floor will be disregarded in calculating the Effective Yield.

“Eligible Assignee” means (a) any Lender, (b) any commercial bank, insurance company, finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of any Lender, (d) any Approved Fund of any Lender or (e) to the extent permitted under Section 10.05(g), any Affiliated Lender; provided that in any event, “Eligible Assignee” shall not include (i) any natural person or any investment vehicle established primarily for the benefit of a natural person, (ii) any Defaulting Lender, (iii) except as permitted under Section 10.05(g), the Borrower or any of its Affiliates or (iv) any Person that is not a Qualified Purchaser.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA) which is sponsored, maintained or contributed to by, or required to be contributed to by, the Parent or any of its Restricted Subsidiaries.

“Environmental Claim” means any written investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order, decree or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of, or liability under, any Environmental Law or (b) in connection with any actual or alleged Release or threat of Release of any Hazardous Materials.

“Environmental Laws” means any and all present or future foreign or domestic, federal, state, provincial, territorial or local (or any subdivision thereof) laws, statutes, ordinances, orders, determinations, directives, decrees, rules, regulations, judgments, Governmental Authorizations, or any other applicable legal requirements of Governmental Authorities or the common law, or any other Requirements of Law, relating to (a) pollution or the protection of the environment or natural resources, public or occupational safety or health and industrial hygiene (to the extent relating to toxic, hazardous, dangerous or deleterious materials) or other environmental matters or (b) any Hazardous Materials Activity or any exposure to any toxic, hazardous, dangerous or deleterious material, substance or waste.

“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, administrative oversight costs, consultants’ fees, fines, penalties or indemnities), of the Parent or any Restricted Subsidiary directly or indirectly arising under, resulting from or based upon any Environmental Law, including those relating to (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock and any Packaged Rights).

“ERISA” means the Employee Retirement Income Security Act of 1974 as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is (a) a member of a controlled group of corporations within the meaning of Section 414(b) of the Code with the Parent or any of its Restricted Subsidiaries or (b) a member of a group of trades or businesses (whether or not incorporated) under common control within the meaning of Section 414(c) of the Code with the Parent or any of its Restricted Subsidiaries or (c) for purposes of provisions relating to Section 302 of ERISA or Section 412 of the Code, treated as a “single employer” with the Parent or any of its Restricted Subsidiaries under Section 414(m) or (o) of the Code.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA with respect to any Pension Plan (excluding those for which the 30-day notice period has been waived), (b) the failure of any Pension Plan to satisfy a minimum funding standard under Section 412 of the Code, (c) the filing of any request for, or receipt of, a minimum funding waiver under Section 412 of the Code with respect to any Pension Plan, (d) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) or Section 302 of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, (e) the withdrawal by the Parent, any of its Restricted Subsidiaries or any ERISA Affiliate from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Parent or any of its Restricted Subsidiaries pursuant to Section 4063 or 4064 of ERISA, (f) the institution by the PBGC of proceedings to terminate any Pension Plan, (g) the imposition of liability on the Parent, any of its Restricted Subsidiaries or any ERISA Affiliate pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, (h) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) of the Parent, any of its Restricted Subsidiaries or any ERISA Affiliate from any Multiemployer Plan if there is any potential liability under Title IV of ERISA for Parent or any of its Restricted Subsidiaries, (i) the receipt by the Parent, any of its Restricted Subsidiaries or any ERISA Affiliate of notice from any Multiemployer Plan that it is insolvent pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA or (j) the incurrence of liability or the imposition of a Lien pursuant to Section 436 or 430(k) of the Code or pursuant to Title IV of ERISA with respect to any Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two (2) TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time on such date of determination. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union.

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Account” shall be as defined in each applicable Collateral Document.

“Excluded Assets” shall mean certain property excluded from the Collateral, including:

(1) any lease, license, contract or agreement to which any Loan Party is a party, and any of its rights or interest thereunder (or, with respect to clause (i), any other asset), if and to the extent that a security interest is prohibited by or in violation of (or would result in a loss of material rights under) (i) any law, rule, statute or regulation applicable to such Loan Party, or (ii) a term, provision or condition of any such lease, license, contract or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code, the PPSA or principles of equity)); provided, however, that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition (or condition causing such violation, breach, termination or loss of right) shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in clause (i) or (ii) above; provided further that the exclusions referred to in this clause (1) shall not include any proceeds of any such lease, license, contract or agreement unless such proceeds result in the consequences described in this clause (1) after giving effect to the first proviso in this clause (1);

(2) any Excluded Securities;

(3) any “intent to use” (or similar) application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1 of the Lanham Act with respect thereto (or similar notice or filing), to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent to use application under applicable Federal law;

(4) any motor vehicles and any other asset subject to certificates of title to the extent that a Lien thereon cannot be perfected by the filing of “all assets” financing statements or similar filings under the UCC or any other equivalent law, including the PPSA or the Civil Code of Quebec in the applicable Loan Party’s jurisdiction of organization or, if applicable, where such asset is situated;

(5) any Letter-of-Credit Rights (other than any Letter-of-Credit-Rights constituting a Supporting Obligation (as defined in the UCC) for a receivable or other Collateral in which any Administrative Agent has a valid and perfected security interest);

(6) Excluded Accounts;

(7) any assets owned by any Loan Party on the date hereof or hereafter acquired and any proceeds thereof (or related assets) that are subject to a Lien securing Indebtedness incurred in connection with a Finance Lease, purchase money Indebtedness or other Indebtedness incurred to finance the acquisition of such assets permitted to be incurred pursuant to this Agreement to the extent and for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for applicable purchase money Indebtedness) validly prohibits the creation of any other Lien on such assets and proceeds in a manner permitted by Section 6.03;

(8) any property or assets in circumstances where the cost, burden or consequences (including adverse tax consequences) of obtaining or perfecting a security interest in such property or assets (including on account of any need to obtain consents or approvals, and the effect of the ability of the relevant Loan Party to conduct its operations and business in the ordinary course), as determined in good faith by the Parent and the Administrative Agent, are excessive in relation to the practical benefit afforded to the Secured Parties;

(9) any property constituting or that is the proceeds of aircraft, aircraft engines, satellites, ships or railroad rolling stock (unless any such property or assets are pledged as collateral in respect of any First Lien Obligations (as defined in the First Lien Intercreditor Agreement));

(10) any real property or real property interest that is not a Material Real Estate Asset;

(11) any governmental or regulatory license or state, provincial, municipal or local franchise, charter, consent, permit or authorization to the extent the granting of a security interest therein is prohibited or restricted thereby or by applicable Requirements of Law; provided, however, that any such asset will only constitute an Excluded Asset under this clause (11) to the extent such prohibition or restriction would not be rendered ineffective pursuant to applicable anti-assignment provisions of the UCC of any relevant jurisdiction, the PPSA or other similar applicable law;

(12) for property located in Canada, Consumer Goods (as defined in the PPSA); and

(13) any asset or property (including Capital Stock) the grant or perfection of a security interest in which would result in material adverse tax or regulatory consequences to any Loan Party or any of its subsidiaries as determined by the Parent in good faith following consultation with the Administrative Agent; provided that this clause (13), as related to material adverse tax consequences, shall not apply to any asset or property that is owned by the Parent or any of its Subsidiaries on the Closing Date and that is not an Excluded Asset on the Closing Date (determined without regard to this clause (13)).

“Excluded BLCO Shares” means the BLCO Shares owned as of the Closing Date by 1375209 B.C. Ltd. (including any BLCO Shares issued after the Closing Date in the form of stock dividends in respect thereof and any BLCO Shares issued as a result of stock splits in respect thereof after the Closing Date). For the avoidance of doubt and notwithstanding anything to the contrary set forth herein, the Excluded BLCO Shares (other than any Additional BLCO Shares), including any dividends or distributions thereon, as well as profits from any sale or distribution therefrom, shall not be restricted under this Agreement, including by any of the covenants set forth in Article VI hereof.

“Excluded Proceeds” has the meaning assigned to such term in Section 2.11(b)(ii).

“Excluded Security” means (i) for so long as any Existing First Lien Notes are outstanding, any Capital Stock or other security representing voting Capital Stock in any Specified Foreign Subsidiary or Disregarded U.S. Subsidiary, other than 65% of the issued and outstanding voting Capital Stock of such Specified Foreign Subsidiary or Disregarded U.S. Subsidiary (as applicable), (ii) any interest in a joint venture or non-wholly owned Subsidiary to the extent and for so long as the attachment of the security interest created hereby therein would violate any joint venture agreement, organization document, shareholders agreement or equivalent agreement relating to such joint venture or non-wholly owned Subsidiary; provided that Capital Stock in Subsidiaries of the Parent the minority interest in which is held by management, directors or employees of the Parent or its Subsidiaries or consists of rolled-over equity shall not be considered Excluded Securities, (iii) any Capital Stock the pledge of which in support of the Loan Document Obligations is otherwise prohibited by applicable law, (iv) any Capital Stock in the entities listed on a schedule to the U.S. Security Agreement or the Canadian Security Agreement solely to the extent that the transfer or assignment of such Capital Stock is prohibited by contractual requirements applicable to the grantor holding such Capital Stock, including the requirements of the organizational documents of the issuer of such Capital Stock; provided that the Capital Stock in any such entity shall no longer constitute an Excluded Security for purposes of this Agreement if at any time the prohibitions on transfer or assignment of such Capital Stock are no longer applicable to such Person, (v) the Capital Stock of any Captive Insurance Subsidiary, Unrestricted Subsidiary (other than any BLCO Share Collateral), broker-dealer subsidiary, not-for-profit subsidiary or the Existing SPV Entity and (vi) any Capital Stock (other than any BLCO Share Collateral) that would otherwise be an Excluded Asset.

“Excluded Subsidiary” means:

(a) any Restricted Subsidiary that is not a Wholly-Owned Subsidiary,

(b) any Immaterial Subsidiary,

(c) any Restricted Subsidiary that is prohibited or restricted by law, rule, statute or regulation or contractual obligation existing on the Closing Date or at the time such Restricted Subsidiary becomes a Subsidiary (in the case of contractual obligations not existing on the Closing Date, pursuant to a contractual obligation not entered into expressly in contemplation of such Restricted Subsidiary becoming a Subsidiary) from providing a Loan Guarantee or that would require a governmental (including regulatory) or third party consent, approval, license or authorization (in the case of contractual obligations, pursuant to a contractual obligation existing on the Closing Date or at the time such Restricted Subsidiary becomes a Subsidiary and not entered into expressly in contemplation of such Restricted Subsidiary becoming a Subsidiary) to provide a Loan Guarantee (including under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles) unless such consent has been received, it being understood that the Parent and its subsidiaries shall have no obligation to obtain any such consent, approval, license or authorization,

(d) any not-for-profit subsidiary,

(e) any Captive Insurance Subsidiary or any subsidiary that is a broker-dealer,

(f) the Existing SPV Entity,

(g) for so long as any Existing First Lien Notes are outstanding, any Specified Foreign Subsidiary,

(h) for so long as any Existing First Lien Notes are outstanding, any Disregarded U.S. Subsidiary,

(i) any Unrestricted Subsidiary,

(j) any subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted by this Agreement that has assumed secured Indebtedness not incurred in contemplation of such Permitted Acquisition or other Investment and any Restricted Subsidiary thereof that guarantees such secured Indebtedness, in each case to the extent the terms of such secured Indebtedness prohibit such subsidiary from becoming a Guarantor,

(k) any Restricted Subsidiary if the provision of a Loan Guarantee could reasonably be expected to result in materially adverse tax or regulatory consequences to any Loan Party or any of its subsidiaries as determined by the Parent in good faith following consultation with the Administrative Agent, provided that this clause (k) shall not apply to any Restricted Subsidiary that is a Subsidiary of the Parent on the Closing Date and that is not an Excluded Subsidiary on the Closing Date (determined without regard to this clause (k)),

(l) [reserved], and

(m) any other Restricted Subsidiary with respect to which, in the good faith judgment of the Administrative Agent and the Parent, the burden or cost of providing a Loan Guarantee outweighs the benefits afforded thereby.

For the avoidance of doubt, the Borrower shall in no event be an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Loan Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Loan Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 3.20 of the Loan Guarantee and any other “keepwell”, support or other agreement for the benefit of such Loan Party) at the time the Loan Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If any Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender, any Issuing Bank or required to be held or deducted from a payment to the Administrative Agent, any Lender or any Issuing Bank, (a) Taxes imposed on (or measured by) its net income or, in the case of Canada, capital (however denominated) and franchise Taxes (i) as a result of such recipient being organized or having its principal office or, in the case of any Lender, having its applicable lending office located in such jurisdiction (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any U.S. federal branch profits Taxes or any similar Taxes imposed by any other jurisdiction described in clause (a) or that are Other Connection Taxes, (c) in the case of a Lender, U.S. federal withholding Tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except (i) pursuant to an assignment or designation of a new lending office under Section 2.19 and (ii) to the extent that such Lender (or its assignor, if any) was entitled immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding Tax pursuant to Section 2.14, (d) any Taxes imposed as a result of a failure by such Administrative Agent, Lender or Issuing Bank to comply with Section 2.17(f), (e) any withholding Taxes imposed under FATCA and (f) any Canadian federal withholding taxes imposed as a result of a Lender (i) not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with a Loan Party, (ii) being a “specified shareholder” (within the meaning of Subsection 18(5) of the Income Tax Act (Canada)) of a Loan Party (or the corporate partner or member of a Loan Party that is a partnership), or (iii) not dealing at arm’s length with such “specified shareholder” of a Loan Party (or the corporate partner or member of a Loan Party that is a partnership) (other than where the non-arm’s length relationship arises, or where the Lender becomes a “specified shareholder” or does not deal at arm’s length with such “specified shareholder”, as a result of the Lender having realized on any security granted under any Loan Document).

“Exclusive License” means any license to develop, commercialize, sell, market and promote any drug or pharmaceutical, surgical, medical or aesthetic product (the “Licensed Property”) with a term greater than five (5) years (unless terminable prior to such time without material penalty or premium by the licensor) and which provides for exclusive rights to develop, commercialize, sell, market and promote such Licensed Property within a specific geographic market.

“Exclusive License Investment Amount” means the aggregate cash paid by the Parent or its Restricted Subsidiaries on or prior to the consummation of an Exclusive License (and which, for the avoidance of doubt, shall not include any purchase price adjustment, licensing payment, royalty, earnout, milestone payment, contingent payment or any other deferred payment).

“Existing Credit Agreement” means that certain Fourth Amended & Restated Credit and Guaranty Agreement, dated as of June 1, 2018 (as amended, restated, amended and restated, supplemented and/or otherwise modified prior to the Closing Date) by and among the Parent, Valeant Pharmaceuticals International, certain Subsidiaries of the Parent, as Subsidiary Guarantors, the Lenders from time to time party thereto, and Barclays Bank PLC, in its capacity as the Swingline Lender and as administrative agent and collateral agent for the Lenders thereunder.

“Existing First Lien Notes” means the Parent’s 4.875% Senior Secured Notes due 2028 and the Parent’s 11.00% First Lien Secured Notes due 2028.

“Existing Indebtedness” means Indebtedness of the Parent and its Restricted Subsidiaries (other than the Facilities or the Closing Date Secured Notes) in existence on the Closing Date.

“Existing Letter of Credit” means each letter of credit set forth on Schedule 1.01(b).

“Existing Receivables Facility” means that certain Credit and Security Agreement, dated as of June 30, 2023 (as amended by that certain First Amendment, dated as of August 9, 2023 and that certain Second Amendment, dated as of March 28, 2024, and as further amended, restated, amended and restated, supplemented and/or otherwise modified from time to time), by and among Bausch Receivables Funding LP, Bausch Receivables Funding GP ULC, Bausch Health US, LLC, GLAS USA LLC, as administrative agent, GLAS Americas LLC, as collateral agent, KKR Credit Advisors (US) LLC, as structuring advisor, KKR Capital Markets LLC, as left lead arranger and the entities set forth on Schedule I thereto as initial lenders.

“Existing SPV Entity” means Bausch Receivables Funding LP, so long as (a) the Existing Receivables Facility (or any refinancing receivables facility that relies solely on the same pool of receivables as the Existing Receivables Facility and no receivables from any other line of business (a “Refinancing Receivables Facility”)) is the only indebtedness incurred by such entity and (b) the Existing SPV Entity has no assets other than assets related to the Existing Receivables Facility or any Refinancing Receivables Facility.

“Expected Cost Savings” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Extended Revolving Credit Commitment” has the meaning assigned to such term in Section 2.23(a).

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.23(a)(i).

“Extended Term Loans” has the meaning assigned to such term in Section 2.23(a)(ii).

“Extension” has the meaning assigned to such term in Section 2.23(a).

“Extension Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (to the extent required by Section 2.23) and the Parent, executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Lender that has accepted the applicable Extension Offer pursuant hereto and in accordance with Section 2.23.

“Extension Offer” has the meaning assigned to such term in Section 2.23(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or, except with respect to Articles 5 and 6, hereof owned, leased, operated or used by the Parent or any of its Restricted Subsidiaries or any of their respective predecessors or Affiliates.

“Failed Auction” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (i) the ratio of (A) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (B) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under the Loan Guarantee or any other Loan Document in respect of the Guaranteed Obligations.

“Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under the Loan Guarantee that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of any Requirement of Law; provided that, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Agreement, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), any intergovernmental agreement, treaty or convention among Governmental Authorities (and any related legislation, rules or official administrative practice) implementing the foregoing.

“Federal Assignment of Claims Act” means the Federal Assignment of Claims Act (41 U.S.C. § 15).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means that certain Arranger Fee Letter, by and among, inter alios, the Parent and the Administrative Agent.

“Finance Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP (but subject to Section 1.04(c)), is or should be accounted for as a finance lease on the balance sheet of that Person; provided, that for the avoidance of doubt, the amount of obligations attributable to any Finance Lease shall be the amount thereof accounted for as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided, further, that the amount of obligations attributable to any Finance Lease shall exclude any capitalized operating lease liabilities resulting from the adoption of ASC 842, Leases.

“Financial Covenant Standstill” has the meaning assigned to such term in Section 8.01(c).

“Financial Covenants” means the covenants in Section 6.15.

“First Lien Intercreditor Agreement” means that certain Amended and Restated First Lien Intercreditor Agreement dated as of March 21, 2017, among the Parent, the grantors party thereto, Barclays Bank PLC, as collateral agent for the Existing Credit Agreement secured parties and each collateral agent for the Indenture Secured Parties (as defined therein) party thereto and each Additional Agent (as defined therein) from time to time party thereto.

“First Lien / Second Lien Intercreditor Agreement” means that certain First Lien / Second Lien Intercreditor Agreement dated as of September 30, 2022, among the Parent, the grantors party thereto, Barclays Bank PLC, as collateral agent for the Existing Credit Agreement secured parties and each collateral agent party thereto and each Representative (as defined therein) from time to time party thereto.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that, subject to any Acceptable Intercreditor Agreement, such Lien is senior in priority to any other Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Parent ending December 31 of each calendar year, as such fiscal year end may be adjusted in accordance with the terms of this Agreement.

“Fixed Amount” has the meaning assigned to such term in Section 1.04(g).

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Adjusted EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) the Consolidated Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP, will be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(a) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-Cash interest payments, the interest component of any deferred payment obligations, the interest component of all payment obligations associated with Finance Leases, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(b) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(c) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries; plus

(d) all dividends, whether paid or accrued and whether or not in cash, on any Disqualified Capital Stock or any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Parent (other than Disqualified Capital Stock) or to the Parent or a Restricted Subsidiary of the Parent, in each case, on a consolidated basis and determined in accordance with GAAP; minus

(e) the consolidated interest income of such Person and its Restricted Subsidiaries for such period; minus

(f) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any financing fees.

“Flood Hazard Property” means any Material Real Estate Asset subject to a Mortgage if any building included in such Material Real Estate Asset is located in an area designated by the Federal Emergency Management Agency as having special flood hazards.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994, (iv) the Flood Insurance Reform Act of 2004 and (v) the Biggert-Waters Flood Insurance Reform Act of 2012, each as now or hereafter in effect or any successor statute thereto, and in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, each Adjusted Daily Simple RFR, Adjusted Term CORRA Rate, the Central Bank Rate or the Canadian Prime Rate, as applicable. For the avoidance of doubt, the initial Floor for each of Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, each Adjusted Daily Simple RFR, Adjusted Term CORRA Rate or the Central Bank Rate shall be 0%.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a U.S. Subsidiary.

“Funding Account” has the meaning assigned to such term in Section 2.03(h).

“Funding Guarantor” has the meaning assigned to such term in Section 7.02(a).

“GAAP” means generally accepted accounting principles in the U.S. in effect and applicable to the accounting period in respect of which reference to GAAP is made.

“Governmental Authority” means any federal, state, provincial, territorial, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the U.S., Canada, a province or territory of Canada, a foreign government or any political subdivision of either thereof (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” has the meaning assigned to such term in Section 10.05(e).

“Guarantee” of or by any Person (solely for purposes of this definition, the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guaranteed Obligations” has the meaning assigned to such term in Section 7.01.

“Guarantor” means each of (i) the Parent, (ii) Intermediate Holdco, (iii) the Borrower (other than with respect to its own Obligations) and (iv) each other Subsidiary Guarantor from time to time.

“Hazardous Materials” means any chemical, material, substance or waste, or any constituent thereof, which is prohibited, limited or regulated by any Environmental Law due to its hazardous, toxic or similar characteristics, including any chemical, material, substance or waste defined or listed as “hazardous” or “toxic” in any Environmental Law.

“Hazardous Materials Activity” means the use, manufacture, storage, Release, threatened Release, discharge, generation, transportation, processing, treatment, abatement, removal, investigation, remediation, disposal, disposition or handling of, or exposure to, any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between any Loan Party or any Restricted Subsidiary and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Hungarian Civil Code” has the meaning assigned to such term in Section 11.03.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time (subject to the provisions of Section 1.04), to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary of the Parent (other than the Borrower) (1) that does not have assets, when taken together with each other Immaterial Subsidiary, in excess of 15% of Consolidated Total Assets of the Parent and its Restricted Subsidiaries and (2) that does not contribute Consolidated Adjusted EBITDA, when taken together with the Consolidated Adjusted EBITDA contributed by each other Immaterial Subsidiary, in excess of 15% of the Consolidated Adjusted EBITDA of the Parent and its Restricted Subsidiaries, in each case, as of the last day of the most recently ended Test Period; provided that Immaterial Subsidiaries organized under the laws of Canada (or any province or territory therein) or the United States shall not (A) have assets, in the aggregate, in excess of 5% of Consolidated Total Assets of the Parent and its Restricted Subsidiaries or (B) contribute Consolidated Adjusted EBITDA, in the aggregate, in excess of 5% of Consolidated Adjusted EBITDA of the Parent and its Restricted Subsidiaries; provided further, that at all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or (b), this definition shall be applied based on the equivalent pro forma consolidated financial statements of the Parent delivered pursuant to the equivalent provisions of the Existing Credit Agreement. For the avoidance of doubt, the Parent may elect for a Restricted Subsidiary that is an Immaterial Subsidiary to provide a Loan Guarantee, but not pledge any Collateral that would otherwise be required, in which case such Immaterial Subsidiary shall continue to be counted as such for purposes of determinations hereunder. The Restricted Subsidiaries on Schedule 1.01(e) are designated Immaterial Subsidiaries as of the Closing Date.

“Incremental Cap” means $100,000,000 for each 1,655,967 of Additional BLCO Shares pledged as Collateral after the Closing Date to secure the Obligations (or such equivalent number of BLCO Shares after adjusting for any issuances of any BLCO Shares (including in the form of stock dividends) or issuances of rights, warrants and options to subscribe for or purchase BLCO Shares, stock splits or combinations, spin-offs and other distributions of BLCO Shares and other transactions that result in any dilution of the Borrower’s Equity Interest in BLCO after the Closing Date, except for issuances of shares or Capital Stock and rights, warrants and options to subscribe for or purchase shares of Capital Stock pursuant to management and employee compensation plans in the ordinary course of business), but not to exceed an amount equal to (a) $1,600,000,000, minus (b) the sum of (i) the aggregate principal amount of all Drop Down Debt originally incurred or issued in reliance on Section 6.01(t) and (ii) the aggregate principal amount of all Incremental Term Facilities and/or Incremental Equivalent Debt originally incurred or issued in reliance on the Incremental Cap.

“Incremental Commitment” means any commitment made by a lender to provide all or any portion of any Incremental Term Facility or Incremental Loans.

“Incremental Conditions” means the following:

(a) any Incremental Term Loans or Incremental Equivalent Debt are incurred on or prior to December 31, 2025, and

(b) the Net Proceeds of any Incremental Term Loans or Incremental Equivalent Debt will be used solely to (i) make an intercompany loan pursuant to the Intercompany Loan Agreement to the Parent on substantially the same terms as the Closing Date Intercompany Loan (or such other terms as are reasonably acceptable to the Administrative Agent), the proceeds of which shall solely be used to repay, refinance, retire or redeem Existing First Lien Notes and (ii) pay transaction expenses (including accrued interest and any premiums associated therewith) in connection with such incurrence and redemption; provided that to the extent any Existing First Lien Notes are exchanged for Incremental Term Loans or Incremental Equivalent Debt, this condition will be deemed to be satisfied so long as substantially simultaneously with such exchange, an Intercompany Loan is made pursuant to the Intercompany Loan Agreement in an aggregate principal amount equal to the initial principal amount of such Incremental Term Loans or Incremental Equivalent Debt.

“Incremental Equivalent Debt” means any Indebtedness of Intermediate Holdco, the Borrower or any other Restricted Subsidiary of Intermediate Holdco that is a Loan Party that satisfies the following conditions:

(a) the aggregate outstanding principal amount thereof does not exceed the Incremental Cap as in effect at the time of determination,

(b) the Weighted Average Life to Maturity of such Indebtedness is no shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans and the final maturity date of such Indebtedness is no earlier than the Initial Term Loan Maturity Date,

(c) subject to clause (b), such Indebtedness may otherwise have an amortization schedule as determined by the Parent and the lenders providing such Indebtedness,

(d) such Indebtedness may only be secured pursuant to Section 6.02(gg),

(e) such Indebtedness may provide for the ability to participate (A) on a pro rata basis or non-pro rata basis in any voluntary prepayment of Term Loans made pursuant to Section 2.11(a) and (B) to the extent secured on a pari passu basis with the Initial Term Loans, on a pro rata basis (but not on a greater than pro rata basis other than in the case of a prepayment with proceeds of Indebtedness refinancing such Incremental Equivalent Debt) in any mandatory prepayment of Term Loans required pursuant to Section 2.11(b) or less than a pro rata basis with the then-outstanding Term Facility,

(f) if any financial maintenance covenant is added to any such Indebtedness and such financial maintenance covenant is more favorable to the lenders under such Indebtedness than the Financial Covenants, either (x) such financial maintenance covenant shall only be applicable after the Latest Revolving Loan Maturity Date or (y) the Revolving Lenders shall also receive the benefit of such more favorable financial maintenance covenant (together with, at the election of the Parent, any applicable “equity cure” (or equivalent) provisions with respect thereto),

(g) the terms thereof (excluding pricing, fees, premiums, rate floors, optional prepayment or redemption terms and any financial maintenance covenant) are not, taken as a whole (as determined by the Parent in good faith), materially more favorable to the lenders providing such Indebtedness than those applicable to the Credit Facilities (other than any covenants or any other terms or provisions (i) applicable only to periods after the Latest Maturity Date in effect at the time of incurrence thereof or (ii) which are conformed (or added) to the Loan Documents for the benefit of the Lenders pursuant to an amendment to this Agreement effectuated in reliance on Section 10.02(d)(ii)),

(h) if such Indebtedness is in the form of a broadly syndicated Dollar-denominated credit facility that is secured on a pari passu basis by the Collateral with the Initial Term Loans, the Effective Yield applicable thereto shall be subject to the MFN Provision as if the Incremental Equivalent Debt were an Incremental Term Facility, and

(i) the Incremental Conditions shall be satisfied.

“Incremental Facility Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.22) and the Parent executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Term Facility being incurred pursuant thereto and in accordance with Section 2.22.

“Incremental Loans” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.22(a).

“Incurrence-Based Amounts” has the meaning assigned to such term in Section 1.04(g).

“Indebtedness” as applied to any Person means, without duplication, (a) all indebtedness of such Person for borrowed money; (b) that portion of obligations with respect to Finance Leases of such Person to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; (c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; (d) any obligation of such Person owed for all or any part of the deferred purchase price of property or services (excluding (w) any earn out obligation, purchase price adjustment or other similar obligation until such obligation (A) becomes a liability on the balance sheet of such Person (excluding the footnotes thereto) in accordance with GAAP and (B) has not been paid within sixty (60) days after becoming due and payable following expiration of any dispute resolution mechanics set forth in the applicable agreement governing the applicable transaction, (x) any such obligations incurred under ERISA or under any employee consulting agreements, (y) accrued expenses, trade accounts payable, accruals for payroll and other liabilities accrued in the ordinary course of business (including on an intercompany basis) and (z) liabilities associated with customer prepayments and deposits), which purchase price is (i) due more than 12 months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument; (e) all Indebtedness (excluding prepaid interest thereon) of others secured by any Lien on any property or asset owned or held by such Person regardless of whether the Indebtedness secured thereby has been assumed by such Person or is non-recourse to the credit of such Person; (f) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings; (g) the Guarantee by such Person of the Indebtedness of another; (h) all obligations of such Person in respect of any Disqualified Capital Stock; and (i) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes; provided that (i) in no event shall obligations under or in respect of any Derivative Transaction or Non-Finance Lease Obligation be deemed “Indebtedness” for any calculation of the Total Leverage Ratio, the Blended First Lien Leverage Ratio, the Fixed Charge Coverage Ratio or any other financial ratio under this Agreement and (ii) the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness (or such lower amount of maximum liability as is expressly provided for under the documentation pursuant to which the respective Lien is granted) and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or any Joint Venture (other than any Joint Venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer to the extent such Person would be liable therefor under applicable Requirements of Law or any agreement or instrument by virtue of such Person’s ownership interest in such partnership or Joint Venture, except to the extent such

Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would otherwise be included in the calculation of Consolidated Total Debt; provided that notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, (x) the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder) and (y) the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivative created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed to be an incurrence of Indebtedness hereunder).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.03(c).

“Information” has the meaning assigned to such term in Section 3.11.

“Initial Lenders” means the Arrangers and the affiliates of the Arrangers who are party to this Agreement as Lenders on the Closing Date.

“Initial Revolving Credit Commitment” means, with respect to each Initial Revolving Lender, the commitment of such Lender to make Initial Revolving Loans (and acquire participations in Letters of Credit and Swingline Loans) hereunder as set forth on the Commitment Schedule, or in the Assignment Agreement pursuant to which such Lender assumed its Initial Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 or 2.19, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.05 or (c) increased pursuant to Section 2.22. The aggregate amount of the Initial Revolving Credit Commitments as of the Closing Date was $500,000,000.

“Initial Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Initial Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure and Swingline Exposure, in each case, attributable to its Initial Revolving Credit Commitment.

“Initial Revolving Credit Maturity Date” means the earlier of (i) April 8, 2030 and (ii) the date that is 91 calendar days prior to the scheduled maturity date of any indebtedness for borrowed money of Parent or the Borrower in an aggregate principal amount exceeding $1,000 million; provided, however, in each case, if such date is not a Business Day, the Initial Revolving Credit Maturity Date shall be the preceding Business Day.

“Initial Revolving Facility” means the Initial Revolving Credit Commitments and the Initial Revolving Loans and other extensions of credit thereunder.

“Initial Revolving Lender” means any Lender with an Initial Revolving Credit Commitment or any Initial Revolving Credit Exposure.

“Initial Revolving Loan” means any revolving loan made by the Initial Revolving Lenders to the Borrower pursuant to Section 2.01(a)(ii).

“Initial Term Lender” means any Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Initial Term Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Term Lender’s name on the Commitment Schedule, as the same may be (a) reduced from time to time pursuant to Section 2.09 or Section 2.19 and (b) reduced or increased from time to time pursuant to (x) assignments by or to such Term Lender pursuant to Section 10.05 or (y) an Additional Term Loan Commitment. The aggregate amount of the Term Lenders’ Initial Term Loan Commitments on the Closing Date immediately prior to the making of the Initial Term Loans is $3,000,000,000.

“Initial Term Loan Maturity Date” means October 8, 2030; provided, however, if such date is not a Business Day, the Initial Term Loan Maturity Date shall be the preceding Business Day

“Initial Term Loans” means the term loans made by the Initial Term Lenders to the Borrower pursuant to Section 2.01(a)(i).

“Initial Term Loan Soft Call Termination Date” has the meaning assigned to such term in Section 2.12(f).

“Intellectual Property Security Agreement” means any agreement executed on or after the Closing Date confirming or effecting the grant of any Lien on IP Rights owned by any Loan Party to the Administrative Agent, for the benefit of the Secured Parties, in accordance with this Agreement, including any of the following: (a) a Trademark Security Agreement substantially in the form of Exhibit H-1 hereto, (b) a Patent Security Agreement substantially in the form of Exhibit H-2 hereto, (c) a Copyright Security Agreement substantially in the form of Exhibit H-3 hereto.

“Intercompany Loan Agreement” has the meaning assigned to such term in the preamble to this Agreement. After the Closing Date, the Borrower shall make an Intercompany Loan pursuant to the Intercompany Loan Agreement in an aggregate principal amount equal to the initial principal amount of any Incremental Facilities, Intercompany Loans and Incremental Equivalent Debt incurred pursuant to Sections 2.22(a) or 6.01(z), as applicable.

“Intercompany Loan Excess Cash” means, as of any date of determination, the aggregate amount of principal and interest paid by the Parent on the Intercompany Loans (net of all taxes incurrred by the Borrower in connection with receipt of such payment) that has not been applied by the Borrower to pay principal or interest expense of the Borrower under this Agreement or, in respect of any Pari Passu Indebtedness and that is not reasonably projected by the Borrower to be applied to pay interest expense of the Borrower Group Members in respect of Indebtedness outstanding under this Agreement or any Pari Passu Indebtedness within the next six months of such date.

“Intercompany Loans” has the meaning assigned to such term in the preamble to this Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit F or any other form approved by the Administrative Agent and the Parent.

“Interest Election Request” means a request by the Borrower in the form of Exhibit D hereto or another form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan) and any Canadian Prime Rate Loan, the last day of each March, June, September and December and the Maturity Date, (b) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Initial Revolving Credit Maturity Date, (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Initial Revolving Credit Maturity Date.

“Interest Period” means (x) with respect to any Term Benchmark Borrowing denominated in Dollars or Euros, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency other than Canadian Dollars ), as the Borrower may elect and (y) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one or three months thereafter (subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for Canadian Dollars), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Intermediate Holdco” has the meaning assigned to such term in the preamble to this Agreement.

“International Business” means the business comprising the Parent’s International business segment as of the Closing Date.

“Investment” means (a) any purchase or other acquisition by the Parent or any of its Restricted Subsidiaries of any of the Securities of any other Person (other than any Loan Party), (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any other Person or any division, line of business, business unit or Product Line of any Person, (c) any loan, advance (other than any advance to any current or former employee, officer, director, member of management, manager, consultant or independent contractor of the Parent or any Restricted Subsidiary for moving, entertainment and travel expenses, drawing accounts and similar expenditures or payroll expenses or advances in the ordinary course of business) or capital contribution by the Parent or any of its Restricted Subsidiaries to any other Person and (d) any Exclusive License of a Product Line of a Person (other than the Parent or any Restricted Subsidiary) by the Parent or any of its Restricted Subsidiaries from such Person. Subject to Section 5.10, the amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital (including any distributions in connection with reduction or redemption of capital) or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale). The original cost of an Exclusive License shall be the Exclusive License Investment Amount.

“IP Rights” has the meaning assigned to such term in Section 3.05(c).

“ISDA CDS Definitions” has the meaning assigned to such term in Section 10.02(e).

“Issuing Bank” means, as the context may require, (a) each of the Revolving Lenders with a Letter of Credit Commitment listed on Schedule 1.01(a)(ii) and (b) any other Revolving Lender that is appointed as an Issuing Bank in accordance with Section 2.05(i). Subject to the reasonable consent of the Parent (subject to the standards set forth in Section 10.05(b)), each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any Affiliate of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Venture” means, with respect to any Person, any other Person in which such Person owns Capital Stock (other than any Wholly-Owned Subsidiary), and including, for the avoidance of doubt, any other Person in which such Person owns an interest in less than 100% of the Capital Stock thereof. Unless otherwise specified, “Joint Venture” shall refer to any Person in which the Parent or any Restricted Subsidiary owns Capital Stock (other than any Wholly-Owned Subsidiary).

“Judgment Conversion Date” has the meaning assigned to such term in Section 10.20(a).

“Judgment Currency” has the meaning assigned to such term in Section 10.20(a).

“Junior Indebtedness” means any Indebtedness for borrowed money of the Parent or any of its Restricted Subsidiaries that is a Loan Party (other than Indebtedness among the Parent and/or its subsidiaries) that is expressly subordinated in right of payment to the Loan Document Obligations.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time.

“Latest Revolving Loan Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any revolving loan or revolving credit commitment hereunder at such time.

“Latest Term Loan Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any term loan or term commitment hereunder at such time.

“LC Collateral Account” has the meaning assigned to such term in Section 2.05(j)(i).

“LC Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the Dollar Equivalent (if applicable) of the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Revolving Lender at any time shall equal its Applicable Percentage of the aggregate LC Exposure at such time.

“Legal Reservations” means the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing.

“Lender-Related” has the meaning assigned to such term in Section 10.03(b).

“Lenders” means the Term Lenders, the Revolving Lenders, any lender with an Additional Commitment or an outstanding Additional Loan and any other Person that becomes a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement or as a result of the application of Section 10.05(g).

“Letter of Credit” means any Standby Letter of Credit or Commercial Letter of Credit issued pursuant to this Agreement (and shall be deemed to include all Existing Letters of Credit).

“Letter of Credit Commitment” means (i) with respect to any Issuing Bank listed on Schedule 1.01(a)(ii), the amount set forth opposite such Issuing Bank’s name on such Schedule and (ii) with respect to any other Issuing Bank, the amount specified to be such Issuing Bank’s “Letter of Credit Commitment” at the time such Issuing Bank becomes an Issuing Bank (as contemplated by Section 2.05(i) all as separately increased pursuant to any written agreement between such Issuing Bank and the Parent and notified to the Administrative Agent) in each case, as the same may be reduced from time to time pursuant to the terms of this Agreement; provided that with the consent of the Parent and the Administrative Agent not to be unreasonably withheld or delayed, any Issuing Bank may assign in whole or part of a portion of its Letter of Credit Commitment to any other Revolving Lender who consents to such assignment.

“Letter-of-Credit Right” has the meaning set forth in Article 9 of the UCC.

“Letter of Credit Sublimit” means $100,000,000.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Finance Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Liquidity” means, at any date of determination, the sum of (i) the unrestricted Cash and Cash Equivalents of the Parent and its Restricted Subsidiaries and (ii) Available Revolving Commitments.

“Loan Document Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and all other advances to, debts, liabilities and obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents in respect of any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“Loan Documents” means this Agreement, any Promissory Note, the Collateral Documents, each Canadian Guarantee, any Acceptable Intercreditor Agreement and any other document or instrument designated by the Parent and the Administrative Agent as a “Loan Document”, including any Incremental Facility Amendment, Refinancing Amendment or Extension Amendment or any other amendment hereto or thereto. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Guarantee” means the guarantee set forth in Article 7 hereof including pursuant to any Counterpart Agreement.

“Loan Installment Date” has the meaning assigned to such term in Section 2.10(a).

“Loan Parties” means the Parent, Intermediate Holdco, the Borrower and each other Subsidiary Guarantor.

“Loans” means any Initial Term Loan, any Additional Term Loan, any Revolving Loan, any Swingline Loan and/or any Additional Revolving Loan.

“Market Intercreditor Agreement” means an intercreditor or subordination agreement or arrangement (which may take the form of a “waterfall” or similar provision) the terms of which are either (a) consistent with market terms governing intercreditor arrangements for the sharing or subordination of liens or arrangements relating to the distribution of payments, as applicable, at the time the applicable agreement or arrangement is proposed to be established in light of the type of Indebtedness subject thereto or (b) in the event a “Market Intercreditor Agreement” has been entered into after the Closing Date meeting the requirement of preceding clause (a), the terms of which are, taken as a whole, not materially less favorable to the Lenders, the Administrative Agent and the Issuing Bank than the terms of such Market Intercreditor Agreement to the extent such agreement governs similar priorities, in each case of clause (a) or (b) as determined by the Borrower in good faith.

“Material Acquisition” means any Permitted Acquisition or other similar Investment (and including any transaction in the form of a business combination) the aggregate consideration for which exceeds $1,500,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations, in each case, of the Parent and its Restricted Subsidiaries, taken as a whole or (b) the material rights and remedies (taken as a whole) of the Administrative Agent and the Lenders under the applicable Loan Documents.

“Material Debt Instrument” means any physical instrument evidencing any Indebtedness for borrowed money which is required to be pledged and delivered to the Administrative Agent (or its bailee) pursuant to the Collateral Documents.

“Material Disposition” means any Disposition not prohibited hereunder the aggregate consideration for which exceeds $1,500,000,000.

“Material Insurance/Condemnation Proceeds” means Net Insurance/Condemnation Proceeds in excess of $10,000,000 in any single transaction or series of related transactions.

“Material Intellectual Property” means any IP Rights (other than customer lists) owned by, exclusively licensed or exclusively sublicensed to, the Parent or any of its Restricted Subsidiaries that are material to the business of the Parent and its Restricted Subsidiaries, taken as a whole (as determined by the Borrower in good faith).

“Material Real Estate Asset” means any “fee-owned” Real Estate Asset located in the United States or Canada, and the improvements thereto, that (together with such improvements) has a fair market value (as determined by the Parent in good faith after taking into account any liabilities with respect thereto that impact such fair market value or, if not then readily determinable, a book value) in excess of $50,000,000 (a) as of the Closing Date, with respect to any Real Estate Asset owned by any Loan Party as of the Closing Date, or (b) as of the date of acquisition thereof, with respect to any Real Estate Asset acquired by any Loan Party after the Closing Date.

“Maturity Date” means (a) with respect to the Initial Revolving Facility, the Initial Revolving Credit Maturity Date, (b) with respect to the Initial Term Loans, the Initial Term Loan Maturity Date, (c) with respect to any Replacement Term Loans or Replacement Revolving Facility, the final maturity date for such Replacement Term Loans or Replacement Revolving Facility, as the case may be, as set forth in the applicable Refinancing Amendment, (d) with respect to any Incremental Term Facility, the final maturity date set forth in the applicable Incremental Facility Amendment and (e) with respect to any Extended Revolving Credit Commitment or Extended Term Loans, the final maturity date set forth in the applicable Extension Amendment.

“Maximum Rate” has the meaning assigned to such term in Section 10.19.

“MFN Provision” has the meaning assigned to such term in Section 2.22(a)(v).

“Milestone Payments” means payments made under contractual arrangements existing during the period of 12 months ending on the Closing Date or contractual arrangements arising thereafter, in each case in connection with any Permitted Acquisition or similar Investment to sellers (or licensors) of the assets or Capital Stock acquired (or licensed) therein based on the achievement of specified revenue, profit or other performance targets (financial or otherwise).

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.23(b)(iii).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, hypothecation, deed of trust, deed to secure debt or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the relevant Secured Parties, on any Material Real Estate Asset constituting Collateral.

“Mortgage Policy” has the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement”.

“Multiemployer Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA that which is a “multiemployer plan” as defined in Section 3(37) of ERISA, that is subject to the provisions of Title IV of ERISA, and in respect of which the Parent, any of its Restricted Subsidiaries or any ERISA Affiliate, makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability.

“Narrative Report” means, with respect to the financial statements with respect to which it is delivered, a management discussion and narrative report describing the operations of the Parent and its Restricted Subsidiaries for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of the period to which the relevant financial statements relate.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash payments or proceeds (including Cash Equivalents) received by the Parent or any of its Restricted Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder of any assets of the Parent or any of its Restricted Subsidiaries or (ii) as a result of the taking of any assets of the Parent or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation, expropriation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) in respect of the Loan Parties or any of their respective subsidiaries, Affiliates or direct or indirect equityholders (i) any actual out-of-pocket costs and expenses incurred in connection with the adjustment, settlement or collection of any claims in respect thereof, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Indebtedness (other than the Loans, any Indebtedness secured by a Lien on any of the Collateral that is pari passu with or expressly subordinated to the Lien on such Collateral securing the Obligations and any unsecured Indebtedness incurred by a Loan Party) that is required to be repaid or otherwise comes due or would be in default under the terms thereof as a result of such loss, taking or sale, (iii) in the case of a taking, the reasonable out-of-pocket costs of putting any affected property in a safe and secure position, (iv) any selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, deed or mortgage recording taxes, relocation expenses, currency hedging expenses, other expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and transfer and similar Taxes and the Parent’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or that are or would be imposed on intercompany distributions of such proceeds)) in connection with any sale or taking of such assets as described in clause (a) of this definition, (v) any amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustments associated with any sale or taking of such assets as referred to in clause (a) of this definition (provided that to the extent and at the time any such amounts are released from such reserve, other than to make a payment for which such amount was reserved, such amounts shall constitute Net Insurance/Condemnation Proceeds) and (vi) in the case of any covered loss or taking from any non-Wholly-Owned Subsidiary, the pro rata portion thereof (calculated without regard to this clause (vi)) attributable to minority interests and not available for distribution to or for the account of the Parent or a Wholly-Owned Subsidiary as a result thereof.

“Net Proceeds” means (a) with respect to any Disposition (including any Prepayment Asset Sale), the Cash proceeds (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-Cash consideration initially received), net of (with respect to any Loan Party or its subsidiaries, Affiliates or direct or indirect equity owners) (i) selling costs and out-of-pocket expenses (including broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, deed or mortgage recording Taxes, relocation expenses incurred as a result thereof, foreign currency hedging expenses, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and transfer and similar Taxes and the Parent’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or that are or would be imposed on intercompany distributions of such proceeds) in connection with such Disposition and the Parent’s good faith estimate of payments to be made in respect of incentive equity, synthetic equity or similar incentive awards in connection with such Disposition), (ii) amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Disposition (provided that to the extent and at the time any such amounts are released from such reserve, other than to make a payment for which such amount was reserved, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than the Loans, any other Indebtedness that is secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing the Obligations and any unsecured Indebtedness incurred by a Loan Party) that is required to be repaid or otherwise comes due or would be in default and is repaid or which is required to be paid in order to obtain a necessary consent to such Disposition or by applicable law (other than any such Indebtedness that is assumed by the purchaser of such asset), (iv) Cash escrows (until released from escrow to the Borrower or any of its Restricted Subsidiaries) from the sale price for such Disposition and (v) in the case of any Disposition by any non-Wholly-Owned Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (v)) attributable to any minority interest and not available for distribution to or for the account of the Borrower or a Wholly-Owned Subsidiary as a result thereof; and (b) with respect to any issuance or incurrence of Indebtedness or Capital Stock, the Cash proceeds thereof, net of all Taxes and fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith.

“Net Short Lender” has the meaning assigned to such term in Section 10.02(e).

“Netted Amounts” has the meaning assigned to such term in the definition of “Consolidated Total Debt.”

“Non-Canadian Subsidiary” means any Restricted Subsidiary of the Borrower that is not a Canadian Subsidiary.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.19(b)(iv).

“Non-Finance Lease Obligation” of any Person means a lease obligation of such Person that is not an obligation in respect of a Finance Lease.

“Non-Qualified Purchaser” means any Person that is not a Qualified Purchaser.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided further, that if any of the aforesaid rates as so determined would be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligation Currency” has the meaning assigned to such term in Section 10.20(a).

“Obligations” means all Loan Document Obligations, together with (a) all Banking Services Obligations and (b) all Secured Hedging Obligations; provided that Banking Services Obligations and Secured Hedging Obligations shall cease to constitute Obligations on and after the Termination Date. For the avoidance of doubt, “Obligations” shall include all Parallel Debt.

“Obligee Guarantor” has the meaning assigned to such term in Section 7.07.

“Organizational Documents” means (a) with respect to any corporation, its certificate, memorandum or articles of incorporation, association, amalgamation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement or limited liability company agreement and (e) with respect to any other form of entity, such other organizational documents required by local Requirements of Law or customary under the jurisdiction in which such entity is organized to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.11(b)(ii)(B).

“Other Connection Taxes” means, with respect to any Lender or Administrative Agent, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Drop Down Assets” means any assets (other than Drop Down Assets) (i) contributed or otherwise transferred after the Closing Date by the Parent and one or more of its Subsidiaries to any Borrower Group Member that is a Subsidiary Guarantor and (ii) that constitute Collateral.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19). For the avoidance of doubt, Other Taxes do not include any Excluded Taxes.

“Outstanding Amount” means the Dollar Equivalent of (a) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date, (b) with respect to any Letter of Credit, the aggregate amount available to be drawn under such Letter of Credit after giving effect to any changes in the aggregate amount available to be drawn under such Letter of Credit or the issuance or expiry of such Letter of Credit, including as a result of any LC Disbursement and (c) with respect to any LC Disbursement on any date, the aggregate outstanding amount of such LC Disbursement on such date after giving effect to any disbursements with respect to any Letter of Credit occurring on such date and any other changes in the aggregate amount of such LC Disbursement as of such date, including as a result of any reimbursements by the Borrower of such unreimbursed LC Disbursement.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Packaged Rights” means warrants, options or other rights or obligations to acquire shares of any class of the Capital Stock of the Parent or a Restricted Subsidiary (whether settled in Capital Stock, cash or any combination thereof), regardless of the issuer of such warrants, options or other rights, that are initially issued as a unit with Capital Stock or Indebtedness of the Parent or any Restricted Subsidiary (which may be guaranteed by the Guarantors, the Parent or any Restricted Subsidiary) permitted to be incurred hereunder, even if such Capital Stock or Indebtedness is separable from such warrants, options or other rights by a holder thereof.

“Parallel Debt” means in relation to an Underlying Debt an obligation to pay to the Administrative Agent an amount equal to (and in the same currency as) the amount of the Underlying Debt.

“Parent” has the meaning assigned to such term in the preamble to this Agreement.

“Parent Loan Party Group” means the Parent and any of its Restricted Subsidiaries that are Loan Parties (other than any Loan Party that is a Borrower Group Member).

“Pari Passu Indebtedness” means (a) the Closing Date Secured Notes, (b) any Incremental Equivalent Debt and (c) any permitted refinancing Indebtedness (or successive permitted refinancing Indebtedness) in respect of Indebtedness described in clauses (a) or (b) above that is incurred pursuant to Section 6.01(p), provided any such permitted refinancing Indebtedness is secured on a pari passu basis (without regard to the control of remedies) with the Obligations.

“Participant” has the meaning assigned to such term in Section 10.05(c).

“Participant Register” has the meaning assigned to such term in Section 10.05(c).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patents” means patents and patent applications, together with all inventions, designs or improvement described or claimed therein, and all reissues, reexaminations, divisions, continuations, renewals, extensions and continuations in part thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan,” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and that the Parent, any of its Restricted Subsidiaries or any ERISA Affiliate, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability for.

“Perfection Certificate” means the Perfection Certificate in the form agreed between the Parent and the Administrative Agent and delivered on the Closing Date.

“Perfection Requirements” means (a) with respect to any Loan Party organized within the United States (i) the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office in the state of organization of each Loan Party, (ii) the filing of Intellectual Property Security Agreements or other appropriate assignments or notices with the U.S. Patent and Trademark Office and/or the U.S. Copyright Office, as applicable, (iii) the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Material Real Estate Asset constituting Collateral, in each case in favor of the Administrative Agent for the benefit of the Secured Parties, (iv) the delivery to the Administrative Agent of any stock certificate or promissory note to the extent required to be delivered by the applicable Loan Documents, (v) the filing of Intellectual Property Security Agreements with the CIPO and (vi) other filings, recordings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Administrative Agent or to enforce the rights of the Administrative Agent and the Secured Parties under the Loan Documents, (b) with respect to any Loan Party organized within Canada (i) the filing of appropriate PPSA financing statements in all applicable jurisdictions and applications for registration at the applicable Quebec Registers, (ii) the filing of Intellectual Property Security Agreements with the CIPO, (iii) the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Material Real Estate Asset located in Canada constituting Collateral, in each case in favor of the Administrative Agent for the benefit of the Secured Parties, (iv) the delivery to the Administrative Agent of any stock certificate or promissory note to the extent required to be delivered by the applicable Loan Documents, (v) the filing of Intellectual Property Security Agreements or other appropriate assignments or notices with the U.S. Patent and Trademark Office and/or the U.S. Copyright Office, as applicable, and (vi) other filings, recordings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Administrative Agent or to enforce the rights of the Administrative Agent and the Secured Parties under the Loan Documents and (c) subject to the Agreed Security Principles and the other provisions of the Loan Documents, with respect to any Loan Party that is not organized within the United States or Canada (or any province or territory therein), (i) the filing of Intellectual Property Security Agreements or other appropriate assignments or notices with the U.S. Patent and Trademark Office and/or the U.S. Copyright Office, as applicable, (ii) the filing of Intellectual Property Security Agreements with the CIPO and (iii) the taking of any actions required under applicable foreign Requirements of Law to validly create or perfect the Liens on the Collateral granted by such Loan Party in favor of the Administrative Agent.

“Periodic Term CORRA Determination Day” has the meaning assigned to such term in the definition of “Term CORRA”.

“Permitted Acquisition” means (a) any acquisition by the Parent or any other Loan Party, whether by purchase, merger, amalgamation or otherwise, of all or a substantial portion of the assets of, or any division, line of business, business unit or Product Line (including research and development and related assets in respect of any Product Line, product or facility) of, any Person or of a majority of the outstanding Capital Stock of any Person (and, in any event, including any Investment in any Loan Party which serves to increase the Parent’s or any other Loan Party’s respective equity ownership in such Loan Party, in each case if (1) such Person is or becomes a Loan Party, (2) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers, conveys or exclusively licenses all or a substantial portion of its assets (or such division, line of business, business unit, Product Line or facility) to, or is liquidated into, the Parent and/or any Loan Party as a result of such transaction or (3) if not a Person, such asset or assets are acquired by a Loan Party or (b) any Exclusive License by a Loan Party of a Product Line of a Person so long as such Exclusive License (or the rights thereunder or the proceeds thereof) shall be Collateral; provided that, in each case of clauses (a) and (b), (i) the target Person, assets, business or division in respect of such acquisition is a business permitted under Section 5.16 and (ii) at the applicable time elected by the Parent in accordance with Section 1.04(e), with respect to such acquisition, no Specified Event of Default shall be continuing.

“Permitted Bond Hedge Transaction” means any bond hedge or call or capped call option (or similar transaction) on or linked to the Parent’s Capital Stock and purchased in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received from the sale of such Convertible Indebtedness.

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Permitted Non-Guarantor Acquisition” means any Investment consisting of the acquisition by the Parent or any other Restricted Subsidiary, whether by purchase, merger, amalgamation or otherwise, of a majority of the outstanding Capital Stock of any Person, in each case if (a) such Person becomes a Restricted Subsidiary and (b) such Person does not become a Subsidiary Guarantor because such Person Guaranteeing the Obligations is restricted or prohibited by applicable law or such Person Guaranteeing the Obligations is impractical (as determined by the Parent in good faith) due to the jurisdiction of incorporation or organization of such Person.

“Permitted Payee” means any future, current or former director, officer, member of management, manager, employee, independent contractor or consultant (or any Affiliate or transferee of any of the foregoing) of the Parent (or any Restricted Subsidiary).

“Permitted Reorganization” means any transaction or undertaking, including Investments, in connection with internal reorganizations and or restructurings (including in connection with tax planning and corporate reorganizations), so long as, after giving effect thereto, (a) the Loan Parties shall comply with the Collateral and Guarantee Requirements and Section 5.12 and (b) the security interest of the Secured Parties in the Collateral, taken as a whole, is not materially impaired (including by a material portion of the assets that constitute Collateral immediately prior to such Permitted Reorganization no longer constituting Collateral) as a result of such Permitted Reorganization; provided that the Parent shall have delivered to the Administrate Agent an officer’s certificate executed by a Responsible Officer of the Parent certifying as to the best of such officer’s knowledge compliance with the requirements set forth in clauses (a) and (b) above.

“Permitted Treasury Arrangements” means (a) Banking Services entered into in the ordinary course of business and (b) any transactions between or among the Parent and its Restricted Subsidiaries that are entered into in the ordinary course of business in connection with such Banking Services.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or similar transaction), on or linked to the Parent’s or a Restricted Subsidiary’s Capital Stock, regardless of the issuer or seller thereof, issued substantially concurrently with any purchase of a related Permitted Bond Hedge Transaction.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“PPSA” means the Personal Property Security Act (Ontario) together with any regulations thereto and related Minister’s Orders as in effect from time to time; provided, however, if the validity, attachment, perfection (or opposability), effect of perfection or of non-perfection or priority of the Administrative Agent’s security interest in any Collateral are governed by the personal property security laws or laws relating to personal or movable property of any jurisdiction other than Ontario, “PPSA” shall also include those personal property security laws or laws (including the Civil Code of Québec) relating to movable property in such other jurisdiction for the purpose of the provisions hereof relating to such validity, attachment, perfection (or opposability), effect of perfection or of non-perfection or priority and for the definitions related to such provisions, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.

“Preferred Capital Stock” means any Capital Stock with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Prepayment Asset Sale” means any Disposition by the Parent or its Restricted Subsidiaries made pursuant to Section 6.07(h).

“Primary Obligor” has the meaning assigned to such term in the definition of “Guarantee”.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Product Line” means any product line (including rights in respect of any drug or pharmaceutical, surgical or aesthetic product) of any Person.

“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the Total Leverage Ratio, the Blended First Lien Leverage Ratio, the Fixed Charge Coverage Ratio, Fixed Charges, Consolidated Adjusted EBITDA, Consolidated Net Income or Consolidated Total Assets (including component definitions thereof), that each Subject Transaction shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets (or with respect to any determination pertaining to the balance sheet, including the acquisition of Cash and Cash Equivalents in connection with an acquisition of a Person, business line, unit, division or Product Line), as of the last day of such Test Period) with respect to any test or covenant for which such calculation is being made and that:

(a) (i) in the case of (A) any Disposition of all or substantially all of the Capital Stock of any Restricted Subsidiary or any division and/or Product Line of the Parent or any Restricted Subsidiary or (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction, shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any Permitted Acquisition, Investment and/or designation of an Unrestricted Subsidiary as a Restricted Subsidiary described in the definition of the term “Subject Transaction”, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that any pro forma adjustment may be applied to any such test or covenant solely to the extent that such adjustment is consistent with, subject to the limitations set forth in and without duplication with respect to the application of, the definition of “Consolidated Adjusted EBITDA”,

(b) any Expected Cost Savings as a result of any Cost Saving Initiative shall be calculated on a pro forma basis as though such Expected Cost Savings had been realized on the first day of the applicable Test Period and as if such Expected Cost Savings were realized in full during the entirety of such period; provided that any pro forma adjustment may be applied to any such test or covenant solely to the extent that such adjustment is consistent with, subject to the limitations set forth in and without duplication with respect to the application of, the definition of “Consolidated Adjusted EBITDA”,

(c) any retirement or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes) shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made,

(d) any Indebtedness incurred by the Parent or any of its Restricted Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligation with respect to any Finance Lease shall be deemed to accrue at an interest rate determined by a Responsible Officer of the Parent in good faith to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Parent, and

(e) the acquisition of any assets (including Cash and Cash Equivalents) included in calculating Consolidated Total Assets, whether pursuant to any Subject Transaction or any Person becoming a subsidiary or merging, amalgamating or consolidating with or into the Parent or any of its subsidiaries, or the Disposition of any assets (including Cash and Cash Equivalents) included in calculating Consolidated Total Assets described in the definition of “Subject Transaction” shall be deemed to have occurred as of the last day of the applicable Test Period with respect to any test or covenant for which such calculation is being made.

Notwithstanding anything to the contrary set forth in the immediately preceding paragraph, for the avoidance of doubt, when calculating the Blended First Lien Leverage Ratio for purposes of the definitions of “Applicable Rate”, and “Commitment Fee Rate” and for purposes of Section 6.15 (other than for the purpose of determining pro forma compliance with Section 6.15 as a condition to taking any action under this Agreement), the events described in the immediately preceding paragraph that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

“Projections” means the projections of the Parent and its Subsidiaries provided to the Arrangers on or about February 25, 2025.

“Promissory Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit G hereto, evidencing the aggregate outstanding principal amount of Loans of the Borrower owed to such Lender resulting from the Loans made by such Lender.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, any similar Requirement of Law under any other applicable jurisdiction), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, listing fees and all executive, legal and professional fees and costs related to the foregoing.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualified Purchaser” has the meaning provided for such term in the Investment Company Act of 1940.

“Qualifying Bid” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Qualifying Lender” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Quebec Registers” means the Register of Personal and Movable Real Rights and the Land Registry Office of Quebec.

“Real Estate Asset” means, at any time of determination, all right, title and interest of any Loan Party in and to all real property owned by such Loan Party and all real property leased or subleased by such Loan Party (in each case including, but not limited to, land, improvements and fixtures thereon).

“Reclassifiable Item” has the meaning assigned to such term in Section 1.03(b).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two (2) U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two (2) TARGET Days preceding the date of such setting, (3) if, following a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, the RFR for such Benchmark is Daily Simple SOFR, then four RFR Business Days prior to such setting, (4) if, following a Benchmark Transition Event and Benchmark Replacement Date with respect to Term CORRA, the RFR for such Benchmark is Daily Simple CORRA, then four RFR Business Days prior to such setting, (5) if such Benchmark is Term CORRA, 1:00 p.m. Toronto local time on the day that is two (2) Business Day preceding the date of such setting or (6) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate, Daily Simple SOFR, Daily Simple CORRA or Term CORRA, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing” has the meaning assigned to such term in the definition of “Transactions”.

“Refinancing Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent and the Parent executed by (a) the Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Replacement Term Loans or the Replacement Revolving Facility, as applicable, being incurred pursuant thereto and in accordance with Section 10.02(c).

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(p).

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Register” has the meaning assigned to such term in Section 10.05(b).

“Regulated Bank” means an Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulatory Authority” has the meaning assigned to such term in Section 10.13.

“Reinvestment Period” has the meaning assigned to such term in Section 2.11(b)(ii)(A).

“Related Funds” means with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, managers, officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration into the indoor or outdoor environment.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, Term CORRA or (iv) with respect to any RFR Borrowing denominated in Dollars or Canadian Dollars, the applicable Daily Simple RFR, in each case, as applicable.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate or (iii) with respect to any Term Benchmark Borrowing denominated in Canadian dollars, Term CORRA, as applicable.

“relevant transaction” has the meaning assigned to such term in Section 1.08(a).

“Replaced Revolving Facility” has the meaning assigned to such term in Section 10.02(c)(ii).

“Replaced Term Loans” has the meaning assigned to such term in Section 10.02(c).

“Replacement Debt” means any Refinancing Indebtedness (whether borrowed in the form of secured or unsecured loans, issued in a public offering, Rule 144A under the Securities Act or other private placement or bridge financing in lieu of the foregoing or otherwise) incurred in respect of Indebtedness permitted under Section 6.01(a)(i) (and any subsequent refinancing of such Replacement Debt).

“Replacement Revolving Facility” has the meaning assigned to such term in Section 10.02(c).

“Replacement Term Loans” has the meaning assigned to such term in Section 10.02(c).

“Reply Amount” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Reply Price” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Representatives” has the meaning assigned to such term in Section 10.13.

“Repricing Transaction” means each of (a) the optional prepayment (or mandatory prepayment pursuant to Section 2.11(b)(iii)), repayment, refinancing, substitution or replacement of all or a portion of the Initial Term Loans substantially concurrently with the incurrence by any Loan Party of any broadly syndicated Dollar denominated long-term term “B” loans secured on a pari passu basis with the Initial Term Loans (including any first-lien secured Replacement Term Loans) having an Effective Yield that is less than the Effective Yield applicable to the Initial Term Loans so prepaid, repaid, refinanced, substituted or replaced and (b) any amendment, waiver or other modification to this Agreement that would have the effect of reducing the Effective Yield applicable to the Initial Term Loans; provided that the primary purpose (as determined by the Parent in good faith) of such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification was to reduce the Effective Yield applicable to the Initial Term Loans; provided, further, that in no event shall any such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification in connection with a Change of Control, Material Acquisition, Material Disposition or Transformative Transaction constitute a Repricing Transaction. Any determination by the Administrative Agent of the Effective Yield for purposes of the definition shall be conclusive and binding on all Lenders, and the Administrative Agent shall have no liability to any Person with respect to such determination absent bad faith, gross negligence or willful misconduct.

“Required Lenders” means, at any time, Lenders having Loans or unused Revolving Credit Commitments representing more than 50% of the sum of the total Loans and such unused Revolving Credit Commitments at such time.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Loans and unused Revolving Credit Commitments representing more than 50% of the sum of the total Revolving Loans and such unused Revolving Credit Commitments at such time.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, Canadian federal, provincial, territorial or municipal or other foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person means the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president or the chief operating officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Loan Party and, solely for purposes of notices given pursuant to Article 2, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a written notice to the Administrative Agent (including, for the avoidance of doubt, by electronic means). Any document delivered hereunder that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Responsible Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Responsible Officer of the Parent that such financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial condition of the Persons covered by such financial statements as at the dates indicated and their consolidated income and cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and, in the case of quarterly financial statements, the absence of footnotes.

“Restricted Amount” has the meaning assigned to such term in Section 2.11(b)(vi).

“Restricted Debt” means any Junior Indebtedness to the extent the outstanding principal amount thereof is equal to or greater than the Threshold Amount.

“Restricted Debt Payments” has the meaning assigned to such term in Section 6.04(b).

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of the Parent (or any direct or indirect parent of the Parent), except a dividend payable solely in shares of Qualified Capital Stock (or in options, warrants or other rights to purchase such Qualified Capital Stock) to the holders of such class, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of the Parent and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of the Parent now or hereafter outstanding (other than Convertible Indebtedness or Packaged Rights). The amount of any Restricted Payment (other than Cash) shall be the fair market value, as determined in good faith by the Parent on the applicable date set forth in Section 1.04(e), of the assets or securities proposed to be transferred or issued by the Parent pursuant to such Restricted Payment. For the avoidance of doubt, any payment on account of any Indebtedness convertible into or exchangeable for Capital Stock or on account of Packaged Rights shall be deemed not to be a Restricted Payment.

“Restricted Subsidiary” means, as to any Person, any subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise specified, “Restricted Subsidiary” shall mean any Restricted Subsidiary of the Parent (including, for the avoidance of doubt, the Borrower).

“Return Bid” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Revaluation Date” means (a) with respect to any Revolving Loan denominated in an Alternate Currency, each of the following: (i) each date of any Borrowing of such Revolving Loan, (ii) each date of any conversion or continuation of such Revolving Loan pursuant to the terms of this Agreement, (iii) the last day of each Fiscal Quarter and (iv) the date of any voluntary reduction of a Revolving Credit Commitment pursuant to Section 2.09(b); (b) with respect to any Letter of Credit denominated in any Alternate Currency, each of the following: (i) each date of issuance of such a Letter of Credit, (ii) each date of an amendment of such a Letter of Credit that would have the effect of increasing the face amount thereof and (iii) the last day of each Fiscal Quarter; (c) with respect to the unused Revolving Credit Commitment of any Lender pursuant to Section 2.12(a), such additional dates as the Administrative Agent or the Required Revolving Lenders shall reasonably require and (d) any additional date as the Administrative Agent shall determine or the Required Revolving Lenders shall require, in each case under this clause (d), at any time when an Event of Default has occurred and is continuing.

“Revolving Credit Commitment” means any Initial Revolving Credit Commitment and any Additional Revolving Credit Commitment.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of such Lender’s Initial Revolving Credit Exposure and Additional Revolving Credit Exposure.

“Revolving Facility” means the Initial Revolving Facility, any facility governing any Extended Revolving Credit Commitment or Extended Revolving Loans and any Replacement Revolving Facility.

“Revolving Lender” means any Initial Revolving Lender and any Additional Revolving Lender. Unless the context otherwise requires, the term “Revolving Lenders” shall include the Swingline Lender.

“Revolving Loans” means any Initial Revolving Loans and any Additional Revolving Loans.

“RFR” means, for any RFR Loan denominated in (a) Dollars, (solely following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate) Daily Simple SOFR and (b) Canadian Dollars, (solely following a Benchmark Transition Event and a Benchmark Replacement Date with respect to Term CORRA) Daily Simple CORRA.

“RFR Business Day” means, for any Loan denominated in (a) Dollars, a U.S. Government Securities Business Day and (b) Canadian Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which commercial banks in Toronto, Canada are authorized or required by law to remain closed.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple RFR.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of the McGraw-Hill Companies, Inc.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.08(b).

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, or the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, the Government of Canada or Global Affairs Canada, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the Government of Canada or any agency thereof, the European Union, His Majesty’s Treasury or the Government of Canada.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligations) under each Hedge Agreement that (a) is in effect on the Closing Date between the Parent or any other Restricted Subsidiary of the Parent and a counterparty that is the Administrative Agent, a Lender, an Arranger or any Affiliate of the Administrative Agent, a Lender or an Arranger as of the Closing Date or (b) is entered into after the Closing Date between the Parent or any other Restricted Subsidiary of the Parent and any counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger at the time such Hedge Agreement is entered into, it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 9, Sections 10.03 and 10.10 and each Acceptable Intercreditor Agreement as if it were a Lender.

“Secured Parties” means (i) the Lenders, the Swingline Lender and each Issuing Bank, (ii) the Administrative Agent, (iii) each counterparty to a Hedge Agreement the obligations under which constitute Secured Hedging Obligations, (iv) each provider of Banking Services the obligations under which constitute Banking Services Obligations, (v) the Agent and the Arrangers and (vi) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.

“Secured Party Claim” means any amount which the Borrower or any other Loan Party owes to a Secured Party under or in connection with the Loan Documents.

“Securities” means any stock, shares, units, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that the term “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Separation Transactions” has the meaning assigned thereto in the Existing Credit Agreement.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“SPC” has the meaning assigned to such term in Section 10.05(e).

“Specified Collateral Document” has the meaning assigned to such term in Section 11.02.

“Specified Event of Default” means an Event of Default pursuant to Section 8.01(a) or, with respect to the Borrower, Section 8.01(f) or (g).

“Specified Foreign Subsidiary” means a Foreign Subsidiary that is a CFC with respect to which a U.S. Subsidiary that is a corporation for U.S. federal income tax purposes owns (within the meaning of section 958(a) of the Code) more than 50% of the equity by vote or value.

“Specified Person” has the meaning assigned to such term in Section 8.01(f).

“SpinCo” has the meaning assigned to such term in the Existing Credit Agreement.

“SpinCo Business” has the meaning assigned to such term in the Existing Credit Agreement.

“Spin-Off” has the meaning assigned to such term in the Existing Credit Agreement.

“Spot Rate” means, for any currency, on any Revaluation Date or other relevant date of determination, the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date that is two (2) Business Days prior to the date as of which the foreign exchange computation is made (or on such other day and time as may be mutually agreed by the Parent and the Administrative Agent); provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Administrative Agent does not have as of the date of determination a spot buying rate for any such currency.

“Standby Letter of Credit” means any Letter of Credit other than any Commercial Letter of Credit.

“Stated Amount” means, with respect to any Letter of Credit, at any time, the maximum amount available to be drawn thereunder, in each case determined (x) as if any future automatic increases in the maximum available amount provided for in any such Letter of Credit had in fact occurred at such time and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Subject Loans” means, as of any date of determination, (a) Initial Term Loans and (b) any Additional Term Loans that are subject to ratable prepayment requirements in accordance with Section 2.11(b) on such date.

“Subject Person” has the meaning assigned to such term in the definition of “Consolidated Net Income”.

“Subject Proceeds” has the meaning assigned to such term in Section 2.11(b)(ii).

“Subject Transaction” means, with respect to any Test Period, (a) the Transactions, (b) any Permitted Acquisition or any other acquisition or similar Investment, whether by purchase, merger, amalgamation or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or any facility, or of a majority of the outstanding Capital Stock of any Person (and in any event including any Investment in (x) any Restricted Subsidiary the effect of which is to increase the Parent’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (y) any Joint Venture for the purpose of increasing the Parent’s or its relevant Restricted Subsidiary’s ownership interest in such Joint Venture), in each case that is permitted by this Agreement, (c) any Disposition of all or substantially all of the assets or Capital Stock of a subsidiary (or any business unit, line of business or division of the Parent or a Restricted Subsidiary) not prohibited by this Agreement, (d) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 5.10 hereof, (e) any incurrence or repayment of Indebtedness (other than revolving Indebtedness), (f) any Cost Saving Initiative and/or (g) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, unlimited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “subsidiary” shall mean any subsidiary of the Parent.

“Subsidiary Guarantor” means (x) on the Closing Date, each subsidiary of the Parent (other than any subsidiary that is an Excluded Subsidiary on the Closing Date) listed on Schedule 1.01(f) as of the Closing Date and (y) thereafter, each subsidiary of the Parent that becomes a guarantor of the Obligations pursuant to the terms of this Agreement, in each case, until such time as the relevant subsidiary is released from its obligations under the Loan Guarantee in accordance with the terms and provisions hereof. For the avoidance of doubt, on the Closing Date, Intermediate Holdco and each of its Restricted Subsidiaries (i.e., excluding BLCO and its Subsidiaries) shall be Subsidiary Guarantors. Notwithstanding the foregoing, the Parent may from time to time, upon notice to the Administrative Agent, elect to cause any subsidiary that would otherwise be an Excluded Subsidiary to become a Subsidiary Guarantor hereunder (but shall have no obligation to do so), subject to the satisfaction of guarantee and collateral requirements consistent with the Collateral and Guarantee Requirements or otherwise reasonably acceptable to the Parent and the Administrative Agent (which shall include, in the case of a Foreign Subsidiary, guarantee and collateral requirements customary under local law, including customary local limitations). For the avoidance of doubt, in no event shall an Excluded Subsidiary become a Subsidiary Guarantor unless the Parent makes such an election with respect to such Excluded Subsidiary.

“Successor Borrower” has the meaning assigned to such term in Section 6.07(a)(i)(B).

“Successor Parent” has the meaning assigned to such term in Section 6.07(a)(i)(B).

“Swap Obligations” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Exposure” means, at any time, the aggregate principal amount of Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be equal to its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means JPMorgan, in its capacity as lender of Swingline Loans hereunder, or any successor lender of Swingline Loans hereunder.

“Swingline Loan” means any Loan made pursuant to Section 2.04.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or borrowing, refers to whether such Loan, or the Loans comprising such borrowing, bear interest at a rate determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Adjusted Term CORRA Rate.

“Term Commitment” means any Initial Term Loan Commitment and, if applicable, any Additional Term Loan Commitment.

“Term CORRA” means, for any calculation with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day.

“Term CORRA Administrator” means CanDeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term CORRA Reelection Event.

“Term CORRA Reelection Event” means the determination by the Administrative Agent that (a) Term CORRA has been recommended for use by the Relevant Governmental Body, (b) the administration of Term CORRA is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.14(a) that is not Term CORRA.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term Facility” means the Term Loans provided to or for the benefit of the Borrower pursuant to the terms of this Agreement.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan” means the Initial Term Loans and, if applicable, any Additional Term Loans.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of “Term SOFR Reference Rate”.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Termination Date” has the meaning assigned to such term in the lead-in to Article 5.

“Test Period” means, as of any date, (a) for purposes of determining actual compliance with Section 6.15, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 5.01(a) or Section 5.01(b), as applicable, have been delivered (or are required to have been delivered) and (b) for any other purpose, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 5.01(a) or Section 5.01(b), as applicable, have been delivered (or are required to have been delivered) or, at the Parent’s election, are internally available; it being understood and agreed that prior to the first delivery (or required delivery) of financial statements under Section 5.01(a) or Section 5.01(b), “Test Period” means the period of four consecutive Fiscal Quarters most recently ended for which financial statements of the Parent and its consolidated subsidiaries are available.

“Threshold Amount” means the greater of $250,000,000 and 10% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period.

“Total Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Total Debt outstanding as of such date to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended or the Test Period otherwise specified where the term “Total Leverage Ratio” is used in this Agreement, in each case for the Parent and its Restricted Subsidiaries.

“Total Revolving Credit Commitment” means, at any time, the aggregate amount of the Revolving Credit Commitments as in effect at such time. The Total Revolving Credit Commitment as of the Closing Date is $500,000,000.

“Trade Date” means the date on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and/or obligations under this Agreement.

“Trademarks” means all trademarks, trade names, trade dress and logos, registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing, and all renewals of the foregoing.

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by the Parent and/or its subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the Borrowing of Loans hereunder, (b) the issuance of the Closing Date Secured Notes, (c) the lending by the Borrower of the Net Proceeds of the Initial Term Loan and the Closing Date Secured Notes to the Parent pursuant to the Intercompany Loan Agreement, (d) the Parent’s use of the proceeds of the Closing Date Intercompany Loan to (directly or indirectly) repay, redeem or otherwise discharge in full (i) all outstanding Loans under, and as defined in, the Existing Credit Agreement, (ii) the Parent’s 5.500% Senior Secured Notes due 2025, (iii) the Parent’s 9.000% Senior Notes due 2025, (iv) the Parent’s 6.125% Senior Secured Notes due 2027, (v) the Parent’s 5.750% Senior Secured Notes due 2027 and (vi) 1375209 B.C. Ltd.’s 9.000% Senior Secured Notes due 2028 (this clause (d), the “Refinancing”) and (e) the payment of the Transaction Costs.

“Transformative Transaction” means any transaction by the Parent or any Restricted Subsidiary that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such transaction or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such transaction, would not provide the Parent and its Restricted Subsidiaries with a durable capital structure following such consummation, as determined by the Parent acting in good faith.

“Treasury Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Treasury Regulations” means the U.S. federal income tax regulations promulgated under the Code.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted Term CORRA Rate, the Alternate Base Rate, the Canadian Prime Rate or the Adjusted Daily Simple RFR.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Underlying Debt” means in relation to the Borrower or any other Loan Party and at any time, each obligation (whether present or future, actual or contingent) owing by the Borrower or such Loan Party to a Secured Party under this Agreement or the other Loan Documents (including for the avoidance of doubt any change or increase in those obligations pursuant to or in connection with any amendment or supplement or restatement or novation of this Agreement or any other Loan Document, in each case whether or not anticipated as of the date of this Agreement) excluding the Borrower’s or such Loan Party’s parallel debt obligations under Article 11 hereof.

“Unrestricted Cash Amount” means, as to any Person on any date of determination, the amount of (a) unrestricted Cash and Cash Equivalents of such Person and its Restricted Subsidiaries and (b) Cash and Cash Equivalents of such Person and its Restricted Subsidiaries that are restricted in favor of the Credit Facilities and/or other permitted pari passu, senior or junior secured Indebtedness (which may also include Cash and Cash Equivalents securing other Indebtedness that is secured by a Lien on Collateral along with the Credit Facilities and/or any other permitted pari passu, senior or junior secured Indebtedness), in each case as determined in accordance with GAAP.

“Unrestricted Subsidiary” means any subsidiary of the Parent designated by the Parent as an Unrestricted Subsidiary on the Closing Date and listed on Schedule 5.10 hereto or after the Closing Date pursuant to Section 5.10; provided that in no event shall the Borrower be an Unrestricted Subsidiary.

“Unused Revolving Credit Commitment” of any Lender, at any time, means the remainder of the Revolving Credit Commitment of such Lender at such time, if any, less the sum of (a) the aggregate Outstanding Amount of Revolving Loans made by such Lender, (b) such Lender’s LC Exposure at such time and (c) except for purposes of Section 2.12(a), such Lender’s Applicable Percentage of the aggregate Outstanding Amount of Swingline Loans.

“Upfront Payments” means any upfront or similar payments made during the period of 12 months ending on the Closing Date or arising thereafter in connection with any drug or pharmaceutical product research and development or collaboration arrangements or the closing of any Drug Acquisition.

“U.S.” or “United States” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Loan Party” means each Loan Party that is incorporated or organized under the laws of the United States, any state thereof or the District of Columbia.

“U.S. Security Agreement” means the Pledge and Security Agreement, dated as of or about the date hereof, among the Administrative Agent and the Loan Parties party thereto, as same may be amended, restated, supplemented or otherwise modified from time to time.

“U.S. Subsidiary” means any Restricted Subsidiary incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(iii)(B)(3).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that the effect of (x) any prepayment made in respect of such Indebtedness shall be disregarded in making such calculation and (y) any “AHYDO catch-up” payment that may be required to be made in respect of such Indebtedness shall be disregarded in making such calculation.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by Requirements of Law to be owned by a resident of the relevant jurisdiction) are owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“WURA” means the Winding-Up and Restructuring Act (Canada).

“Xifaxan” means tablets indicated for the treatment of irritable bowel syndrome with diarrhea in adults and for the reduction in risk of overt hepatic encephalopathy recurrence in adults and tablets indicated for the treatment of travelers’ diarrhea caused by noninvasive strains of Escherichia coli in patients 12 years of age and older, as described in the Parent’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2024.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Term Benchmark Loan”) or by Class and Type (e.g., a “Term Benchmark Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Loan Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing”) or by Class and Type (e.g., a “Term Benchmark Term Loan Borrowing”).

Section 1.03. Terms Generally. (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “ordinary course of business” or “ordinary course” shall, with respect to any Person, be deemed to refer to items or actions that are consistent with practice in or norms of the industry in which such Person operates or such Person’s past practice (in each case, as determined by the Parent in good faith). Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document (including any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (ii) any reference to any Requirement of Law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, superseding or interpreting such Requirement of Law, (iii) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (v) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document, (vi) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”, (vii) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights, (viii) the words “permitted” shall be construed to also refer to actions or undertakings that are “not prohibited”, (ix) any reference to the end date for any fiscal quarter, Fiscal Quarter, fiscal year or Fiscal Year shall mean the date on or around such specified date on which the applicable period actually ends (as determined by the Borrower in good faith), (x) the fair market value of any asset or property shall be determined by the Parent in good faith and (xi) the word “intercompany” shall mean a transaction between or among the Parent and any Restricted Subsidiaries.

(b) For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.04, 6.06, 6.07 and 6.09, in the event that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment or Disposition or portion thereof, as applicable, at any time meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01 (other than Section 6.01(a) (in the case of Indebtedness incurred on the Closing Date)), 6.02 (other than Sections 6.02(a) and (t)), 6.04, 6.06 and/or 6.07 (each of the foregoing, a “Reclassifiable Item”), the Parent, in its sole discretion, may, from time to time, divide, classify or reclassify such Reclassifiable Item (or portion thereof) under one or more clauses of each such Section and will only be required to include such Reclassifiable Item (or portion thereof) in any one category; provided that, upon delivery of any financial statements pursuant to Section 5.01(a) or (b) following the initial incurrence or making of any such Reclassifiable Item, if such Reclassifiable Item could, based on such financial statements, have been incurred or made in reliance on any “ratio-based” basket or exception (in the case of all Reclassifiable Items other than Indebtedness and Liens), such Reclassifiable Item shall automatically be reclassified as having been incurred or made under the applicable provisions of such “ratio-based” basket or exception, as applicable (in each case, subject to any other applicable provision of such “ratio-based” basket or exception). It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transaction under Sections 6.01, 6.02, 6.04, 6.06, 6.07 or 6.09, respectively, but may instead be permitted in part under any combination thereof or under any other available exception.

(c) For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim” and a “resolutory clause,” (f) all references to filing, registering or recording under the Code or the PPSA shall be deemed to include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to an “opposable” or “set up” Liens as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary,” (k) “construction liens” shall be deemed to include “legal hypothecs”, (l) “joint and several” shall be deemed to include “solidary” and “jointly and severally” shall be deemed to include “solidarily” (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall be deemed to include “ownership”, (o) “easement” shall be deemed to include “servitude”, (p) “priority” shall be deemed to include “rank” or “prior claim”, as applicable, (q) “survey” shall be deemed to include “certificate of location and plan”, (r) “fee simple title” shall be deemed to include “absolute ownership”, (s) “leasehold interest” shall be deemed to include “rights resulting from a lease” and (t) “lease” shall be deemed to include a “contract of leasing (crédit-bail)”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any applicable law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement (sauf si une autre langue est requise en vertu d’une loi applicable).

(d) In this Agreement, (a) any term defined in this Agreement by reference to the “Uniform Commercial Code” shall also have any extended, alternative or analogous meaning given to such term in applicable Canadian personal property security and other laws, in all cases for the extension, preservation or betterment of the security and rights of the Administrative Agent, (b) all references in this Agreement to “Article 8 of the Uniform Commercial Code” shall be deemed to refer also to applicable Canadian securities transfer laws (including, without limitation, the Securities Transfer Act (Ontario), (c) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under applicable Canadian personal property security laws, (d) all references to federal or state securities law of the United States shall be deemed to refer also to analogous federal, provincial and territorial securities laws in Canada, and (e) any two or more amalgamating corporations continuing as an amalgamated corporation shall each be considered to be the surviving corporation of the amalgamated corporation.

(e) For the purposes of each Loan Document, where it relates to a person incorporated or having its centre of main interests in Poland, a reference to (a) an agent includes an attorney (pełnomocnik), delivery agent (pełnomocnik do doręczeń), pledge administrator (administrator zastawu), mortgage administrator (administrator hipoteki) and mandatory (zleceniobiorca) of a person, (b) an order of a decree, and order for relief, a composition, compromise, assignment, reorganisation or similar arrangement with any creditor includes a układ concluded or approved during insolvency proceedings under Polish Bankruptcy Law or restructuring proceedings (postępowanie restrukturyzacyjne) under Polish Restructuring Law. This also includes a partial composition (układ częściowy), (c) a compulsory manager, receiver, manager (preliminary) insolvency receiver, sequestrator, trustee custodian or administrator includes a tymczasowy nadzorca sądowy, tymczasowy zarządca, nadzorca, nadzorca sądowy, nadzorca układu, syndyk or zarządca, as defined in Polish Bankruptcy Law or Polish Restructuring Law. This also includes zarządca appointed under the Act on Registered Pledges or the Polish Civil Procedure Code and a kurator sądowy appointed under the Polish Civil Code, (d) a dissolution includes a rozwiązanie spółki in accordance with the Polish Commercial Companies Code, (e) a land registry in relation to a Polish property includes the applicable official land register (księga wieczysta) held by the land registry court (sąd wieczystoksięgowy), (f) a liquidator includes a likwidator appointed under the Polish Commercial Companies Code, (g) a moratorium includes a odroczenie spłaty zobowiązań pieniężnych; (h) a security, lien or security interest means any mortgage (hipoteka), pledge (zastaw), registered pledge (zastaw rejestrowy), financial pledge (zastaw finansowy), security assignment (przelew praw na zabezpieczenie), security transfer of title (przewłaszczenie na zabezpieczenie), retention right (prawo zatrzymania), retention of title to sold goods (zastrzeżenie własności rzeczy sprzedanej) and (i) a winding up includes a declaration of bankruptcy.

(f) In Loan Documents a reference to (a) Polish Act on the Land and Mortgage Register means the Polish Act on the Land and Mortgage Register dated 6 July 1982, as amended, (b) Polish Act on Registered Pledges means the Polish Act on Registered Pledges and the Pledge Register dated 6 December 1996, as amended, (c) Polish Bankruptcy Law means the Polish Bankruptcy Law dated 28 February 2003, as amended, (d) Polish Civil Code means the Polish Civil Code dated 23 April 1964, as amended, (e) Polish Civil Procedure Code means the Polish Civil Procedure Code dated 17 November 1964, as amended, (f) Polish Commercial Companies Code means the Polish Commercial Companies Code dated 15 September 2000, as amended, (g) Polish Restructuring Law means the Polish Restructuring Law dated 15 May 2015, as amended and (h) Polish VAT Act means the Act on the Tax on Goods and Services dated 11 March 2004, as amended.

Section 1.04. Accounting Terms; GAAP.

(a) (i) All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating the Total Leverage Ratio, the Blended First Lien Leverage Ratio, the Fixed Charge Coverage Ratio, Fixed Charges, Consolidated Adjusted EBITDA, Consolidated Net Income or Consolidated Total Assets shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided that (A) if any change to GAAP or in the application thereof or any change as a result of the adoption or modification of accounting policies (including (x) the conversion to IFRS as described below and (y) the impact of Accounting Standards Update 2016-12, Revenue from Contracts with Customers (Topic 606) or similar revenue recognition policies or any change in the methodology of calculating reserves for returns, rebates and other chargebacks) is implemented or takes effect after the date of delivery of the financial statements described in Section 3.04(a) and/or there is any change in the functional currency reflected in the financial statements or (B) if the Parent elects or is required to report under IFRS, the Parent or the Required Lenders may request to amend the relevant affected provisions hereof (whether or not the request for such amendment is delivered before or after the relevant change or election) to eliminate the effect of such change or election, as the case may be, on the operation of such provisions and (x) the Parent and the Administrative Agent shall negotiate in good faith to enter into an amendment of the relevant affected provisions (it being understood that no amendment or similar fee shall be payable to the Administrative Agent or any Lender in connection therewith) to preserve the original intent thereof in light of the applicable change or election, as the case may be and (y) the relevant affected provisions shall be interpreted on the basis of GAAP and the currency, in each case, as in effect and applied immediately prior to the applicable change or election, as the case may be, until the request for amendment has been withdrawn by the Parent or the Required Lenders, as applicable, or this Agreement has been amended as contemplated hereby. Any consent required from the Administrative Agent or any Required Lender with respect to the foregoing shall not be unreasonably withheld, conditioned or delayed.

(ii) All terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent or any subsidiary at “fair value,” as defined therein, (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) the application of Accounting Standards Codification 480, 815, 805 and 718 (to the extent these pronouncements under Accounting Standards Codification 718 result in recording an equity award as a liability on the consolidated balance sheet of the Parent and its Restricted Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity). If the Parent notifies the Administrative Agent that the Parent is required to report under IFRS or has elected to do so through an early adoption policy, “GAAP” shall mean international financial reporting standards pursuant to IFRS (provided thereafter, the Parent cannot elect to report under GAAP); provided, that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the application of IFRS will remain as previously calculated or determined in accordance with GAAP.

(b) Notwithstanding anything to the contrary herein, but subject to Sections 1.04(d), (e) and (g), all financial ratios and tests (including the Total Leverage Ratio, the Blended First Lien Leverage Ratio, the Fixed Charge Coverage Ratio and the amount of Fixed Charges, Consolidated Total Assets, Consolidated Net Income and Consolidated Adjusted EBITDA) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio, test or amount (x) any Subject Transaction has occurred or (y) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of the Parent’s Restricted Subsidiaries since the beginning of such Test Period has consummated any Subject Transaction, then, in each case, any applicable financial ratio, test or amount shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period (or, in the case of Consolidated Total Assets (or with respect to any determination pertaining to the balance sheet, including the acquisition of Cash and Cash Equivalents), as of the last day of such Test Period), it being understood, for the avoidance of doubt, that solely for purposes of calculating (x) quarterly compliance with Section 6.15 and (y) the Blended First Lien Leverage Ratio for purposes of the definitions of “Applicable Rate” and “Commitment Fee Rate”, in each case, the date of the required calculation shall be the last day of the Test Period, and no Subject Transaction occurring thereafter shall be taken into account.

(c) Notwithstanding anything to the contrary contained in paragraph (a) above or in the definition of “Finance Lease”, unless the Parent elects otherwise, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases (and not be treated as financing or capital lease obligations or Indebtedness) for purposes of all financial definitions, calculations and deliverables under this Agreement or any other Loan Document (including the calculation of Consolidated Net Income and Consolidated Adjusted EBITDA) (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU or any other change in accounting treatment or otherwise (on a prospective or retroactive basis or otherwise) to be treated as or to be recharacterized as financing or capital lease obligations or otherwise accounted for as liabilities in financial statements.

(d) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or financial test (including Section 6.15 hereof, any Blended First Lien Leverage Ratio test, any Total Leverage Ratio test and/or any Fixed Charge Coverage Ratio) and/or the amount of Fixed Charges, Consolidated Adjusted EBITDA, Consolidated Net Income or Consolidated Total Assets, such financial ratio, financial test or amount shall, subject to clause (e) below, be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio, financial test or amount occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(e) Notwithstanding anything to the contrary herein (including in connection with any calculation made on a Pro Forma Basis), to the extent that the terms of this Agreement require (i) compliance with any financial ratio or financial test (including, without limitation, Section 6.15 hereof, any Blended First Lien Leverage Ratio test, any Total Leverage Ratio test and/or any Fixed Charge Coverage Ratio) and/or any cap expressed as a percentage of Consolidated Total Assets, Consolidated Net Income or Consolidated Adjusted EBITDA, (ii) accuracy of any representation or warranty and/or the absence of a Default or Event of Default (or any type of default or event of default) or (iii) compliance with any basket or other condition, as a condition to (A) the consummation of any transaction (including in connection with any acquisition, consolidation, business combination or similar Investment or the assumption or incurrence of Indebtedness), (B) the making of any Restricted Payment and/or (C) the making of any Restricted Debt Payment, the determination of whether the relevant condition is satisfied may be made (other than for purposes of Section 4.02 in connection with the making of any Revolving Loan or Swingline Loan or the issuance of any Letter of Credit), at the election of the Parent, (1) in the case of any acquisition, consolidation, business combination or similar Investment, any Disposition, any incurrence of Indebtedness or any transaction relating thereto, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such acquisition, consolidation, business combination, similar Investment or Disposition (or, solely in connection with an acquisition, consolidation or business combination to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 Announcement” of a firm intention to make an offer is made) or the establishment of a commitment with respect to such Indebtedness or (y) the consummation of such acquisition, consolidation, business combination, Investment or Disposition or the incurrence of such Indebtedness, (2) in the case of any Restricted Payment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) the declaration of such Restricted Payment or (y) the making of such Restricted Payment and (3) in the case of any Restricted Debt Payment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) delivery of notice with respect to such Restricted Debt Payment or (y) the making of such Restricted Debt Payment, in each case, after giving effect on a Pro Forma Basis to the relevant acquisition, consolidation, business combination or similar Investment, Restricted Payment and/or Restricted Debt Payment, incurrence of Indebtedness or other transaction (including the intended use of proceeds of any Indebtedness to be incurred in connection therewith) and, at the election of the Parent, any other acquisition, consolidation, business combination or similar Investment, Restricted Payment, Restricted Debt Payment, incurrence of Indebtedness or other transaction that has not been consummated but with respect to which definitive agreements have been executed, and no Default or Event of Default shall be deemed to have occurred solely as a result of an adverse change in such ratio, test or condition occurring after the time such election is made (but any subsequent improvement in the applicable ratio, test or amount may be utilized by the Parent or any Restricted Subsidiary). For the avoidance of doubt, if the Parent shall have elected the option set forth in clause (x) of any of the preceding clauses (1), (2) or (3) in respect of any transaction then (i) the Parent or its applicable Restricted Subsidiary shall be permitted to consummate such transaction even if any applicable test or condition shall cease to be satisfied subsequent to the Parent’s election of such option and (ii) the commitments under any Indebtedness to be incurred in connection with such transaction in reliance on a Fixed Charge Coverage Ratio or a Total Leverage Ratio shall be deemed to have been incurred and to be outstanding for purposes of calculating the Fixed Charge Coverage Ratio or the Total Leverage Ratio for any period in which the Parent makes any such election and for any subsequent period until such commitments or such Indebtedness, as applicable, are no longer outstanding. The provisions of this paragraph (e) shall also apply in respect of the incurrence of any Incremental Term Facility.

(f) For purposes of any calculation of the Blended First Lien Leverage Ratio, the Total Leverage Ratio or the Fixed Charge Coverage Ratio in connection with any incurrence of revolving or delayed draw Indebtedness, such Indebtedness shall be deemed to have been incurred and be outstanding for purposes of calculating the Blended First Lien Leverage Ratio, the Total Leverage Ratio or the Fixed Charge Coverage Ratio in respect of any additional incurrences of Indebtedness for any subsequent period until such commitments or such Indebtedness, as applicable, are no longer outstanding.

(g) Notwithstanding anything to the contrary herein, unless the Parent otherwise notifies the Administrative Agent, with respect to any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement (other than a non-concurrent borrowing under the Revolving Facility) that has a fixed-dollar basket or basket based on a percentage of Consolidated Adjusted EBITDA and, in each case, does not require compliance with a financial ratio or financial test (including Section 6.15 hereof, any Blended First Lien Leverage Ratio test, any Total Leverage Ratio test and/or any Fixed Charge Coverage Ratio test) (any such amount, including any concurrent drawing under the Revolving Facility, and any cap expressed as a percentage of Consolidated Total Assets, Consolidated Net Income or Consolidated Adjusted EBITDA, a “Fixed Amount”) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or financial test (including Section 6.15 hereof, any Blended First Lien Leverage Ratio test, any Total Leverage Ratio test and/or any Fixed Charge Coverage Ratio test) (any such amount, an “Incurrence-Based Amount”), it is understood and agreed that (i) the incurrence of the Incurrence-Based Amount shall be calculated first without giving effect to any Fixed Amount but giving full pro forma effect to the use of proceeds of such Fixed Amount and the related transactions and (ii) the incurrence of the Fixed Amount shall be calculated thereafter. Unless the Parent elects otherwise, the Borrower shall be deemed to have used amounts under an Incurrence-Based Amount then available to the Borrower prior to utilization of any amount under a Fixed Amount then available to the Borrower. In calculating any Incurrence Based Amount, any amounts concurrently-incurred under the Revolving Facility shall not be given effect.

(h) The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Parent dated such date prepared in accordance with GAAP.

(i) Any increase in any amount of Indebtedness or any increase in any amount secured by any Lien by virtue of the accrual of interest, the accretion of accreted value, the payment of interest or a dividend in the form of additional Indebtedness, amortization of original issue discount and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency shall be deemed to be permitted Indebtedness for purposes of Section 6.01 and will be deemed not to be the granting of a Lien for purposes of Section 6.02.

(j) For purposes of determining compliance with Section 6.01 or Section 6.02, if any Indebtedness or Lien is incurred in reliance on a basket measured by reference to a percentage of Consolidated Adjusted EBITDA, and any refinancing or replacement thereof would cause the percentage of Consolidated Adjusted EBITDA to be exceeded if calculated based on the Consolidated Adjusted EBITDA on the date of such refinancing or replacement, such percentage of Consolidated Adjusted EBITDA will be deemed not to be exceeded so long as the principal amount of such refinancing or replacement Indebtedness or other obligation does not exceed an amount sufficient to repay the principal amount of such Indebtedness or other obligation being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest, penalties and premiums (including tender, prepayment or repayment premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payment) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01.

(k) Any financial ratios required to be maintained by the Parent or any Restricted Subsidiary pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05. Representations and Warranties. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires. Notwithstanding anything herein or in any other Loan Document to the contrary, no officer, director or other representative of the Parent or any Subsidiary shall have any personal liability in connection with any representation, warranty or other certification in, or made pursuant to, this Agreement or any other Loan Document.

Section 1.06. Timing of Payment and Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.07. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.08. Currency Equivalents Generally.

(a) Notwithstanding anything to the contrary in clause (b) below, for purposes of any determination under Article 5, Article 6 (other than Section 6.15 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article 7 with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Sale and Lease-Back Transaction, Affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement (any of the foregoing, a “relevant transaction”), in a currency other than Dollars, (i) the Dollar equivalent amount of a relevant transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Parent) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such relevant transaction (which, in the case of any Restricted Payment, Restricted Debt Payment, Investment, Disposition or incurrence of Indebtedness, shall be determined as set forth in Section 1.04(e)); provided, that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payment) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any relevant transaction so long as such relevant transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of Section 6.15 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder (including for purposes of calculating availability under the Incremental Cap) on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to

Sections 5.01(a) or (b) (or, prior to the first such delivery, the financial statements referred to in Section 3.04), as applicable, for the relevant Test Period. Notwithstanding the foregoing or anything to the contrary herein, to the extent that the Parent would not be in compliance with Section 6.15 if any Indebtedness denominated in a currency other than Dollars were to be translated into Dollars on the basis of the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Section 5.01(a) or (b), as applicable, for the relevant Test Period, but would be in compliance with Section 6.15 if such Indebtedness that is denominated in a currency other than in Dollars were instead translated into Dollars on the basis of the average relevant currency exchange rates over such Test Period (taking into account the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar equivalent amount of such Indebtedness), then, solely for purposes of compliance with Section 6.15, the Blended First Lien Leverage Ratio as of the last day of such Test Period shall be calculated on the basis of such average relevant currency exchange rates.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Parent’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

(c) The Administrative Agent shall determine the Spot Rate as of each Revaluation Date to be used for calculating the Dollar Equivalent amount of any Revolving Loan and/or Letter of Credit that is denominated in any Alternate Currency. The Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amount between any Alternate Currency and Dollars until the next occurring Revaluation Date.

Section 1.09. Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Loans, Replacement Term Loans, Loans in connection with any Replacement Revolving Facility, Extended Term Loans, Extended Revolving Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

Section 1.10. Additional Alternate Currencies.

(a) The Parent may from time to time request that Term Benchmark Revolving Loans be made to the Borrower and/or Letters of Credit be issued in a currency that is not Dollars or an Alternate Currency; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Term Benchmark Revolving Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Lenders of the applicable Class that will provide such Loans, and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Banks, in each case as set forth in Section 10.02(b)(ii)(E).

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten (10) Business Days prior to the requested date of the making of such Revolving Loan or issuance of such Letter of Credit (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Banks, in its or their sole discretion). In the case of any such request pertaining to Term Benchmark Revolving Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Issuing Bank thereof. Each applicable Revolving Lender (in the case of any such request pertaining to Term Benchmark Revolving Loans) or each applicable Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., five (5) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Term Benchmark Revolving Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Revolving Lender or Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding paragraph shall be deemed to be a refusal by such Revolving Lender or Issuing Bank, as the case may be, to permit Term Benchmark Revolving Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the applicable Revolving Lenders consent to making Term Benchmark Revolving Loans or issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Parent, and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Borrowing of Revolving Loans or issuance of Letters of Credit in such currency, as applicable, in which case the Parent and the Revolving Lenders shall be permitted (but not required) to amend this Agreement and the other Loan Documents as necessary to accommodate such Borrowings and/or Letters of Credit (as applicable), in accordance with Section 10.02(b)(ii)(E). If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.10, the Administrative Agent shall promptly so notify the Parent. Notwithstanding anything to the contrary herein, to the extent that the Term Benchmark and/or the Alternate Base Rate is not applicable to or available with respect to any Revolving Loan denominated in any Alternate Currency, the components of the interest rate applicable to such Revolving Loan shall be separately agreed by the Parent and the Administrative Agent.

Section 1.11. Security Principles. The Collateral Documents, guarantee provisions hereof (including as applied to any Counterpart Agreement), and each other guaranty and security document delivered or to be delivered under this Agreement and any obligation to enter into such document or obligation in each case by any Subsidiary shall be granted in accordance with the Collateral and Guarantee Requirements.

ARTICLE 2

THE CREDITS

Section 2.01. Commitments.

(a) Subject to the terms and conditions set forth herein:

(i) on the Closing Date each Initial Term Lender severally, and not jointly, agrees to make Initial Term Loans denominated in Dollars to the Borrower in an aggregate amount equal to the amount of such Initial Term Lender’s Initial Term Loan Commitment;

(ii) each Revolving Lender severally, and not jointly, agrees to make Revolving Loans to the Borrower in Dollars or any Alternate Currency at any time and from time to time on and after the Closing Date, and until the earlier of the Initial Revolving Credit Maturity Date and the termination of the Initial Revolving Credit Commitment of such Revolving Lender in accordance with the terms hereof; provided that, after giving effect to any Borrowing of Initial Revolving Loans, the Outstanding Amount of such Revolving Lender’s Initial Revolving Credit Exposure shall not exceed such Revolving Lender’s Initial Revolving Credit Commitment.

Within the foregoing limits and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of the Initial Term Loans may not be reborrowed.

(b) Subject to the terms and conditions of this Agreement and any applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment, each Lender with an Additional Commitment of a given Class, severally and not jointly, agrees to make Additional Loans of such Class to the Borrower, which Loans shall not exceed for any such Lender at the time of any incurrence thereof the Additional Commitment of such Class of such Lender as set forth in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment.

Section 2.02. Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Each Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04.

(b) Subject to Section 2.01 and Section 2.13(g), (i) each Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Term Benchmark Loans as the Borrower may request in accordance herewith, (ii) each Borrowing denominated in Canadian Dollars shall be comprised entirely of Canadian Prime Rate Loans or Term Benchmark Loans as the Borrower may request in accordance herewith and (iii) each Borrowing denominated in an Alternate Currency other than Canadian Dollars shall be comprised of Term Benchmark Loans; provided that each Swingline Loan shall be an ABR Loan denominated in Dollars. Each Lender at its option may make any Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) such Term Benchmark Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrower to repay such Term Benchmark Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (iii) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply); provided, further, that any such domestic or foreign branch or Affiliate of such Lender shall not be entitled to any greater indemnification under Section 2.17 with respect to such Term Benchmark Loan than that to which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of a Change in Law after the date on which such Loan was made).

(c) At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall comprise an aggregate principal amount that is an integral multiple of $100,000 and not less than $500,000 (or the Dollar Equivalent thereof). Each ABR Borrowing when made shall be in a minimum principal amount of $100,000; provided that an ABR Revolving Loan Borrowing may be made in a lesser aggregate amount that is (x) equal to the entire aggregate Unused Revolving Credit Commitments or (y) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). At the commencement of each Interest Period for any Term Benchmark Borrowing denominated in Canadian Dollars, such Borrowing shall comprise an aggregate principal amount that is an integral multiple of C$100,000 and not less than C$500,000. Each Canadian Prime Rate Borrowing when made shall be in a minimum principal amount of C$100,000; provided that a Canadian Prime Rate Revolving Borrowing may be made in a lesser aggregate amount that is (x) equal to the entire aggregate Unused Revolving Credit Commitments or (y) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) different Interest Periods in effect for Term Benchmark Borrowings at any time outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not, nor shall the Borrower be entitled to, request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to such Loans.

Section 2.03. Requests for Borrowings. Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term Benchmark Loans shall be made upon irrevocable notice by the Borrower to the Administrative Agent (provided that notices in respect of any Borrowings to be made in connection with any acquisition, Investment or irrevocable repayment, redemption or refinancing of Indebtedness may be conditioned on the closing of such acquisition, Investment or irrevocable repayment, redemption or refinancing of such Indebtedness). Each such notice must be in writing and must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) not later than 1:00 p.m. (i) three (3) Business Days prior to the requested day of any Borrowing of, conversion to or continuation of Term Benchmark Loans (or one (1) Business Day in the case of any Borrowing of Term Benchmark Loans to be made on the Closing Date) and (ii) on the requested date of any Borrowing of or conversion to ABR Loans (other than Swingline Loans) or Canadian Prime Rate Loans (or, in each case, such later time as shall be reasonably acceptable to the Administrative Agent); provided, however, that if the Borrower wishes to request Term Benchmark Loans that are Revolving Loans having an Interest Period of other than one, two, three or six months in duration (in each case, subject to availability thereof) as provided in the definition of “Interest Period,” (A) the applicable notice from the Borrower must be received by the Administrative Agent not later than 1:00 p.m. four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation (or such later time as is reasonably acceptable to the Administrative Agent), whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and (B) not later than 10:00 a.m. three (3) Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period was consented to by all of the applicable Lenders; provided, further, that if all of the applicable Lenders consent to any such other Interest Period, the Relevant Rate shall be calculated without interpolation and the Relevant Rate shall be determined (i) if such other Interest Period is less than 1 month, pursuant to a 1 month Interest Period, (ii) if such other Interest Period is more than 1 month but less than 3 months, pursuant to a 3 month Interest Period, and (iii) otherwise, pursuant to a 6 month interest Period. Each written notice with respect to a Borrowing by the Borrower pursuant to this Section 2.03 shall be delivered to the Administrative Agent in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(b) the Borrower requesting such Borrowing;

(c) the Class of such Borrowing;

(d) the aggregate amount of the requested Borrowing;

(e) the date of such Borrowing, which shall be a Business Day;

(f) whether such Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or a Canadian Prime Rate Borrowing;

(g) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(h) the location and number of the Borrower’s account or any other designated account(s) to which funds are to be disbursed (the “Funding Account”).

If, with respect to a Borrowing denominated in Dollars, no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If, with respect to a Borrowing denominated in Canadian Dollars, no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Canadian Prime Rate Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise each Lender of the details thereof and of the amount of the Loan to be made as part of the requested Borrowing (x) in the case of any ABR Borrowing or Canadian Prime Rate Borrowing, on the same Business Day of receipt of a Borrowing Request in accordance with this Section or (y) in the case of any Term Benchmark Borrowing, no later than one (1) Business Day following receipt of a Borrowing Request in accordance with this Section 2.03.

Section 2.04. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding not to exceed $25,000,000; provided that (x) the Swingline Lender shall not be required to make any Swingline Loan to refinance an outstanding Swingline Loan and (y) after giving effect to any Swingline Loan, the aggregate Outstanding Amount of all Revolving Loans, Swingline Loans and LC Exposure shall not exceed the Total Revolving Credit Commitment. Each Swingline Loan shall be in a minimum principal amount of not less than $100,000 or such lesser amount as may be agreed by the Swingline Lender; provided that, notwithstanding the foregoing, a Swingline Loan may be in an aggregate amount that is (x) equal to the entire unused balance of the aggregate Unused Revolving Credit Commitments or (y) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Within the foregoing limits and subject to the terms and conditions set forth herein, Swingline Loans may be borrowed, prepaid and reborrowed. To request a Swingline Loan, the Borrower shall notify the Swingline Lender (with a copy to the Administrative Agent) of such request in writing, not later than 2:00 p.m. on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Swingline Lender shall make each Swingline Loan available to the Borrower on the same Business Day by means of a credit to the Funding Account or otherwise in accordance with the instructions of the Borrower (including, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(b) The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 p.m. on any Business Day require the Revolving Lenders to acquire participations on the second (2nd) Business Day following receipt of such notice in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this Section 2.04(b)), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participation in any Swingline Loan acquired pursuant to this Section 2.04(b), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of any Swingline Loan after receipt by the Swingline Lender of the proceeds of any sale of participations therein shall be promptly remitted by the Swingline Lender to the Administrative Agent and any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that have made their payments pursuant to this Section 2.04(b) and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or the Administrative Agent, as the case may be, and thereafter to the Borrower, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in any Swingline Loan pursuant to this Section 2.04(b) shall not relieve the Borrower of any default in the payment thereof.

(c) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04 by the time specified in Section 2.04(b), the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the Swingline Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (c) shall be conclusive absent manifest error.

Section 2.05. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in each case in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.05, (A) from time to time on any Business Day during the period from the Closing Date to the fifth (5th) Business Day prior to the Latest Revolving Loan Maturity Date, upon the request of the Borrower, to issue Letters of Credit denominated in Dollars or any Alternate Currency issued on sight basis only for the account of the Borrower and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.05(b) and (B) to honor drafts under the Letters of Credit and (ii) the Revolving Lenders severally agree to participate in the Letters of Credit issued pursuant to Section 2.05(d); provided, further, that after giving effect to the issuance, amendment, renewal or extension of any Letter of Credit, (w) the aggregate LC Exposure shall not exceed the Total Revolving Credit

Commitments, (x) the LC Exposure of each Revolving Lender shall not exceed such Revolving Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of the LC Exposure shall not exceed the Letter of Credit Sublimit and (z) the Outstanding Amount of the Letters of Credit issued by any Issuing Bank shall not exceed such Issuing Bank’s Letter of Credit Commitment. Notwithstanding anything to the contrary contained in this Agreement, no Issuing Bank shall be required to issue Commercial Letters of Credit without its consent.

(ii) No Issuing Bank shall have an obligation to issue any Letter of Credit if (w) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally, (x) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, (y) customary “know your customer” requirements of such Issuing Bank with respect to the beneficiary of such Letter of Credit would be violated or (z) any law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or direct that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit, the Borrower shall deliver to the applicable Issuing Bank and the Administrative Agent, at least three (3) Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank or, in the case of any issuance to be made on the Closing Date, one (1) Business Day prior to the Closing Date), a request to issue a Letter of Credit, which shall specify that it is being issued under this Agreement, in the form of Exhibit K attached hereto or any other form approved by the applicable Issuing Bank and the Borrower. To request an amendment, extension or renewal of a Letter of Credit (other than any automatic extension of a Letter of Credit permitted under Section 2.05(c)), the Borrower shall submit such a request to the applicable Issuing Bank selected by the Borrower (with a copy to the Administrative Agent) at least three (3) Business Days in advance of the requested date of amendment, extension or renewal (or such shorter period as is acceptable to the applicable Issuing Bank), identifying the Letter of Credit to be amended, extended or renewed, and specifying the proposed date (which shall be a Business Day) and other details of the amendment, extension or renewal. Requests for the issuance, amendment, extension or renewal of any Letter of Credit must be accompanied by such other information required by the applicable Issuing Bank as shall be necessary to issue, amend, extend or renew such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. No Letter of Credit, letter of credit application or other document entered into by the Borrower with any Issuing Bank relating to any Letter of Credit shall contain any representations or warranties, covenants or events of default not set forth in this Agreement (and to the extent inconsistent herewith shall be rendered null and void or reformed automatically without further action by any Person to conform to the terms of this Agreement), and all representations and warranties, covenants and events of default set forth therein shall contain standards, qualifications, thresholds and exceptions for materiality or otherwise consistent with those set forth in this Agreement (and, to the extent inconsistent herewith, shall be deemed to automatically incorporate the applicable standards, qualifications, thresholds and exceptions set forth herein without action by any Person). A Letter of Credit may be issued, amended, extended or renewed only if (and on the issuance, amendment, extension or renewal of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension or renewal, the Initial Revolving Credit Exposure would not exceed the Initial Revolving Credit Commitment. In addition, no Issuing Bank shall be required to issue, amend, extend or renew any Letter of Credit if the expiration date of such Letter of Credit extends beyond the Maturity Date applicable to the Revolving Credit Commitments of any Class unless (1) the aggregate amount of the LC Exposure attributable to Letters of Credit expiring after such Maturity Date does not exceed the aggregate amount of the Revolving Credit Commitments then in effect that are scheduled to remain in effect after such Maturity Date, (2) all Revolving Lenders and such Issuing Bank shall have consented to such expiry date, (3) the Borrower shall have caused such Letter of Credit to be backstopped by a “back to back” letter of credit reasonably satisfactory to such Issuing Bank or (4) the Borrower shall have caused such Letter of Credit to be Cash collateralized in accordance with Section 2.05(j), in the case of clause (3) or (4) on or before the date that such Letter of Credit is issued, amended, extended or renewed beyond such date. Promptly after the delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. Upon receipt of such Letter of Credit or amendment, the Administrative Agent shall notify the Revolving Lenders, in writing, of such Letter of Credit or amendment, and if so requested by a Revolving Lender, the Administrative Agent will provide such Revolving Lender with copies of such Letter of Credit or amendment.

(c) Expiration Date.

(i) Except as set forth in Section 2.05(b), no Standby Letter of Credit shall expire later than the earlier of (A) the date that is one year after the date of the issuance of such Standby Letter of Credit (or such later date to which the relevant Issuing Bank may agree) and (B) five (5) Business Days prior to the Latest Revolving Loan Maturity Date; provided that, any Standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration (none of which, in any event, shall extend beyond the date referred to in the preceding clause (B) unless 100% of the then-available face amount thereof is Cash collateralized or backstopped on or before the date that such Letter of Credit is extended beyond the date referred to in clause (B) above pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank).

(ii) Except as set forth in Section 2.05(b), no Commercial Letter of Credit shall expire later than the earlier to occur of (A) one year after the issuance thereof (or such later date to which the relevant Issuing Bank may agree) and (B) five (5) Business Days prior to the Latest Revolving Loan Maturity Date; provided that any Commercial Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration (none of which, in any event, shall extend beyond the date referred to in the preceding clause (B) unless 100% of the then-available face amount thereof is Cash collateralized or backstopped on or before the date that such Letter of Credit is extended beyond the date referred to in clause (B) above pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit (in respect of any Letter of Credit issued in any Alternate Currency, expressed in the Dollar Equivalent thereof). In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.

(i) If the applicable Issuing Bank makes any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent (or, in the case of Commercial Letters of Credit, the applicable Issuing Bank) an amount equal to such LC Disbursement not later than 1:00 p.m. on the Business Day immediately following the date on which the Borrower receives notice under paragraph (g) of this Section of such LC Disbursement (or, if such notice is received less than two hours prior to the deadline for requesting ABR Borrowings pursuant to Section 2.03, on the second (2nd) Business Day immediately following the date on which the Borrower receives such notice); provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Loan or a Swingline Loan and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.

(ii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.05(e) by the time specified therein, such Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate (or, in the case of any Letter of Credit denominated in any Alternate Currency, the Administrative Agent’s customary rate for interbank advances in such Alternate Currency) from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the applicable Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower in writing of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that no failure to give or delay in giving such notice shall relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank makes any LC Disbursement, then, unless the Borrower reimburses such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement (or the date on which such LC Disbursement is reimbursed with the proceeds of Loans, as applicable), at the rate per annum then applicable to (x) in the case of any Letter of Credit denominated in Dollars, Revolving Loans that are ABR Loans, (y) in the case of any Letter of Credit denominated in Canadian Dollars, Revolving Loans that are Canadian Prime Rate Loans and (z) in the case of any Letter of Credit denominated in any other Alternate Currency, Revolving Loans that are Term Benchmark Loans with an Interest Period of one month; provided that if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i) Replacement of an Issuing Bank or Addition of New Issuing Banks. Any Issuing Bank may be replaced with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), the Parent and the successor Issuing Bank at any time by written agreement among the Parent, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement becomes effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b)(ii). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit after such replacement. The Parent may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and the relevant Revolving Lender, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement. Any Revolving Lender designated as an issuing bank pursuant to this paragraph (i) shall be deemed to be an “Issuing Bank” (in addition to being a Revolving Lender) in respect of Letters of Credit issued or to be issued by such Revolving Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Revolving Lender.

(j) Cash Collateralization.

(i) If any Event of Default exists and the Revolving Loans have been declared due and payable in accordance with Article 7 hereof, then on the Business Day that the Parent receives notice from the Administrative Agent at the direction of the Required Lenders demanding the deposit of Cash collateral pursuant to this paragraph (j), upon such demand, the Borrower shall deposit, in an interest-bearing account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in Cash equal to 100% of the LC Exposure as of such date (minus the amount then on deposit in the LC Collateral Account); provided that the obligation to deposit such Cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Parent described in Section 8.01(f) or (g).

(ii) Any such deposit under clause (i) above shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations in accordance with the provisions of this paragraph (j). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account, and the Borrower hereby grants the Administrative Agent, for the benefit of the Secured Parties, a First Priority security interest in the LC Collateral Account. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Revolving Lenders) be applied to satisfy other Obligations. If the Borrower is required to provide an amount of Cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned to the Borrower promptly but in no event later than three (3) Business Days after such Event of Default has been cured or waived.

(k) Existing Letters of Credit. Each Existing Letter of Credit shall be deemed a Letter of Credit issued hereunder for all purposes under this Agreement without need for any further action by the Borrower or any other Person (but giving effect to the reallocation of applicant status to the Borrower).

(l) Reporting. Not later than the third (3rd) Business Day following the last day of each month and on the date of any issuance of any Letter of Credit (or at such other intervals as the Administrative Agent and the applicable Issuing Bank shall agree), each Issuing Bank shall provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Borrower to such Issuing Bank during such month.

Section 2.06. [Reserved].

Section 2.07. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m. to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account or as otherwise directed by the Borrower or the Parent; provided that Revolving Loans made to finance the reimbursement of any LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent has received notice from any Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate (or, with respect to any amount denominated in any Alternate Currency, the rate of interest per annum at which overnight deposits in the applicable Alternate Currency, in an amount that is approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by the Administrative Agent in the applicable offshore interbank market for such currency) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Loans comprising such Borrowing at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.07(b) shall cease. If the Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

Section 2.08. Type; Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert any Borrowing to a Borrowing of a different Type available in such currency or to continue any Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders based upon their Applicable Percentages and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall deliver an Interest Election Request (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)), appropriately completed and signed by a Responsible Officer of the Borrower, of the applicable election to the Administrative Agent by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d) If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, such Borrowing shall be converted at the end of such Interest Period to a Term Benchmark Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default exists and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default exists (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.

(e) It is understood and agreed that (i) only a Borrowing denominated in Dollars may be made as, or converted to, an ABR Loan, (ii) only a Borrowing denominated in Canadian Dollars may be made as, or converted to, a Canadian Prime Rate Loan and (iii) a Borrowing denominated in an Alternate Currency other than Canadian Dollars may only be made as, or converted to, or continued as, a Term Benchmark Loan (or such other type of Revolving Loan as may be agreed by the Administrative Agent and the Borrower pursuant to Section 1.10).

(f) Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.08 a CBR Loan or, prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to (x) the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR or (y) Term CORRA, an RFR Loan bearing interest based on Daily Simple CORRA (it being understood and agreed that a Central Bank Rate, Daily Simple SOFR and Daily Simple CORRA shall only apply to the extent provided in Sections 2.14(a) and 2.14(f), as applicable).

Section 2.09. Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Initial Term Loan Commitments on the Closing Date shall automatically terminate upon the making of the Initial Term Loans on the Closing Date, (ii) the Initial Revolving Credit Commitments shall be terminated on the Initial Revolving Credit Maturity Date, (iii) the Additional Term Loan Commitments of any Class shall automatically terminate upon the making of the Additional Term Loans of such Class and, if any such Additional Term Loan Commitment is not drawn on the date that such Additional Term Loan Commitment is required to be drawn pursuant to the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment, the undrawn amount thereof shall terminate unless otherwise provided in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment and (iv) the Additional Revolving Credit Commitments of any Class shall automatically terminate on the Maturity Date specified therefor in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment.

(b) Upon delivering the notice required by Section 2.09(c), the Parent may at any time terminate or from time to time reduce the Revolving Credit Commitments of any Class; provided that (i) each reduction of the Revolving Credit Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Parent shall not terminate or reduce the Revolving Credit Commitments of any Class if, after giving effect to such termination or reduction, as applicable, and any concurrent prepayment of Revolving Loans and Swingline Loans, the aggregate amount of the Revolving Credit Exposure attributable to the Revolving Credit Commitments of such Class would exceed the aggregate amount of the Revolving Credit Commitments of such Class; provided that, after the establishment of any Additional Revolving Credit Commitment, any such termination or reduction of the Revolving Credit Commitments of any Class shall be subject to the provisions set forth in Section 2.23 and/or 10.02, as applicable.

(c) The Parent shall notify the Administrative Agent of any election to terminate or reduce any Class or Classes of Revolving Credit Commitments under paragraph (b) of this Section (as selected by the Parent) not later than 1:00 p.m. on or prior to the effective date of such termination or reduction (or not later than 1:00 p.m., three (3) Business Days prior to the effective date of such termination or reduction, in the case of a termination or reduction involving a prepayment of Term Benchmark Borrowings (or such later date to which the Administrative Agent may agree)), specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Revolving Lenders of each applicable Class or Classes of the contents thereof. Each notice delivered by the Parent pursuant to this Section shall be irrevocable; provided that any such notice may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Parent (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of any Revolving Credit Commitment pursuant to this Section 2.09 shall be permanent. Upon any reduction of any Revolving Credit Commitment, the Revolving Credit Commitment of each Revolving Lender of the relevant Class shall be reduced by such Revolving Lender’s Applicable Percentage of such reduction amount.

Section 2.10. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to repay the outstanding principal amount of the Initial Term Loans to the Administrative Agent for the account of each applicable Term Lender (i) commencing on September 30, 2025, on the last Business Day of each March, June, September and December prior to the Initial Term Loan Maturity Date (each such date being referred to as a “Loan Installment Date”), in each case in an amount equal to 0.25% of the original principal amount of the Initial Term Loans (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 and purchases or assignments in accordance with Section 10.05(g) or increased as a result of any increase in the amount of such Initial Term Loans pursuant to Section 2.22(a)) and (ii) on the Initial Term Loan Maturity Date, in an amount equal to the remainder of the principal amount of the Initial Term Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. The Borrower shall repay any other Additional Term Loans of any Class in such scheduled amortization installments and on such date or dates as shall be specified therefor in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 and purchases or assignments in accordance with Section 10.05(g) or increased as a result of any increase in the amount of such other Additional Term Loans pursuant to Section 2.22(a)).

(b) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Initial Revolving Lender, the then-unpaid principal amount of the Initial Revolving Loans of such Lender made to the Borrower on the Initial Revolving Credit Maturity Date, (ii) to the Administrative Agent for the account of each Additional Revolving Lender, the then-unpaid principal amount of each Additional Revolving Loan of such Additional Revolving Lender made to the Borrower on the Maturity Date applicable thereto and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to the Borrower on the earlier of (x) the tenth (10th) Business Day following the incurrence of such Swingline Loan, (y) the date of any borrowing of Revolving Loans (z) the Latest Revolving Loan Maturity Date. On the Initial Revolving Credit Maturity Date, the Borrower shall make payment in full in Cash of all accrued and unpaid fees and all reimbursable expenses and other Loan Document Obligations with respect to the Initial Revolving Facility then due, together with accrued and unpaid interest (if any) thereon attributable to the Borrower.

(c) If the Maturity Date in respect of any Class of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if one or more other Classes of Revolving Credit Commitments in respect of which the Maturity Date shall not have so occurred are then in effect (or will automatically be in effect upon the occurrence of such Maturity Date), such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 2.05(d) and Section 2.05(e)) under (and ratably participated in by Revolving Lenders pursuant to) the non-terminating or new Classes of Revolving Credit Commitments up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments continuing at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) (in each case, after giving effect to any repayments of Revolving Loans) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i) and unless provisions reasonably satisfactory to the applicable Issuing Bank for the treatment of such Letter of Credit as a letter of credit under a successor credit facility have been agreed upon, the Borrower shall, on or prior to the applicable Maturity Date, (x) cause such Letter of Credit to be replaced and returned to the applicable Issuing Bank undrawn and marked “cancelled”, (y) cause such Letter of Credit to be backstopped by a “back to back” letter of credit reasonably satisfactory to the applicable Issuing Bank or (z) Cash collateralize such Letter of Credit in accordance with Section 2.05(j). Commencing with the Maturity Date of any Class of Revolving Credit

Commitments, the Letter of Credit Sublimit shall be in an amount agreed solely with the applicable Issuing Bank; provided that, at the request of the Parent, the Letter of Credit Sublimit immediately following such Maturity Date shall be no less than the Letter of Credit Sublimit immediately prior to such Maturity Date multiplied by a fraction, the numerator of which is the aggregate amount of the Revolving Credit Commitments immediately following such Maturity Date and the denominator of which is the aggregate amount of the Revolving Credit Commitments immediately prior to such Maturity Date.

(d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders or the Issuing Banks and each Lender’s or the Issuing Bank’s share thereof.

(f) The entries made in the accounts maintained pursuant to paragraph (d) or (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (e) of this Section and any Lender’s records, the accounts of the Administrative Agent shall govern.

(g) Any Lender may request that Loans made by it be evidenced by a Promissory Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Promissory Note payable to such Lender and its registered permitted assigns; it being understood and agreed that such Lender (and/or its applicable permitted assign) shall be required to return such Promissory Note to the Borrower in accordance with Section 10.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable). If any Lender loses the original copy of its Promissory Note, it shall execute an affidavit of loss containing a customary indemnification provision that is reasonably satisfactory to the Borrower. The obligation of each Lender to execute an affidavit of loss containing a customary indemnification provision that is reasonably satisfactory to the Borrower shall survive the Termination Date.

Section 2.11. Prepayment of Loans.

(a) Optional Prepayments.

(i) Upon prior notice in accordance with paragraph (a)(iii) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Borrowing of Term Loans of one or more Classes (such Class or Classes to be selected by the Borrower in its sole discretion) in whole or in part without premium or penalty (but subject to (A) in the case of Initial Term Loans only, Section 2.12(f) and (B) if applicable, Section 2.16). Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages of the relevant Class.

(ii) Upon prior notice in accordance with paragraph (a)(iii) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Borrowing of Revolving Loans of any Class or any Borrowing of Swingline Loans, including any Additional Revolving Loans, in whole or in part without premium or penalty (but subject to Section 2.16). Prepayments made pursuant to this Section 2.11(a)(ii), first, shall be applied ratably to the Swingline Loans and to outstanding LC Disbursements and second, shall be applied ratably to the outstanding Revolving Loans, including any Additional Revolving Loans of the relevant Class.

(iii) The Borrower shall notify the Administrative Agent (and, in the case of a prepayment of a Swingline Loan, the Swingline Lender) in writing of any prepayment under this Section 2.11(a) (A) in the case of a prepayment of a Term Benchmark Borrowing, not later than 1:00 p.m. three (3) Business Days before the date of prepayment, (B) in the case of a prepayment of an ABR Borrowing or a Canadian Prime Rate Borrowing, not later than 1:00 p.m. on the date of prepayment or (C) in the case of a prepayment of a Swingline Loan, not later than 1:00 p.m. on the date of prepayment (or, in each case, such later date or time to which the Administrative Agent may reasonably agree). Each such notice shall be irrevocable (except as set forth in the proviso to this sentence) and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other transactions or other conditional events, in which case such notice may be revoked or its effectiveness deferred by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied and/or the Borrower may delay or rescind such notice until such condition is satisfied. Promptly following receipt of any such notice relating to any Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount at least equal to the amount that would be permitted in the case of a Borrowing of the same Type and Class as provided in Section 2.02(c) or such lesser amount that is then outstanding with respect to such Borrowing being repaid. Each prepayment of Term Loans shall be applied to the Class or Classes of Term Loans specified by the Borrower in the applicable prepayment notice, and each prepayment of Term Loans of such Class or Classes made pursuant to this Section 2.11(a) shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans of such Class or Classes in the manner specified by the Borrower or, if not so specified on or prior to the date of such optional prepayment, in direct order of maturity.

(b) Mandatory Prepayments. Solely with respect to a Term Loan Borrowing (except with respect to Revolving Borrowings pursuant to clause (ix) below):

(i) [Reserved]

(ii) No later than the fifth (5th) Business Day following the receipt of Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds that are Material Insurance/Condemnation Proceeds, in each case, in excess of $100,000,000 in any Fiscal Year (disregarding Net Proceeds of up to $75,000,000 received in respect of Exclusive Licenses in such Fiscal Year), the Borrower shall apply an amount equal to 100% of such Net Proceeds or Net Insurance/Condemnation Proceeds received with respect thereto in excess of such thresholds (collectively, the “Subject Proceeds”; and any Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds that do not constitute Subject Proceeds, the “Excluded Proceeds”) to prepay the outstanding principal amount of Subject Loans in accordance with clause (viii) below; provided that application of such thresholds shall be at the option of the Parent; provided further that (A) the Borrower shall not be required to make a mandatory prepayment under this clause (ii) in respect of the Subject Proceeds that are reinvested in assets used or useful in the business of the Borrower or its Subsidiaries (including permitted acquisitions or other Investments) to the extent (x) the Subject Proceeds are so reinvested within 12 months following receipt thereof (the “Reinvestment Period”) or (y) the Parent or any of its subsidiaries has contractually committed to so reinvest the Subject Proceeds during such Reinvestment Period and the Subject Proceeds are so reinvested within 180 days after the expiration of such Reinvestment Period; provided, however, that if the Subject Proceeds have not been so reinvested prior to the expiration of the applicable period, the Borrower shall promptly prepay the outstanding principal amount of Subject Loans with the Subject Proceeds not so reinvested as set forth above (without regard to the immediately preceding proviso) (provided that the Parent may elect to deem certain expenditures that would otherwise be permissible reinvestments but that occurred prior to the receipt of the applicable Net Proceeds or Net Insurance/Condemnation Proceeds (as applicable) as having been reinvested in accordance with the provisions of this Section 2.11(b)(ii), but only to the extent such deemed expenditure shall have been made no earlier than (x) in the case of Net Proceeds, the earliest of the execution of a definitive agreement with respect to such Prepayment Asset Sale, the provision of notice with respect to such Prepayment Asset Sale or the consummation of the applicable Disposition and (y) in the case of Net Insurance/Condemnation Proceeds, the occurrence of the event in respect of which such Net Insurance/Condemnation Proceeds were received) and (B) if, at the time that any such prepayment would be required hereunder, the Parent or any of its Restricted Subsidiaries is required to prepay, repay or repurchase (or offer to prepay, repay or repurchase) any Indebtedness that is secured on a pari passu basis (without regard to the control of remedies) with the Obligations pursuant to the terms of the documentation governing such Indebtedness (such Indebtedness required to be so prepaid or repurchased or offered to be so prepaid or repurchased, “Other Applicable Indebtedness”), then the relevant Person may apply the Subject Proceeds on a pro rata basis to the prepayment of the Subject Loans and to the prepayment, repurchase or repayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Subject Loans and the Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time); it being understood that (1) the portion of the Subject Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of the Subject Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof (and the remaining amount, if any, of the Subject Proceeds shall be allocated to the Subject Loans in accordance with the terms hereof), and the amount of the prepayment of the Subject Loans that would have otherwise been required pursuant to this Section 2.11(b)(ii) shall be reduced accordingly, (2) Borrower Group Secured Debt that is not secured on a First Priority Lien basis by assets of the Parent Loan Party Group shall not be considered Other Applicable Indebtedness for purposes of any Prepayment Asset Sale by any Person that is not a Borrower Group Member or Net Insurance/Condemnation Proceeds received by any Person that is not a Borrower Group Member and (3) to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Subject Loans in accordance with the terms hereof.

(iii) In the event Parent or any of its Restricted Subsidiaries receives Net Proceeds from the issuance or incurrence of Indebtedness by Parent or any of its Subsidiaries (other than with respect to Indebtedness permitted under Section 6.01, except to the extent the relevant Indebtedness constitutes Refinancing Indebtedness incurred to refinance all or a portion of the Initial Term Loans pursuant to Section 6.01(p) or Replacement Term Loans incurred to refinance Initial Term Loans in accordance with the requirements of Section 10.02(c)), the Borrower shall, substantially simultaneously with (and in any event not later than two (2) Business Days thereafter) the receipt of such Net Proceeds by Parent or its applicable Restricted Subsidiary, apply an amount equal to 100% of such Net Proceeds to prepay the outstanding principal amount of the relevant Initial Term Loans in accordance with clause (viii) below;

(iv) In the event (A) Parent or any Restricted Subsidiary receives Net Proceeds from any sale or other Disposition of any BLCO Share Collateral, (B) the Borrower receives Cash dividends, distributions or other amounts (other than pursuant to clause (A) above) in respect of BLCO Share Collateral or (C) the Borrower receives any prepayment of any Intercompany Loan, in each case, the Borrower shall, within five (5) Business Days following the receipt of such Net Proceeds or amounts, apply an amount equal to 100% of such Net Proceeds or amounts to prepay the outstanding principal amount of the Subject Loans in accordance with clause (viii) below; provided that (i) if at the time that any such prepayment would be required, the Borrower is also required to prepay, repurchase or offer to prepay or repurchase Pari Passu Indebtedness pursuant to the terms of the documentation governing such Indebtedness, then the Borrower may apply such portion of the prepayment amount required pursuant to this clause (iv) on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Subject Loans and the relevant Pari Passu Indebtedness (or accreted amount if such other Indebtedness is issued with original issue discount) at such time) to the prepayment of the Subject Loans and to the prepayment of such other Indebtedness, and the amount of prepayment of the Subject Loans that would have otherwise been required pursuant to this Section 2.11(b)(iv) shall be reduced accordingly and (ii) prepayments pursuant to Section 2.11(b)(iv)(B) shall only be required when the aggregate amount of Cash dividends, distributions or other amounts received exceeds $50,000,000 (and thereafter when amounts received and not applied to prepayment exceed $50,000,000); it being understood that, for the avoidance of doubt, all Cash amounts received (and not just amounts in excess of $50,000,000) shall be applied to such prepayment;

(v) Within five (5) Business Days following any Fiscal Quarter during which Intercompany Loan Excess Cash exceeds $50,000,000, the Borrower shall apply an amount equal to 100% of such Intercompany Loan Excess Cash to prepay the outstanding principal amount of the Subject Loans in accordance with clause (viii) below; provided that (i) if at the time that any such prepayment would be required, the Borrower is also required to prepay, repurchase or offer to prepay or repurchase any Pari Passu Indebtedness pursuant to the terms of the documentation governing such Indebtedness, then the Borrower may apply such portion of the prepayment amount required pursuant to this clause (v) on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Subject Loans and the relevant Pari Passu Indebtedness (or accreted amount if such other Indebtedness is issued with original issue discount) at such time) to the prepayment of the Subject Loans and to the prepayment of such other Indebtedness, and the amount of prepayment of the Subject Loans that would have otherwise been required pursuant to this Section 2.11(b)(v) shall be reduced accordingly.

(vi) Notwithstanding anything in this Section 2.11(b) to the contrary, (A) the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Section 2.11(b)(ii) above to the extent that the relevant Prepayment Asset Sale is consummated by any Non-Canadian Subsidiary or the relevant Net Insurance/Condemnation Proceeds are received by any Non-Canadian Subsidiary, as the case may be, for so long as the Parent determines in good faith that the repatriation to the Borrower of any such amount would be prohibited or delayed (beyond the time period during which such prepayment is otherwise required to be made pursuant to Section 2.11(b)(ii) above) under any Requirement of Law or conflict with the fiduciary duties of such Non-Canadian Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Non-Canadian Subsidiary (including on account of financial assistance, corporate benefit, thin capitalization, capital maintenance or similar considerations); it being understood and agreed that (i) solely within 365 days following the event giving rise to the relevant Subject Proceeds, the Borrower shall take all commercially reasonable actions required by applicable Requirements of Law to permit such repatriation and (ii) if the repatriation of the relevant affected Subject Proceeds is permitted under the applicable Requirement of Law and, to the extent applicable, would no longer conflict with the fiduciary duties of such director, or result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the Persons described above, in either case, within 365 days following the event giving rise to the relevant Subject Proceeds, the relevant Non-Canadian Subsidiary will promptly repatriate the relevant Subject Proceeds and the repatriated Subject Proceeds will be promptly (and in any event not later than two (2) Business Days after such repatriation) applied (net of additional Taxes payable or reserved against such Subject Proceeds, as a result thereof, in each case by any Loan Party, such Loan Party’s subsidiaries, and any Affiliates or indirect or direct equity owners of the foregoing) to the repayment of Subject Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (iv)), (B) the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Section 2.11(b)(ii) to the extent that the relevant Subject Proceeds are received by any Joint Venture (including any Subsidiary that is not a Wholly-Owned Subsidiary) for so long as the Parent determines in good faith that the distribution to the Borrower of such Subject Proceeds would be prohibited under any applicable (I) Organizational Documents (or any relevant shareholders’ or similar agreement) governing such Joint Venture, (II) agreement or instrument (including a financing arrangement) entered into with a Person other than the Borrower or a Restricted Subsidiary not prohibited by Section 6.03 or (III) judgment, decree, order, statute or governmental rule or regulation; it being understood that if the relevant prohibition ceases to exist within the 365-day period following the end of the event giving rise to the relevant Subject Proceeds, the relevant Joint Venture will promptly distribute the relevant Subject Proceeds and the distributed Subject Proceeds will be promptly (and in any event not later than ten (10) Business Days after such distribution) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of Subject Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (iv)) and (C) if the Parent determines in good faith that the repatriation (or other intercompany distribution) to the Borrower of any amounts required to mandatorily prepay the Subject Loans pursuant to Section 2.11(b)(ii) above would result in material and adverse tax consequences for any Loan Party or any of such Loan Party’s subsidiaries, Affiliates or indirect or direct equity owners, taking into account any foreign tax credit or benefit actually realized in connection with such repatriation (such amount, a “Restricted Amount”), as determined by the Parent in good faith, the amount the Borrower shall be required to mandatorily prepay pursuant to Section 2.11(b)(ii) above, as applicable, shall be reduced by the Restricted Amount; provided that to the extent that the repatriation (or other intercompany distribution) of any Subject Proceeds from the relevant Non-Canadian Subsidiary would no longer have a material and adverse tax consequence within the 365-day period following the event giving rise to the relevant Subject Proceeds, an amount equal to the Subject Proceeds not previously applied pursuant to this clause (C), shall be promptly applied to the repayment of Subject Loans pursuant to Section 2.11(b) as otherwise required above (without regard to this clause (iv));

(vii) Each Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Initial Term Loans and Additional Term Loans required to be made by the Borrower pursuant to this Section 2.11(b), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”), which Declined Proceeds may be retained by the Borrower and used for any legal purpose permitted (or not prohibited) hereunder; provided further that, for the avoidance of doubt, no Lender may reject any prepayment made under

Section 2.11(b)(iii) above to the extent that such prepayment is made with the Net Proceeds of (x) Refinancing Indebtedness (including Replacement Debt) incurred to refinance all or a portion of the Initial Term Loans or Additional Term Loans pursuant to Section 6.01(p) and/or (y) Replacement Term Loans incurred to refinance all or a portion of the Term Loans in accordance with the requirements of Section 10.02(c); provided further that no Lender may reject any prepayment made under Section 2.11(b)(iv). If any Lender fails to deliver a notice to the Administrative Agent of its election to decline receipt of its Applicable Percentage of any mandatory prepayment within the time frame specified by the Administrative Agent, such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage of the total amount of such mandatory prepayment of Initial Term Loans and Additional Term Loans.

(viii) Except as may otherwise be set forth in any amendment to this Agreement in connection with any Additional Term Loan, (A) each prepayment of Initial Term Loans and other Additional Term Loans pursuant to this Section 2.11(b) shall be applied ratably to each Class of Term Loans (based upon the then outstanding principal amounts of the respective Classes of Term Loans) (provided that any prepayment constituting (x) Refinancing Indebtedness (including Replacement Debt) incurred to refinance all or a portion of Initial Term Loans or other Additional Term Loans pursuant to Section 6.01(p) and/or (y) Replacement Term Loans incurred to refinance all or a portion of the Term Loans in accordance with the requirements of Section 10.02(c) shall, in each case be applied solely to each applicable Class of refinanced or replaced Term Loans), (B) with respect to each Class of Initial Term Loans and other Additional Term Loans, all accepted prepayments under Section 2.11(b)(i), (ii) or (iii) shall be applied against the remaining scheduled installments of principal due in respect of the Initial Term Loans and other Additional Term Loans as directed by the Parent (or, in the absence of direction from the Parent, to the remaining scheduled amortization payments in respect of the Initial Term Loans and other Additional Term Loans in direct order of maturity) and (C) each such prepayment shall be paid to the Term Lenders in accordance with their respective Applicable Percentages. The amount of such mandatory prepayments shall be applied on a pro rata basis to the then outstanding Initial Term Loans and other Additional Term Loans being prepaid irrespective of whether such outstanding Loans are ABR Loans, Term Benchmark Loans or Loans of any other Type. Any prepayment of Initial Term Loans made on or prior to the Initial Term Loan Soft Call Termination Date pursuant to Section 2.11(b)(iii) as part of a Repricing Transaction shall be accompanied by the fee set forth in Section 2.12(f).

(ix) In the event that on any Revaluation Date (after giving effect to the determination of the Outstanding Amount of each Revolving Loan, Letter of Credit and LC Disbursement) the Revolving Credit Exposure of any Class exceeds the amount of the Revolving Credit Commitment of such Class then in effect, the Borrower shall, within five (5) Business Days of receipt of notice from the Administrative Agent, prepay the Revolving Loans or Swingline Loans and/or reduce LC Exposure in an aggregate amount sufficient to reduce such Revolving Credit Exposure as of the date of such payment to an amount not to exceed the Revolving Credit Commitment of such Class then in effect by taking any of the following actions as it shall determine at its sole discretion: (A) prepaying Revolving Loans or Swingline Loans or (B) with respect to any excess LC Exposure, depositing Cash in the LC Collateral Account or “backstopping” or replacing the relevant Letters of Credit, in each case, in an amount equal to 100% of such excess LC Exposure (minus any amount then on deposit in the LC Collateral Account).

(x) At the time of each prepayment required under Section 2.11(b)(i), (ii), (iii), (iv) or (v), the Parent shall deliver to the Administrative Agent a certificate signed by a Responsible Officer of the Parent setting forth in reasonable detail the calculation of the amount of such prepayment in the form attached as Exhibit M hereto. Each such certificate shall specify the Borrowings being prepaid and the principal amount of each Borrowing (or portion thereof) to be prepaid. Prepayments shall be accompanied by accrued interest as required by Section 2.13. All prepayments of Borrowings under this Section 2.11(b) shall be subject to Section 2.16 and, except as set forth in the last sentence of clause (viii) above, shall otherwise be without premium or penalty.

Section 2.12. Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender of any Class (other than any Defaulting Lender) a commitment fee, which shall accrue at a rate equal to the Commitment Fee Rate per annum applicable to the Revolving Credit Commitment of such Class on the average daily amount of the Unused Revolving Credit Commitment of such Class of such Revolving Lender during the period from and including the Closing Date to the date on which such Lender’s Revolving Credit Commitment of such Class terminates. Accrued commitment fees through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifteenth (15th) day following such last day (commencing on the first such date to occur after the Closing Date) and on the date on which the Revolving Credit Commitments of the applicable Class terminate. For purposes of calculating the commitment fees only, no portion of the Revolving Credit Commitments shall be deemed utilized as a result of outstanding Swingline Loans.

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender of any Class (other than any Defaulting Lender) a participation fee with respect to its participation in each Letter of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Term Benchmark Revolving Loans on the daily face amount of such Lender’s LC Exposure attributable to its Revolving Credit Commitment of such Class in respect of such Letter of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements), during the period from and including the Closing Date to the later of the date on which such Revolving Lender’s Revolving Credit Commitment of such Class terminates and the date on which such Revolving Lender ceases to have any LC Exposure related to its Revolving Credit Commitment of such Class in respect of such Letter of Credit (including any such LC Exposure that may exist following the termination of such Revolving Credit Commitments) and (ii) to each Issuing Bank, for its own account, a fronting fee, in respect of each Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such Letter of Credit to the expiration date of such Letter of Credit (or if terminated on an earlier date, to the termination date of such Letter of Credit), computed at a rate equal to the rate agreed by such Issuing Bank and the Parent (but in any event not to exceed 0.125% per annum) of the daily face amount of such Letter of Credit, as well as such Issuing Bank’s reasonable and customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued to and including the last day of each March, June, September and December of each year shall, in each case, be payable on the date that is the fifteenth (15th) day following such last day (commencing on the first such date to occur after the Closing Date); provided that all such fees shall be payable on the date on which the Revolving Credit Commitments of the applicable Class terminate, and any such fees accruing after the date on which the Revolving Credit Commitments of the applicable Class terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within thirty (30) days after receipt of a written demand (accompanied by reasonable back-up documentation) therefor.

(c) [Reserved].

(d) The Parent agrees to pay to the Administrative Agent, for its own account, the fees in the amounts and at the times separately agreed upon by the Parent and the Administrative Agent in writing.

(e) All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders. Fees paid shall not be refundable under any circumstances except as otherwise provided in the Fee Letter. Fees payable hereunder shall accrue through and including the last day of the month immediately preceding the applicable fee payment date.

(f) In the event that, on or prior to the date that is 12 months after the Closing Date (the “Initial Term Loan Soft Call Termination Date”), the Parent (x) prepays, repays, refinances, substitutes or replaces any Initial Term Loans in connection with a Repricing Transaction (including, for the avoidance of doubt, any prepayment made pursuant to Section 2.11(b)(iii) that constitutes a Repricing Transaction) or (y) effects any amendment, modification or waiver of, or consent under, this Agreement resulting in a Repricing Transaction with respect to the Initial Term Loans, the Parent shall pay to the Administrative Agent, for the ratable account of each of the applicable Initial Term Lenders, (I) in the case of clause (x), a premium of 1.00% of the aggregate principal amount of the Initial Term Loans so prepaid, repaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the Initial Term Loans that are the subject of such Repricing Transaction outstanding immediately prior to such amendment. If, on or prior to the Initial Term Loan Soft Call Termination Date, all or any portion of the Initial Term Loans held by any Term Lender are prepaid, repaid, refinanced, substituted or replaced pursuant to Section 2.19(b)(iv) as a result of, or in connection with, such Term Lender not agreeing or otherwise consenting to any waiver, consent, modification or amendment referred to in clause (y) above (or otherwise in connection with a Repricing Transaction), such prepayment, repayment, refinancing, substitution or replacement will be made at 101% of the principal amount so prepaid, repaid, refinanced, substituted or replaced. All such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

(g) Unless otherwise indicated herein, all computations of fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of the amount of any fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.13. Interest.

(a) The Loans comprising each ABR Borrowing (including Swingline Loans) shall bear interest at the Alternate Base Rate, plus the Applicable Rate.

(b) The Loans comprising each Term Benchmark Borrowing shall bear interest at the Term Benchmark for the Interest Period in effect for such Borrowing, plus the Applicable Rate.

(c) The Loans comprising each Canadian Prime Rate Borrowing shall bear interest at the Canadian Prime Rate, plus the Applicable Rate.

(d) Each RFR Loan shall bear interest at a rate per annum equal to the applicable Adjusted Daily Simple RFR, plus the Applicable Rate.

(e) Notwithstanding the foregoing, during the existence and continuance of any Event of Default under Section 8.01(a), if any principal of or interest on any Loan or any LC Disbursement or any fee payable by the Borrower hereunder is not, in each case, paid or reimbursed when due, whether at stated maturity, upon acceleration or otherwise, the relevant overdue amount shall bear interest, to the fullest extent permitted by applicable Requirements of Law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest of any Loan or unreimbursed LC

Disbursement, 2.00% plus the rate otherwise applicable to such Loan or LC Disbursement as provided in the preceding paragraphs of this Section or Section 2.05(h) or (ii) in the case of any other amount, 2.00%, plus the rate applicable to Revolving Loans that are ABR Loans as provided in paragraph (a) of this Section; provided that no amount shall be payable pursuant to this Section 2.13(e) to any Defaulting Lender so long as such Lender is a Defaulting Lender; provided, further, that no amounts shall accrue pursuant to this Section 2.13(e) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender is a Defaulting Lender.

(f) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date applicable to such Loan or, in the case of any Revolving Loan, upon the termination of the Revolving Credit Commitments of the applicable Class, as applicable; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or Canadian Prime Rate Loan prior to the termination of the relevant revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Accrued interest for any Class of Additional Loans shall be payable as set forth in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment.

(g) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed for ABR Loans based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and interest computed for Loans denominated in Canadian Dollar shall be computed on the basis of the actual number of days elapsed and a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Term Benchmark or Canadian Prime Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue on each Loan from the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

(h) With respect to any Guarantor incorporated under the laws of Poland, if at any time (a)(i) the interest rate specified in this Section exceeds the maximum level of interest specified in Article 359 §2¹ of the Polish Civil Code, the rate of interest specified in this Section will be reduced in accordance with Article 359 §2² of the Polish Civil Code, and (ii) the default interest rate specified in this Section exceeds the maximum level of default interest specified in Article 481§2¹ of the Polish Civil Code, the rate of default interest specified in this Section will be reduced in accordance with Article 481§2² of the Polish Civil Code, and (b) the default interest on overdue interest specified in this Section may be claimed in accordance with Article 482 of the Polish Civil Code only when the statement of claims (powództwo) concerning thereof is filed with the relevant court, unless, after the interest had become overdue, the Guarantor agrees to add the overdue interest to the overdue amount.

Section 2.14. Alternate Rate of Interest. (a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Adjusted Term CORRA Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Adjusted Term CORRA Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Revolving Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.14(a)(i) or (ii) above and (2) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing and (B) for Loans denominated in an Alternate Currency, any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing or an RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.14(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (B) for Loans denominated in an Alternate Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable Alternate Currency, plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable Alternate Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternate Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternate Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable Alternate Currency, plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable Alternate Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternate Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternate Currency) immediately or (B) be prepaid in full immediately.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedge Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.14), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars and/or Canadian Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Class.

(c) (i) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. (ii) Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, with respect to a Loan denominated in Canadian Dollars, if a Term CORRA Reelection Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c)(ii) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term CORRA Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term CORRA Notice after the occurrence of a Term CORRA Reelection Event and may do so in its sole discretion.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate, EURIBOR Rate or Term CORRA) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for (i) a Term Benchmark Borrowing, conversion to or continuation of Term Benchmark Loans to be made, converted or continued or (ii) a RFR Borrowing or conversion to RFR Loans, during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any request for (1) a Term Benchmark Borrowing or RFR Borrowing, as applicable, denominated in Dollars into a request for a Borrowing of or conversion to (A) solely with respect to any such request for a Term Benchmark Borrowing, an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event or (y) any request relating to a Term Benchmark Borrowing or RFR Borrowing denominated in an Alternate Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.14, (A) for Loans denominated in Dollars (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (B) for Loans denominated in an Alternate Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable Alternate Currency, plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable Alternate Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternate Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternate Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable Alternate Currency, plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable Alternate Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternate Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternate Currency) immediately or (B) be prepaid in full immediately.

Section 2.15. Increased Costs.

(a) If any Change in Law:

(i) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Term SOFR Rate, Adjusted EURIBOR Rate or the Adjusted Term CORRA Rate, as applicable) or Issuing Bank;

(ii) subjects any Lender or Issuing Bank or the Administrative Agent to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (c) through (f) of the definition of Excluded Taxes and (C) Connection Income Taxes) in respect of its loans, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) imposes on any Lender or Issuing Bank or the applicable offshore interbank market any other condition (other than Taxes) affecting this Agreement or Loans made by any Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to the relevant Lender of making or maintaining any Term Benchmark Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) in respect of any Term Benchmark Loan or Letter of Credit in an amount deemed by such Lender or Issuing Bank to be material, then, within thirty (30) days after the Parent’s receipt of the certificate contemplated by paragraph (c), the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered; provided that the Borrower shall not be liable for such compensation if (x) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto, (y) such Lender invokes Section 2.20 or (z) in the case of requests for reimbursement under clause (iii) above resulting from a market disruption, (A) the relevant circumstances do not generally affect the banking market or (B) the applicable request has not been made by Lenders constituting Required Lenders.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law other than due to Taxes (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then within thirty (30) days of receipt by the Parent of the certificate contemplated by paragraph (c) the Borrower will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) Any Lender or Issuing Bank requesting compensation under this Section 2.15 shall be required to deliver a certificate to the Parent that (i) sets forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section, (ii) sets forth in reasonable detail the manner in which such amount or amounts were determined and (iii) certifies that such Lender or Issuing Bank is generally charging such amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Parent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16. Break Funding Payments. In the event of (a) the conversion or prepayment of any principal of any Term Benchmark Loans other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), (b) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date or in the amount specified in any notice delivered pursuant hereto or (c) the assignment of any Term Benchmark Loan of any Lender other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Parent pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense incurred by such Lender that is attributable to such event (other than loss of profit). In the case of a Term Benchmark Loan, the loss, cost or expense of any Lender shall be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Relevant Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the applicable interbank market; it being understood that such loss, cost or expense shall in any case exclude any interest rate floor and all administrative, processing or similar fees. Any Lender requesting compensation under this Section 2.16 shall be required to deliver a certificate to the Parent (i) setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined and (ii) certifying that such Lender is generally charging the relevant amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

Section 2.17. Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirement of Law requires the deduction or withholding of any Tax from any such payment by any applicable withholding agent, then (i) if such Tax is an Indemnified Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after required deductions (including deductions applicable to additional sums payable under this Section 2.17) having been made by the applicable withholding agent, each Lender and each Issuing Bank (as applicable) (or, where the Administrative Agent receives a payment for its own account, the Administrative Agent), receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) such withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c) Each Loan Party shall indemnify the Administrative Agent, each Lender, the Swingline Lender and each Issuing Bank within thirty (30) days after receipt of the certificate described in the succeeding sentence, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent, such Lender or Issuing Bank (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section), as applicable, and any reasonable expenses arising therefrom or with respect thereto; provided that if such Loan Party reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender or Issuing Bank, as applicable, will use reasonable efforts to cooperate with such Loan Party to obtain a refund of such Taxes (which shall be repaid to such Loan Party in accordance with Section 2.17(g)) so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender or Issuing Bank, result in any additional out-of-pocket costs or expenses not reimbursed by such Loan Party or be otherwise materially disadvantageous to the Administrative Agent or such Lender or Issuing Bank, as applicable. In connection with any request for reimbursement under this Section 2.17(c), the relevant Lender, Issuing Bank or the Administrative Agent, as applicable, shall deliver a certificate to the Parent setting forth, in reasonable detail, the basis and calculation of the amount of the relevant payment or liability. Notwithstanding anything to the contrary contained in this Section 2.17(c), the Borrower shall not be required to indemnify the Administrative Agent, any Lender or any Issuing Bank pursuant to this Section 2.17(c) for any incremental interest or penalties resulting from a failure of such Administrative Agent, such Lender or Issuing Bank, as applicable, to notify the Parent of the relevant possible indemnification claim within 180 days after the Administrative Agent or such Lender or Issuing Bank receives written notice from the applicable taxing authority of the specific tax assessment giving rise to such indemnification claim.

(d) [reserved]

(e) As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders and Issuing Banks.

(i) Any Lender and any Issuing Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Parent and the Administrative Agent, at the time or times reasonably requested by the Parent or the Administrative Agent, such properly completed and executed documentation as the Parent or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender and any Issuing Bank, if reasonably requested by the Parent or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Parent or the Administrative Agent as will enable the Parent or the Administrative Agent to determine whether or not such Lender or Issuing Bank is subject to backup withholding or information reporting requirements. Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to deliver to the Parent and to any successor Administrative Agent any documentation provided to the Administrative Agent pursuant to this Section 2.17(f).

(ii) Each Lender and each Issuing Bank agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Parent and the Administrative Agent in writing of its legal ineligibility to do so.

(iii) Without limiting the generality of the foregoing,

(A) any Lender or Issuing Bank that is a United States person within the meaning of Section 7701(a)(30) of the Code (a “U.S. Lender/Issuing Bank”) shall deliver to the Parent and the Administrative Agent on or about the date on which such U.S. Lender/Issuing Bank becomes a Lender or the Issuing Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Parent or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Lender that is not a U.S. Lender/Issuing Bank (a “Non-U.S. Lender/Issuing Bank”) shall, to the extent it is legally eligible to do so, deliver to the Parent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Non-U.S. Lender/Issuing Bank becomes a Lender or Issuing Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Parent or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Non-U.S. Lender/Issuing Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Non-U.S. Lender/Issuing Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the applicable U.S. Borrower as described in Section 881(c)(3)(C) of the Code and no payments in connection with the Agreement are effectively connected with such Non-U.S. Lender/Issuing Bank’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Non-U.S. Lender/Issuing Bank is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-3 or Exhibit L-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender/Issuing Bank is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Non-U.S. Lender/Issuing Bank are claiming the portfolio interest exemption, such Non-U.S. Lender/Issuing Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 on behalf of each such direct and indirect partner;

(C) any Lender or Issuing Bank shall, to the extent it is legally eligible to do so, deliver to the Parent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Lender or Issuing Bank becomes a Lender or Issuing Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Parent or the Administrative Agent), executed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Parent or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender or Issuing Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or Issuing Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by

Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender or Issuing Bank has complied with such Lender’s or Issuing Bank’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv) Notwithstanding anything to the contrary, a Lender or Issuing Bank shall not be required to deliver any documentation under this Section 2.17(e) to the extent it is legally ineligible to deliver.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes (whether received in cash or applied by the taxing authority granting the refund to offset other Taxes otherwise owed) as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such indemnifying party under this Section 2.17 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes imposed with respect to such refund) of such indemnified party, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such indemnifying party, upon the request of the indemnified party, agrees to repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event the indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to any indemnifying party pursuant to this paragraph (g) to the extent that the payment thereof would place the indemnified party in a less favorable net after-Tax position than the position that the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require the indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender or Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) For purposes of this Section 2.17, the term “Requirements of Law” includes FATCA.

Section 2.18. Payments Generally; Allocation of Proceeds; Sharing of Payments.

(a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements or of amounts payable under Section 2.15, 2.16 or 2.17 or otherwise) prior to the time expressed hereunder or under such Loan Document (or, if no time is expressly required, by 2:00 p.m.) on the date when due, in immediately available funds, without set-off (except as otherwise provided in Section 2.17) or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Parent by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round such Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount. Except as set forth in any amendment entered into pursuant to Section 10.02(b)(ii)(E) with respect to the making of Revolving Loans or Letters of Credit denominated in a currency other than Dollars, all payments (including accrued interest) hereunder shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) Subject in all respects to the provisions of any applicable Acceptable Intercreditor Agreement, all proceeds of Collateral received by the Administrative Agent at any time when an Event of Default exists and all or any portion of the Loans have been accelerated hereunder pursuant to Section 8.01, shall, upon election by the Administrative Agent or at the direction of the Required Lenders, be applied, first, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent or any Issuing Bank from the Borrower constituting Loan Document Obligations, second, on a pro rata basis, to pay any fees or expense reimbursements then due to the Lenders from the Borrower constituting Loan Document Obligations, third, to pay interest due and payable in respect of any Loans, on a pro rata basis, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements, all Banking Services Obligations and all Secured Hedging Obligations on a pro rata basis among the Secured Parties, fifth, to pay an amount to the Administrative Agent equal to 100% of the LC Exposure (minus the amount then on deposit in the LC Collateral Account) on such date, to be held in the LC Collateral Account as Cash collateral for such Loan Document Obligations, on a pro rata basis; provided that if any Letter of Credit expires undrawn, then any Cash collateral held to secure the related LC Exposure shall be applied in accordance with this Section 2.18(b), beginning with clause first above, sixth, to the payment of any other Secured Obligation due to the Administrative Agent, any Lender or any other Secured Party by the Borrower on a pro rata basis, seventh, as provided for under any applicable Acceptable Intercreditor Agreement and eighth, to the Parent or as the Parent shall direct.

(c) If any Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its Loans of any Class or participations in LC Disbursements or Swingline Loans held by it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and participations in LC Disbursements or Swingline Loans and accrued interest thereon than the proportion received by any other Lender with Loans of such Class and participations in LC Disbursements or Swingline Loans, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans and sub-participations in LC Disbursements or Swingline Loans of other Lenders of such Class at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and participations in LC Disbursements or Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans to any permitted assignee or participant, including any payment made or deemed made in connection with Sections 2.22, 2.23, 10.02(c) and/or Section 10.05. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.18(c) and will, in each case, notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.18(c) shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Loan Document Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Loan Document Obligations purchased.

(d) Unless the Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender or Issuing Bank the amount due. In such event, if the Borrower has not in fact made such payment, then each Lender or the applicable Issuing Bank severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate (or, with respect to any such amounts denominated in an Alternate Currency, the Administrative Agent’s customary rate for interbank advances in such Alternate Currency) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender fails to make any payment required to be made by it pursuant to Section 2.07(b) or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain Term Benchmark Loans pursuant to Section 2.20, or any Loan Party is required to pay any additional amount to or indemnify any Lender, Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.17, then such Lender or Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future or mitigate the impact of Section 2.20, as the case may be, and (ii) would not subject such Lender or Issuing Bank to any material unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Bank in any material respect. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender or Issuing Bank in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain Term Benchmark Loans pursuant to Section 2.20, (ii) any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is a Defaulting Lender or (iv) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender”, “each Revolving Lender” or “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders) with respect to which Required Lender or Required Revolving Lender consent (or the consent of Lenders holding loans or commitments of such Class or lesser group representing more than 50% of the sum of the total loans and unused commitments of such Class or lesser group at such time) has been obtained, as applicable, any Lender is a non-consenting Lender (each such Lender, a “Non-Consenting Lender”), then the Parent may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) terminate the applicable Commitments and/or Additional Commitments of such Lender, and procure the repayment of all Loan Document Obligations of the Borrower owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date under one or more Credit Facilities or Additional Credit Facilities as the Parent may elect or (y) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 10.05), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if any Lender accepts such assignment); provided that (A) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans and, if applicable, participations in LC Disbursements and Swingline Loans, in each case of such Class of Loans, Commitments and/or Additional Commitments, accrued interest thereon, accrued fees and all other amounts payable to it hereunder with respect to such Class of Loans, Commitments and/or Additional Commitments, (B) in the case of any assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (C) such assignment does not conflict with applicable law. No action by or consent of a Defaulting Lender or a Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of the amounts described in clause (A) of the immediately preceding sentence. No Lender (other than a Defaulting Lender) shall be required to make any such assignment and delegation, and the Borrower may not repay the Loan Document Obligations of such Lender and the Parent may not terminate its Commitments or Additional Commitments, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent to require such assignment and delegation cease to apply. Each Lender agrees that if it is replaced pursuant to this Section 2.19, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by one or more Promissory Notes) subject to such Assignment and Assumption (provided that the failure of any Lender replaced pursuant to this Section 2.19 to execute an Assignment and Assumption or deliver any such Promissory Note shall not render such sale and purchase (and the corresponding assignment) invalid), such assignment shall be recorded in the Register and any such Promissory Note shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (b). To the extent that any Lender is replaced pursuant to Section 2.19(b)(iv) in connection with a Repricing Transaction requiring payment of a fee pursuant to Section 2.12(f), the Parent shall pay to each Lender being replaced as a result of such Repricing Transaction the fee set forth in Section 2.12(f).

Section 2.20. Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Adjusted Term CORRA Rate (whether denominated in Dollars or an Alternate Currency), or to determine or charge interest rates based upon the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Adjusted Term CORRA Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or an Alternate Currency in the applicable interbank market, then, on notice thereof by such Lender to the Parent through the Administrative Agent, (i) any obligation of such Lender to (A) make or continue Term Benchmark Loans in Dollars or such Alternate Currency, (B) in the case of Dollars, to convert ABR Loans to Term Benchmark Loans or (C) in the case of Canadian Dollars, to convert Canadian Prime Rate Loans to Term Benchmark Loans denominated in Canadian Dollars, shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans denominated in Dollars the interest rate on which is determined by reference to the Adjusted Term SOFR Rate component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Parent that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly). Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or (A) if applicable and such Loans are denominated in Dollars, convert all of such Lender’s Term Benchmark Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR Rate component of the Alternate Base Rate), (B) if applicable and such Loans are denominated in Canadian Dollars, convert all of such Lender’s Term Benchmark Loans denominated in Canadian Dollars to Canadian Prime Rate Loans or (C) if applicable and such Loans are denominated in an Alternate Currency other than Canadian Dollars, convert such Loans to Loans bearing interest at an alternative rate that is mutually acceptable to the Borrower and such Lender, in each case, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Benchmark Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Benchmark Loans (in which case the Borrower shall not be required to make payments pursuant to Section 2.16 in connection with such payment) and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Adjusted Term CORRA Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted Term SOFR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Adjusted Term CORRA Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to such Lender.

Section 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Fees shall cease to accrue on the unfunded portion of any Commitment of such Defaulting Lender pursuant to Section 2.12(a) and, subject to clause (d)(iv) below, on the participation of such Defaulting Lender in Letters of Credit pursuant to Section 2.12(b) and pursuant to any other provisions of this Agreement or other Loan Document.

(b) The Commitments, Loans and LC Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, each affected Lender, the Required Lenders, the Required Revolving Lenders or such other number of Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any waiver, amendment or modification pursuant to Section 10.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately and adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.11, Section 2.15, Section 2.16, Section 2.17, Section 2.18, Article 8, Section 10.05 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.09), shall be applied at such time or times as may be determined by the Administrative Agent and, where relevant, the Parent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any applicable Issuing Bank and/or Swingline Lender hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by the applicable Issuing Bank, to be held as Cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit; fourth, so long as no Default or Event of Default exists, as the Parent may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent or the Parent, to be held in a deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the non-Defaulting Lenders, Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lender, any Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loan or LC Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loan or LC Exposure was made or created, as applicable, at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Exposure owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Exposure owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to any Defaulting Lender that are applied (or held) to pay amounts owed by any Defaulting Lender or to post Cash collateral pursuant to this Section 2.21(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d) If any Swingline Loans or LC Exposure exists at the time any Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Loans and LC Exposure shall be reallocated among the non-Defaulting Revolving Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures does not exceed the total of all non-Defaulting Revolving Lenders’ Revolving Credit Commitments; provided that, subject to Section 10.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any other right or remedy available to it hereunder or under applicable Requirements of Law, within two (2) Business Days following notice by the Administrative Agent, Cash collateralize 100% of such Defaulting Lender’s LC Exposure and any obligations of such Defaulting Lender to fund participations in any Swingline Loan (after giving effect to any partial reallocation pursuant to paragraph (i) above and any Cash collateral provided by such Defaulting Lender or pursuant to Section 2.21(c) above) or make other arrangements reasonably satisfactory to the Administrative Agent and to the applicable Issuing Bank and/or Swingline Lender with respect to such LC Exposure and/or Swingline Loans and obligations to fund participations. Cash collateral (or the appropriate portion thereof) provided to reduce LC Exposure or other obligations shall be released promptly following (A) the elimination of the applicable LC Exposure or other obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 2.19)) or (B) the Administrative Agent’s good faith determination that there exists excess Cash collateral (including as a result of any subsequent reallocation of Swingline Loans and LC Exposure among non-Defaulting Lenders described in clause (i) above);

(iii) (A) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.21(d), then the fees payable to the Revolving Lenders pursuant to Section 2.12(a) and (b), as the case may be, shall be adjusted to give effect to such reallocation and (B) if the LC Exposure of any Defaulting Lender is Cash collateralized pursuant to this Section 2.21(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank, any Lender or the Borrower hereunder, no letter of credit fees shall be payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure; and

(iv) if any Defaulting Lender’s LC Exposure is not Cash collateralized, prepaid or reallocated pursuant to this Section 2.21(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Revolving Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such Defaulting Lender’s LC Exposure is Cash collateralized or reallocated.

(e) So long as any Revolving Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan, and no Issuing Bank shall be required to issue, extend, create, incur, amend or increase any Letter of Credit unless it is reasonably satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders, Cash collateral provided pursuant to Section 2.21(c) and/or Cash collateral provided by the Borrower in accordance with Section 2.21(d), and participating interests in any such or newly issued, extended or created Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Revolving Lenders in a manner consistent with Section 2.21(d)(i) (it being understood that Defaulting Lenders shall not participate therein).

(f) In the event that the Administrative Agent and the Parent agree that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Applicable Percentage of Swingline Loans and LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment, and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders (other than

Swingline Loans) or participations in Revolving Loans as the Administrative Agent shall determine as are necessary in order for such Revolving Lender to hold such Revolving Loans or participations in accordance with its Applicable Percentage of the applicable Class. Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (x) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender and (y) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.22. Incremental Credit Extensions.

(a) The Borrower may, on one or more occasions pursuant to an Incremental Facility Amendment add one or more new Classes of term facilities and/or increase the principal amount of the Term Loans of any existing Class by requesting new term loan commitments to be added to such Loans (any such new Class or increase, an “Incremental Term Facility” and any loans made pursuant to an Incremental Term Facility, “Incremental Term Loans”) in an aggregate outstanding principal amount not to exceed the Incremental Cap; provided that:

(i) the Incremental Conditions are satisfied;

(ii) no Incremental Commitment in respect of any Incremental Term Facility may be in an amount that is less than $5,000,000 (or such lesser amount to which the Administrative Agent may reasonably agree),

(iii) except as separately agreed from time to time between the Borrower and any Lender, no Lender shall be obligated to provide any Incremental Commitment, and the determination to provide such commitments shall be within the sole and absolute discretion of such Lender (it being agreed that the Borrower shall not be obligated to offer the opportunity to any Lender to participate in any Incremental Term Facility),

(iv) no Incremental Term Facility or Incremental Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender other than in its capacity, if any, as a lender providing all or part of such Incremental Term Facility or Incremental Loan,

(v) the Effective Yield (and the components thereof) applicable to any Incremental Term Facility may be determined by the Parent and the lender or lenders providing such Incremental Term Facility; provided that, in the case of any broadly syndicated Dollar-denominated Incremental Term Facility that is secured on a pari passu basis with the Initial Term Loans, the Effective Yield applicable thereto may not be more than 0.50% higher than the Effective Yield applicable to the Initial Term Loans unless the Applicable Rate (and/or, as provided in the proviso below, the Alternate Base Rate floor or Term Benchmark floor) with respect to the Initial Term Loans is adjusted such that the Effective Yield on the Initial Term Loans is not more than 0.50% per annum less than the Effective Yield with respect to such Incremental Term Facility (this proviso, the “MFN Provision”); provided further that any increase in Effective Yield applicable to any Initial Term Loan due to the application or imposition of an Alternate Base Rate floor or Term Benchmark floor on any Incremental Term Loan may, at the election of the Parent, be effected through an increase in (or implementation of, as applicable) any Alternate Base Rate floor or Term Benchmark floor applicable to such Initial Term Loans or an increase in the interest rate margin applicable to such Incremental Loans,

(vi) the final maturity date with respect to any Incremental Term Loans shall be no earlier than the Initial Term Loan Maturity Date at the time of the incurrence thereof,

(vii) the Weighted Average Life to Maturity of any Incremental Term Facility shall be no shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans,

(viii) subject to clauses (vi) and (vii) above, any Incremental Term Facility may otherwise have an amortization schedule as determined by the Parent and the lenders providing such Incremental Term Facility,

(ix) subject to clause (v) above, to the extent applicable, any fees payable in connection with any Incremental Term Facility shall be determined by the Parent and the arrangers and/or lenders providing such Incremental Term Facility,

(x) (A) each Incremental Term Facility shall rank pari passu with the Initial Term Loans in right of payment and security and (B) no Incremental Term Facility may be (x) guaranteed by any Person which is not a Loan Party or (y) secured by Liens on any assets other than the Collateral,

(xi) any Incremental Term Facility may provide for the ability to participate (A) on a pro rata basis or non-pro rata basis in any voluntary prepayment of Term Loans made pursuant to Section 2.11(a) and (B) on a pro rata or less than pro rata basis (but not on a greater than pro rata basis, other than in the case of prepayment with proceeds of Indebtedness refinancing such Incremental Term Loans) in any mandatory prepayment of Term Loans required pursuant to Section 2.11(b),

(xii) no Specified Event of Default shall exist immediately prior to or after giving effect to the effectiveness of such Incremental Term Facility,

(xiii) except as otherwise set forth in this Section 2.22, any Incremental Term Loans shall have substantially consistent terms (or terms not less favorable to existing Lenders) as the Initial Term Loans except for (x) terms applicable to such Incremental Term Loans that are more favorable to the lenders or the agent of such Incremental Term Facility than those applicable to the then-existing Loans and Commitments and are then conformed (or added) to the Loan Documents on or prior to the effectiveness of such Incremental Term Facility for the benefit of the existing Lenders or the Administrative Agent, as applicable, and (z) any terms or other provisions applicable only to periods after the Latest Maturity Date in effect immediately prior to the making of such Incremental Term Loans,

(xiv) on the date of the making of any Incremental Term Loans that will be added to any Class of then existing Term Loans, and notwithstanding anything to the contrary set forth in Sections 2.08 or 2.13, such Incremental Term Loans shall be added to (and constitute a part of, be of the same Type as and, at the election of the Parent, have the same Interest Period as) each Borrowing of outstanding Term Loans of such Class on a pro rata basis (based on the relative sizes of such Borrowings), so that each Term Lender providing such Incremental Term Loans will participate proportionately in each then-outstanding Borrowing of Term Loans of such Class; it being acknowledged that the application of this clause may result in new Incremental Term Loans having Interest Periods (the duration of which may be less than one month) that begin during an Interest Period then applicable to outstanding Term Benchmark Loans of the relevant Class and which end on the last day of such Interest Period, and

(b) Incremental Commitments may be provided by any existing Lender or by any other Eligible Assignee (any such other Eligible Assignee being called an “Additional Lender”); provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Additional Lender’s provision of Incremental Commitments if such consent would be required under Section 10.05(b) for an assignment of Loans to such Additional Lender; provided further, that any Additional Lender that is an Affiliated Lender shall be subject to the provisions of Section 10.05(g), mutatis mutandis, to the same extent as if the relevant Incremental Commitments and related Loan Document Obligations had been obtained by such Lender by way of assignment.

(c) Each Lender or Additional Lender providing a portion of any Incremental Commitment shall execute and deliver to the Administrative Agent and the Parent all such documentation (including the relevant Incremental Facility Amendment) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Commitment. On the effective date of such Incremental Commitment, each Additional Lender shall become a Lender for all purposes in connection with this Agreement.

(d) As a condition precedent to the effectiveness of any Incremental Term Facility or the making of any Incremental Loans, (i) upon its request, the Administrative Agent shall have received customary written opinions of counsel, as well as such reaffirmation agreements, supplements and/or amendments as it shall reasonably require, (ii) the Administrative Agent shall have received, from each Additional Lender, an administrative questionnaire in the form provided to such Additional Lender by the Administrative Agent (the “Administrative Questionnaire”) and such other documents as it shall reasonably require from such Additional Lender, (iii) the Administrative Agent and applicable Additional Lenders shall have received all fees required to be paid in respect of such Incremental Term Facility or Incremental Loans and (iv) upon its request, the Administrative Agent shall have received a certificate of Parent signed by a Responsible Officer thereof:

(A) certifying and attaching a copy of the resolutions adopted by the governing body of the Borrower approving or consenting to such Incremental Term Facility or Incremental Loans, and

(B) to the extent applicable, certifying that the condition set forth in clause (a)(xii) above has been satisfied.

(e) The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Facility Amendment and/or any amendment to any other Loan Document with the Parent and/or the Borrower as may be necessary in order to establish new or any increase in any Classes or sub-Classes in respect of Loans or commitments pursuant to this Section 2.22 (including, for instance, to increase the amortization of any existing Class of Term Loans (or to provide for any existing Class of Term Loans to have (or to again have) amortization) in order to have such existing Class of Term Loans be “fungible” with any Incremental Term Facility that is to be added to such Loans) and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Parent in connection with the establishment or increase, as applicable, of such Classes or sub-Classes, in each case on terms consistent with this Section 2.22 (including with respect to the appointment of a Subsidiary Guarantor as a borrower in respect of such Incremental Term Facility).

(f) Notwithstanding anything to the contrary in this Section 2.22 (including Section 2.22(d)) or in any other provision of any Loan Document, if the proceeds of any Incremental Term Facility are intended to be applied to finance an acquisition or other Investment and the lenders providing such Incremental Term Facility so agree, the availability thereof shall be subject to customary “SunGard” or “certain funds” conditionality (including the making and accuracy of customary specified representations in connection with such acquisition or other Investment).

(g) This Section 2.22 shall supersede any provision in Section 2.18 or 10.02 to the contrary.

Section 2.23. Extensions of Loans and Revolving Credit Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Parent to all Lenders holding Loans of any Class or Commitments of any Class, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans or Commitments of such Class) and on the same terms to each such Lender, each of the Parent and/or the Borrower is hereby permitted from time to time to consummate transactions with any individual Lender who accepts the terms contained in the relevant Extension Offer to extend the Maturity Date of all or a portion of such Lender’s Loans and/or Commitments of such Class and otherwise modify the terms of all or a portion of such Loans and/or Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Loans and/or Commitments (and related outstandings) and/or modifying the amortization schedule, if any, in respect of such Loans) (each, an “Extension”); it being understood that any Extended Term Loans shall constitute a separate Class of Loans from the Class of Loans from which they were converted and any Extended Revolving Credit Commitments shall constitute a separate Class of Revolving Credit Commitments from the Class of Revolving Credit Commitments from which they were converted, so long as the following terms are satisfied:

(i) except as to (x) interest rates, fees and final maturity (which shall, subject to clause (iii)(y) below, be determined by the Parent and set forth in the relevant Extension Offer), (y) terms applicable to such Extended Revolving Credit Commitments or Extended Revolving Loans that are more favorable to the lenders or the agent of such Extended Revolving Credit Commitments or Extended Revolving Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents on or prior to the effectiveness of such Extension for the benefit of the Revolving Lenders or, as applicable, the Administrative Agent pursuant to the applicable Extension Amendment and (z) any terms or other provisions applicable only to periods after the Latest Revolving Loan Maturity Date (in each case, as of the date of such Extension), the commitment of any Revolving Lender that agrees to an Extension (an “Extended Revolving Credit Commitment”; and the Loans thereunder, “Extended Revolving Loans”), and the related outstandings, shall be a revolving commitment (or related outstandings, as the case may be) with substantially consistent terms (or terms not less favorable to existing Revolving Lenders) as the Class of Revolving Credit Commitments subject to the relevant Extension Offer (and related outstandings) provided hereunder; provided that to the extent more than one Revolving Facility exists after giving effect to any such Extension, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on any Revolving Facility (and related outstandings), (B) repayments required upon the Maturity Date of any Revolving Facility and (C) repayments made in connection with any permanent repayment and termination of any Revolving Credit Commitments (subject to clause (3) below)) of Extended Revolving Loans after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Facilities, (2) all swingline loans and/or letters of credit made or issued, as applicable, under any Extended Revolving Credit Commitment shall be participated on a pro rata basis by all Revolving Lenders of the applicable Class and (3) any permanent repayment of Revolving Loans with respect to, and reduction or termination of Revolving Credit Commitments under, any Revolving Facility after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis or less than pro rata basis with all other Revolving Facilities, except that the Borrower shall be permitted to permanently repay Revolving Loans and terminate Revolving Credit Commitments of any Revolving Facility on a greater than pro rata basis (I) as compared to any other Revolving Facilities with a later Maturity Date than such Revolving Facility or (II) to the extent refinanced or replaced with a Replacement Revolving Facility or Replacement Debt;

(ii) except as to (x) interest rates, fees, amortization, final maturity date, premiums, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii)(x), (iv) and (v), be determined by the Parent and set forth in the relevant Extension Offer), (y) terms applicable to such Extended Term Loans that are more favorable to the lenders or the agent of such Extended Term Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents on or prior to the effectiveness of such Extension for the benefit of the Term Lenders or, as applicable, the Administrative Agent pursuant to the applicable Extension Amendment and (z) any terms or other provisions applicable only to periods after the Latest Term Loan Maturity Date (in each case, as of the date of such Extension), the Term Loans of any Lender extended pursuant to any Extension (any such extended Term Loans, the “Extended Term Loans”) shall have substantially consistent terms (or terms not less favorable to existing Lenders) as the tranche of Term Loans subject to the relevant Extension Offer;

(iii) (x) the final maturity date of any Extended Term Loans shall be no earlier than the then applicable Latest Term Loan Maturity Date at the time of extension and (y) no Extended Revolving Credit Commitments or Extended Revolving Loans shall have a final maturity date earlier than (or require commitment reductions prior to) the then applicable Latest Revolving Loan Maturity Date;

(iv) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of any then-existing Term Loans;

(v) subject to clauses (iii) and (iv) above, any Extended Term Loans may otherwise have an amortization schedule as determined by the Parent and the Lenders providing such Extended Term Loans;

(vi) any Extended Term Loans may provide for the ability to participate (A) on a pro rata basis or non-pro rata basis in any voluntary prepayment of Term Loans made pursuant to Section 2.11(a) and (B) on a pro rata or less than pro rata basis (but not on a greater than pro rata basis other than in the case of prepayment with proceeds of Indebtedness refinancing such Extended Term Loans) in any mandatory prepayment of Term Loans required pursuant to Section 2.11(b);

(vii) if the aggregate principal amount of Loans or commitments, as the case may be, in respect of which Lenders shall have accepted the relevant Extension Offer exceeds the maximum aggregate principal amount of Loans or commitments, as the case may be, offered to be extended by the Parent pursuant to such Extension Offer, then the Loans or commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) held by Lenders that have accepted such Extension Offer;

(viii) unless the Administrative Agent otherwise agrees, each Extension shall be in a minimum amount of $5,000,000;

(ix) any applicable Minimum Extension Condition shall be satisfied or waived by the Parent; and

(x) all documentation in respect of such Extension shall be consistent with the foregoing.

(b) With respect to any Extension consummated pursuant to this Section 2.23, (i) no such Extension shall constitute a voluntary or mandatory prepayment for purposes of Section 2.11, (ii) the scheduled amortization payments (in so far as such schedule affects payments due to Lenders participating in the relevant Class) set forth in Section 2.10 shall be adjusted to give effect to such Extension of the relevant Class and (iii) except as set forth in clause (a)(viii) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Parent may, at its election, specify as a condition (a “Minimum Extension Condition”) to consummating such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Parent’s sole discretion and which may be waived by the Parent in its sole discretion) of Loans or commitments (as applicable) of any or all applicable Classes be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, any payment of any interest, fees or premium in respect of any tranche of Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.10, 2.11 or 2.18) or any other Loan Document that may otherwise prohibit any Extension or any other transaction contemplated by this Section.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Loans and/or commitments under any Class (or a portion thereof), (B) with respect to any Extension of the Revolving Credit Commitments, the consent of each Issuing Bank to the extent the commitment to provide Letters of Credit is to be extended and (C) with respect to any Extension of the Revolving Credit Commitments, the consent of the Swingline Lender to the extent the swingline facility is to be extended (in each case which consent shall not be unreasonably withheld or delayed). All Extended Term Loans and Extended Revolving Credit Commitments and all obligations in respect thereof shall constitute Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Extension Amendment and such other amendments to this Agreement and the other Loan Documents with the Parent and/or the Borrower as may be necessary in order to establish new Classes or sub-Classes in respect of Loans or commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Parent in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section 2.23.

(d) In connection with any Extension, the Parent shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23.

Section 2.24. Interest Act

(a) For purposes of the Interest Act (Canada), where in this Agreement a rate of interest is to be calculated on the basis of a period of less than a year, the yearly rate of interest to which the rate is equivalent is the rate multiplied by the number of days in the year for which the calculation is made and divided by the number of days in the period.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

On the dates and to the extent required pursuant to Section 4.01 or Section 4.02, as applicable, the Borrower and each other Loan Party hereby represent and warrant to the Lenders that:

Section 3.01. Organization; Powers. The Parent and each of its Restricted Subsidiaries (a) is (i) duly organized and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of organization, (b) has all requisite organizational power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where its ownership, lease or operation of properties or conduct of its business requires such qualification; except, in each case referred to in this Section 3.01 (other than clause (a)(i) and (b), in each case with respect to the Borrower) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02. Authorization; Enforceability. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party are within such Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to the Legal Reservations.

Section 3.03. Governmental Approvals; No Conflicts. The execution and delivery of each Loan Document by each Loan Party party thereto and the performance by such Loan Party thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect (except to the extent not required to be obtained or made pursuant to the Collateral and Guarantee Requirement), (ii) in connection with the Perfection Requirements and (iii) such consents, approvals, registrations, filings or other actions the failure to obtain or make which would not be reasonably expected to have a Material Adverse Effect, (b) will not violate any (i) of such Loan Party’s Organizational Documents or (ii) Requirements of Law applicable to such Loan Party which, in the case of this clause (b)(ii), would reasonably be expected to have a Material Adverse Effect and (c) will not violate or result in a default under any material Contractual Obligation in respect of Indebtedness having an aggregate principal amount exceeding the Threshold Amount to which such Loan Party is a party which, in the case of this clause (c), would reasonably be expected to result in a Material Adverse Effect.

Section 3.04. Financial Condition; No Material Adverse Effect.

(a) After the Closing Date, the financial statements most recently provided pursuant to Section 5.01(a) or (b), as applicable, present fairly, in all material respects, the financial position, results of operations and cash flows of the Parent on a consolidated basis as of such dates and for such periods in accordance with GAAP, (x) except as otherwise expressly noted therein, (y) subject, in the case of quarterly financial statements, to the absence of footnotes and normal year-end audit adjustments and (z) except as may be necessary to reflect any differing entity and/or organizational structure prior to giving effect to the Transactions.

(b) Since the Closing Date, there have been no events, developments or circumstances that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05. Properties.

(a) As of the Closing Date, Schedule 3.05 sets forth the address of each Material Real Estate Asset that is owned in fee simple by any Loan Party.

(b) The Parent and each of its Restricted Subsidiaries have good and valid fee simple title to or rights to purchase, or valid leasehold interests in, or easements or other limited property interests in, all of their respective Real Estate Assets and have good title to their personal property and assets, in each case material to the business, except (i) for Permitted Liens, (ii) for defects in title that do not materially interfere with their ability to conduct their business as currently conducted or to utilize such properties and assets for their intended purposes, or (iii) where the failure to have such title or interest would not reasonably be expected to have a Material Adverse Effect.

(c) The Parent and each of its Restricted Subsidiaries owns or has a license to use all Patents, Trademarks, Copyrights and other intellectual property rights (“IP Rights”) necessary for the conduct of its respective business as presently conducted, and such IP Rights do not infringe or violate the IP Rights of any third party, except to the extent such failure to own or license to use would not, or where such infringement or violations would not, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06. Litigation and Environmental Matters. Except as set forth on Schedule 3.06:

(a) there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent, threatened in writing against the Parent or any of its Restricted Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(b) except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) neither the Parent nor any of its Restricted Subsidiaries has received any Environmental Claim nor, to the knowledge of the Parent, is any Environmental Claim threatened and (ii) neither the Parent nor any of its Restricted Subsidiaries is in violation of any Environmental Law or knows of any basis for any liability under Environmental Laws; and

(c) neither the Parent nor any of its Restricted Subsidiaries has treated, stored, transported, Released or disposed of any Hazardous Material at or from any currently or formerly owned, leased or operated real estate or facility in a manner that would reasonably be expected to have a Material Adverse Effect.

Section 3.07. Compliance with Laws. The Parent and each of its Restricted Subsidiaries are in compliance with all Requirements of Law applicable to it or its property, except, in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, it being understood and agreed that this Section 3.07 shall not apply to any law specifically referenced in Section 3.17.

Section 3.08. Investment Company Status. No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 3.09. Taxes. The Parent and each of its Restricted Subsidiaries have timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable, except (a) Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings and for which the Parent or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to pay Taxes or file Tax returns would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10. ERISA.

(a) Each Employee Benefit Plan (including those not subject to U.S. law) is in compliance with its terms and with ERISA and the Code and all other applicable laws and regulations, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect.

(b) In the five-year period prior to the date on which this representation is made or deemed made, no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 3.11. Disclosure.

(a) As of the Closing Date, to the knowledge of the Parent, all written factual information (other than forward-looking or projected information, pro forma information and information of a general economic or general industry nature (including any reports or memoranda prepared by third party consultants)) concerning the Parent and its Restricted Subsidiaries and the Transactions and that was prepared by or on behalf of the Parent or its Restricted Subsidiaries or their respective representatives and made available to any Initial Lender or the Administrative Agent in connection with the Transactions on or before the Closing Date (the “Information”), when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

(b) The Projections have been prepared in good faith based upon assumptions believed by the Parent to be reasonable at the time furnished (it being recognized that such Projections are not to be viewed as a guarantee of financial performance or as facts and are subject to significant uncertainties and contingencies many of which are beyond the Parent’s control, that no assurance can be given that any particular financial projections (including the Projections) will be realized, that actual results may differ from projected results and that such differences may be material).

(c) As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 3.12. Solvency. As of the Closing Date, immediately after the consummation of the Transactions to occur on the Closing Date and the incurrence of indebtedness and obligations on the Closing Date in connection with this Agreement and the Transactions, (i) the sum of the debt (including contingent liabilities) of the Parent and its Restricted Subsidiaries, taken as a whole, does not exceed the fair value of the assets of the Parent and its Restricted Subsidiaries, taken as a whole, (ii) the capital of the Parent and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Parent and its Restricted Subsidiaries, taken as a whole, contemplated as of the Closing Date and (iii) the Parent and its Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts (taking into account any refinancing thereof) as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liability meets the criteria for accrual under Statement of Financial Accounting Standards No. 5).

Section 3.13. Capitalization and Subsidiaries. The Perfection Certificate sets forth, in each case as of the Closing Date, (a) a correct and complete list of the legal name of each subsidiary of the Parent (including any French form of name) and the ownership interest therein held by the Parent or its applicable subsidiaries and (b) the type of entity of the Parent and each of its subsidiaries.

Section 3.14. Security Interest in Collateral. Subject to the Legal Reservations and the Perfection Requirements (including the Agreed Security Principles), the provisions, limitations and/or exceptions set forth in this Agreement and/or the other relevant Loan Documents (including any Acceptable Intercreditor Agreement), the Collateral Documents create legal, valid and enforceable Liens on all of the Collateral described therein in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, and upon the satisfaction of the applicable Perfection Requirements (as limited by the Agreed Security Principles), such Liens constitute perfected Liens (with the priority such Liens are expressed to have within the relevant Collateral Documents) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents) securing the Obligations, in each case as and to the extent set forth therein. For the avoidance of doubt, notwithstanding anything herein or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty (other than any representation or warranty expressly made in such Loan Document) as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Capital Stock of any Subsidiary, or as to the rights and remedies of the Administrative Agent or any Lender with respect thereto, under foreign Requirements of Law (except to the extent a pledge of Capital Stock has been duly executed under the laws of the jurisdiction of the issuer thereof), (B) the enforcement of any security interest or right or remedy with respect to any Collateral that may be limited or restricted by, or require any consent, authorization, approval or license under, any Requirement of Law, (C) on the Closing Date and until required pursuant to Section 5.12, as applicable, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent the same is not required on the Closing Date pursuant to Section 4.01 or (D) any Excluded Asset.

Section 3.15. Labor Disputes. As of the Closing Date, except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against the Parent or any of its Restricted Subsidiaries pending or, to the knowledge of the Parent or any of its Restricted Subsidiaries, threatened in writing and (b) the hours worked by and payments made to employees of the Parent and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act and the Employment Standards Act (Ontario), each as amended, or any other applicable federal, state, local or foreign law dealing with such matters.

Section 3.16. Federal Reserve Regulations. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that results in a violation of the provisions of Regulation U and Regulation X.

Section 3.17. Sanctions and Anti-Corruption Laws.

(a) (i) Neither the Parent nor any of their Subsidiaries, nor, to the knowledge of the Borrower, any director or officer of any of the Parent or any of its Subsidiaries, or any agent or employee of the Parent or any of its Subsidiaries that will act in any capacity in connection with this Agreement, is a Sanctioned Person; and (ii) the Borrower will not directly or, to their knowledge, indirectly, use the proceeds of the Closing Date Secured Notes or any Loans or otherwise make available such proceeds to any Sanctioned Person, for the purpose of financing the activities of any Sanctioned Person, or in any Sanctioned Country, in each case in any manner that would result in the violation of applicable Sanctions by any Person party to this Agreement.

(b) Each Loan Party is in compliance with applicable Sanctions and anti-corruption laws in all material respects.

(c) No part of the proceeds of any Loan or any Letter of Credit will be used, directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or any other person or entity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption law.

The representations and warranties set forth in this Section made by or on behalf of any Foreign Subsidiary are subject to and limited by any Requirements of Law applicable to such Foreign Subsidiary; it being understood and agreed that to the extent that any Foreign Subsidiary is unable to make any representation or warranty set forth in this Section as a result of the application of this sentence, such Foreign Subsidiary shall be deemed to have represented and warranted that it is in compliance, in all material respects, with any equivalent Requirements of Law relating to anti-corruption or Sanctions that are applicable to such Foreign Subsidiary in its relevant local jurisdiction of organization. Without limiting the foregoing sentence, the representations and warranties set forth in this Section made by any Subsidiary resident in Germany (Inländer) within the meaning of section 2 paragraph 15 of the German Foreign Trade Act (Außenwirtschaftsgesetz) are only made to the extent such representation and/or warranty does not result in a violation of or conflict with section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung).

Section 3.18. Canadian Employee Benefit Plans.

(a) Except as could not reasonably be expected to have a Material Adverse Effect and except as set forth on Schedule 3.18, the Canadian Employee Benefit Plans are, and have been, established, registered, amended, funded, invested and administered in compliance with the terms of such Canadian Employee Benefit Plans (including the terms of any documents in respect of such Canadian Employee Benefit Plans), all applicable laws and any applicable collective agreements. There is no investigation by a Governmental Authority or claim (other than routine claims for payment of benefits) pending or, to the knowledge of a Canadian Loan Party, threatened involving any Canadian Employee Benefit Plan or its assets, and no facts exist which could reasonably be expected to give rise to any such investigation or claim (other than routine claims for payment of benefits) which if determined adversely, could reasonably be expected to have a Material Adverse Effect.

(b) All employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each Canadian Pension Plan have been paid or remitted in accordance with its terms and all applicable laws.

(c) No Canadian Pension Plan Termination Events have occurred that individually or in the aggregate, would result in a Canadian Loan Party owing an amount that could reasonably be expected to have a Material Adverse Effect.

(d) Except as set forth on Schedule 3.18, no Loan Party has any liability (contingent, matured or otherwise) in respect of a Defined Benefit Plan.

None of the Canadian Employee Benefit Plans, other than the Canadian Pension Plans, provide benefits beyond retirement or other termination of service to employees or former employees of a Canadian Loan Party, or to the beneficiaries or dependents of such employees.

Section 3.19. Fiscal Unity. No Loan Party is part of a Dutch fiscal unity (fiscale eenheid) for corporate income tax and/or value added tax purposes, other than a fiscal unity consisting of Loan Parties only.

ARTICLE 4

CONDITIONS

Section 4.01. Closing Date. The obligations of each Initial Revolving Lender, each Initial Term Lender and the Swingline Lender to make Loans and the obligations of the Issuing Banks to issue Letters of Credit shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) Loan Documents. The Administrative Agent (or its counsel) shall have received from each Loan Party party thereto (i) a counterpart signed by each such Loan Party (or written evidence reasonably satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic method) that such party has signed a counterpart) of (A) this Agreement, (B) each Closing Date Collateral Document, and (C) any Promissory Note requested by a Lender at least three (3) Business Days prior to the Closing Date and (ii) a Borrowing Request as required by Section 2.03.

(b) Legal Opinions. The Administrative Agent (or its counsel) shall have received, on behalf of itself, the Lenders and each Issuing Bank on the Closing Date, a customary written opinion of (i) Proskauer Rose LLP, in its capacity as special New York counsel to the Loan Parties and (ii) each other special counsel to the Loan Parties listed on Schedule 1.01(c), in each case, dated the Closing Date and addressed to the Administrative Agent, the Lenders and each Issuing Bank.

(c) Solvency. The Administrative Agent shall have received a solvency certificate, in the form attached hereto as Exhibit I, dated as of the Closing Date from the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Parent in the form attached as Exhibit I hereto.

(d) Secretary’s Certificates; Certified Charters; Good Standing Certificates. The Administrative Agent (or its counsel) shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by a secretary, assistant secretary, director or other senior officer (as the case may be) thereof, which shall (A) certify that attached thereto is a true and complete copy of the resolutions or written consents of its shareholders, board of directors, board of managers, members or other governing body authorizing the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, the borrowings and issuance of Promissory Notes (if any) hereunder, and that such resolutions or written consents have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect (provided that if the Organizational Documents of a Loan Party authorize the execution, delivery and performance of the Loan Documents to which it is a party without any such resolution or written consent, such resolution or written consent need not be attached to such certificate), (B) identify by name and title and bear the signatures of (x) the officers, managers, directors or authorized signatories of such Loan Party authorized to sign the Loan Documents to which it is a party on the Closing Date or (y) the individuals to whom such officers, managers, directors or authorized signatories of such Loan Party have granted powers of attorney to sign the Loan Documents to which such Loan Party is a party and (C) certify (x) that attached thereto is a true and complete copy of the certificate or articles of incorporation, amalgamation or organization (or memorandum of association, constitution or other equivalent thereof) of such Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management, partnership or similar agreement and (y) that such documents or agreements have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date), (ii) a good standing (or equivalent) certificate (if applicable) as of a recent date for such Loan Party from the relevant authority of its jurisdiction of organization and (iii) such other documents as the Administrative Agent may reasonably request, including without limitation, in respect of each Loan Party organized in Hungary (A) a copy of an online company registry extract (in Hungarian: hiteles online cégkivonat) obtained from the online company register operated by the relevant government agency (in Hungarian: Igazságügyi Minisztérium Céginformációs és az Elektronikus Cégeljárásban Közreműködő Szolgálat) and (B) a copy of the most recent member’s list (in Hungarian: tagjegyzék).

(e) Closing Date Certifications. The Administrative Agent (or its counsel) shall have received a certificate of each Loan Party (or by the Parent on behalf of each Loan Party), dated the Closing Date and executed by a secretary, assistant secretary or other senior officer (as the case may be) thereof, which shall certify the matters set forth in Section 4.02(b) and (c).

(f) Fees. Prior to or substantially concurrently with the funding of the Initial Term Loans hereunder, the Administrative Agent shall have received (i) all fees required to be paid by the Parent on the Closing Date pursuant to (x) the Fee Letter and (y) the engagement letter or any other letter agreement entered into between the Arrangers and the Parent with respect to the Credit Facilities and (ii) all expenses required to be paid by the Parent (for itself or on behalf of its Subsidiaries, as appropriate) for which invoices have been presented at least three (3) Business Days prior to the Closing Date (including the reasonable fees and expenses of legal counsel for the Administrative Agent that are payable under the engagement letter entered into between the Arrangers and the Parent with respect to the Credit Facilities), in each case on or before the Closing Date, which amounts may be offset against the proceeds of the Loans or may be paid from the proceeds of the Initial Term Loans.

(g) Perfection Certificate. The Administrative Agent (or its counsel) shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of each Loan Party (or by the Parent on behalf of each Loan Party), together with all attachments contemplated thereby.

(h) Filings, Registrations and Recordings. For each U.S. Loan Party and each Canadian Loan Party, each document (including any UCC financing statement, PPSA financing statements, application for registration at the applicable Quebec Register or equivalent filings) required by any Closing Date Collateral Document or under law to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered pursuant to such Closing Date Collateral Document, shall be in proper form for filing, registration or recordation.

(i) USA PATRIOT Act. (i) No later than three (3) Business Days in advance of the Closing Date, the Administrative Agent shall have received all documentation and other information reasonably requested in writing by the Administrative Agent with respect to any Loan Party at least ten (10) Business Days in advance of the Closing Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (ii) at least three (3) days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver a Beneficial Ownership Certification.

(j) Refinancing. The Refinancing shall have been consummated prior to or substantially concurrently with the funding of the Initial Term Loans on the Closing Date.

(k) Intercompany Loan Agreement. (i) The Intercompany Loan Agreement shall be in form and substance reasonably satisfactory to the Administrative Agent, (ii) the making of the Closing Date Intercompany Loan pursuant to the Intercompany Loan Agreement shall occur substantially concurrently with the funding of the Initial Term Loans on the Closing Date and (iii) the Administrative Agent (or its counsel) shall have received the Intercompany Loan Agreement, dated the Closing Date, and signed by a Responsible Officer of each of Parent and the Borrower.

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, by funding the Loans hereunder, the Administrative Agent and each Lender that has executed this Agreement on the Closing Date shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the parties hereto acknowledge and agree that (i) the delivery of any document or instrument, and the taking of any action, set forth on Schedule 5.17 hereto shall not be a condition precedent to the Closing Date but shall be required to be satisfied after the Closing Date in accordance with Section 5.17 hereto, and (ii) all conditions precedent and representations, warranties, covenants, Events of Default and other provisions contained in this Agreement and the other Loan Documents shall be deemed modified as set forth on Schedule 5.17 hereto (and to permit the taking of the actions described therein within the time periods required therein, rather than as elsewhere provided in the Loan Documents).

Section 4.02. Each Credit Extension. The obligation of each Lender to make a Credit Extension (which, for the avoidance of doubt (including for purposes of the last paragraph of this Section 4.02 but not clause (a) of this Section 4.02), shall not include any Credit Extension under any Refinancing Amendment and/or Extension Amendment, in each case to the extent not otherwise required by the lenders in respect of thereof) is subject solely to the satisfaction of the following conditions:

(a) (i) In the case of a Borrowing, the Administrative Agent shall have received a Borrowing Request as required by Section 2.03, (ii) in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b) or (iii) in the case of a Borrowing of Swingline Loans, the Swingline Lender and the Administrative Agent shall have received a request as required by Section 2.04(a).

(b) The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of any such Credit Extension with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension and excluding, after the Closing Date, the representations and warranties set forth in Section 3.11(b); provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period; provided, further, that, in each case, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such Credit Extension or on such earlier date, as the case may be.

(c) At the time of and immediately after giving effect to the applicable Credit Extension, no Event of Default or Default shall have occurred and be continuing.

Each Credit Extension shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section.

ARTICLE 5

AFFIRMATIVE COVENANTS

From the Closing Date until the date on which all Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other Loan Document Obligations payable under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in Cash and all Letters of Credit have expired or have been terminated (or have been (x) collateralized or back-stopped by a letter of credit or otherwise in a manner reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank or (y) deemed reissued under another agreement in a manner reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank) and all LC Disbursements have been reimbursed (such date, the “Termination Date”), the Parent, the Borrower and each other Loan Party hereby covenants and agrees with the Lenders that:

Section 5.01. Financial Statements and Other Reports. The Parent will deliver to the Administrative Agent, for delivery by the Administrative Agent to each Lender:

(a) Quarterly Financial Statements. Within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending March 31, 2025, (i) the unaudited consolidated balance sheet of the Parent as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of the Parent for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and setting forth, in reasonable detail, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Responsible Officer Certification (which may be included in the applicable Compliance Certificate) with respect thereto and (ii) a Narrative Report, provided that such financial statements shall not be required to reflect any purchase accounting adjustments relating to any acquisition consummated after the Closing Date until the last day of the Fiscal Year following the Fiscal Year in which the relevant acquisition was consummated;

(b) Annual Financial Statements. Within ninety (90) days after the end of each Fiscal Year ending after the Closing Date, (i) the consolidated balance sheet of the Parent as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Parent for such Fiscal Year and setting forth, in reasonable detail, in comparative form the corresponding figures for the previous Fiscal Year and (ii) with respect to such consolidated financial statements, (A) a report thereon of an independent certified public accountant (or accountants) of recognized national standing or another accounting firm reasonably acceptable to the Administrative Agent (which report shall not be subject to a “going concern” or scope of audit qualification (except for any such qualification pertaining to, or disclosure of an exception or qualification resulting from, (x) the maturity (or impending maturity) of any Credit Facility or any other Indebtedness, (y) any breach or anticipated breach of any financial covenant or (z) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary) but may include a “going concern” or “emphasis of matter” explanatory paragraph or like statement), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Parent as at the dates indicated and its income and cash flows for the periods indicated in conformity with GAAP and (B) a Narrative Report;

(c) Compliance Certificate; Unrestricted Subsidiaries. (i) Within five (5) Business Days after the delivery of financial statements pursuant to Section 5.01(a) or 5.01(b) with respect to any Fiscal Quarter or Fiscal Year, as applicable, a duly executed and completed Compliance Certificate and (ii) within five (5) Business Days after the delivery of financial statements of the Parent pursuant to Section 5.01(b), (A) a summary (which may be in footnote form) of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements and (B) a list identifying each subsidiary of the Parent as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such financial statements or confirming that there is no change in such information since the later of the Closing Date and the most recent prior delivery of such information;

(d) Financial Plan. As soon as practicable and in any event no later than ninety (90) days subsequent to the beginning of each Fiscal Year (beginning with the Fiscal Year ending December 31, 2025), a consolidated plan and financial forecast for such Fiscal Year, including forecasted consolidated statements of income of Parent for each Fiscal Quarter of such Fiscal Year (it being understood that the forecasted financial information is not to be viewed as facts and that actual results during the period or periods covered by the Financial Plan may differ from such forecasted financial information and that such differences may be material).

(e) Notice of Default or Event of Default. Promptly upon any Responsible Officer of the Parent obtaining knowledge of (i) any Default or Event of Default or (ii) the occurrence of any event or change that has caused or evidences or would reasonably be expected to cause or evidence, either individually or in the aggregate, a Material Adverse Effect, a reasonably detailed notice specifying the nature and period of existence of such condition, event or change and what action the Parent has taken, is taking and proposes to take with respect thereto;

(f) Notice of Litigation. Promptly upon any Responsible Officer of the Parent obtaining knowledge of the institution of any Adverse Proceeding not previously disclosed in writing by the Parent to the Administrative Agent that would reasonably be expected to have a Material Adverse Effect, written notice thereof by the Parent together with such other non-privileged information as may be reasonably available to the Loan Parties to enable the Lenders to evaluate such matters;

(g) ERISA. Promptly upon any Responsible Officer of the Parent becoming aware of the occurrence of any ERISA Event that would reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof;

(h) BLCO Financial Information. (i) Within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending March 31, 2025, the unaudited consolidated balance sheet of BLCO as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of BLCO for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and setting forth, in reasonable detail, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and (ii) within ninety (90) days after the end of each Fiscal Year ending after the Closing Date, the consolidated balance sheet of BLCO as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of BLCO for such Fiscal Year and setting forth, in reasonable detail, in comparative form the corresponding figures for the previous Fiscal Year and with respect to such consolidated financial statements, a report thereon of an independent certified public accountant (or accountants) of recognized national standing or another accounting firm reasonably acceptable to the Administrative Agent; provided that no such delivery shall be required hereunder with respect to any of the foregoing to the extent that such are publicly available via EDGAR

(i) Information Regarding Collateral. Promptly (and, in any event, within ninety (90) days of the relevant change or such later date as the Administrative Agent may agree) written notice of any change (i) in any Loan Party’s legal name (including the adoption of any French form of name), (ii) in any Loan Party’s type of organization, (iii) in any Loan Party’s jurisdiction of organization, (iv) in any Loan Party’s organizational identification number or (v) in any Canadian Loan Party’s chief executive office, registered office, location of books and records or provincial or territorial location of where it conducts business or maintains properties or assets, in each case to the extent such information is necessary to enable the Administrative Agent to perfect or maintain the perfection and priority of its security interest in the Collateral of the relevant Loan Party.

(j) Certain Reports. Promptly upon their becoming publicly available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Loan Document, copies of (i) all financial statements, material reports, material notices and proxy statements sent or made available generally by the Parent to its security holders acting in such capacity and (ii) all material regular and periodic reports and all material registration statements and prospectuses, if any, filed by the Parent or any of its Restricted Subsidiaries with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8 or a similar form); provided that no such delivery shall be required hereunder with respect to any of the foregoing to the extent that such are publicly available via EDGAR; and

(k) Canadian Employee Benefit Plans. Promptly upon any Responsible Officer of the Parent obtaining knowledge of: (1) a Canadian Pension Plan Termination Event; (2) the failure to make a required contribution to or payment under any Canadian Pension Plan when due; (3) the occurrence of any event which is reasonably likely to result in a Canadian Loan Party incurring any liability, fine or penalty with respect to any Canadian Employee Benefit Plan that could reasonably be expected to result in a Material Adverse Effect; (4) the establishment of any material new Canadian Employee Benefit Plans or (5) any change to an existing Canadian Employee Benefit Plan that could reasonably be expected to result in a Material Adverse Effect; in the notice to the Administrative Agent of the foregoing, copies of all documentation relating thereto as Administrative Agent shall reasonably request shall be provided; and

(l) Other Information. Such other certificates, reports and information (financial or otherwise) as the Administrative Agent may reasonably request from time to time regarding the financial condition or business of the Parent and its Restricted Subsidiaries or compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws; provided, however, that neither the Parent nor any Restricted Subsidiary shall be required to disclose or provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Parent or any of its subsidiaries or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by any applicable Requirement of Law, (iii) that is subject to attorney-client, solicitor-client or similar privilege or constitutes attorney or solicitor, as applicable, work product or (iv) in respect of which the Parent or any Restricted Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into solely in contemplation of the requirements of this Section 5.01(l)); provided, further, that in the event the Parent does not provide any certificate, report or information requested pursuant to this Section 5.01(l) in reliance on the preceding proviso, the Parent shall provide notice to the Administrative Agent that such certificate, report or information is being withheld and the Parent shall use commercially reasonable efforts to describe, to the extent both feasible and permitted under applicable Requirements of Law or confidentiality obligations, or without waiving such privilege, as applicable, the applicable certificate, report or information.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (v) on which the Parent (or a representative thereof) (x) posts such documents or (y) provides a link thereto at the website address listed on Schedule 10.01 (as updated from time to time); provided that, other than with respect to items required to be delivered pursuant to Section 5.01(j) above, the Parent shall promptly notify (which notice may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents or a link thereto on such website and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; (vi) on which such documents are delivered by the Parent to the Administrative Agent for posting on behalf of the Parent on IntraLinks, SyndTrak or another relevant secure website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); (vii) on which such documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent); or (viii) in respect of the items required to be delivered pursuant to Section 5.01(j) above in respect of information filed by the Parent or any of its Restricted Subsidiaries with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities (other than Form 10-Q Reports and Form 10-K Reports), on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange.

Notwithstanding the foregoing, the obligations in paragraphs (a), (b) and (h) of this Section 5.01 may be satisfied with respect to any financial statements of the Parent (including with respect to delivery of a Narrative Report) by furnishing Form 10-K or 10-Q, as applicable, filed with the SEC or any securities exchange, in each case, within the time periods specified in such paragraphs.

No financial statement required to be delivered pursuant to Section 5.01(a) or (b) shall be required to include acquisition accounting adjustments relating to any Permitted Acquisition or other Investment to the extent it is not practicable to include any such adjustments in such financial statement.

Section 5.02. Existence. Except as otherwise permitted under Section 6.07 or as a result of the consummation of a Permitted Reorganization, the Parent will, and the Parent will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect their existence and all rights, franchises, licenses and permits material to their business except, other than with respect to the preservation of the existence of the Borrower, to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that neither the Parent nor any of the Parent’s Restricted Subsidiaries shall be required to preserve any such existence (other than with respect to the preservation of existence of the Borrower, except as otherwise permitted under Section 6.07 or as a result of the consummation of a Permitted Reorganization), right, franchise, license or permit if a Responsible Officer of such Person or such Person’s board of directors (or similar governing body) determines that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.

Section 5.03. Payment of Taxes. The Parent will, and the Parent will cause each of its Restricted Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises before any penalty or fine accrues thereon; provided that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserves or other appropriate provisions, as are required in conformity with GAAP, have been made therefor and (ii) in the case of a Tax which has or may become a Lien against a material portion of the Collateral, such contest proceedings conclusively operate to stay the sale of such portion of the Collateral to satisfy such Tax or (b) failure to pay or discharge the same would not reasonably be expected to result in a Material Adverse Effect.

Section 5.04. Maintenance of Properties. The Parent will, and the Parent will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all material tangible property reasonably necessary to the normal conduct of business of the Parent and its Restricted Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof and do or cause to be done all things necessary to prosecute, renew and maintain in full force and effect all material IP Rights, in each case, except as expressly permitted by this Agreement, or where the failure to maintain such tangible properties, make such repairs, renewals or replacements or prosecute, renew and maintain such material IP Rights would not reasonably be expected to have a Material Adverse Effect.

Section 5.05. Insurance. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Parent will maintain or cause to be maintained, in each case, as determined by the Parent in good faith, with financially sound and reputable insurers, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Parent and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons, including, but only if required by applicable law or regulation, flood insurance with respect to each Flood Hazard Property, in each case in compliance with applicable Flood Insurance Laws. Each such policy of insurance shall, to the extent available from the relevant insurance carrier, (i) name the Administrative Agent on behalf of the Secured Parties as a loss payee, mortgagee and/or an additional insured, as applicable, thereunder as its interests may appear and (ii) in the case of each casualty insurance policy (excluding any business interruption insurance policy, any workers’ compensation policy, any employee liability policy and/or any representation and warranty insurance policy), contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder and, to the extent available, provide for at least thirty (30) days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy (or ten (10) days’ prior written notice in the case of the failure to pay any premiums thereunder); provided that the Parent shall have sixty (60) days after the Closing Date (or such later date as agreed by the Administrative Agent) to comply with the requirements of the foregoing clauses (i) and (ii) with respect to policies in effect on the Closing Date.

Section 5.06. Inspections. The Parent will, and will cause each of its Restricted Subsidiaries to, permit any authorized representative designated by the Administrative Agent to visit and inspect any of the properties of the Parent and any of its Restricted Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its and their respective financial and accounting records, and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers and independent public accountants (subject to such accountants’ customary policies and procedures) (provided that the Parent (or any of its subsidiaries) may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at reasonable times during normal business hours; provided that (x) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.06, (y) the Administrative Agent shall not exercise such rights more often than one time during any calendar year and (z) only one such time per calendar year shall be at the expense of the Parent; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Parent at any time during normal business hours and upon reasonable advance notice; provided, further that notwithstanding anything to the contrary herein, neither the Parent nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Parent and its subsidiaries and/or any of its customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable law, (iii) that is subject to attorney-client, solicitor-client or similar privilege or constitutes attorney or solicitor, as applicable, work product or (iv) in respect of which the Parent or any Restricted Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into solely in contemplation of the requirements of this Section 5.06); provided, further, that in the event any of the circumstances described in the preceding proviso exist, the Parent shall provide notice to the Administrative Agent thereof and shall use commercially reasonable efforts to describe, to the extent both feasible and permitted under applicable Requirements of Law or confidentiality obligations, or without waiving such privilege, as applicable, the applicable document, information or other matter.

Section 5.07. Maintenance of Book and Records. The Parent will, and will cause its Restricted Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of the Parent and its Restricted Subsidiaries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.

Section 5.08. Compliance with Laws. The Parent will comply, and will cause each of its Restricted Subsidiaries to comply, with the requirements of all applicable laws, rules, statutes, regulations and orders of any Governmental Authority (including ERISA and all Environmental Laws), except to the extent the failure of the Parent or the relevant Restricted Subsidiary to comply would not reasonably be expected to have a Material Adverse Effect; provided that the requirements set forth in this Section 5.08, as they pertain to compliance by any Foreign Subsidiary with Sanctions and anti-corruption laws are subject to and limited by any Requirement of Law applicable to such Foreign Subsidiary in its relevant local jurisdiction.

Section 5.09. Hazardous Materials Activity.

(a) The Parent will deliver to the Administrative Agent:

(i) reasonably promptly following Parent becoming aware of the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported by the Parent or any of its Restricted Subsidiaries to any federal, state, provincial, territorial or local governmental or regulatory agency under any applicable Environmental Law, (B) any remedial action taken by or on behalf of the Parent or any of its Restricted Subsidiaries in response to any Hazardous Materials Activity or Environmental Claim, or (C) any pending or threatened Environmental Claim, that in the case of each of clauses (A), (B) and (C) above, would reasonably be expected to have a Material Adverse Effect; and

(ii) reasonably promptly following the sending or receipt thereof by the Parent or any of its Restricted Subsidiaries, a copy of any and all written communications with respect to any Release required to be reported by the Parent or any of its Restricted Subsidiaries to any federal, state, provincial, territorial or local governmental or regulatory agency or any Release required to be remediated pursuant to any Environmental Law, that in each case would reasonably be expected to have a Material Adverse Effect.

(b) The Parent shall reasonably promptly take, and shall cause each of its Restricted Subsidiaries reasonably promptly to take, any and all actions reasonably necessary to (i) cure any violation of Environmental Law by the Parent or any of its Restricted Subsidiaries, and, to the extent required by Environmental Law, address with appropriate corrective or remedial action any Release or threatened Release of any Hazardous Material at or from any Facility, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against the Parent or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder, where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that it shall not be deemed to be a violation of this Section 5.09 if the Parent or its Restricted Subsidiaries are in good faith contesting such violation, liability for such Release or threatened Release or such Environmental Claim in accordance with applicable Environmental Law.

Section 5.10. Designation of Subsidiaries. The Parent may at any time after the Closing Date designate (or re-designate) any subsidiary (other than the Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that as of the date of designation (or re-designation) of any subsidiary as an Unrestricted Subsidiary (a) no Event of Default shall have occurred and be continuing or would exist after giving effect thereto, (b) the Parent shall be compliant, on a Pro Forma Basis, with the Financial Covenants then in effect, (c) no Unrestricted Subsidiary shall own any Capital Stock in any Restricted Subsidiary of the Parent (unless such Restricted Subsidiary is also designated as an Unrestricted Subsidiary simultaneously with the aforementioned designation in accordance with the terms of this Section 5.10) or hold any Indebtedness of or any Lien on any property of the Parent or its Restricted Subsidiaries, and (d) no Subsidiary shall be designated as an Unrestricted Subsidiary if such Subsidiary owns or exclusively licenses or exclusively sublicenses Material Intellectual Property or BLCO Share Collateral at the time of such designation. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such subsidiary attributable to the Parent’s equity interest therein as estimated by the Parent in good faith (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.06(q)); provided that if any subsidiary (a “Subject Subsidiary”) being designated as an Unrestricted Subsidiary has a subsidiary that was previously designated as an Unrestricted Subsidiary (the “Previously Designated Unrestricted Subsidiary”) in compliance with the provisions of this Agreement, the Investment of such Subject Subsidiary in such Previously Designated Unrestricted Subsidiary shall not be taken into account, and shall be excluded, in determining whether the Subject Subsidiary may be designated as an Unrestricted Subsidiary hereunder. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the making, incurrence or granting, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such subsidiary, as applicable; provided that upon a re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Parent shall be deemed to continue to have an Investment in the resulting Restricted Subsidiary in an amount (if positive) equal to (a) the Parent’s “Investment” in such Restricted Subsidiary at the time of such re-designation less (b) the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Parent’s equity therein at the time of such re-designation. As of the Closing Date, the subsidiaries listed on Schedule 5.10 hereto have been designated as Unrestricted Subsidiaries.

Section 5.11. Use of Proceeds. The Borrower shall use the proceeds of the Revolving Loans on and after the Closing Date, to finance the working capital needs and other general corporate purposes of the Parent and its subsidiaries (including to consummate the Refinancing and for capital expenditures, acquisitions, working capital and/or purchase price adjustments, the payment of transaction fees and expenses, other Investments, Restricted Payments, Restricted Debt Payments and any other purpose not prohibited by the terms of the Loan Documents). The Borrower shall use the proceeds of the Swingline Loans made after the Closing Date to finance the working capital needs and other general corporate purposes of the Parent and its subsidiaries and any other purpose not prohibited by the terms of the Loan Documents. The Borrower shall use the proceeds of the Initial Term Loans (i) to effect all or a portion of the Refinancing, (ii) to finance all or a portion of the payment of Transaction Costs and (iii) for general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulation U. The Borrower shall use the Net Proceeds of any Incremental Term Loans solely to (x) make an intercompany loan to the Parent via an increase to the principal balance of the Intercompany Loan pursuant to the Intercompany Loan Agreement, the proceeds of which shall solely be used to redeem, repay, retire or defease Existing First Lien Notes and (y) pay transaction expenses (including any accrued interest and premiums, if any) in connection with such incurrence and redemption.

Section 5.12. Covenant to Guarantee Loan Document Obligations and Give Security. Subject in all respects to the Agreed Security Principles:

(a) Upon (i) the formation or acquisition after the Closing Date of any Restricted Subsidiary (subject to Section 6.06(hh)) that is not an Excluded Subsidiary, (ii) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary that is not an Excluded Subsidiary or (iii) any Restricted Subsidiary (including any Immaterial Subsidiary) ceasing to be an Excluded Subsidiary, (x) if the event giving rise to the obligation under this Section 5.12(a) occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the later of (I) sixty (60) days following the relevant formation, acquisition, designation or cessation and (II) the date on which financial statements are required to be delivered pursuant to Section 5.01(a) for the Fiscal Quarter in which such formation, acquisition, designation or cessation occurred or (y) if the event giving rise to the obligation under this Section 5.12(a) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date that is ninety (90) days after the end of such Fiscal Quarter (or, in the cases of clauses (x) and (y), such longer period as the Administrative Agent may reasonably agree), the Parent shall (A) cause such Restricted Subsidiary (other than any Excluded Subsidiary) to comply with the requirements set forth in clause (a) of the definition of “Collateral and Guarantee Requirement” and (B) upon the reasonable request of the Administrative Agent, cause the relevant Restricted Subsidiary (other than any Excluded Subsidiary) to deliver to the Administrative Agent a signed copy of a customary opinion of counsel for such Restricted Subsidiary, addressed to the Administrative Agent and the other relevant Secured Parties.

(b) Within 120 days (or such longer period as the Administrative Agent may reasonably agree) after the acquisition by any Loan Party of any Material Real Estate Asset other than any Excluded Asset, the Parent shall cause such Loan Party to comply with the requirements set forth in clause (b) of the definition of “Collateral and Guarantee Requirement”; it being understood and agreed that, with respect to any Material Real Estate Asset (other than any Excluded Asset) owned by any Restricted Subsidiary at the time such Restricted Subsidiary is required to become a Loan Party under Section 5.12(a) above, such Material Real Estate Asset shall be deemed to have been acquired by such Restricted Subsidiary on the first day of the time period within which such Restricted Subsidiary is required to become a Loan Party under Section 5.12(a).

(c) Upon the formation or acquisition by any Loan Party of any new directly-held Restricted Subsidiary after the Closing Date (other than any Restricted Subsidiary that is an Immaterial Subsidiary or to the extent the Capital Stock of such Restricted Subsidiary constitutes Excluded Securities), subject to the Agreed Security Principles, (x) if the event giving rise to the obligation under this Section 5.12(c) occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the later of (I) sixty (60) days following the relevant formation or acquisition and (II) the date on which financial statements are required to be delivered pursuant to Section 5.01(a) for the Fiscal Quarter in which such formation or acquisition occurred or (y) if the event giving rise to the obligation under this Section 5.12(c) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date that is ninety (90) days after the end of such Fiscal Quarter (or, in the cases of clauses (x) and (y), such longer period as the Administrative Agent may reasonably agree), the Parent shall (A) cause such Loan Party to execute and deliver to the Administrative Agent such Collateral Documents as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured

Parties, a perfected First Priority security interest in the Capital Stock of such new Restricted Subsidiary that is owned by any such Loan Party (provided that so long as any Existing First Lien Indebtedness is outstanding, in no event shall more than 65% of the issued and outstanding voting Capital Stock of any Specified Foreign Subsidiary or Disregarded U.S. Subsidiary be required to be so pledged) and (B) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, as the case may be, and take such other action as may be reasonably necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein.

Notwithstanding anything to the contrary herein or in any other Loan Document, (i) the Administrative Agent may grant extensions of time (including after the expiration of any relevant period, which apply retroactively) for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any Loan Guarantee by any Restricted Subsidiary, and each Lender hereby consents to any such extension of time, (ii) any Lien required to be granted from time to time pursuant to the definition of “Collateral and Guarantee Requirement” shall be subject to the exceptions and limitations set forth in the Collateral Documents and the Agreed Security Principles, (iii) perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements, including deposit accounts, securities accounts and commodities accounts and futures accounts (other than control of pledged Capital Stock and/or Material Debt Instruments, in each case, that constitute Collateral) and no blocked account agreement, account control agreement or similar agreement shall be required, in each case unless otherwise required pursuant to the applicable Collateral Documents (subject to the Agreed Security Principles to the extent applicable), (iv) no Loan Party shall be required to seek any landlord waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement, (v) no Loan Party will be required to (1) take any action or grant or perfect any security interest in any asset located outside of its jurisdiction of organization (other than with respect to Capital Stock or intellectual property filings in the United States or Canada), (2) execute any guarantee, security agreement, pledge agreement, mortgage, deed or charge or governed under laws other than the laws of its jurisdiction of organization (other than with respect to Capital Stock or intellectual property filings in the United States or Canada) or (3) make any foreign or multinational intellectual property filing, conduct any foreign or multinational intellectual property search or prepare any foreign or multinational schedule with respect to any assets of any Loan Party (in each case outside of its jurisdiction of organization, other than with respect to intellectual property filings in Canada or the United States) or enter into any source code escrow arrangement or register any intellectual property, (vi) in no event will the Collateral include any Excluded Assets (unless the relevant Loan Party shall agree in its discretion to pledge such asset in favor of the Secured Parties), (vii) no action shall be required to perfect any Lien with respect to (x) any vehicle or other asset subject to a certificate of title, or any retention of title, extended retention of title rights, or similar rights and/or (y) Letter-of-Credit Rights, in each case to the extent that a security interest therein cannot be perfected by filing a financing statement under the UCC or PPSA (or similar filings in foreign jurisdictions) without the requirement to list any VIN, serial or other number and (viii) the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) outweighs the benefit to the Lenders of the security afforded thereby as determined in good faith by the Parent and the Administrative Agent.

Additionally, (i) no action shall be required to create or perfect a Lien in any asset in respect of which the creation or perfection of a security interest therein would (1) be prohibited by enforceable anti-assignment provisions set forth in any contract directly relating to such asset (at the time of acquisition thereof and not incurred in contemplation thereof (except if contemplated in connection with any licensing arrangement permitted hereunder)) that is permitted or otherwise not prohibited by the terms of this Agreement, (2) violate the terms of any contract directly relating to such asset (at the time of acquisition thereof and not incurred in contemplation thereof (except if contemplated in connection with any licensing arrangement permitted hereunder)) that is permitted or otherwise not prohibited by the terms of this Agreement, in each case, after giving effect to the applicable anti-assignment provisions of the UCC, the PPSA or other applicable law or (3) trigger termination of any contract directly relating to such asset (at the time of acquisition thereof and not incurred in contemplation thereof (except if contemplated in connection with any licensing arrangement permitted hereunder)) that is permitted or otherwise not prohibited by the terms of this Agreement pursuant to any “change of control” or similar provision (in each case after giving effect to any applicable anti-assignment provisions of the UCC, the PPSA or other applicable law), it being understood that the Collateral shall include any proceeds and/or receivables arising out of any contract described in this clause (other than Excluded Assets) to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC, the PPSA or other applicable Requirements of Law notwithstanding the relevant prohibition, violation or termination right, (ii) no Loan Party shall be required to create or perfect a security interest in any asset to the extent the creation or perfection of a security interest in such asset would (A) be prohibited under any applicable Requirement of Law, after giving effect to any applicable anti-assignment provision of the UCC, the PPSA or other applicable law and other than proceeds thereof to the extent that the assignment of such proceeds is effective under the UCC, the PPSA or other applicable Requirements of Law notwithstanding such Requirement of Law, (B) require any governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), after giving effect to any applicable anti-assignment provision of the UCC, the PPSA or other applicable law and other than proceeds thereof to the extent that the assignment of such proceeds is effective under the UCC, the PPSA or other applicable Requirements of Law notwithstanding such consent or restriction and/or (C) result in material adverse tax consequences or adverse regulatory consequences to any Loan Party or any of its subsidiaries or the Parent as determined by the Parent in good faith following consultation with the Administrative Agent, provided that this clause (C) shall not apply to any asset or property that is owned by the Parent or any of its Subsidiaries on the Closing Date and that is not an Excluded Asset on the Closing Date (determined without regard to this clause (C) and the clause (12) of the Excluded Assets), (iii) any joinder or supplement to any Loan Guarantee, any Collateral Document and/or any other Loan Document executed by any Restricted Subsidiary that is required to become a Loan Party pursuant to Section 5.12(a) above may, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other Loan Document and (iv) (A) no Loan Party will be required to take any action required under the Federal Assignment of Claims Act, the Financial Administration Act (Canada), as amended (or any equivalent provincial or territorial legislation) or any similar law and (B) no Secured Party will be permitted to exercise any right of setoff in respect of any account maintained solely for the purpose of receiving and holding government receivables.

Section 5.13. Maintenance of Ratings. The Parent shall use commercially reasonable efforts to maintain public corporate credit facility ratings in respect of the Credit Facilities and public corporate family ratings in respect of the Parent from S&P and Moody’s; provided that in no event shall the Parent be required to maintain any specific rating with any such agency.

Section 5.14. Maintenance of Fiscal Year. The Parent shall maintain its Fiscal Year-end as in effect on the Closing Date; provided that the Parent may, upon written notice to the Administrative Agent, change its Fiscal Year-end to another date, in which case the Parent and the Administrative Agent will, and are hereby authorized to (without requiring the consent of any other Person, including any Lender), make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year, including adjustments to the financial reporting requirements hereunder.

Section 5.15. Further Assurances. Promptly upon the reasonable request of the Administrative Agent and subject to the limitations described in Section 5.12 (but only to the extent required pursuant to the Collateral and Guarantee Requirement, and in all cases subject to the Agreed Security Principles):

(a) the Parent will, and will cause each other Loan Party to, execute any and all further documents, financing statements, financing change statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements, financing change statements, Intellectual Property Security Agreements, fixture filings, Mortgages and/or amendments thereto and other documents), that may be required under any applicable law and which the Administrative Agent may reasonably request to ensure the perfection and priority of the Liens created or intended to be created under the Collateral Documents, all at the expense of the relevant Loan Parties.

(b) the Parent will, and will cause each other Loan Party to, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to ensure the creation and perfection of the Liens created under the Collateral Documents.

Section 5.16. Conduct of Business. The Parent and its Restricted Subsidiaries shall engage only in those material lines of business that consist of (a) the businesses engaged (or proposed to be engaged) in by the Parent or any Restricted Subsidiary on the Closing Date, reasonably related, similar, incidental, complementary, ancillary, corollary, synergistic or related businesses, and/or a reasonable extension, development or expansion of such businesses and (b) such other lines of business to which the Administrative Agent may consent.

Section 5.17. Post-Closing Actions. The Parent shall take the actions set forth on Schedule 5.17 within the applicable time periods specified thereon (or by such later time as the Administrative Agent may reasonably agree).

Section 5.18. Annual Lender Call. Upon the request of the Administrative Agent following each delivery of financial statements pursuant to Section 5.01(b) (commencing with respect to the financial statements delivered for the Fiscal Year ending on December 31, 2025), the Parent shall participate in a conference call with Lenders arranged by the Administrative Agent to provide discussion and analysis with respect to the financial condition and results of operations of the Parent and its Restricted Subsidiaries at a time at which the Parent and the Administrative Agent mutually agree (it being agreed that the Parent’s quarterly and annual “earnings” calls are deemed to satisfy this requirement).

Section 5.19. Canadian Employee Benefit Plan. Each Canadian Loan Party shall:

(a) with respect to each Canadian Pension Plan, pay all contributions, premiums and payments when due in accordance with its terms and applicable law; and

(b) promptly deliver to the Administrative Agent copies of: (A) annual information returns, actuarial valuations and any other reports which have been filed with a Governmental Authority with respect to each Canadian Pension Plan; and (B) any direction, order, notice, ruling, or opinion that a Canadian Loan Party may receive from a Governmental Authority with respect to any Canadian Employee Benefit Plan.

Section 5.20. Amendments or Waivers of Organizational Documents. No Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents after the Closing Date that is materially adverse to such Restricted Subsidiary or any Loan Party, as applicable, and to the Lenders.

Section 5.21. Fiscal Unity. No Loan Party shall form or become part of a Dutch fiscal unity (fiscale eenheid) for corporate income tax and/or value added tax purposes, other than a fiscal unity consisting of Loan Parties only.

ARTICLE 6

NEGATIVE COVENANTS

From the Closing Date and until the Termination Date has occurred, the Parent and each other Loan Party covenant and agree with the Lenders that:

Section 6.01. Indebtedness. The Parent and each other Loan Party shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a) (i) the Obligations (including any Additional Term Loans and any Additional Revolving Loans) and (ii) the Closing Date Secured Notes in an aggregate principal amount under this clause (ii) not to exceed $4,400,000,000; provided that the Closing Date Secured Notes shall only be secured by Collateral;

(b) Indebtedness of the Parent or any Restricted Subsidiary to the Parent or any other Restricted Subsidiary; provided that (i) all such Indebtedness of any Loan Party to any Restricted Subsidiary that is not a Loan Party must be expressly subordinated to the Loan Document Obligations of such Loan Party pursuant to the Intercompany Note (which, with respect to such Indebtedness in existence on the Closing Date or incurred within 120 days thereafter, may be delivered within 120 days of the Closing Date (or such later date approved by the Administrative Agent)) or on other terms that are reasonably acceptable to the Administrative Agent, (ii) all such Indebtedness owed to any Loan Party must be evidenced by the Intercompany Note (which, with respect to such Indebtedness in existence on the Closing Date or incurred within 120 days thereafter, may be delivered within 120 days of the Closing Date (or such later date approved by the Administrative Agent)) or the Intercompany Loan Agreement and (iii) (x) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Parent or a Restricted Subsidiary and (y) any sale or other transfer of any such Indebtedness to a Person that is not the Parent or a Restricted Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Parent or such Restricted Subsidiary, as the case may be, that is not permitted by this Section 6.01(b); provided that in the case of any Indebtedness of a Restricted Subsidiary that is not a Loan Party owing to any Loan Party, the related Investment is permitted under Section 6.06;

(c) Indebtedness of any Joint Venture or Indebtedness of the Parent or any Restricted Subsidiary incurred on behalf of any Joint Venture or any guarantees by the Parent or any Restricted Subsidiary of Indebtedness of any Joint Venture in an aggregate outstanding principal amount for all such Indebtedness not to exceed at any time the greater of $250,000,000 and 10% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(d) Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out or similar obligations), or payment obligations in respect of any non-compete, consulting or similar arrangements, in each case incurred in connection with any Disposition permitted hereunder, any acquisition or other Investment permitted hereunder or consummated prior to the Closing Date or any other purchase of assets or Capital Stock, and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of the Parent or any such Restricted Subsidiary pursuant to any such agreement;

(e) Indebtedness of the Parent and/or any Restricted Subsidiary (i) pursuant to tenders, statutory obligations (including health, safety and environmental obligations), bids, leases, governmental contracts, trade contracts, surety, indemnity, stay, customs, judgment, appeal, performance, completion and/or return of money bonds or guaranties or other similar obligations incurred in the ordinary course of business (which shall be deemed to include any judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith and not constituting an Event of Default under Section 8.01(h)) and (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(f) Indebtedness in respect of Permitted Treasury Arrangements and all other netting services, overdraft protections, treasury, depository, pooling and other cash management arrangements, including, in all cases, incentive, supplier finance or similar programs and in connection with deposit accounts;

(g) (i) Guarantees by the Parent and/or any Restricted Subsidiary of the obligations of suppliers, customers, franchisees, licensees, sublicensees and cross-licensees in the ordinary course of business, (ii) Indebtedness (A) incurred in the ordinary course of business in respect of obligations of the Parent and/or any Restricted Subsidiary to pay the deferred purchase price of property or services or progress payments in connection with such property and services or (B) consisting of obligations under deferred purchase price or other similar arrangements incurred in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(h) Guarantees (including any co-issuance) by the Parent and/or any Restricted Subsidiary of Indebtedness or other obligations of the Parent, and/or any Restricted Subsidiary with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or other obligations not prohibited by this Agreement; provided that in the case of any such Guarantee by any Loan Party of the obligations of any non-Loan Party, the related Investment is permitted under Section 6.06;

(i) Indebtedness of the Parent and/or any Restricted Subsidiary existing, or pursuant to commitments existing (or anticipated), on the Closing Date and, with respect to any such item of Indebtedness in an aggregate committed or principal amount in excess of $5,000,000, described on Schedule 6.01;

(j) Indebtedness of Restricted Subsidiaries that are not Loan Parties; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed the greater of $250,000,000 and 10% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(k) Indebtedness of the Parent and/or any Restricted Subsidiary consisting of obligations owing under incentive, supply, license, sublicense or similar agreements entered into in the ordinary course of business;

(l) Indebtedness of the Parent and/or any Restricted Subsidiary consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(m) Indebtedness of the Parent and/or any Restricted Subsidiary with respect to Finance Leases (including Finance Leases entered into in connection with any Sale and Lease-Back Transaction) and purchase money Indebtedness (including mortgage financing, industrial revenue bond, industrial development bond or similar financings) or Indebtedness to finance the construction, purchase, repair, replacement, lease, installation, maintenance or improvement of property (real or personal) or any fixed or capital asset (whether through direct purchase of assets or the Capital Stock of a Person owning such assets), in an aggregate outstanding principal amount not to exceed the greater of $275,000,000 and 11% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(n) Indebtedness of any Person that becomes a Restricted Subsidiary or Indebtedness assumed in connection with an acquisition or other Investment permitted hereunder after the Closing Date; provided that (i) such Indebtedness (A) existed at the time such Person became a Restricted Subsidiary or the assets subject to such Indebtedness were acquired and (B) was not created or incurred in anticipation thereof and (ii) on a Pro Forma basis after giving effect to the incurrence of such Indebtedness and the application of proceeds thereof (without netting the cash proceeds thereof) and to any relevant Subject Transaction (and in the case of any revolving or delayed draw facility, assuming a full drawing thereunder), either (A) the Fixed Charge Coverage Ratio for the Test Period most recently ended is not less than 2.00:1.00 or (B) the Total Leverage Ratio does not exceed 6.50:1.00; provided that the aggregate outstanding principal amount of Indebtedness of any Restricted Subsidiary that is not a Loan Party shall not exceed the greater of $250,000,000 and 10% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(o) any Loan Party may incur Indebtedness if, on a Pro Forma basis after giving effect to the incurrence of such Indebtedness and the application of proceeds thereof (without netting the cash proceeds thereof) and to any relevant Subject Transaction (and in the case of any revolving or delayed draw facility, assuming a full drawing thereunder), (i) the Fixed Charge Coverage Ratio on a Pro Forma Basis for the Test Period most recently ended is not less than 2.00:1.00 or (ii) the Total Leverage Ratio (calculated without netting the proceeds of such Indebtedness) on a Pro Forma Basis does not exceed 6.50:1.00; provided that (x) the terms of such Indebtedness (excluding pricing, fees, premiums, rate floors and optional prepayment or redemption terms) are not, taken as a whole (as determined by the Parent in good faith), materially more favorable to the lenders providing such Indebtedness than those applicable to the Credit Facilities (other than any covenants or any other terms or provisions applicable only to periods after the Latest Maturity Date in effect at the time of incurrence thereof), (y) the Weighted Average Life to Maturity of such Indebtedness is no shorter than the remaining Weighted Average Life to Maturity of any Term Loans then outstanding and the final maturity date of such Indebtedness is no earlier than ninety-one (91) days after the Latest Maturity Date then in effect and (z) any such Indebtedness may only be secured pursuant to Section 6.02(ii);

(p) the Parent and its Restricted Subsidiaries may become and remain liable for any Indebtedness extending, refinancing, refunding or replacing any Indebtedness permitted under clauses (a), (c), (i), (j), (m), (n), (o), (r), (t), (u), (z), (dd), and (ll) of this Section 6.01 (in any case, including any extending, refinancing, refunding or replacing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided that (i) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being extended, refinanced, refunded or replaced, except by (A) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant extension, refinancing, refunding or replacement, (B) an amount equal to any existing commitments unutilized thereunder and (C) additional amounts permitted to be incurred pursuant to this Section 6.01 (provided that (1) any additional Indebtedness referred to in this clause (C) satisfies the other applicable requirements of this Section 6.01(p) (with additional amounts incurred in reliance on this clause (C) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (2) if such additional Indebtedness is secured, the Liens securing such Indebtedness are permitted under Section 6.02), (ii) in the case of Refinancing Indebtedness with respect to clauses (a), (o), (t) and (z), such Refinancing Indebtedness has (A) a final maturity on or later than (and, in the case of revolving Indebtedness, does not require mandatory commitment reductions, if any, prior to) the earlier of (x) the Latest Term Loan Maturity Date at the time of the incurrence of such Refinancing Indebtedness and (y) the final maturity of the Indebtedness being extended, refinanced, refunded or replaced and (B) other than with respect to revolving Indebtedness, a Weighted Average Life to Maturity equal to or greater than (x) the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, refunded or replaced or (y) the Weighted Average Life to Maturity of the outstanding Term Loans at the time of the incurrence of such Refinancing Indebtedness, (iii) with respect to any Refinancing Indebtedness with an original principal amount in excess of the Threshold Amount (other than Indebtedness of the type described in Section 6.01(m)) the terms thereof (excluding pricing, fees, premiums, rate floors, optional prepayment or redemption terms (and, if applicable, subordination terms) and, with respect to Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) above and clause (z) below, security) are not, taken as a whole (as determined by the Parent in good faith), materially more favorable to the lenders providing such Indebtedness than those applicable to the Indebtedness being extended, refinanced, refunded or replaced (other than any covenants or any other terms or provisions (X) applicable only to periods after the maturity date of the Indebtedness being extended, refinanced, refunded or replaced at the time of the incurrence of such Refinancing Indebtedness, (Y) that are then-current market terms (as determined by the Parent in good faith at the time of incurrence or issuance (or the obtaining of a commitment with respect thereto)) for the applicable type of Indebtedness or (Z) solely in the case of Refinancing Indebtedness in respect of Indebtedness incurred in reliance on clauses (a) and/or (z) of this Section 6.01, terms or other provisions which are conformed (or added) to the Loan Documents for the benefit of the Lenders or, as applicable, the Administrative Agent, pursuant to an amendment to this Agreement effectuated in reliance on Section 10.02(d)(ii)), (iv) the incurrence thereof shall be without duplication of any amounts outstanding in reliance on the relevant clause of this Section 6.01 pursuant to which the Indebtedness being extended, refinanced, refunded or replaced was incurred (i.e., the incurrence of such Refinancing Indebtedness shall not create availability under such relevant clause), (v) except in the case of Refinancing Indebtedness incurred in respect of Indebtedness permitted under clauses (a), (o) or (z) of this Section 6.01, (A) such Indebtedness, if secured, is secured only by Permitted Liens at the time of such extension, refinancing, refunding or replacement (it being understood (1) that secured Indebtedness may be refinanced with unsecured Indebtedness and (2) any Refinancing Indebtedness incurred in respect of Drop Down Debt may only be secured by assets permitted by Section 6.02(t) to secure such refinanced Indebtedness), (B) such Indebtedness is not incurred by the Parent or a Restricted Subsidiary that was not an obligor in respect of the Indebtedness being extended, refinanced, refunded or replaced, except to the extent otherwise permitted pursuant to Section 6.01 and (C) if the Indebtedness being extended, refinanced, refunded or replaced was contractually subordinated to the Loan Document Obligations in right of payment (or the Liens securing such Indebtedness were contractually subordinated to the Liens on the Collateral securing the Obligations), such Indebtedness is contractually subordinated to the Loan Document Obligations in right of payment (or the Liens securing such Indebtedness are subordinated to the Liens on the relevant Collateral securing the Obligations) either (x) on terms not materially less favorable, taken as a whole, to the Lenders than those applicable to the Indebtedness (or Liens, as applicable) being extended, refinanced, refunded or replaced, taken as a whole (as determined by the Parent in good faith) or (y) pursuant to an Acceptable Intercreditor Agreement, (vi)

except in the case of Refinancing Indebtedness with respect to clause (a) of this Section 6.01, as of the date of the incurrence of such Indebtedness and after giving effect thereto, there shall exist no Specified Event of Default and (vii) in the case of Refinancing Indebtedness incurred in respect of Indebtedness permitted under clauses (a), (o) and (z) of this Section 6.01, (A) such Refinancing Indebtedness is pari passu or junior in right of payment and secured by the Collateral on a pari passu or junior basis with respect to the remaining Loan Document Obligations hereunder, or is unsecured; provided that any such Refinancing Indebtedness that is pari passu or junior with respect to the Collateral shall be subject to an Acceptable Intercreditor Agreement, (B) if such Refinancing Indebtedness is secured, it is not secured by any assets other than the Collateral, (C) if such Refinancing Indebtedness is guaranteed, it shall not be guaranteed by any Person other than a Loan Party and (D) such Refinancing Indebtedness shall be incurred under (and pursuant to) documentation other than this Agreement;

(q) endorsement of instruments or other payment items for collection or deposit in the ordinary course of business;

(r) Indebtedness in respect of any Additional Letter of Credit Facility in an aggregate principal or face amount at any time outstanding not to exceed the greater of $125,000,000 and 5% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(s) Indebtedness of the Parent and/or any Restricted Subsidiary under any Derivative Transaction not entered into for speculative purposes;

(t) Indebtedness of a Borrower Group Member that is a Loan Party in an aggregate principal amount not to exceed an amount equal to (1) $1,600,000,000, minus (2) the aggregate principal amount of all Incremental Term Facilities and/or Incremental Equivalent Debt originally incurred or issued in reliance on the Incremental Cap (the “Drop Down Debt”); provided that (i) the Drop Down Debt may only be incurred if (x) the Parent has contributed, or will contribute substantially concurrently, the Drop Down Assets to one or more Borrower Group Members that are Loan Parties and (y) the Drop Down Assets are owned by one or more Borrower Group Members that are Loan Parties at the time of, or substantially concurrently with, the incurrence of the Drop Down Debt, (ii) after giving effect to the incurrence of the Drop Down Debt, the Blended First Lien Leverage Ratio, calculated on a Pro Forma Basis, shall not exceed 4.25:1.00, (iii) Drop Down Debt may only be secured by Liens permitted by Section 6.02(t), (iii) the terms of such Drop Down Debt (excluding pricing, fees, premiums, rate floors and optional prepayment or redemption terms) (x) are not, taken as a whole (as determined by the Parent in good faith), materially more favorable to the lenders providing such Indebtedness than those applicable to the Credit Facilities (other than any covenants or any other terms or provisions applicable only to periods after the Latest Maturity Date in effect at the time of incurrence thereof) or (y) reflect market terms and conditions (taken as a whole) at the time of incurrence (as determined by the Parent in good faith) and (iv) the Weighted Average Life to Maturity of such Indebtedness is no shorter than the remaining Weighted Average Life to Maturity of any Term Loans then outstanding and the final maturity date of such Indebtedness is no earlier than the Latest Maturity Date then in effect;

(u) Indebtedness of the Parent and/or any Restricted Subsidiary in an aggregate outstanding principal amount at any time outstanding not to exceed the greater of $300,000,000 and 12.5% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(v) [reserved];

(w) [reserved];

(x) [reserved];

(y) Indebtedness of the Parent and/or any Restricted Subsidiary incurred in connection with Sale and Lease-Back Transactions permitted pursuant to Section 6.08;

(z) Incremental Equivalent Debt; provided that no Specified Event of Default shall exist immediately prior to or after giving effect to such Incremental Equivalent Debt;

(aa) Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred by the Parent and/or any Restricted Subsidiary in respect of workers’ compensation claims (or other Indebtedness in respect of reimbursement type obligations regarding workers’ compensation claims), unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(bb) Indebtedness of the Parent and/or any Restricted Subsidiary representing (i) deferred compensation to Permitted Payees in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with any Permitted Acquisition or any other Investment permitted hereby;

(cc) Indebtedness of the Parent and/or any Restricted Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any issuing bank or swingline lender to support any defaulting lender’s participation in letters of credit issued, or swingline loans made, hereunder;

(dd) Indebtedness of the Parent or any Restricted Subsidiary supported by any letter of credit issued hereunder or under any Additional Letter of Credit Facility or any other letters of credit or bank guarantees permitted hereunder;

(ee) unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Parent and/or any Restricted Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 8.01(i) or Section 8.01(m);

(ff) without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of the Parent and/or any Restricted Subsidiary hereunder;

(gg) [reserved];

(hh) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(ii) [reserved];

(jj) [reserved];

(kk) (i) Indebtedness in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s-length commercial terms and (ii) the incurrence of Indebtedness attributable to the exercise of appraisal rights or the settlement of any claims or actions (whether actual, contingent or potential) with respect to any acquisition (by merger, consolidation or amalgamation or otherwise) in accordance with the terms hereof; and

(ll) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Restricted Subsidiary of the Parent to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States.

Section 6.02. Liens. The Parent and each other Loan Party shall not, nor shall it permit any Restricted Subsidiary to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a) Liens created pursuant to the Loan Documents securing the Obligations (including Cash collateralization of Letters of Credit as set forth in Section 2.05);

(b) Liens for Taxes or other governmental charges which are not overdue for a period of more than sixty (60) days or, if more than sixty (60) days overdue (i) are not at such time required to be paid pursuant to Section 5.03, (ii) are being contested in accordance with Section 5.03 or (iii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(c) statutory or common law Liens (and rights of set-off) of landlords, sub landlords, construction contractors, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by applicable Requirements of Law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than sixty (60) days, (ii) for amounts that are overdue by more than sixty (60) days (A) that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by GAAP have been made for any such contested amounts or (B) with respect to which no filing or other action has been taken to enforce such Lien or (iii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(d) Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance, health, disability or employee benefits (with respect to Canadian Pension Plans, ordinary course of business Liens only include contribution in respect of ongoing (non-termination or non-wind up) funding obligations owing but not yet due) and other types of social security laws and regulations, or otherwise securing obligations incurred under Section 6.01(aa), (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, warranties, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts (including customer contracts), indemnitees, performance, completion and return-of-money bonds and other similar obligations (including those to secure (x) obligations incurred under Section 6.01(e), (y) health, safety and environmental obligations and (y) letters of credit and bank guarantees required or requested by any Governmental Authority in connection with any contract or Requirement of Law) (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement (including in respect of deductibles, self-insurance retention amounts and premiums and adjustments related thereto), premium or indemnification (including obligations in respect of letters of credit, bank guarantees or similar documents or instruments for the benefit of) obligations of insurance brokers or carriers providing property, casualty, liability or other insurance or self-insurance to the Parent and its subsidiaries (including deductibles, self-insurance, co-payment, co-insurance and retentions) or (y) leases, sub-leases, licenses or sub-licenses of property otherwise permitted by this Agreement and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e) Liens consisting of easements, covenants, conditions, site plan agreements, development agreements, operating agreements, cross-easement agreements, reciprocal easement agreements and encumbrances, applicable laws and municipal ordinances, rights-of-way, rights, waivers, reservations, restrictions, encroachments, servitudes for railways, sewers, drains, gas and oil and other pipelines, gas and water mains, electric light and power and telecommunication, telephone or telegraph or cable television conduits, poles, wires and cables and other similar protrusions or encumbrances, agreements and other similar matters of fact or record and matters that would be disclosed by a survey or inspection of any real property and other minor defects or irregularities in title, in each case (x) which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Parent and/or its Restricted Subsidiaries, taken as a whole, or materially interfere with the use of the affected property for its intended purpose or (y) where the failure to have such title or having such Lien would not reasonably be expected to have a Material Adverse Effect;

(f) Liens consisting of any (i) interest or title of a lessor, sub-lessor, licensor or sub-licensor under any lease, sub-lease, license, sub-license or similar arrangement of real estate or other property (including any technology or intellectual property) permitted hereunder, (ii) landlord lien arising by law or permitted by the terms of any lease, sub-lease, license, sub-license or similar arrangement, (iii) restriction or encumbrance to which the interest or title of such lessor, sub-lessor, licensor or sub-licensor may be subject, (iv) subordination of the interest of the lessee, sub-lessee, licensee or sub-licensee under such lease, sub-lease, license, sub-license or similar arrangement to any restriction or encumbrance referred to in the preceding clause (iii) or (v) deposit of cash with the owner or lessor of premises leased and operated by the Parent or any Restricted Subsidiary in the ordinary course of business to secure the performance of obligations under the terms of the lease for such premises;

(g) Liens (i) solely on any Cash (or Cash Equivalent) earnest money deposits (including as part of any escrow arrangement) made by the Parent and/or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder (or to secure letters of credit, bank guarantees or similar instruments posted in respect thereof), (ii) on advances of Cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.06(b), (c), (e), (f), (n), (q), (r), (x), (y) or (kk) to be applied against the purchase price for such Investment or (iii) consisting of (A) an agreement to Dispose of any property in a Disposition permitted under Section 6.07 and/or (B) the pledge of Cash or Cash Equivalents as part of an escrow or similar arrangement required in any Disposition permitted under Section 6.07;

(h) precautionary or purported Liens evidenced by the filing of UCC financing statements, PPSA financing statements, applications for registration at the applicable Quebec Register or similar financing statements under applicable Requirements of Law relating solely to (i) operating leases or consignment or bailee arrangements entered into in the ordinary course of business and/or (ii) the sale of accounts receivable in the ordinary course of business for which a UCC financing statement, PPSA financing statement, hypothec registration form at the applicable Quebec Register or similar financing statement under applicable Requirements of Law is required;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens in connection with any zoning, building or similar Requirement of Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any dimensions of real property or any structure thereon, including Liens in connection with any condemnation, expropriation or eminent domain proceeding or compulsory purchase order;

(k) Liens securing Indebtedness permitted pursuant to Section 6.01(p) (solely with respect to the permitted extension, refinancing, refunding or replacement of Indebtedness permitted pursuant to Sections 6.01(a), (c), (f), (i), (j), (m), (n), (o), (r), (t), (u), (y), (z) and (dd)); provided that (i) no such Lien extends to any asset not covered or required to be covered by the Lien securing the Indebtedness that is being refinanced other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that such extensions, refinancings, refundings or replacements of individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (ii) if the Indebtedness being refinanced was subject to intercreditor arrangements in respect of Liens on Collateral, then any refinancing Indebtedness in respect thereof secured by Liens on Collateral shall be subject to intercreditor arrangements not materially less favorable to the Secured Parties, taken as a whole, than the intercreditor arrangements governing the Indebtedness that is refinanced or the intercreditor arrangements governing the relevant refinancing Indebtedness shall be set forth in an Acceptable Intercreditor Agreement;

(l) Liens existing on, or contractually committed or contemplated as of, the Closing Date and, with respect to each such Lien securing Indebtedness in an aggregate committed or principal amount in excess of $5,000,000, described on Schedule 6.02 and in each case any modification, replacement, refinancing, renewal or extension thereof; provided that (i) no such Lien extends to any additional property other than property required to be covered thereby or (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is permitted by Section 6.01;

(m) Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.08;

(n) Liens securing Indebtedness permitted pursuant to Section 6.01(m); provided that any such Lien shall encumber only the assets (including Capital Stock) acquired, constructed, repaired, replaced or improved with the proceeds of such Indebtedness, or the assets subject to the Sale and Lease-Back Transaction, as applicable, and proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon and customary security deposits with respect thereto (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(o) Liens securing Indebtedness permitted pursuant to Section 6.01(n) on the relevant acquired assets or on the Capital Stock and assets of the relevant Restricted Subsidiary; provided that no such Lien (x) extends to or covers any other assets (other than the proceeds or products thereof, replacements, accessions or additions thereto and improvements thereon, it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) or (y) was created in contemplation of the applicable acquisition of assets or Capital Stock;

(p) (i) Liens that are contractual rights of set-off or netting or pledge relating to (A) the establishment of depositary relations with banks or other financial institutions not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Parent and/or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent and/or any Restricted Subsidiary, (C) purchase orders and other agreements entered into with customers of the Parent and/or any Restricted Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to Deposit Accounts or similar accounts, (iv) Liens of a collection bank arising under Section 4-208 or Section 4-210 of the UCC (or any similar Requirement of Law of any jurisdiction) on items in the ordinary course of business, (v) Liens (including rights of set-off) in favor of banking or other financial institutions arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions and (vi) Liens on the proceeds of any Indebtedness permitted hereunder incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction or on Cash or Cash Equivalents set aside at the time of the incurrence of such Indebtedness to the extent such Cash or Cash Equivalents prefund the payment of interest or fees on such Indebtedness and are held in escrow pending application for such purpose;

(q) Liens on assets and Capital Stock of Restricted Subsidiaries that are not Loan Parties (including Capital Stock owned by such Persons) securing Indebtedness or other obligations of Restricted Subsidiaries that are not Loan Parties permitted pursuant to Section 6.01 (or not prohibited under this Agreement);

(r) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Parent and/or its Restricted Subsidiaries;

(s) Liens disclosed in any Mortgage Policy delivered pursuant to Sections 5.12, 5.15 or 5.17 (as applicable) with respect to any Material Real Estate Asset, and any replacement, extension or renewal of any such Lien; provided that no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and additions thereto, improvements thereon and the proceeds thereof);

(t) (i) Liens on Collateral (other than any BLCO Share Collateral) securing Drop Down Debt incurred pursuant to Section 6.01(t); provided that (x) with respect to any Lien on assets of the Borrower Group securing the Drop Down Debt, the holders of such Indebtedness (or a representative thereof) shall be a party to the Borrower Group First Lien Intercreditor Agreement or another Acceptable Intercreditor Agreement, (y) with respect to any Lien on assets of the Parent Loan Party Group securing the Drop Down Debt, the holders of such Indebtedness (or a representative thereof) shall be party to the First Lien Intercreditor Agreement (in the case of First Priority Liens in accordance with clause (z) below) or another Acceptable Intercreditor Agreement and (z) such Drop Down Debt may be secured by First Priority Liens on assets of the Parent Loan Party Group only if the proceeds of such Drop Down Debt are used to refinance Existing First Lien Notes, and (ii) Liens on Excluded BLCO Shares (including any Excluded BLCO Shares (other than any Additional BLCO Shares) transferred to a Borrower Group Member);

(u) other Liens on assets securing Indebtedness or other obligations in an aggregate principal amount at the time of incurrence not to exceed the greater of $250,000,000 and 10% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(v) (i) Liens on assets securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation (including appeal bonds) being contested in good faith not constituting an Event of Default under Section 8.01(h) and (ii) any cash deposits securing any settlement of litigation;

(w) (i) leases, licenses, subleases, sub-licenses or cross-licenses granted to others, (ii) assignments of IP Rights granted to a customer of the Parent or any Restricted Subsidiary in the ordinary course of business which do not secure any Indebtedness or (iii) the rights reserved or vested in any Person (including any Governmental Authority) by the terms of any lease, sub-lease, license, sub-license, franchise, grant or permit held by the Parent or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, sub-lease, license, sub-license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(x) Liens on Securities or other assets that are the subject of repurchase agreements constituting Investments permitted under Section 6.06 arising out of such repurchase transaction;

(y) Liens securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 6.01(d), (e), (g), (aa), (cc) and (dd);

(z) Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property and bailee arrangements in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (or any similar Requirement of Law of any jurisdiction);

(aa) Liens (i) in favor of any Loan Party and/or (ii) granted by any non-Loan Party in favor of any Restricted Subsidiary that is not a Loan Party, in the case of each of clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 6.01 or Section 6.06 or securing other intercompany obligations not prohibited hereunder;

(bb) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc) Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(dd) Liens securing (i) obligations under Hedge Agreements in connection with any Derivative Transaction of the type described in Section 6.01(s), (ii) obligations of the type described in Section 6.01(f) (other than Permitted Treasury Arrangements described in clause (b) of the definition thereof) and/or (iii) obligations of the type described in Section 6.01(r); provided any pledges of Cash collateral are in an amount not to exceed the greater of $125,000,000 and 5% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(ee) (i) Liens on Capital Stock of Joint Ventures or Unrestricted Subsidiaries (other than Liens on BLCO Share Collateral) securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(ff) Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(gg) Liens on Collateral securing Incremental Equivalent Debt incurred pursuant to Section 6.01(z); provided that (i) with respect to any Lien on assets of the Borrower Group (including any Additional BLCO Shares) securing such Incremental Equivalent Debt, the holders of such Indebtedness (or a representative thereof) shall be a party to the Borrower Group First Lien Intercreditor Agreement or another Acceptable Intercreditor Agreement and (ii) with respect to any Lien on assets of the Parent Loan Party Group securing such Incremental Equivalent Debt, the holders of such Indebtedness (or a representative thereof) shall be party to the First Lien Intercreditor Agreement or another Acceptable Intercreditor Agreement;

(hh) Liens on assets not constituting Collateral securing obligations in an aggregate outstanding principal amount not to exceed the greater of $250,000,000 and 10% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(ii) Liens on the Collateral (other than BLCO Share Collateral) securing Indebtedness incurred pursuant to Section 6.01(o); provided (i) such Liens on the Collateral are junior in priority to the Liens on the Collateral securing the Obligations, (ii) with respect to any Lien on assets of the Borrower Group securing such Indebtedness, the holders of such Indebtedness (or a representative thereof) shall be a party to an Acceptable Intercreditor Agreement and (iii) with respect to any Lien on assets of the Parent Loan Party Group securing the Drop Down Debt, the holders of such Indebtedness (or a representative thereof) shall be party to an Acceptable Intercreditor Agreement;

(jj) undetermined or inchoate Liens, rights of distress and charges incidental to current operations that have not at such time been filed or exercised, or which relate to obligations not due or payable or, if due, the validity of such Liens are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(kk) with respect to any Foreign Subsidiary (other than the Borrower), Liens and privileges arising mandatorily by any Requirement of Law; provided such Liens and privileges extend only to the assets or Capital Stock of such Foreign Subsidiary and do not secure Indebtedness for borrowed money;

(ll) ground leases or subleases in respect of real property on which facilities owned or leased by the Parent or any of its Restricted Subsidiaries are located;

(mm) Liens that are customary in the business of the Parent and its Restricted Subsidiaries and that do not secure debt for borrowed money;

(nn) security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(oo) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds;

(pp) Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act or similar provision of any applicable law;

(qq) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Parent or any Restricted Subsidiary in the ordinary course of business;

(rr) Liens granted pursuant to a security agreement between the Parent or any Restricted Subsidiary and a licensee of IP Rights to secure the damages, if any, incurred by such licensee resulting from the rejection of the license of such licensee in a bankruptcy, insolvency, reorganization or similar proceeding with respect to the Parent or such Restricted Subsidiary;

(ss) Liens arising solely in connection with rights of dissenting equity holders pursuant to any Requirement of Law in respect of any Permitted Acquisition or other similar Investment;

(tt) Liens granted by any Loan Party organized under the laws of Canada or a province or territory thereof to a landlord to secure the payment of rent and other obligations under a lease with such landlord for premises situated in the Province of Québec; provided that such Lien (i) is limited to the tangible assets located at or about such leased premises and (ii) is incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts; and

(uu) Liens on the Collateral securing the Closing Date Secured Notes; provided that (i) with respect to any Lien on assets of the Borrower Group securing such Indebtedness, the holders of such Indebtedness (or a representative thereof) shall be a party to the Borrower Group First Lien Intercreditor Agreement or another Acceptable Intercreditor Agreement and (ii) with respect to any Lien on assets of the Parent Loan Party Group securing such Indebtedness, the holders of such Indebtedness (or a representative thereof) shall be party to the First Lien Intercreditor Agreement or another Acceptable Intercreditor Agreement.

Section 6.03. No Further Negative Pledges. The Parent and each other Loan Party shall not, nor shall it permit any Restricted Subsidiary that is a Loan Party to, enter into any agreement prohibiting in any material respect the creation or assumption of any Lien upon any of its properties (other than Excluded Assets), whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Loan Document Obligations, except with respect to:

(a) restrictions relating to any asset (or all of the assets) of and/or the Capital Stock of the Parent and/or any Restricted Subsidiary which are imposed pursuant to an agreement entered into in connection with any Disposition or other transfer, lease, sub-lease, license or sublicense of such asset (or assets) and/or all or a portion of the Capital Stock of the relevant Person that is permitted or not restricted by this Agreement;

(b) restrictions contained in the Loan Documents, any Incremental Equivalent Debt or any Additional Letter of Credit Facility (and in any Indebtedness permitted under Section 6.01(p) to the extent relating to any extension, refinancing, refunding or replacement of any of the foregoing);

(c) restrictions contained in any documentation governing any Indebtedness permitted by Section 6.01 (or related Lien permitted under Section 6.02) to the extent that such restrictions (w) only apply to the Persons obligated under such Indebtedness and their Restricted Subsidiaries or the assets intended to secure such Indebtedness, (x) are, taken as a whole, in the good-faith judgment of the Parent, not materially more restrictive as concerning the Parent or any Restricted Subsidiary than customary market terms for Indebtedness of such type, (y) are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement (as determined by the Parent in good faith) or (z) will not materially impair the Borrower’s obligation or ability to make any payments required hereunder (as determined by the Parent in good faith);

(d) restrictions by reason of customary provisions restricting assignments, subletting, licensing, sublicensing or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, joint venture agreements, asset sale agreements, trading, netting, operating, construction, service, supply, purchase, sale or other agreements entered into in the ordinary course of business (each of the foregoing, a “Covered Agreement”) (provided that such restrictions are limited to the relevant Covered Agreement and/or the property or assets secured by such Liens or the property or assets subject to such Covered Agreement);

(e) Permitted Liens and restrictions in the agreements relating thereto that limit the right of the Parent or any of its Restricted Subsidiaries to Dispose of or encumber the assets subject to such Liens;

(f) provisions limiting the Disposition, distribution or encumbrance of assets or property in joint venture agreements, sale and lease-back agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements (or the Persons the Capital Stock of which is the subject of such agreement (or any “shell company” parent with respect thereto));

(g) any encumbrance or restriction assumed in connection with an acquisition of the property or Capital Stock of any Person, so long as such encumbrance or restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired (or to the Person or Persons (and its or their subsidiaries) bound thereby) and was not created in contemplation of such acquisition;

(h) restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements (i) relating to the transfer of the assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or any similar Person (or any “shell company” parent with respect thereto), (ii) relating to such joint venture or its members and/or (iii) otherwise entered into in the ordinary course of business;

(i) restrictions on Cash or other deposits permitted under Section 6.02 and/or 6.06 and any net worth or similar requirements, including such restrictions or requirements imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such Cash or other deposits or net worth requirements exist;

(j) restrictions (i) set forth in documents which exist on the Closing Date or (ii) which are contemplated as of the Closing Date and, in the case of this clause (ii), set forth on Schedule 6.03;

(k) restrictions contained in documents governing Indebtedness of any Restricted Subsidiary that is not a Loan Party permitted hereunder (solely to the extent relating to the assets or Capital Stock of such Restricted Subsidiary);

(l) [reserved];

(m) provisions restricting the granting of a security interest in IP Rights contained in licenses, sublicenses or cross-licenses by the Parent and its Restricted Subsidiaries of such IP Rights, which licenses, sublicenses and cross-licenses were entered into in the ordinary course of business (in which case such restriction shall relate only to such IP Rights);

(n) restrictions arising under or as a result of applicable Requirements of Law or the terms of any license, authorization, concession or permit issued or granted by a Governmental Authority;

(o) restrictions with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary, pursuant to or by reason of an agreement that such Restricted Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such restriction does not extend to any assets or property of the Parent or any other Restricted Subsidiary other than the assets and property of such Subsidiary;

(p) [reserved];

(q) restrictions in any Hedge Agreement, any agreement relating to Banking Services and/or any agreement relating to Permitted Treasury Arrangements described in clause (a) of the definition thereof; and

(r) other restrictions or encumbrances imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the contracts, instruments or obligations referred to in the preceding clauses of this Section; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Parent, materially more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those in effect prior to the relevant amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.04. Restricted Payments; Restricted Debt Payments.

(a) The Parent shall not pay or make, directly or indirectly, any Restricted Payment, except that:

(i) [reserved];

(ii) the Parent may pay for the repurchase, redemption, retirement or other acquisition or retirement for value of Capital Stock of any subsidiary held by any Permitted Payee:

(A) with Cash and Cash Equivalents in an aggregate amount not to exceed $25,000,000 in any Fiscal Year, with unused amounts carried forward to the immediately succeeding Fiscal Year, provided that such amount carried forward shall not exceed $25,000,000;

(B) with the proceeds of any sale or issuance of, or of any capital contribution in respect of, the Capital Stock of the Parent (to the extent such proceeds are contributed to the Parent or any Restricted Subsidiary in respect of Qualified Capital Stock issued by the Parent or such Restricted Subsidiary) (other than amounts constituting an Available Excluded Contribution Amount); plus

(C) with the net proceeds of any key-man life insurance policies; plus

(D) with the amount of any Cash bonuses otherwise payable to any Permitted Payee that are foregone in exchange for the receipt of Capital Stock of the Parent pursuant to any compensation arrangement, including any deferred compensation plan;

(iii) the Parent may make additional Restricted Payments in an amount not to exceed the portion, if any, of the Available Excluded Contribution Amount on such date that the Parent elects to apply to this clause (iii) (plus, without duplication of amounts referred to in this clause (iii), in an amount equal to the Net Proceeds from a Disposition of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Available Excluded Contribution Amounts up to the amount of such Available Excluded Contribution Amount, less any application thereof under Section 6.04(b)(vi) or Section 6.06(r));

(iv) the Parent may (A) make Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Parent, or in connection with dividends, share splits, reverse share splits (or any combination thereof) and mergers, consolidations, amalgamations or other business combinations, and acquisitions and other Investments permitted hereunder, (B) honor any conversion request by a holder of convertible Indebtedness, make any cash payments in lieu of fractional shares in connection with any conversion and make payments on convertible Indebtedness in accordance with its terms and (C) make Restricted Payments consisting of (x) payments made or expected to be made in respect of withholding or similar Taxes payable by any Permitted Payee and/or (y) repurchases of Capital Stock in consideration of the payments described in sub clause (x) above, including demand repurchases in connection with the exercise of stock options and the issuance of restricted stock units or similar stock based awards;

(v) the Parent may repurchase, redeem, acquire or retire Capital Stock upon (or make provisions for withholdings in connection with), the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of, or tax withholdings with respect to, such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;

(vi) [reserved];

(vii) [reserved];

(viii) the Parent may make Restricted Payments to (i) redeem, repurchase, defease, discharge, retire or otherwise acquire any Capital Stock (“Treasury Capital Stock”) of the Parent and/or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Parent and/or any Restricted Subsidiary) of, Qualified Capital Stock of the Parent to the extent any such proceeds are contributed to the capital of the Parent and/or any Restricted Subsidiary in respect of Qualified Capital Stock (“Refunding Capital Stock”), (ii) declare and pay dividends on any Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to the Parent or a Restricted Subsidiary) of any Refunding Capital Stock and (iii) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon by the Parent was permitted under the preceding clause (i) or (ii), the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount no greater than the aggregate amount of dividends on such Treasury Capital Stock that was permitted under the preceding clause (i) or (ii) (other than in connection with the issuance of such Refunding Capital Stock) immediately prior to such redemption, repurchase, defeasance, discharge, retirement or other acquisition;

(ix) to the extent constituting a Restricted Payment, the Parent may consummate any transaction permitted by Section 6.06 (other than Sections 6.06(j) and (t)), Section 6.07 (other than Section 6.07(g)) and Section 6.09 (other than Section 6.09(d));

(x) the Parent may make additional Restricted Payments in an aggregate amount in any Fiscal Year not to exceed the greater of $50,000,000 and 2.5% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, with unused amounts carried forward to the immediately succeeding Fiscal Year, provided that such amount carried forward shall not exceed $50,000,000;

(xi) the Parent may pay any dividend or other distribution or consummate any redemption within sixty (60) days after the date of the declaration thereof or the provision of a redemption notice with respect thereto, as the case may be, if at the date of such declaration or notice, the dividend, distribution or redemption contemplated by such declaration or redemption notice would have complied with the provisions of this Section 6.04(a);

(xii) [reserved];

(xiii) [reserved];

(xiv) [reserved];

(xv) the Parent may make a distribution, by dividend or otherwise, of the Excluded BLCO Shares (other than any Additional BLCO Shares) or the proceeds thereof;

(xvi) the Parent may make additional Restricted Payments constituting any part of a Permitted Reorganization;

(xvii) the Parent may make a distribution, by dividend or otherwise, of the Capital Stock of, or debt owed to any Loan Party or any Restricted Subsidiary by, any Unrestricted Subsidiary (or a Restricted Subsidiary (other than the Borrower) that owns one or more Unrestricted Subsidiaries, provided that such Restricted Subsidiary owns no assets other than Capital Stock of one or more Unrestricted Subsidiaries and immaterial assets incidental to the ownership thereof); provided that any such Capital Stock or debt that represents an Investment by the Parent or any Restricted Subsidiary shall be deemed to continue to charge (as utilization) the respective clause under Section 6.06 pursuant to which such Investment was made; provided further than no such distribution, as a dividend or otherwise, may be made with BLCO Share Collateral;

(xviii) the Parent may make payments and distributions to satisfy dissenters’ rights (including in connection with, or as a result of, the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential)), pursuant to or in connection with any acquisition, merger, consolidation, amalgamation or Disposition that complies with Section 6.07 or any other transaction permitted hereunder;

(xix) the Parent may make a Restricted Payment in respect of payments made for the benefit of the Parent or any Restricted Subsidiary to the extent such payments could have been made by the Parent or any Restricted Subsidiary because such payments (A) would not otherwise be Restricted Payments and (B) would be permitted by Section 6.09;

(xx) the Parent may make a Restricted Payment in respect of any payments or deliveries in connection with (a) a Permitted Bond Hedge Transaction or (b) Permitted Warrant Transaction or Packaged Rights (i) by delivery of shares of the Parent’s Qualified Capital Stock or (ii) otherwise, to the extent of a payment or delivery received from a Permitted Bond Hedge Transaction (whether such payment or delivery on the Permitted Warrant Transaction is effected by netting, set-off or otherwise); and

(xxi) the Parent may make a Restricted Payment in respect of required withholding or similar non-U.S. Taxes with respect to any Permitted Payee and any repurchases of Capital Stock in consideration of such payments, including deemed repurchases in connection with the exercise of stock options or the issuance of restricted stock units or similar stock based awards.

(b) The Parent shall not, nor shall it permit any Restricted Subsidiary to, make any voluntary prepayment in Cash on or in respect of principal of or interest on any Restricted Debt, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt more than one year prior to the scheduled maturity date thereof (collectively, “Restricted Debt Payments”), except:

(i) any refinancing, purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement of any Restricted Debt made by exchange for, or out of the proceeds of, Refinancing Indebtedness permitted by Section 6.01;

(ii) payments as part of, or to enable another Person to make, an “applicable high yield discount obligation” catch-up payment;

(iii) payments of regularly scheduled principal and interest (including any penalty interest, if applicable) and payments of fees, expenses and indemnification obligations as and when due (other than payments with respect to Restricted Debt that are prohibited by the subordination provisions thereof);

(iv) [reserved];

(v) (A) Restricted Debt Payments in exchange for, or with proceeds of any issuance of, Qualified Capital Stock of the Parent and/or any Restricted Subsidiary and/or any capital contribution in respect of Qualified Capital Stock of the Parent or any Restricted Subsidiary, (B) Restricted Debt Payments as a result of the conversion of all or any portion of any Restricted Debt into Qualified Capital Stock of the Parent and/or any Restricted Subsidiary and (C) to the extent constituting a Restricted Debt Payment, payment-in-kind interest with respect to any Restricted Debt that is permitted under Section 6.01;

(vi) Restricted Debt Payments in an aggregate amount not to exceed the portion, if any, of the Available Excluded Contribution Amount on such date that the Parent elects to apply to this clause (vi) (plus, without duplication of amounts previously referred to in this clause (vi), in an amount equal to the Net Proceeds from a Disposition of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Available Excluded Contribution Amounts up to the amount of such Available Excluded Contribution Amount, less any application thereof under Section 6.04(a)(iii) or 6.06(r));

(vii) Restricted Debt Payments in an aggregate amount in any Fiscal Year not to exceed the greater of $50,000,000 and 2.5% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, with unused amounts carried forward to the immediately succeeding Fiscal Year, provided that such amount carried forward shall not exceed $50,000,000;

(viii) (A) Restricted Debt Payments in exchange for, or with proceeds of any issuance of, Disqualified Capital Stock of the Parent and/or any Restricted Subsidiary and/or any capital contribution in respect of Disqualified Capital Stock of the Parent or any Restricted Subsidiary and/or (B) Restricted Debt Payments as a result of the conversion of all or any portion of any Restricted Debt into Disqualified Capital Stock of the Parent and/or any Restricted Subsidiary;

(ix) [reserved];

(x) [reserved]; and

(xi) Restricted Debt Payments in respect of Restricted Debt permitted to be assumed pursuant to Section 6.01(n); provided that any such Restricted Debt Payment shall be deemed an Investment and shall only be permitted to the extent there exists the ability to make such Investment pursuant to Section 6.06 at such time.

Section 6.05. [Reserved].

Section 6.06. Investments. The Parent and each other Loan Party shall not, nor shall it permit any Restricted Subsidiary to, make or own any Investment in any other Person except:

(a) Investments in assets that are Cash or Cash Equivalents, or investments that were Cash or Cash Equivalents at the time made;

(b) (i) Investments existing on the Closing Date in the Parent, any Subsidiary and/or any Joint Venture and any modification, replacement, renewal or extension thereof so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except by the terms thereof (including as a result of the accrual or accretion of interest or original issue discount or the issuance of payment-in-kind securities) or as otherwise permitted by this Section 6.06 and (ii) Investments made after the Closing Date among the Parent and/or one or more Loan Parties or in any Person that will, upon such Investment, become a Loan Party;

(c) Investments (i) constituting deposits, prepayments and/or other credits to suppliers or other trade counterparties, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Parent or any Restricted Subsidiary;

(d) Investments constituting ordinary course minority investments to fund pipeline development consistent with past practice or industry custom in an aggregate principal amount at any one time outstanding not to exceed the greater of $250,000,000 and 10% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(e) Permitted Acquisitions;

(f) (i) Investments existing on, or contractually committed to or contemplated as of, the Closing Date and, with respect to any such Investment in excess of $5,000,000, described on Schedule 6.06 and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension thereof increases the amount of such Investment except by the terms thereof (including as a result of the accrual or accretion of interest or original issue discount or the issuance of payment-in-kind securities) or as otherwise permitted by this Section 6.06;

(g) Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.07 or any other disposition of assets not constituting a Disposition;

(h) loans or advances to Permitted Payees in the ordinary course of business in an aggregate outstanding principal amount not to exceed $25,000,000;

(i) Investments consisting of rebates and extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j) Investments consisting of (or resulting from) Indebtedness permitted under Section 6.01 (including guarantees thereof) (other than Indebtedness permitted under Sections 6.01(b) and (h)), Permitted Liens, Restricted Payments permitted under Section 6.04 (other than Section 6.04(a)(ix)), Restricted Debt Payments permitted by Section 6.04 and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.07 (other than Section 6.07(a) (if made in reliance on sub-clause (ii)(y) of the proviso thereto)), Section 6.07(b) (if made in reliance on clause (ii) of the proviso thereto), Section 6.07(c)(ii) (if made in reliance on clause (B) therein) and Section 6.07(g) and transactions permitted by Section 6.09 (other than Section 6.09(d));

(k) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers, vendors, suppliers, licensors, sublicensors, licensees and sublicensees;

(l) Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy, work-out, reorganization or recapitalization of any Person, (ii) in settlement or compromise of delinquent obligations of, or other disputes with or judgments against, customers, trade-creditors, suppliers, licensees and other account debtors arising in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon bankruptcy or insolvency of any customer, trade creditor, supplier, licensee or other account debtor, (iii) in satisfaction of judgments against other Persons, (iv) as a result of foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (v) in settlement, compromise or resolution of litigation, arbitration or other disputes;

(m) loans and advances of payroll payments or other compensation to present or former employees, directors, members of management, officers, managers or consultants of the Parent and/or any Subsidiary in the ordinary course of business;

(n) Investments to the extent that payment therefor is made solely with Qualified Capital Stock of the Parent or any Restricted Subsidiary, in each case, to the extent not resulting in a Change of Control;

(o) (i) Investments of any Restricted Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, the Parent or any Restricted Subsidiary after the Closing Date, in each case as part of an Investment otherwise permitted by this Section 6.06 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.06(o) so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this Section 6.06;

(p) Investments (i) by any Restricted Subsidiary that is not a Loan Party in Parent or any of its Restricted Subsidiaries and (ii) by any Loan Party in a Restricted Subsidiary of Parent that is not a Loan Party (x) in the ordinary course of business (including goods and services transactions between such parties) or (y) to finance working capital or capital investment of such Person; provided that in the case of this clause (ii), such amounts are reasonably anticipated to be utilized within ninety (90) days from such date of Investment;

(q) Investments made after the Closing Date by the Parent and/or any of its Restricted Subsidiaries in an aggregate outstanding amount in any Fiscal Year not to exceed the greater of $50,000,000 and 2.5% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, with unused amounts carried forward to the immediately succeeding Fiscal Year, provided that such amount carried forward shall not exceed $50,000,000;

(r) Investments made after the Closing Date by the Parent and/or any of its Restricted Subsidiaries in an aggregate outstanding amount not to exceed the portion, if any, of the Available Excluded Contribution Amount on such date that the Parent elects to apply to this clause (r) (plus, without duplication of amounts referred to in this clause (r), in an amount equal to the Net Proceeds from a Disposition of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Available Excluded Contribution Amounts up to the amount of such Available Excluded Contribution Amount, less any application thereof under Section 6.04(a)(iii) or Section 6.04(b)(vi));

(s) (i) Guarantees of leases or subleases (in each case other than Finance Leases) or of other obligations not constituting Indebtedness, (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Parent and/or its Restricted Subsidiaries, in each case, in the ordinary course of business and (iii) Investments consisting of Guarantees of any supplier’s obligations in respect of commodity contracts, including Derivative Transactions, solely to the extent such commodities related to the materials or products to be purchased by the Parent or any Restricted Subsidiary;

(t) Investments in any Person in amounts and for purposes for which Restricted Payments to such Person are permitted under Section 6.04(a); provided that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 6.04(a);

(u) Investments with the Excluded BLCO Shares (other than any Additional BLCO Shares) or proceeds thereof;

(v) Investments in subsidiaries and Joint Ventures in connection with reorganizations and/or restructurings, including any Permitted Reorganization and/or activities related to tax planning (including Investments in non-Cash or non-Cash Equivalents); provided that, after giving effect to any such reorganization, restructuring and/or related activity, the security interest of the Administrative Agent in the Collateral, taken as a whole, is not materially impaired (including by a material portion of the assets that constitute Collateral immediately prior to such reorganization, restructuring or tax planning activities no longer constituting Collateral) as a result of such reorganization, restructuring or tax planning activities;

(w) Investments arising under or in connection with any Derivative Transaction of the type permitted under Section 6.01(s);

(x) Permitted Non-Guarantor Acquisitions in an aggregate amount not to exceed $200,000,000 in any Fiscal Year; provided that the aggregate amount of Permitted Non-Guarantor Acquisitions pursuant to this Section 6.06(x) shall not exceed $500,000,000;

(y) Investments made in joint ventures as required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements in effect on the Closing Date or entered into after the Closing Date in the ordinary course of business;

(z) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable Requirements of Law;

(aa) Investments in connection with Permitted Treasury Arrangements;

(bb) Investments made in connection with any nonqualified deferred compensation plan or arrangement for any Permitted Payee;

(cc) [reserved];

(dd) on or after January 1, 2028, additional Investments so long as, as measured at the time provided for in Section 1.04(e), on a Pro Forma Basis, the Total Leverage Ratio does not exceed 4.00:1.00;

(ee) Investments consisting of the licensing, sublicensing or contribution of any intellectual property or other IP Rights pursuant to joint marketing, collaboration or other similar arrangements with other Persons;

(ff) [reserved];

(gg) the conversion to Qualified Capital Stock of any Indebtedness owed by the Parent or any Restricted Subsidiary and permitted by Section 6.01;

(hh) Restricted Subsidiaries of the Parent may be established or created if the Parent and such Restricted Subsidiary comply with the requirements of Section 5.12, if applicable; provided that, in each case, to the extent such new Restricted Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition or other Investment permitted by this Section 6.06, and such new Restricted Subsidiary at no time holds any assets or liabilities other than any acquisition or Investment consideration contributed to it contemporaneously with the closing of such transaction, such new Restricted Subsidiary shall not be required to take the actions set forth in Section 5.12 until the respective acquisition is consummated (at which time the surviving entity of the respective transaction shall be required to so comply in accordance with the provisions thereof);

(ii) contributions in connection with compensation arrangements to a “rabbi” trust for the benefit of employees, directors, partners, members, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Parent or any of its Restricted Subsidiaries;

(jj) [reserved];

(kk) Investments consisting of earnest money deposits required in connection with purchase agreements or other acquisitions or Investments otherwise permitted under this Section 6.06 and any other pledges or deposits permitted by Section 6.02;

(ll) Term Loans repurchased by the Parent or a Restricted Subsidiary pursuant to and subject to immediate cancellation in accordance with this Agreement and, to the extent permitted (or not prohibited) by Section 6.04(b), loans or other Indebtedness repurchased by the Parent or a Restricted Subsidiary pursuant to and subject to immediate cancellation in accordance with the terms of any other Indebtedness;

(mm) Guarantee obligations of the Parent or any Restricted Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Restricted Subsidiary to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(nn) Permitted Bond Hedge Transactions;

(oo) purchases and acquisitions of inventory, supplies, materials, services, equipment or similar assets in the ordinary course of business; and

(pp) any customary upfront milestone, marketing or other funding payment in the ordinary course of business to another Person in connection with obtaining a right to receive royalty or other payments in the future.

provided that, notwithstanding anything to the contrary in this Agreement, (I) (A) neither the Parent nor any Restricted Subsidiary will sell, convey, transfer, exclusively license or exclusively sublicense or otherwise Dispose (including by way of an Investment) any Material Intellectual Property to any Unrestricted Subsidiary and (B) no Loan Party will sell, convey, transfer, exclusively license or exclusively sublicense or otherwise Dispose (including by way of an Investment) any Material Intellectual Property to any Restricted Subsidiary that is not a Loan Party; provided that notwithstanding the foregoing clauses (A) and (B), for the avoidance of doubt, the foregoing shall not prohibit a transfer of Material Intellectual Property in the form of a non-exclusive license of IP Rights in the ordinary course of business, (II) Investments in Unrestricted Subsidiaries shall only be made pursuant to Section 6.06(q) or solely for the purpose of effecting any BLCO Share Collateral Repurchase, Section 6.06(r) and in each case may not later be reclassified and (III) if any Drop Down Debt is incurred, no Borrower Group Member shall sell, convey, transfer, exclusively license or exclusively sublicense or otherwise Dispose (including by way of an Investment) any Diversified Business assets, International Business assets or Other Drop Down Assets (in each case, other than transfers of Cash or Cash Equivalents otherwise in accordance with this Agreement) to the Parent or any Restricted Subsidiary that is not a Borrower Group Member.

Section 6.07. Fundamental Changes; Disposition of Assets. The Parent and each other Loan Party shall not, nor shall it permit any Restricted Subsidiary to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), or make any Disposition of assets having a Disposition Consideration in excess of $10,000,000 in a single transaction or in a series of related transactions, except:

(a) any Restricted Subsidiary (other than the Borrower) may be merged, consolidated or amalgamated with or into the Parent or any other Restricted Subsidiary; provided that (i) in the case of any such merger, consolidation or amalgamation with or into the Parent or the Borrower, (A) the Parent or the Borrower shall be the continuing or surviving Person or a Person that continues as an amalgamated corporation or (B) if the Person formed by or surviving any such merger, consolidation or amalgamation (including any immediate and successive mergers, consolidations or amalgamations of entities) is not the Parent or the Borrower (any such Person succeeding the Parent after giving effect to such transaction or transactions, the “Successor Parent” and any such Person succeeding the Borrower other than the Parent after giving effect to such transaction or transactions, a “Successor Borrower”), (w) any Successor Parent shall be an entity organized or existing under the law of the U.S., any state thereof, the District of Columbia or Canada (any province or territory therein) or a political subdivision thereof, (x) any Successor Borrower shall be an entity organized or existing under the law of the U.S., any state thereof, the District of Columbia or Canada (any province or territory therein) or a political subdivision thereof, (y) any Successor Parent or Successor Borrower shall expressly assume the Loan Document Obligations of the Parent or the Borrower, as applicable, in a manner reasonably satisfactory to the Administrative Agent and (z) except as the Administrative Agent may otherwise agree, each Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Loan Guarantee and the other Loan Documents; it being understood and agreed that if the foregoing conditions under clauses (x) through (z) are satisfied, a Successor Parent will succeed to, and be substituted for, the Parent under this Agreement and the other Loan Documents and a Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents and (ii) in the case of any such merger, consolidation or amalgamation with or into any Subsidiary Guarantor (other than the Borrower), either (x) a Subsidiary Guarantor shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the guarantee obligations of the Subsidiary Guarantor in a manner reasonably satisfactory to the Administrative Agent or (y) the relevant transaction shall be treated as an Investment and otherwise be made in compliance with Section 6.06;

(b) Dispositions (including of Capital Stock) among the Parent and/or any Restricted Subsidiary (upon voluntary liquidation or otherwise); provided that any such Disposition by any Loan Party to any Person that is not a Loan Party shall be treated as an Investment and otherwise be made in compliance with Section 6.06 (other than on reliance of clause (j) thereof);

(c) (i) the liquidation or dissolution of any Restricted Subsidiary (other than the Borrower) if the Parent determines in good faith that such liquidation or dissolution is in the best interests of the Parent, is not materially disadvantageous to the Lenders, and the Parent or any Restricted Subsidiary receives any assets of the relevant dissolved or liquidated Restricted Subsidiary; (ii) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (A) any Disposition otherwise permitted under this Section 6.07 (other than clause (a), clause (b) or this clause (c)) or (B) any Investment permitted under Section 6.06 (other than clause (j) thereof); and (iii) the Parent or any Restricted Subsidiary may be converted into another form of entity, in each case, so long as such conversion does not adversely affect the value of the Loan Guarantee or the Collateral, taken as a whole;

(d) (x) Dispositions of inventory or goods held for sale, equipment or other assets in the ordinary course of business (including on an intercompany basis) and (y) the leasing or subleasing of real property in the ordinary course of business;

(e) Dispositions of surplus, obsolete, used or worn out property or other property that, in the good faith judgment of the Parent, is (A) no longer useful in its business (or in the business of any Restricted Subsidiary of the Parent) or (B) otherwise economically impracticable or not commercially reasonable to maintain;

(f) Dispositions of Cash and/or Cash Equivalents or other assets that were Cash and/or Cash Equivalents when the relevant original Investment was made;

(g) Dispositions, mergers, amalgamations, consolidations or conveyances that constitute (or are made in order to effectuate) Investments permitted pursuant to Section 6.06 (other than Section 6.06(j)), Permitted Liens, Restricted Payments permitted by Section 6.04(a) (other than Section 6.04(a)(ix)) and Sale and Lease-Back Transactions permitted by Section 6.08;

(h) Dispositions for fair market value; provided that with respect to any single Disposition transaction or a series of related transactions with respect to assets having Disposition Consideration in excess of the greater of $75,000,000 and 3% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, at least 75% of the consideration for such Disposition, shall consist of Cash or Cash Equivalents (provided that for purposes of the 75% Cash consideration requirement, (u) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are expressly subordinated in right of payment to the Loan Document Obligations or that are owed to the Parent or any Restricted Subsidiary) of the Parent or any Restricted Subsidiary (as shown on such Person’s most recent balance sheet (or in the notes thereto), or if the incurrence of such Indebtedness or other liability took place after the date of such balance sheet, that would have been shown on such balance sheet or in the notes thereto, as determined in good faith by the Parent) that are (i) assumed by the transferee of any such assets and for which the Parent and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing or (ii) otherwise cancelled or terminated in connection with such Disposition, (v) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (w) future payments to be made in cash or Cash Equivalents owed to the Parent or a Restricted Subsidiary in the form of licensing, royalty, earnout or milestone payment (or similar deferred cash payments), (x) any Securities or other obligations or assets received by the Parent or any Restricted Subsidiary from such transferee (including earn-outs or similar obligations) that are converted by such Person into Cash or Cash Equivalents, or by their terms are required to be satisfied for Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (y) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (y) and clause (B)(1) of the proviso to Section 6.08 that is at that time outstanding, not in excess of the greater of $375,000,000 and 15% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, in each case shall be deemed to be Cash); provided, further, that the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.11(b)(ii);

(i) to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j) Dispositions of Investments in (or assets of) Joint Ventures or other non-Wholly-Owned Subsidiaries to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements, or made on a pro rata basis to the owners thereof (or on a greater than pro rata basis to the extent the recipient of such greater amount is the Parent or a Restricted Subsidiary);

(k) Dispositions of notes receivable or accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or in connection with the collection or compromise thereof, or as part of any bankruptcy or similar proceeding;

(l) Dispositions and/or terminations of, or constituting, leases, subleases, licenses, sublicenses or cross-licenses (including the provision of software under any open source license), the Dispositions or terminations of which (i) relate to closed facilities or the discontinuation of any Product Line or (ii) are made in the ordinary course of business, in each case, which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries;

(m) (i) any termination of any lease, sublease, license or sub-license in the ordinary course of business (and any related Disposition of improvements made to leased real property resulting therefrom), (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(n) Dispositions of property subject to foreclosure, expropriation, forced disposition, casualty, eminent domain, expropriation or condemnation proceedings (including in lieu thereof or any similar proceeding);

(o) Dispositions or consignments of equipment, inventory or other assets (including leasehold or licensed interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(p) the sale of accounts receivable and related assets pursuant to the Existing Receivables Facility or any Refinancing Receivables Facility;

(q) Dispositions of non-core assets and sales of Real Estate Assets, in each case acquired in any acquisition or other Investment permitted hereunder, including such Dispositions (x) made in order to obtain the approval of any anti-trust authority or otherwise necessary or advisable in the good faith determination of the Parent to consummate any acquisition or other Investment permitted hereunder or (y) which, within ninety (90) days of the date of such acquisition or Investment, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Parent or any of its Restricted Subsidiaries or any of their respective businesses;

(r) exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of property or assets so long as any such exchange or swap is made for fair value (as determined by the Parent in good faith) for like property or assets or property, assets or services of greater value or usefulness to the business of the Parent and its Restricted Subsidiaries as a whole, as determined in good faith by the Parent; provided that upon the consummation of any such exchange or swap by any Loan Party, to the extent the property received does not constitute an Excluded Asset, the Administrative Agent has a perfected Lien with the same priority as the Lien held on the property or assets so exchanged or swapped;

(s) [reserved];

(t) (i) licensing and cross-licensing (including sub-licensing) arrangements involving any technology or other IP Rights of the Parent or any Restricted Subsidiary in the ordinary course of business, or (ii) Dispositions, abandonments, cancellations or lapses of IP Rights, including issuances or registrations thereof, or applications for issuances or registrations thereof, in the ordinary course of business or which, in the good faith determination of the Parent, are not necessary to the conduct of the business of the Parent or its Restricted Subsidiaries or are obsolete or no longer economical to maintain in light of their use and (iii) Dispositions of any technology, intellectual property or other IP Rights of the Parent or any Restricted Subsidiary involving their customers in the ordinary course of business, in each case that do not constitute Exclusive Licenses;

(u) terminations or unwinds of Derivative Transactions;

(v) Dispositions of Capital Stock of, or sales of Indebtedness or other Securities of, Unrestricted Subsidiaries (or any Restricted Subsidiary (other than the Borrower) that owns one or more Unrestricted Subsidiaries, provided that such Restricted Subsidiary owns no other material assets other than Capital Stock of one or more Unrestricted Subsidiaries), in each case other than Unrestricted Subsidiaries, the primary assets of which are Cash and/or Cash Equivalents; provided that no such Disposition of BLCO Share Collateral may be made pursuant to this clause (v);

(w) Dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, managers or consultants, the Parent and/or any Restricted Subsidiary;

(x) Dispositions made to comply with any order or other directive of any Governmental Authority or any applicable Requirement of Law, including Dispositions of any Restricted Subsidiary’s Capital Stock required to qualify directors;

(y) any merger, consolidation, amalgamation, Disposition or conveyance the sole purpose of which is to reincorporate or reorganize (provided that if such Restricted Subsidiary is a Loan Party it must satisfy the Collateral and Guarantee Requirement in such other jurisdiction to the extent otherwise required hereunder);

(z) Dispositions constituting any part of a Permitted Reorganization;

(aa) any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(bb) other Dispositions with a Disposition Consideration of not more than, in the aggregate, the greater of $100,000,000 and 4% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(cc) Dispositions contemplated on the Closing Date and described on Schedule 6.07 hereto;

(dd) [reserved];

(ee) any issuance, sale or Disposition of Capital Stock to directors, officers, managers or employees for purposes of satisfying requirements with respect to directors’ qualifying shares and shares issued to foreign nationals, in each case as required by applicable Requirements of Law;

(ff) any netting arrangement of accounts receivable between or among the Parent and its Restricted Subsidiaries or among Restricted Subsidiaries of the Parent made in the ordinary course of business;

(gg) Dispositions of, or in connection with, any Convertible Indebtedness, any Permitted Bond Hedge Transaction, any Permitted Warrant Transaction or any Packaged Right (including upon settlement, repurchase, exchange, termination or unwind thereof);

(hh) any “fee in lieu” or other Disposition of assets to any Governmental Authority that continue in use by the Parent or any Restricted Subsidiary, so long as the Parent or any Restricted Subsidiary may obtain title to such asset upon reasonable notice by paying a nominal fee; and

(ii) (i) the formation of any Restricted Subsidiary that is a Delaware Divided LLC and (ii) any Disposition to effect the formation of any Restricted Subsidiary that is a Delaware Divided LLC which Disposition is not otherwise prohibited hereunder; provided that in each case upon formation of a Delaware Divided LLC, the Parent shall comply with Section 5.12 with respect to such Delaware Divided LLC to the extent applicable;

provided that notwithstanding anything to the contrary in this Agreement, (I) (A) neither the Parent nor any Restricted Subsidiary will sell, convey, transfer, exclusively license or exclusively sublicense or otherwise Dispose (including by way of an Investment) any Material Intellectual Property to any Unrestricted Subsidiary and (B) no Loan Party will sell, convey, transfer, exclusively license or exclusively sublicense or other Dispose (including by way of an Investment) any Material Intellectual Property to a Restricted Subsidiary that is not a Loan Party; provided that notwithstanding the foregoing clauses (A) and (B), for the avoidance of doubt, the foregoing shall not prohibit a transfer of Material Intellectual Property in the form of a non-exclusive license of IP Rights in the ordinary course of business, (II) the Borrower will not sell, convey, transfer or otherwise Dispose (including by way of an Investment) any BLCO Share Collateral other than to one or more Persons that are not Affiliates and any such sale, conveyance, transfer or other Disposition shall (x) be solely for cash consideration and for no less than fair market value and (y) be subject to the prepayment provisions of Section 2.11(b)(iv); provided that Borrower may effect a BLCO Share Collateral Repurchase and (III) if any Drop Down Debt is incurred, no Borrower Group Member shall sell, convey, transfer, exclusively license or exclusively sublicense or otherwise Dispose (including by way of an Investment or Restricted Payment) any Diversified Business assets, International Business assets or Other Drop Down Assets (in each case, other than transfers of Cash and Cash Equivalents otherwise in accordance with this Agreement) to the Parent or any Restricted Subsidiary that is not a Borrower Group Member.

To the extent that any Collateral is Disposed of as expressly permitted by this Section 6.07 to any Person other than a Loan Party, such Collateral shall automatically be sold free and clear of the Liens created by the Loan Documents (which Liens shall be automatically released upon the consummation of such Disposition) and the Administrative Agent shall be authorized to take, and shall take, any actions reasonably requested by the Borrower or otherwise deemed appropriate in order to effect the foregoing.

Section 6.08. Sale and Lease-Back Transactions. The Parent and each other Loan Party shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Parent or the relevant Loan Party or Restricted Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Parent or any of its Restricted Subsidiaries) and (b) intends to use for substantially the same purpose as the property which has been or is to be sold or transferred by the Parent or such Loan Party or Restricted Subsidiary to any Person (other than the Parent or any of its Restricted Subsidiaries) in connection with such lease (such a transaction described herein, a “Sale and Lease-Back Transaction”); provided that any Sale and Lease-Back Transaction shall be permitted so long as either (A) the resulting Indebtedness, if any, is permitted by Section 6.01(m) or Section 6.01(z) or (B) (1) such Sale and Lease-Back Transaction is made in exchange for Cash consideration (provided that the Cash consideration requirements set forth in Section 6.07(h) shall apply in determining whether or not the Cash consideration requirements in this clause are satisfied; it being understood that any Designated Non-Cash Consideration received in respect of the relevant Sale and Lease-Back Transaction having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (1) and clause (y) of the proviso to Section 6.07(h) that is at that time outstanding, not in excess of the greater of $375,000,000 and 15% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, in each case, shall be deemed to be Cash), (2) the Parent or Loan Party or its applicable Restricted Subsidiary would otherwise be permitted to enter into, and remain liable under, the applicable underlying lease and (3) the aggregate fair market value of the assets sold subject to all Sale and Lease-Back Transactions under this clause (B) shall not exceed (i) the greater of $100,000,000 and 4% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period plus (ii) an unlimited amount provided that all Cash proceeds received in connection therewith are applied to prepay the Loan Document Obligations hereunder as set forth in Section 2.11(b).

Section 6.09. Transactions with Affiliates. The Parent and each other Loan Party shall not, nor shall it permit any Restricted Subsidiary to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payment in excess of the greater of $100,000,000 and 4% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period in any individual transaction with any of their respective Affiliates on terms that are substantially less favorable to the Parent or such Loan Party or Restricted Subsidiary, as the case may be (as determined by the Parent in good faith), than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; provided that the foregoing restriction shall not apply to:

(a) any transaction between or among the Parent and/or one or more Restricted Subsidiaries and/or Joint Ventures (or any entity that becomes a Restricted Subsidiary or Joint Venture as a result of such transaction) to the extent permitted or not restricted by this Agreement;

(b) any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of the Parent or any Restricted Subsidiary;

(c) (i) any collective bargaining, employment, indemnification, expense reimbursement or severance agreement or compensatory (including profit sharing) arrangement entered into by the Parent or any of its Restricted Subsidiaries with any Permitted Payee, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with any Permitted Payee and (iii) payments or other transactions pursuant to any management equity plan, employee compensation, benefit plan, stock option plan or arrangement, equity holder arrangement, supplemental executive retirement benefit plan, any health, disability or similar insurance plan, or any employment contract or arrangement which covers any Permitted Payee and payments pursuant thereto;

(d) any transaction specifically permitted under this Agreement, including: (i) transactions permitted by Sections 6.01(d), (bb) and (ee), 6.03, 6.04, 6.06(h), (m), (t), (v), (y), (z), (bb), (gg), (hh), (ii), (kk), (ll) and (mm) and 6.07, (ii) any Permitted Reorganization and (iii) issuances of Capital Stock and issuances and incurrences of Indebtedness not restricted by this Agreement and payments pursuant thereto;

(e) the existence of, or performance by the Parent or any Restricted Subsidiary of its obligations under the terms of, any transaction or agreement in existence on the Closing Date and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not materially (i) adverse to the Lenders or (ii) more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date;

(f) [reserved];

(g) [reserved];

(h) (i) transactions with a Person that is an Affiliate of the Parent (other than an Unrestricted Subsidiary) solely because the Parent or any Restricted Subsidiary owns Capital Stock in such Person and (ii) transactions with any Person that is an Affiliate solely because a director or officer of such Person is a director or officer of the Parent or any Restricted Subsidiary;

(i) any transaction or transactions approved by a majority of the disinterested members of the board of directors (or similar governing body) of the Parent at such time;

(j) Guarantees permitted or not restricted by Section 6.01 or Section 6.06;

(k) loans and other transactions among the Loan Parties and their Subsidiaries, in each case to the extent permitted or not restricted under this Article 6;

(l) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of the Parent and/or any of its Restricted Subsidiaries in the ordinary course of business;

(m) transactions with customers, clients, suppliers, licensees, Joint Ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to the Parent and/or its applicable Restricted Subsidiary in the good faith determination of the board of directors (or similar governing body) of the Parent or the senior management thereof or (ii) on terms not substantially less favorable to the Parent and/or its applicable Restricted Subsidiary as might reasonably be obtained from a Person other than an Affiliate;

(n) the payment of reasonable out-of-pocket costs and expenses related to registration rights and indemnities provided to shareholders under any shareholder agreement and the existence or performance by the Parent or any Restricted Subsidiary of its obligations under any such registration rights or shareholder agreement;

(o) [reserved];

(p) any transaction in respect of which the Parent delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Parent from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is fair to the Parent or such Restricted Subsidiary from a financial point of view or stating that the terms, when taken as a whole, are not substantially less favorable to the Parent or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate;

(q) [reserved];

(r) payments to or from, and transactions with, an Unrestricted Subsidiary in the ordinary course of business (including, any cash management or administrative activities related thereto);

(s) any lease entered into between the Parent or any Restricted Subsidiary, as lessee, and any Affiliate of the Parent, as lessor, and any transaction(s) pursuant to that lease, which lease is approved by the board of directors or senior management of the Parent in good faith;

(t) transactions undertaken in the ordinary course of business pursuant to membership in a purchasing consortium; and

(u) transactions set forth on Schedule 6.09 and any renewals or extensions thereof.

Section 6.10. Intercompany Loan. The Parent shall not, and shall not permit any Restricted Subsidiary to (A) amend or otherwise modify the terms of the Intercompany Loan Agreement (or any other documentation governing any Intercompany Loan) if the effect of such amendment or modification, taken as a whole together with all other amendments or modifications made, is materially adverse to the interests of the Lenders (in their capacities as such); provided that any (i) assignment or transfer of the rights and obligations with respect to any Intercompany Loan by the Parent or the Borrower to any other Person, (ii) reduction or forgiveness of the principal amount of any Intercompany Loan, (iii) reduction of the interest rate applicable to any Intercompany Loan, (iv) extension of any interest payment date in respect of any Intercompany Loan beyond any grace periods set forth therein and (v) amendment to the call protection of any Intercompany Loan, in each case, shall be deemed to be materially adverse to the interests of the Lenders; provided, further, that no amendment to the Intercompany Loan Agreement to (i) increase the principal amount thereof in connection with an intercompany loan made or deemed made with the Net Proceeds (or in the initial principal amount) of an Incremental Term Facility or Incremental Equivalent Debt or (ii) reduce the interest rate on any tranche of the Intercompany Loan to align with a repricing of the initial related Indebtedness shall, in either case, be deemed to be materially adverse to the interests of the Lenders or (B) accelerate any of the loans provided for under the Intercompany Loan Agreement.

Section 6.11. Non-Guarantor Restricted Subsidiary Status. The Borrower will not, and the Parent and the Borrower will not permit Intermediate Holdco or any of its Restricted Subsidiaries to, take any action that would cause Intermediate Holdco, the Borrower or any of the Subsidiary Guarantors that are Subsidiaries of Intermediate Holdco to no longer constitute non-guarantor restricted subsidiaries under any Existing Indebtedness.

Section 6.12. Amendments of or Waivers with Respect to Restricted Debt. The Parent and each other Loan Party shall not, nor permit any Restricted Subsidiary to, amend or otherwise modify the terms of any Restricted Debt (or the documentation governing any Restricted Debt) if the effect of such amendment or modification, together with all other amendments or modifications made, is materially adverse to the interests of the Lenders (in their capacities as such); provided that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt, in each case, that is permitted under this Agreement in respect thereof.

Section 6.13. Activities of the Borrower. (a) The Borrower will not engage in any business or operations other than (a) the borrowing of Loans and requesting the issuance of Letters of Credit under this Agreement and the performance of the obligations of the Borrower under the Loan Documents, (b) the issuance of the Closing Date Notes and the performance of the obligations of the Borrower as required by the definitive documentation in respect thereof, (c) the incurrence of any Incremental Equivalent Debt or any Drop Down Debt (provided that the Borrower shall not directly hold any Drop Down Assets or Other Drop Down Assets) and the performance of the obligations of the Borrower as required by the definitive documentation in respect thereof, (d) the lending of the proceeds from the issuance of the Closing Date Notes and funds borrowed under this Agreement to the Parent via the Closing Date Intercompany Loan made pursuant to the Intercompany Loan Agreement, (e) the making of an Intercompany Loan pursuant to the Intercompany Loan Agreement in an aggregate principal amount equal to the initial principal amount of any Incremental Facilities, Intercompany Loans and Incremental Equivalent Debt incurred pursuant to Sections 2.22(a) or 6.01(z), as applicable, (f) the ownership of BLCO Shares, (g) the granting of any Liens permitted to be incurred under the Agreement, (h) holding Cash and Cash Equivalents and distributions of Cash and Cash Equivalents to Loan Parties, including the Parent in accordance with this Agreement, (i) actions required by law to maintain its existence, (j) the payment of operating and business expenses and taxes incidental to its ownership of BLCO Shares, (k)

the performance of obligations under and compliance with its certificate of incorporation and by-laws or similar documents, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including, without limitation, as a result of or in connection with the activities of the Borrower, and (l) activities incidental to the foregoing.

(b) Notwithstanding anything to the contrary in this Agreement, the Borrower will not pay any dividends or make any other distributions or payments or other transfers to the Parent or any of its other Restricted Subsidiaries out of funds received by the Borrower in the form of any dividends or other distributions received with respect to, or any proceeds from any sale or other Disposition (including by way of Investment) of, any BLCO Shares.

Section 6.14. [Reserved].

Section 6.15. Financial Covenants.

(a) On the last day of any Test Period ending on or after the last day of the first full Fiscal Quarter ending after the Closing Date, the Parent shall not permit the Blended First Lien Leverage Ratio to be greater than (i) prior to the Covenant Step Up Date, 4.25:1.00 and (ii) on and after the Covenant Step Up Date, 5.75:1.00 (the “Leverage Financial Covenant”).

(b) On the last day of any Test Period ending on or after the Covenant Step Up Date, the Parent shall maintain minimum Liquidity of not less than $400,000,000.

Section 6.16. Establishment of Defined Benefit Plan. No Loan Party shall (a) sponsor, administer, maintain, contribute to, participate in or assume or incur any liability in respect of, any Defined Benefit Plan, or (b) acquire an interest in any Person if such Person sponsors, administers, maintains, contributes to, participates in or has any liability in respect of, any Defined Benefit Plan, other than, with respect to clauses (a) and (b), Defined Benefit Plans that do not, in the aggregate, have an unfunded liability or solvency deficit in excess of $10,000,000 at any time.

ARTICLE 7

LOAN GUARANTEE

Section 7.01. Guarantee of the Loan Document Obligations. Subject to Section 7.02 and the terms of each Counterpart Agreement, the Guarantors jointly and severally hereby irrevocably and unconditionally guarantee to Administrative Agent for the ratable benefit of the Secured Parties the due and punctual payment in full of all Obligations (other than Excluded Swap Obligations) when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code or other Debtor Relief Laws) (collectively, the “Guaranteed Obligations”).

Section 7.02. Contribution by Guarantors; Indemnification; Subordination.

(a) The Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under the Loan Guarantee. Accordingly, in the event any payment or distribution (including the sale of any assets) is made on any date by a Guarantor (a “Funding Guarantor”) under the Loan Guarantee or any other Loan Document such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. The allocation among Contributing Guarantors of their obligations as set forth in this Agreement shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder or under any other Loan Document. Any Contributing Guarantor making a payment under this Section 7.02(a) shall be subrogated to the rights of the Funding Guarantor under Section 7.02(b) below to the extent of such payment.

(b) In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law, the Borrower agrees that (i) in the event a payment in respect of any Obligation of the Borrower shall be made by any Guarantor under the Loan Guarantee, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (ii) in the event any assets of any Guarantor shall be sold pursuant to any Loan Document to satisfy in whole or in part an Obligation owed to any Secured Party by the Borrower, the Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

(c) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 7.02(a) and (b) hereof and all other rights of the Guarantors of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the payment in full in cash of the Loan Document Obligations. No failure on the part of the Borrower or any Guarantor to make the payments required by Sections 7.02(a) and (b) (or any other payments required under Requirements of Law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

(d) This Section 7.02 supersedes the Contribution Agreement (as defined in the Existing Credit Agreement) in its entirety and the Contribution Agreement (as defined in the Existing Credit Agreement) shall be of no further force or effect.

Section 7.03. Payment by Guarantors. Subject to Section 7.02 and the terms of each Counterpart Agreement, the Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Secured Party may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code or analogous provisions of other Debtor Relief Laws), the Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the benefit of the Secured Parties, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case or proceeding under any Debtor Relief Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Secured Parties as aforesaid.

Section 7.04. Liability of Guarantors Absolute. To the extent permitted under applicable law, each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than satisfaction in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Loan Guarantee is a guarantee of payment and performance when due and not of collectability. This Loan Guarantee is a primary obligation of each Guarantor and not merely a contract of surety;

(b) to the extent permitted under Requirements of Law, the Administrative Agent may enforce this Loan Guarantee upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Secured Party with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Secured Party, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its discretion may determine consistent herewith or the applicable Hedge Agreement or agreement relating to Banking Services Obligations and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents or any agreement relating to Derivative Transactions or Banking Services Obligations; and

(f) this Loan Guarantee and the obligations of the Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents or any agreements relating to Derivative Transactions or Banking Services, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guarantee of or security for the payment or performance of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, any agreements relating to Derivative Transactions or Banking Services or any agreement or instrument executed pursuant thereto, or of any other guarantee or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, such agreement relating to Derivatives Transactions or Banking Services or any agreement relating to such other guarantee or security; (iii) to the extent permitted by applicable law, the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents, any agreements relating to Derivative Transactions or Banking Services or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Secured Party might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) to the extent permitted by applicable law, any defenses, set-offs or counterclaims which the Borrower may allege or assert against any Secured Party in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 7.05. Waivers by Guarantors. To the extent permitted by applicable law, each Guarantor hereby waives, for the benefit of the Secured Parties: (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Secured Party in favor of the Borrower or any other Person, or (iv) pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than satisfaction in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to gross negligence, willful misconduct or bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any

Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, agreements relating to Derivative Transactions or Banking Services or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.04 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 7.06. Guarantors’ Rights of Subrogation, Contribution, etc. Until the Termination Date, each Guarantor hereby waives, to the extent permitted by applicable law, any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Loan Guarantee or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party. In addition, until the Termination Date, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution set forth in Section 7.02 hereof. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any other Guarantor or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Secured Party may have against the Borrower, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time prior to the Termination Date, such amount shall be held in trust for Administrative Agent on behalf of the Secured Parties and shall forthwith be paid over to Administrative Agent for the benefit of the Secured Parties to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.07. Subordination of Other Obligations. Any Indebtedness of the Borrower or any Guarantor now or hereafter owed to any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of the Secured Parties and shall forthwith be paid over to Administrative Agent for the benefit of the Secured Parties to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 7.08. Continuing Guarantee. This Loan Guarantee is a continuing guarantee and shall remain in effect until the Termination Date. Each Guarantor hereby irrevocably waives any right to revoke this Loan Guarantee as to future transactions giving rise to any Guaranteed Obligations.

Section 7.09. Authority of Guarantors or Borrower. It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any Agents acting or purporting to act on behalf of any of them.

Section 7.10. Financial Condition of Borrower. Any Credit Extension may be made to the Borrower or continued from time to time, and any agreements relating to Derivative Transactions or Banking Services may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation or at the time such agreement relating to Derivatives Transactions or Banking Services is entered into, as the case may be. No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Loan Documents and agreements relating to Derivative Transactions and Banking Services, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Secured Party.

Section 7.11. Bankruptcy, etc.

(a) Until the Termination Date, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of the Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case, application or proceeding of or against the Borrower or any other Guarantor. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case, application or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case, application or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case, application or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case, application or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of the Guarantors and the Secured Parties that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. The Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case, application or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of the Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 7.12. Discharge of Loan Guarantee upon Sale of Subsidiary Guarantor. If all of the Capital Stock of any Subsidiary Guarantor (other than the Borrower) or any of its successors in interest hereunder shall be sold or otherwise Disposed of in accordance with the terms and conditions hereof, the Loan Guarantee of such Subsidiary Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Secured Party or any other Person effective as of the time of such sale or other Disposition.

Section 7.13. Guarantee Limitations. Notwithstanding anything herein or in any other Loan Document to the contrary, the application of this Agreement to (including the Loan Guarantee and any obligation to contribute and indemnify pursuant to Section 7.02 of) each Subsidiary Guarantor organized outside of the United States and Canada shall be (a) subject to the terms of Schedule 7.13 and (b) limited in the manner set forth in any Counterpart Agreement with respect to such Subsidiary Guarantor, including, for the avoidance of doubt, any Counterpart Agreement entered into prior to the Closing Date in connection with the Existing Credit Agreement. Schedule 7.13 may be amended by the Administrative Agent and the Parent, without the consent of any other Lender, Issuing Bank, the Swingline Lender or other Secured Party, in order to (i) incorporate additional provisions to address the accession of any Loan Party in an additional jurisdiction after the date hereof, (ii) cure omissions or defects or make changes of a technical nature or (iii) accommodate any Change in Law.

ARTICLE 8

EVENTS OF DEFAULT

Section 8.01. Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) Failure To Make Payments When Due. Failure by the Borrower to pay (i) any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise, (ii) when due any amount payable to any Issuing Bank in reimbursement of any drawing under a Letter of Credit or (iii) any interest on any Loan, any fee or other non-principal amount due hereunder within five (5) Business Days after the date due; or

(b) Default in Other Agreements. (i) Failure by the Parent or any of its Restricted Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than (A) Indebtedness referred to in clause (a) above and (B) Indebtedness held exclusively by an Affiliate of a Loan Party) with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case beyond the applicable notice period and grace period, if any, provided therefor; or (ii) breach or default by the Parent or any of its Restricted Subsidiaries with respect to any other term of (A) one or more items of Indebtedness with an aggregate outstanding principal amount exceeding the Threshold Amount or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness (other than, for the avoidance of doubt, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the relevant Hedge Agreement which are not the result of any default thereunder by any Loan Party or any Restricted Subsidiary), in each case beyond the applicable notice period and grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that clause (ii) of this paragraph (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder; provided, further, that (x) with respect to any breach or default referred to in clause (ii) above with respect to a financial covenant in any such Indebtedness, such breach or default shall only constitute an Event of Default hereunder if such breach or default has resulted in the acceleration of such Indebtedness and the termination of commitments thereunder, (y) any failure, breach or default described under clauses (i) or (ii) above shall only constitute an Event of Default hereunder if such failure, breach or default is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to this Article 8 and (z) for the avoidance of doubt, any failure, breach or default described under clauses (i) or (ii) above shall not result in a Default or Event of Default hereunder while any notice period or grace period, if applicable to such failure, breach or default, remains in effect; or

(c) Breach of Certain Covenants. Failure of any Loan Party, as required by the relevant provision, to perform or comply with any term or condition contained in Section 5.01(e)(i) (provided that any such Default or Event of Default shall be automatically deemed to be cured by (x) the cure or waiver of the underlying Default or Event of Default with respect to which such notice was required or (y) upon subsequent delivery of the relevant notice of Default or Event of Default, unless a Responsible Officer of the Parent had actual knowledge that such Default or Event of Default had occurred and was continuing and should have reasonably known in the course of his or her duties that failure to provide such notice would constitute an Event of Default), Section 5.02 (as it applies to the preservation of the existence of the Borrower) or Article 6; provided that, notwithstanding this clause (c), no breach or default by any Loan Party under Section 6.15 will constitute an Event of Default with respect to any Term Loans unless and until the Required Revolving Lenders have accelerated the Revolving Loans, terminated the commitments under the Revolving Facility and demanded repayment of, or otherwise accelerated, the Indebtedness or other obligations under the Revolving Facility and have not rescinded such demand or acceleration (the “Financial Covenant Standstill”); or

(d) Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection herewith or therewith (including, for the avoidance of doubt, any Perfection Certificate) shall be untrue in any material respect as of the date made or deemed made and, to the extent such untrue representation, warranty or certification is curable, such untrue representation, warranty or certification shall remain untrue for a period of thirty (30) days after the earlier of (x) notice from the Administrative Agent to the Parent and (y) actual knowledge of a Responsible Officer of any Loan Party; it being understood and agreed that any breach of representation, warranty or certification resulting from the failure of the Administrative Agent to file any Uniform Commercial Code continuation statement, PPSA financing change statement (or other similar statement) shall not result in an Event of Default under this Section 8.01(d) or any other provision of any Loan Document; or

(e) Other Defaults Under Loan Documents. Default by any Loan Party in the performance of or compliance with any term contained herein or in any of the other Loan Documents, other than any such term referred to in any other Section of this Article 7, which default has not been remedied or waived within thirty (30) days after the earlier of (x) receipt by the Parent of any written notice thereof from the Administrative Agent and (y) actual knowledge thereof of a Responsible Officer of any Loan Party; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of the Parent or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) (any such Person, a “Specified Person”) in an involuntary case under any Debtor Relief Law now or hereafter in effect, which decree or order is not stayed or dismissed; or any other similar relief shall be granted under any applicable federal, state, provincial, territorial or local law, which relief is not stayed or dismissed; or (ii) the commencement of an involuntary case against any Specified Person under any Debtor Relief Law; the entry by a court having jurisdiction in the premises of a decree or order for the appointment of a receiver, interim receiver, monitor, receiver and manager (preliminary) insolvency receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Specified Person, or over all or a substantial part of its property; or the involuntary appointment of an interim receiver, trustee or other custodian of any Specified Person for all or a substantial part of its property, which remains, in any case under this clause (f), undismissed, unvacated, unbonded and unstayed pending appeal for sixty (60) consecutive days; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry against any Specified Person of an order for relief, the commencement by any Specified Person of a voluntary case under any Debtor Relief Law, or the consent by any Specified Person to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or the consent by any Specified Person to the appointment of or taking possession by a receiver, monitor, receiver and manager, trustee or other custodian for all or a substantial part of its property; (ii) the making by any Specified Person of a general assignment for the benefit of creditors; or (iii) the admission by any Specified Person in writing of its inability to pay its debts as such debts become due; or

(h) Judgments and Attachments. The entry of one or more final money judgments, writs or warrants of attachment or similar process against any Specified Person or any of its assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not adequately covered by indemnity from a third party as to which the indemnifying party has been notified and not denied its indemnification obligations, self-insurance (if applicable) or insurance as to which the relevant third party insurance company has been notified and not denied coverage), which judgment, writs or warrants of attachment or similar process remains unpaid, undischarged, unvacated, unbonded and unstayed pending appeal for a period of sixty (60) consecutive days; or

(i) Employee Benefit Plans. The occurrence of one or more ERISA Events that, individually or in the aggregate, result in liability of the Parent or any of its Restricted Subsidiaries in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect and the same shall remain undischarged for a period of thirty (30) consecutive days; or

(j) Change of Control. The occurrence of a Change of Control; or

(k) Guaranties, Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof (i) any material Loan Guarantee for any reason ceasing to be in full force and effect (other than in accordance with its terms or as a result of the occurrence of the Termination Date) or being declared by a court of competent jurisdiction to be null and void or the repudiation in writing by any Loan Party of its obligations thereunder (in each case other than as a result of the discharge of such Loan Party in accordance with the terms thereof), (ii) this Agreement or any material Collateral Document or any Lien on a material portion of the Collateral ceasing to be in full force and effect (other than (v) by reason of a release of Collateral in accordance with the terms hereof or thereof, (w) the occurrence of the Termination Date, (x) any other termination of such Collateral Document in accordance with the terms thereof, (y) as a result of the Administrative Agent no longer having possession of any stock certificates, promissory notes or other instruments actually received by it representing possessory collateral pledged under the Collateral Documents or (z) as a result of a UCC or PPSA (or equivalent) filing having lapsed because a UCC continuation statement or PPSA financing change statement (or equivalent) was not filed in a timely manner) or being declared by a court of competent jurisdiction to be null and void or (iii) other than in any bona fide, good faith dispute as to the scope of Collateral or whether any Lien has been, or is required to be, released, the contesting by any Loan Party in writing of the validity or enforceability of any material provision of any Loan Document (or any Lien on a material portion of the Collateral purported to be created by the Collateral Documents) or denial by any Loan Party in writing that it has any further liability (other than by reason of the occurrence of the Termination Date or any other termination of any Loan Document in accordance with the terms thereof), including with respect to future advances by the Lenders, under any Loan Document to which it is a party; or

(l) Subordination. The Loan Document Obligations ceasing or the assertion in writing by any Loan Party that the Loan Document Obligations cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any permitted subordinated Junior Indebtedness in excess of the Threshold Amount (in each case, to the extent required by such subordination provision) or any such subordination provision being invalidated by a court of competent jurisdiction in a final non-appealable order or otherwise ceasing, for any reason, to be valid, binding and enforceable obligations of the parties thereto; or

(m) Canadian Employee Benefit Plans. (x) There shall occur one or more Canadian Pension Plan Termination Events that have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (y) a Canadian Loan Party fails to make a required contribution to or payment under any Canadian Pension Plan when due and such failure has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

then, and in every such Event of Default (other than (x) an Event of Default with respect to the Borrower described in clause (f) or (g) of this Article or (y) any Event of Default arising under Section 6.15), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Parent, take any of the following actions, at the same or different times: (i) terminate the Revolving Credit Commitments, and thereupon such Commitments shall terminate immediately along with the obligation of Issuing Banks to issue any Letter of Credit, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) require that the Borrower deposit in the LC Collateral Account an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 100% of the relevant face amount) of the then outstanding LC Exposure (minus the amount then on deposit in the LC Collateral Account); provided that (A) upon the occurrence of an Event of Default with respect to the Borrower described in clause (f) or (g) of this Article, any such Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and the obligation of the Borrower to Cash collateralize the outstanding Letters of Credit as aforesaid shall automatically become effective, in each case without further action of the Administrative Agent or any Lender and (B) during the continuance of any Event of Default arising under Section 6.15, after giving effect to the proviso to Section 8.01(c) (X) solely upon the request of the Required Revolving Lenders (but not the Required Lenders or any other Lender or group of Lenders), the Administrative Agent shall, by notice to the Parent, (1) terminate the Revolving Credit Commitments, and thereupon such Revolving Credit Commitments shall terminate immediately, (2) declare the Revolving Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Revolving Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder in respect of the Revolving Loans, shall become due and payable immediately, without presentment, demand, protest or other notice in respect thereof of any kind, all of which are hereby waived by the Borrower and (3) require that Borrower deposit in the LC Collateral Account an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 100% of the relevant face amount) of the then outstanding LC Exposure

(minus the amount then on deposit in the LC Collateral Account) and (Y) subject to the Financial Covenant Standstill, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, subject to any applicable intercreditor agreement, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC or the PPSA.

Section 8.02. Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01, in the event that the Borrower fails to comply with the Leverage Financial Covenant, from the last day of the Test Period until the expiration of the tenth (10th) Business Day after the date on which the Compliance Certificate with respect to the Test Period in which such covenant is being measured are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, the Parent may designate any direct equity investment in the Parent in cash in the form of common Equity Interests (or other Qualified Capital Stock of the Parent reasonably acceptable to the Administrative Agent) made or designated during the relevant Test Period until the end of such time period as a Cure Amount (the “Cure Right”), and upon the receipt by the Parent of net cash proceeds corresponding to the exercise of the Cure Right (the “Cure Amount”), the Leverage Financial Covenant shall be recalculated, giving effect to a pro forma increase to Consolidated Adjusted EBITDA for such Test Period in an amount equal to such Cure Amount; provided that (x) such pro forma adjustment to Consolidated Adjusted EBITDA shall be given solely for the purpose of determining the existence of a Default or an Event of Default under the Leverage Financial Covenant with respect to any Test Period that includes the Fiscal Quarter for which such Cure Right was exercised and not for any other purpose under any Loan Document (including for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any covenant under Article 6) for the quarter with respect to which such Cure Right was exercised and (y) there shall be no reduction in Indebtedness in connection with any Cure Amounts for determining compliance with Section 6.15 and no Cure Amounts will reduce (or count towards) the Blended First Lien Leverage Ratio or the Total Leverage Ratio for purposes of any calculation thereof, in each case, for the Fiscal Quarter with respect to which such Cure Right was exercised, except that with respect to the Fiscal Quarters thereafter, such reduction may apply but only to the extent the proceeds are actually applied to prepay Indebtedness pursuant to Section 2.11(a).

(b) If, after the exercise of the Cure Right and the recalculations pursuant to clause (a) above, the Parent shall then be in compliance with the requirements of the Leverage Financial Covenant during such Test Period (including for purposes of Section 4.02), the Parent shall be deemed to have satisfied the requirements of the Leverage Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default under Section 8.01 that had occurred shall be deemed cured; provided that (i) the Cure Right may be exercised on no more than five (5) occasions, (ii) in each four (4) consecutive Fiscal Quarter period, there shall be at least two (2) Fiscal Quarters in respect of which no Cure Right is exercised and (iii) with respect to any exercise of the Cure Right, the Cure Amount shall be no greater than the amount required to cause the Parent to be in compliance with the Leverage Financial Covenant.

(c) Notwithstanding anything in this Agreement to the contrary, following the delivery by the Parent of a written notice to the Administrative Agent of its intent to exercise the Cure Right (x) the Lenders shall not be permitted to exercise any rights then available as a result of an Event of Default under this Article 8 on the basis of a breach of the Leverage Financial Covenant so as to enable the consummation of the Cure Right as permitted under this Section 8.02 and (y) the Lenders and the Issuing Banks shall not be required to make any Credit Extension until the Parent has received the Cure Amount required to cause the Parent to be in compliance with the Leverage Financial Covenant.

ARTICLE 9

THE ADMINISTRATIVE AGENT

Section 9.01. Appointment. Each of the Lenders and the Issuing Banks, on behalf of itself and its applicable Affiliates and in their respective capacities as such and as Secured Parties in respect of any Secured Hedging Obligations or Banking Services Obligations, as applicable, hereby irrevocably appoints JPMorgan (or any successor appointed pursuant hereto) as Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents and any other documents with respect to the rights of the Secured Parties and the Collateral as contemplated by this Agreement and the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s behalf.

Subject to Section 9.13, each of the Secured Parties hereby irrevocably appoints and authorizes the Administrative Agent (as collateral agent) to act as the agent of (and to hold any security interest created by the Loan Documents for and on behalf of or on trust for) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. Each Secured Party agrees that any such actions by the Administrative Agent shall bind such Secured Party.

Any Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, unless the context otherwise requires or unless such Person is in fact not a Lender, include each Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any subsidiary of any Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party, its Subsidiaries or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party, such Subsidiary or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirements of Law; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the relevant circumstances as provided in Section 10.02) prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers that are expressly contemplated by the Loan Documents and which the Administrative Agent is required to exercise in writing as directed by the Required Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary under the relevant circumstances as provided in Section 10.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent or any of its Restricted Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable to the Lenders or any other Secured Party for any action taken or not taken by it with the consent or at the request of the Required Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the relevant circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Parent or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any covenant, agreement or other term or condition set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any electronic signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), (v) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral, (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vii) any property, book or record of any Loan Party or any Affiliate thereof; provided, further, that the foregoing paragraph is solely for the benefit of the Administrative Agent and not any Lender.

Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Loan Parties Without limiting the generality of the foregoing:

(a) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, or holder of any Banking Services Obligations other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and

(b) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential provider of Secured Hedging Obligations, or Banking Services Obligations) and the Swingline Lender and each Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender, Swingline Lender and Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article 9 and Article 10 (as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

The provisions of this Article 9 are solely for the benefit of the Administrative Agent and the Lenders, and, except solely to the extent of the Loan Parties’ rights to consent pursuant to and subject to the conditions set forth in this Article 9, none of the Loan Parties or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and Guarantees Requirement provided under the Loan Documents, to have agreed to the provisions of this Article.

Section 9.02. Enforcement. Each Lender agrees that, except with the written consent of the Administrative Agent, it will not take any enforcement action hereunder or under any other Loan Document, accelerate the Loan Document Obligations under any Loan Document, or exercise any right that it might otherwise have under applicable law or otherwise to credit bid at any foreclosure sale, UCC sale, any sale under Section 363 of the Bankruptcy Code or other similar Dispositions of Collateral. Notwithstanding the foregoing, however, except as otherwise expressly limited herein, a Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Loan Document Obligations held by such Lender, including the filing of a proof of claim in a case under the Bankruptcy Code.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the Borrower, the Administrative Agent and each Secured Party agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Loan Guarantee; it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the other Loan Documents may be exercised solely by the Administrative Agent and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code), (A) the Administrative Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply all or any portion of the Loan Document Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such Disposition and (B) the Administrative Agent or any Lender may be the purchaser or licensor of all or any portion of such Collateral at any such Disposition.

No holder of any Secured Hedging Obligation or Banking Services Obligation in its respective capacity as such shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement.

Each of the Lenders hereby irrevocably authorizes (and by entering into a Hedge Agreement with respect to any Secured Hedging Obligation and/or by entering into documentation in connection with any Banking Services Obligation, each of the other Secured Parties hereby authorizes and shall be deemed to authorize) the Administrative Agent, on behalf of all Secured Parties, to take any of the following actions upon the instruction of the Required Lenders:

(a) consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code (or other applicable Debtor Relief Law), including Section 363 thereof;

(b) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code (or other applicable Debtor Relief Law), including under Section 363 thereof;

(c) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC or the PPSA (or other applicable Debtor Relief Law), including pursuant to Sections 9-610 or 9-620 of the UCC;

(d) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e) estimate the amount of any contingent or unliquidated Obligations of such Lender or other Secured Party;

it being understood that no Lender shall be required to fund any new amount in connection with any purchase of all or any portion of the Collateral by the Administrative Agent pursuant to the foregoing clause (b), (c) or (d) without its prior written consent.

Each Secured Party agrees that the Administrative Agent is under no obligation to credit bid any part of the Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clause (b), (c) or (d) of the preceding paragraph, the Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by the Administrative Agent on a ratable basis. For the avoidance of doubt, nothing in this Article 9 shall limit any rights of any of the Borrower or their Subsidiaries under Section 363(k) of the Bankruptcy Code (or the corresponding provisions of any other applicable Debtor Relief Law).

With respect to any contingent or unliquidated claim that is a Secured Obligation, the Administrative Agent is hereby authorized by the Secured Parties, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of the Administrative Agent to credit bid the Obligations or purchase the Collateral in the relevant Disposition. In the event that the Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Administrative Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Obligations are credit bid under clause (b), (c) or (d) of the third preceding paragraph shall be entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Obligations of such Secured Party that were credit bid in such credit bid or other Disposition by (y) the aggregate amount of all Obligations that were credit bid in such credit bid or other Disposition. In connection with any credit bid under clause (b), (c) or (d) of the third preceding paragraph, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 9.03. Bankruptcy. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party or any of their respective Subsidiaries, each Secured Party agrees that the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure is then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or LC Exposure and all other Loan Document Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts to the extent due to the Lenders and the Administrative Agent under Sections 2.12 and 10.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent consents to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amount due to the Administrative Agent under Sections 2.12 and 10.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Loan Document Obligations or the rights of any Lender or any Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

Section 9.04. Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent has received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Parent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 10.05, (ii) may rely on the Register to the extent set forth in Section 10.05(b), (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document and (iv) in determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan.

Section 9.05. Delegation. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-Agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

Section 9.06. Resignation. The Administrative Agent may resign at any time by giving thirty (30) days’ written notice to the Lenders, the Issuing Banks and the Parent. If the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Parent may, upon thirty (30) days’ notice, remove the Administrative Agent. Upon receipt of any such notice of resignation or delivery of any such notice of removal, the Required Lenders shall have the right, with the consent of the Parent (not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent which shall be a commercial bank, trust company or other Person reasonably acceptable to the Parent with offices in the U.S.; provided that during the existence and continuation of a Specified Event of Default, no consent of the Parent shall be required. If no successor shall have been appointed as provided above and accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation or the Administrative Agent receives notice of removal, then (a) in the case of a retirement, the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above (including, for the avoidance of doubt, consent of the Parent) or (b) in the case of a removal, the Parent may, after consulting with the Required Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that (x) in the case of a retirement, if the Administrative Agent notifies the Parent, the Lenders and the Issuing Banks that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Parent notifies the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with such notice and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent in its capacity as collateral agent for the Secured Parties for perfection purposes, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations required to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly (and each Lender and each Issuing Bank will cooperate with the Parent to enable the Parent to take such actions), until such time as the Required Lenders or the Parent, as applicable, appoint a successor Administrative Agent, as provided for above in this Article 9. Upon the acceptance of its appointment as a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 10.13 hereof). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor Administrative Agent. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-Agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the relevant Person was acting as Administrative Agent (including for this purpose holding any collateral security following the retirement or removal of the Administrative Agent).

Any resignation or removal of the Administrative Agent hereunder shall also constitute its resignation as the Swingline Lender effective as of the date of effectiveness of its removal or resignation as Administrative Agent as provided above. In the event of any such resignation as Swingline Lender, the Parent shall be entitled to appoint any Revolving Lender that is willing to accept such appointment as successor Swingline Lender hereunder. Upon the acceptance of any appointment as Swingline Lender hereunder by a successor Swingline Lender, such successor Swingline Lender shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Swingline Lender and the resigning Swingline Lender shall be discharged from its duties and obligations in such capacity hereunder. In the event the Swingline Lender resigns, the Borrower shall promptly repay all outstanding Swingline Loans on the effective date of such resignation (which repayment may be effectuated with the proceeds of a Borrowing).

Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of the Administrative Agent or any of its Related Parties.

Section 9.07. Arrangers. Notwithstanding anything to the contrary herein, the Arrangers shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, except in their respective capacities, as applicable, as the Administrative Agent, an Issuing Bank or a Lender hereunder.

Section 9.08. Release of Loan Guarantees; Collateral. Each Secured Party irrevocably authorizes and instructs the Administrative Agent to, and the Administrative Agent shall:

(a) without limiting Section 10.22, release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the occurrence of the Termination Date, (ii) that is sold or to be sold or transferred as part of or in connection with any Disposition permitted under the Loan Documents (or other disposition not restricted hereby) (A) to a Person that is not a Loan Party or (B) to a Person that is a Loan Party, if (x) such release is a Requirement of Law in connection with such sale or transfer or (y) such transferee Loan Party grants a perfected Lien on such property to the Administrative Agent at the time of such transfer or during such longer period as agreed to by the Administrative Agent, (iii) that does not constitute Collateral (or ceases to constitute Collateral) (including by being or becoming an Excluded Asset), (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its Loan Guarantee otherwise in accordance with the Loan Documents, (v) as required under clause (d) below or (vi) if approved, authorized or ratified in writing by the Required Lenders (or such other number or percentage of Lenders as shall be necessary under the relevant circumstances as provided in Section 10.02) in accordance with Section 10.02;

(b) without limiting Section 10.22, release any Subsidiary Guarantor from its obligations under the Loan Guarantee (i) if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary) as a result of a single transaction or series of related transactions or any event or other circumstance permitted hereunder; provided that in the case of any Subsidiary Guarantor that becomes an Excluded Subsidiary by virtue of clause (a) of the definition thereof, such Subsidiary Guarantor shall be released from its obligations under the Loan Guarantee solely if (1) such Subsidiary Guarantor became an Excluded Subsidiary by virtue of clause (a) of the definition thereof as a result of a permitted transaction or series of related permitted transactions and (2) the transaction resulting in such Subsidiary Guarantor becoming an Excluded Subsidiary by virtue of clause (a) of the definition thereof was (A) for a legitimate bona fide business purpose (the primary purpose of which was not to cause the release of such Subsidiary Guarantor’s Guarantee or any Liens on its property securing any of the Obligations) in the good faith determination of the Parent and (B) not with an Affiliate of the Parent) and/or (ii) upon the occurrence of the Termination Date;

(c) subordinate (and, in the case of Section 6.02(uu), release) any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(c), 6.02(d), 6.02(e), 6.02(f), 6.02(g), 6.02(l), 6.02(m), 6.02(n), 6.02(o), 6.02(q), 6.02(r), 6.02(v)(ii), 6.02(x), 6.02(y), 6.02(z)(i), 6.02(bb), 6.02(cc), 6.02(dd), 6.02(ee), 6.02(ff), 6.02(gg), 6.02(ii), 6.02(ll) and 6.02(uu) (and any Refinancing Indebtedness in respect of any thereof to the extent such Refinancing Indebtedness is permitted to be secured under Section 6.02(k)); provided that in the case of a release of a Lien on a deposit, securities or similar account (or related assets) there shall be no requirement that any cash pooling and/or treasury service provider hold a subsequent Lien on such account or asset; and

(d) enter into subordination, intercreditor, collateral trust and/or similar agreements (and any amendments thereto) with respect to Indebtedness (including any Acceptable Intercreditor Agreement and any amendment thereto) that is (i) required or permitted to be subordinated hereunder or pari passu with the Liens securing the Loan Document Obligations and/or (ii) secured by Liens, and with respect to which Indebtedness and/or Liens, this Agreement contemplates an intercreditor, subordination, collateral trust or similar agreement.

Upon the request of the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Loan Guarantee or its Lien on any Collateral pursuant to this Article 9. In each case as specified in this Article 9, the Administrative Agent will (and each Lender and each Issuing Bank hereby authorizes the Administrative Agent to), at the

Parent’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, to subordinate its interest therein, or to release such Loan Party from its obligations under the Loan Guarantee, in each case in accordance with the terms of the Loan Documents and this Article 9. The parties hereto acknowledge and agree that the Administrative Agent may rely conclusively as to any of the matters described in this Section 9.08 and Section 10.22 (including as to its authority hereunder and thereunder) on a certificate or similar instrument provided to it by any Loan Party without further inquiry or investigation, which certificate shall be delivered to the Administrative Agent by the Loan Parties upon request.

Section 9.09. Intercreditor Agreements. The Administrative Agent is authorized to enter into any Acceptable Intercreditor Agreement and any other intercreditor, subordination, collateral trust or similar agreement contemplated hereby with respect to any (a) Indebtedness (i) that is (A) required or permitted to be subordinated hereunder or pari passu with or senior to the Liens securing the Loan Document Obligations and/or (B) secured by Liens and (ii) with respect to which Indebtedness and/or Liens, this Agreement contemplates an intercreditor, subordination, collateral trust or similar agreement (any such other intercreditor, subordination, collateral trust and/or similar agreement, an “Additional Agreement”) and/or (b) Secured Hedging Obligations and/or Banking Services Obligations, whether or not constituting Indebtedness, and each Secured Party acknowledges that any Acceptable Intercreditor Agreement and any Additional Agreement is binding upon them. Each Secured Party hereby (a) acknowledges that it has received a copy of the First Lien Intercreditor Agreement and consents to its terms, (b) agrees that it will be bound by, and will not take any action contrary to, the provisions of any Acceptable Intercreditor Agreement or any Additional Agreement and (c) authorizes and instructs the Administrative Agent to enter into any Additional Agreement (including any Acceptable Intercreditor Agreement) and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrower, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of any Acceptable Intercreditor Agreement and/or any other Additional Agreement.

Section 9.10. Indemnification by Lenders. To the extent that the Administrative Agent (or any Affiliate thereof) is not reimbursed and indemnified by the Borrower in accordance with the terms of this Agreement, the Lenders will reimburse and indemnify the Administrative Agent (and any Affiliate thereof) in proportion to their respective Applicable Percentages (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any Affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such Affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Section 9.11. Withholding Taxes. To the extent required by any applicable Requirements of Law, the Administrative Agent may withhold from any payment to any Lender (which term shall include any Issuing Bank for purposes of this Section 9.11) an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify fully and hold harmless Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by a Loan Party pursuant to Section 2.17 and without limiting or expanding the obligation of any Loan Party to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. The agreements in this Section 9.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other Loan Document Obligations.

Section 9.12. Quebec. For the purposes of any security granted at any time by any Canadian Loan Party pursuant to the laws of the Province of Quebec, each Lender hereby irrevocably authorizes and appoints the Administrative Agent (and, for the purposes of any existing security, confirms the appointment of the Administrative Agent in its capacity as collateral agent) to act as the hypothecary representative (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) for the Secured Parties (including for the holder of any debenture, bond or other title of indebtedness issued by any Canadian Loan Party pursuant to the terms of any deed of hypothec) in order to hold any hypothec granted under the laws of the Province of Quebec (including as security for any such debenture, bond or other title of indebtedness issued by any Canadian Loan Party (or as security in respect of any Obligations)) and to exercise such rights and duties as are conferred upon a hypothecary representative (fondé de pouvoir) under the relevant deed of hypothec and applicable laws (with the power to delegate any such rights or duties). Moreover, in respect of any pledge by any such Canadian Loan Party of any such debenture, bond or other title of indebtedness as security in respect of any Obligations, the Administrative Agent (in its capacity as collateral agent) shall also be authorized to hold such debenture, bond or other title of indebtedness as agent, mandatary, custodian and pledgee for the benefit of the Secured Parties, the whole notwithstanding the provisions of Section 32 of the An Act respecting the Special Powers of Legal Persons (Quebec). The execution prior to the date hereof by the Administrative Agent (or its predecessor in the capacity as collateral agent) of any deed of hypothec or other security documents made pursuant to the laws of the Province of Quebec, is hereby ratified and confirmed. Any person who becomes a Secured Party shall be deemed to have consented to and ratified the foregoing appointment of the Administrative Agent as hypothecary representative (fondé de pouvoir), agent, mandatary and custodian on behalf of all Secured Parties (including for any holder of any such debenture, bond or other title of indebtedness issued by any Canadian Loan Party), including such person. For greater certainty, the Administrative Agent, when acting as the hypothecary representative (fondé de pouvoir), shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of the Administrative Agent in this Agreement, which shall apply mutatis mutandis. In the event of the resignation and appointment of a successor Administrative Agent, such successor of the Administrative Agent shall also act as the hypothecary representative (fondé de pouvoir) without any further action or formality, other than the filing of a notice of replacement in the applicable Quebec Register in accordance with Article 2692 of the Civil Code of Quebec, and as agent, mandatary and custodian for the purposes set forth above. Without limiting the foregoing, no Lender or Issuing Bank shall have or be deemed to have a fiduciary relationship with any other Lender or Issuing Bank. The Lenders and Issuing Banks are not partners or co-venturers, and no Lender or Issuing Bank shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender or Issuing Bank.

Section 9.13. Certain Foreign Collateral Matters. Notwithstanding anything herein or in any other Loan Document to the contrary, the Collateral Documents and the Liens (and the relative rights of the Secured Parties and the Administrative Agent) granted by a Subsidiary Guarantor organized outside of the United States and Canada shall be subject to the terms of Schedule 9.13. Schedule 9.13 may be amended by the Administrative Agent and the Parent, without the consent of any other Lender, Issuing Bank, the Swingline Lender or other Secured Party, in order to (i) incorporate additional provisions to address the accession of any Loan Party in an additional jurisdiction after the date hereof, (ii) cure omissions or defects or make changes of a technical nature or (iii) accommodate any Change in Law.

Section 9.14. Posting of Communications.

(a) The Loan Parties agree that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Loan Parties acknowledge and agree that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Loan Parties hereby approve distribution of the Communications through the Approved Electronic Platform and understand and assume the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d) Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders and the Loan Parties agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.15. Acknowledgment of Lenders. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Loan Parties, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment Agreement or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. and its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders acknowledge that neither JPMorgan Chase Bank, N.A. nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i) if to any Loan Party, to such Loan Party in the care of the Parent at:

Bausch Health Companies Inc.

400 Somerset Corporate Boulevard

Bridgewater, NJ 08807

Attention: Corporate Secretary

Email: William.Woodfield@bauschhealth.com and Deborah.Klein@bauschhealth.com with a copy to (which shall not constitute notice to any Loan Party):

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036-8299

Attention: Jonathan DeSantis

Email: JDeSantis@proskauer.com;

(ii) if to the Administrative Agent from a Loan Party, to the address or addresses separately provided to the Borrower;

(iii) if to the Administrative Agent from the Lenders, to JPMorgan Chase Bank, N.A.; 131 S Dearborn St, Floor 04 Chicago, IL, 60603-5506; Attention: Loan and Agency Servicing; Email: jpm.agency.cri@jpmorgan.com;

Agency Withholding Tax Inquiries Email: agency.tax.reporting@jpmorgan.com;

Agency Compliance/Financials/Virtual Data Rooms Email:

covenant.compliance@jpmchase.com;

(iv) if to the Swingline Lender, to JPMorgan Chase Bank, N.A.; 131 S Dearborn St, Floor 04 Chicago, IL, 60603-5506; Attention: Loan and Agency Servicing; Email: jpm.agency.cri@jpmorgan.com; and

(v) if to any Lender, to it at its address, facsimile number or email address set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three (3) Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01 or (B) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including Approved Electronic Platforms, e-mail and Internet or Intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent. The Administrative Agent or the Parent (on behalf of any Loan Party) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient and (ii) posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number or other notice information hereunder by notice to the other parties hereto; it being understood and agreed that the Parent may provide any such notice to the Administrative Agent as recipient on behalf of itself, the Swingline Lender, each Issuing Bank and each Lender.

Section 10.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any party thereto therefrom shall in any event be effective unless the same is permitted by this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Loan or the issuance of any Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) Subject to clauses (A), (B), (C), (D) and (E) of this Section 10.02(b) and Sections 10.02(c) and (d) below and to Section 10.05(f), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Parent and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Document), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is party thereto, with the consent of the Required Lenders; provided that, notwithstanding the foregoing:

(A) except with the consent of each Lender directly and adversely affected thereby (but without requiring the consent of the Required Lenders), no such agreement shall;

(1) increase the Commitment of such Lender (other than with respect to any Incremental Term Facility pursuant to Section 2.22 in respect of which such Lender has agreed to be an Additional Lender); it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase of any Commitment of such Lender;

(2) reduce or forgive the principal amount of any Loan owed to such Lender or any amount due to such Lender on any Loan Installment Date (other than, in each case, any waiver of, or consent to or departure from, any Default or Event of Default or any mandatory prepayment; it being understood that no change in (i) the definition of “Blended First Lien Leverage Ratio” or any other ratio used in the calculation of any mandatory prepayment (including any component definition thereof) or (ii) the MFN Provision shall constitute a reduction or forgiveness of any principal amount due hereunder);

(3) (x) extend the scheduled final maturity of any Loan or (y) postpone any Loan Installment Date, any Interest Payment Date or the date of any scheduled payment of any fee, in each case payable to such Lender hereunder (in each case, other than any extension for administrative reasons agreed by the Administrative Agent) (other than, in each case, any waiver of, or consent or departure from, any Default or Event of Default or any mandatory prepayment; it being understood that no change in the definition of “Blended First Lien Leverage Ratio” or any other ratio used in the calculation of any mandatory prepayment (including any component definition thereof) shall constitute such an extension or postponement);

(4) reduce the rate of interest (other than to waive any Default or Event of Default or obligation of the Borrower to pay interest at the default rate of interest under Section 2.13(e), which shall only require the consent of the Required Lenders, or to waive adjustments in interest rate or fees on account of late delivery of financial statements or a determination with respect to financial statements pursuant to the final paragraphs of the definitions of “Applicable Rate” and “Commitment Fee Rate”, which shall only require the consent of the Required Lenders with respect to the Initial Term Loans or the Required Revolving Lenders, as applicable) or the amount of any fee owed to such Lender; it being understood that no change in (i) the definition of “Blended First Lien Leverage Ratio” or any other ratio used in the calculation of the Applicable Rate or the Commitment Fee Rate, or in the calculation of any other interest or fee due hereunder (including any component definition thereof) or (ii) the MFN Provision shall constitute a reduction in any rate of interest or fee hereunder;

(5) extend the expiry date of such Lender’s Commitment; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of any Commitment shall constitute an extension of any Commitment of any Lender; and

(6) (i) waive, amend or modify the provisions of Section 2.18(b) or 2.18(c) of this Agreement in a manner that would by its terms alter the pro rata sharing of payments required thereby (except in connection with any transaction permitted under Sections 2.22, 2.23, 10.02(c) and/or 10.05(g) or as otherwise provided in this Section 10.02) or (ii) waive, amend or modify the provisions of Section 2.18(b) to change the order of payments set forth therein; and

(B) no such agreement shall:

(1) change (x) any of the provisions of Section 10.02(a) or Section 10.02(b) or the definition of “Required Lenders”, in each case to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Lender or (y) the definition of “Required Revolving Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Revolving Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any change to the definition of “Required Revolving Lenders”);

(2) release all or substantially all of the Collateral from the Lien granted pursuant to the Loan Documents (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 9 or Section 10.22 hereof or pursuant to any Acceptable Intercreditor Agreement), without the prior written consent of each Lender;

(3) release all or substantially all of the value of the Guarantees under the Loan Guarantee (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 9 or Section 10.22 hereof), without the prior written consent of each Lender; or

(4) without the prior written consent of each Lender directly affected thereby, (i) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or (ii) subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Indebtedness (other than in connection with the execution of an Acceptable Intercreditor Agreement explicitly permitted hereunder).

(C) solely with the consent of the Required Revolving Lenders (but without requiring the consent of the Required Lenders or any other Lender), any such agreement may (x) waive, amend or modify Section 6.15 (or the definition of “Blended First Lien Leverage Ratio” or any component definition thereof, in each case, as any such definition is used solely for purposes of Section 6.15) or waive any Default or Event of Default in respect of Section 6.15 (other than as permitted under clause (y)), (y) waive, amend or modify any condition precedent set forth in Section 4.02 hereof as it pertains to any Revolving Loan and/or Additional Revolving Loan and/or (z) waive any Default or Event of Default that results from any representation made or deemed made by any Loan Party in any Loan Document in connection with any Credit Extension under the Revolving Facility being untrue in any material respect as of the date made or deemed made;

(D) solely with the consent of the relevant Issuing Bank, the Required Revolving Lenders and, in the case of clause (x), the Administrative Agent, any such agreement may (x) increase or decrease the Letter of Credit Sublimit or (y) waive, amend or modify any condition precedent set forth in Section 4.02 hereof as it pertains to the issuance of any Letter of Credit; and

(E) solely with the consent of the Parent and applicable Class or Classes of Revolving Lenders and/or, if applicable, Issuing Banks (but without requiring the consent of the Required Lenders or any other Lender), subject to the provisions of Section 1.10, this Agreement may be amended or otherwise modified to permit the availability of Revolving Loans and/or Letters of Credit denominated in a currency other than Dollars and to make technical changes to this Agreement and any other Loan Document to accommodate the inclusion of any such new currency;

provided, further, that no such agreement shall adversely amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 10.05, Commitment reductions or terminations pursuant to Section 2.09, incurrences of Additional Commitments or Additional Loans pursuant to Sections 2.22, 2.23 or 10.02(c) and reductions or terminations of any such Additional Commitments or Additional Loans. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of any Defaulting

Lender may not be increased without the consent of such Defaulting Lender (it being understood that any Commitment or Loan held or deemed held by any Defaulting Lender shall be excluded from any vote hereunder that requires the consent of any Lender, except as expressly provided in Section 2.21(b)). Notwithstanding the foregoing, but without limiting the provisions of Section 2.22(e), this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Parent (i) to add one or more Additional Credit Facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion.

(c) Notwithstanding the foregoing, this Agreement may be amended:

(i) with the written consent of the Parent and the Lenders providing the relevant Replacement Term Loans to permit the refinancing or replacement of all or any portion of the outstanding Term Loans under any applicable Class (any such loans being refinanced or replaced, the “Replaced Term Loans”) with one or more replacement term loans hereunder (“Replacement Term Loans”) pursuant to a Refinancing Amendment; provided that

(A) the aggregate principal amount of any Replacement Term Loans shall not exceed the aggregate principal amount of the Replaced Term Loans (plus (1) any additional amounts permitted to be incurred under Section 6.01 and, to the extent any such additional amounts are secured, the related Liens are permitted under Section 6.02 and plus (2) the amount of accrued interest, penalties and premium (including any tender premium) thereon, any committed but undrawn amount and underwriting discounts, fees (including upfront fees, original issue discount or initial yield payments), commissions and expenses associated therewith),

(B) any Replacement Term Loans must have a final maturity date that is equal to or later than the final maturity date of, and have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Replaced Term Loans at the time of the relevant refinancing,

(C) any Replacement Term Loans may be pari passu or junior in right of payment and pari passu (without regard to the control of remedies) or junior with respect to the Collateral with the remaining portion of the Initial Term Loans or Additional Term Loans (provided that if pari passu or junior as to Collateral, such Replacement Term Loans shall be subject to an Acceptable Intercreditor Agreement and may, at the option of the Parent, be documented in a separate agreement or agreements), or be unsecured,

(D) if any Replacement Term Loans are secured, such Replacement Term Loans may not be secured by any assets other than the Collateral,

(E) if any Replacement Term Loans are guaranteed, such Replacement Term Loans may not be guaranteed by any Person other than one or more Loan Parties,

(F) any Replacement Term Loans that are pari passu with the Initial Term Loans in right of payment and security may participate (A) in any voluntary prepayment of Term Loans as set forth in Section 2.11(a)(i) and (B) in any mandatory prepayment of Term Loans as set forth in Section 2.11(b)(viii),

(G) any Replacement Term Loans shall have pricing (including interest, fees and premiums) and, subject to preceding clause (F), optional prepayment and redemption terms and, subject to preceding clause (B), an amortization schedule, as the Parent and the lenders providing such Replacement Term Loans may agree,

(H) the covenants and events of default of any Replacement Term Loans (excluding pricing, interest, fees, rate floors, premiums, optional prepayment or redemption terms, security and maturity, subject to preceding clauses (B) through (G)) shall be (i) substantially identical to, or (taken as a whole) not materially more favorable (as determined by the Parent in good faith) to the lenders providing such Replacement Term Loans than, those applicable to the Replaced Term Loans (other than covenants or other provisions applicable only to periods after the latest Maturity Date of such Replaced Term Loans (in each case, as of the date of incurrence of such Replacement Term Loans)), (ii) then-current market terms (as determined by the Parent in good faith at the time of incurrence or issuance (or the obtaining of a commitment with respect thereto)) for the applicable type of Indebtedness or (iii) reasonably acceptable to the Administrative Agent (it being agreed that covenants and events of default of any Replacement Term Loans that are more favorable to the lenders or the agent of such Replacement Term Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents pursuant to the applicable Refinancing Amendment shall thereafter be deemed acceptable to the Administrative Agent), and

(ii) with the written consent of the Parent and the Lenders providing the relevant Replacement Revolving Facility to permit the refinancing or replacement of all or any portion of any Revolving Credit Commitment under the applicable Class (any such Revolving Credit Commitment being refinanced or replaced, a “Replaced Revolving Facility”) with a replacement revolving facility hereunder (a “Replacement Revolving Facility”) pursuant to a Refinancing Amendment; provided that:

(A) the aggregate principal amount of any Replacement Revolving Facility shall not exceed the aggregate principal amount of the Replaced Revolving Facility (plus (x) any additional amounts permitted to be incurred under Section 6.01 and, to the extent any such additional amounts are secured, the related Liens are permitted under Section 6.02 and (y) the amount of accrued interest, penalties and premium thereon, any committed but undrawn amounts and underwriting discounts, fees (including upfront fees and original issue discount), commissions and expenses associated therewith),

(B) no Replacement Revolving Facility may have a final maturity date (or require commitment reductions) prior to the final maturity date of the relevant Replaced Revolving Facility at the time of such refinancing,

(C) any Replacement Revolving Facility may be pari passu or junior in right of payment and pari passu (without regard to the control of remedies) or junior with respect to the Collateral with the remaining portion of any Revolving Credit Commitments (provided that if pari passu or junior as to Collateral, such Replacement Revolving Facility shall be subject to an Acceptable Intercreditor Agreement and may, at the option of the Parent, be documented in a separate agreement or agreements), or be unsecured,

(D) if any Replacement Revolving Facility is secured, it may not be secured by any assets other than the Collateral,

(E) if any Replacement Revolving Facility is guaranteed, it may not be guaranteed by any Person other than one or more Loan Parties,

(F) any Replacement Revolving Facility shall be subject to the “ratability” provisions applicable to Extended Revolving Credit Commitments and Extended Revolving Loans set forth in the proviso to Section 2.23(a)(i), mutatis mutandis, to the same extent as if fully set forth in this Section 10.02(c)(ii),

(G) any Replacement Revolving Facility shall have pricing (including interest, fees and premiums) and, subject to the preceding clause (F), optional prepayment and redemption terms as the Parent and the lenders providing such Replacement Revolving Facility may agree,

(H) the covenants and events of default of any Replacement Revolving Facility (excluding pricing, interest, fees, rate floors, premiums, optional prepayment or redemption terms, security and maturity, subject to preceding clauses (B) through (G)) shall be (i) substantially identical to, or (taken as a whole) no more favorable (as determined by the Parent in good faith) to the lenders providing such Replacement Revolving Facility than, those applicable to the Replaced Revolving Facility (other than covenants or other provisions applicable only to periods after the latest Maturity Date of such Replaced Revolving Facility (in each case, as of the date of incurrence of the relevant Replacement Revolving Facility)), (ii) then-current market terms (as determined by the Parent in good faith at the time of incurrence or issuance (or the obtaining of a commitment with respect thereto)) for the applicable type of Indebtedness or (iii) reasonably acceptable to the Administrative Agent (it being agreed that covenants and events of default of any Replacement Revolving Facility that are more favorable to the lenders or the agent of such Replacement Revolving Facility than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents pursuant to the applicable Refinancing Amendment shall be deemed acceptable to the Administrative Agent), and

(I) the commitments in respect of the Replaced Revolving Facility shall be terminated, and all loans outstanding thereunder and all fees then due and payable in connection therewith shall be paid in full, in each case on the date such Replacement Revolving Facility is implemented.

Each party hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be amended by the Parent, the Administrative Agent and the lenders providing the relevant Replacement Term Loans or the Replacement Revolving Facility, as applicable, to the extent (but only to the extent) necessary to reflect the existence and terms of such Replacement Term Loans or Replacement Revolving Facility, as applicable, incurred or implemented pursuant thereto (including any amendment necessary to treat the loans and commitments subject thereto as a separate “tranche” and “Class” of Loans and/or commitments hereunder). It is understood that any Lender approached to provide all or a portion of any Replacement Term Loans or any Replacement Revolving Facility may elect or decline, in its sole discretion, to provide such Replacement Term Loans or Replacement Revolving Facility.

(d) Notwithstanding anything to the contrary contained in this Section 10.02 or any other provision of this Agreement or any provision of any other Loan Document, (i) the Parent and the Administrative Agent may, without the input or consent of any Lender, amend, supplement and/or waive any guarantee, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to (x) comply with any Requirements of Law or (y) cause any such guarantee, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Loan Documents, (ii) the Parent and the Administrative Agent may, without the input or consent of any other Lender (other than the relevant Lenders (including Additional Lenders) providing Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Parent and the Administrative Agent to (A) effect the provisions of Sections 1.04(a), 1.08(b), 2.14, 2.22, 2.23, 5.12, 5.14, 5.15, 5.16, 7.13, 9.13, 10.02(c), or any other provision specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent and/or (B) add terms (including representations and warranties, conditions, prepayments, covenants or events of default), in connection with the addition of any Loan or Commitment hereunder or the incurrence of any Incremental Equivalent Debt, any Replacement Term Loans, any Replacement Revolving Facility, any Replacement Debt and/or any Refinancing Indebtedness incurred in reliance on Section 6.01(p) with respect to Indebtedness originally incurred in reliance on Section 6.01(z) that are favorable to the then-existing Lenders, as reasonably determined by the Administrative Agent (it being understood that, where applicable, any such amendment may be effectuated as part of an Incremental Facility Amendment and/or a Refinancing Amendment), (iii) if the Administrative Agent and the Parent have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical or administrative nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent and the Parent shall be permitted to amend such provision solely to address such matter as reasonably determined by them acting jointly without the input or consent of any Lender, (iv) the Administrative Agent and the Parent may amend, restate, amend and restate or otherwise modify any Acceptable Intercreditor Agreement as provided therein or to give effect thereto or to carry out the purpose thereof without the input or consent of any Lender and (v) any amendment, waiver or modification of any term or provision that directly affects Lenders under one or more Classes and does not directly affect Lenders under one or more other Classes may be effected with the consent of Lenders owning 50% of the aggregate commitments or Loans of such directly affected Class in lieu of the consent of the Required Lenders.

(e) Notwithstanding anything to the contrary in any Loan Document, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any waiver, amendment or modification of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to this Agreement or any other Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or under any other Loan Document, any Lender (or any Affiliate of such Lender (provided that for purposes of this clause (e), Affiliates shall not include Persons that are subject to customary procedures to prevent the sharing of confidential information between such Lender and such Person and such Person is managed having independent fiduciary duties to the investors or other equityholders of such Person and such investors or equityholders are not the same investors or equityholders of such Lender)) (other than (x) any Lender that is a Regulated Bank, (y) any Revolving Lender as of the Closing Date or (z) any Affiliate of a Regulated Bank to the extent that (1) all of the equity of such Affiliate is directly or indirectly owned by either (I) such Regulated Bank or (II) a parent entity that also owns, directly or indirectly, all of the equity of such Regulated Bank and (2) such Affiliate is a securities broker or dealer registered with the SEC under section 15 of the Securities Exchange Act of 1934) that, as a result of its interest (or such Affiliates collective interests) in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to any of the Loans or Commitments, or with respect to any other tranche, class or series of Indebtedness for borrowed money incurred or issued by the Parent or any of its Restricted Subsidiaries at such time of determination (including commitments with respect to any revolving credit facility) (each such item of Indebtedness, including the Loan and Commitments, “Specified Indebtedness”) (each such Lender, a “Net Short Lender”) shall have no right to vote with respect to any waiver, amendment or modification of this Agreement or any other Loan Documents and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders (including in any plan of reorganization). For purposes of determining whether a Lender (alone or together with its Affiliates) has a “net short position” on any date of determination: (i) derivative contracts with respect to any Specified Indebtedness and such contracts that are the functional equivalent thereof shall be counted at the notional amount of such contract in Dollars, (ii) notional amounts in other currencies shall be converted to the Dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes the Parent or any other Restricted Subsidiary or any instrument issued or guaranteed by the Parent or any other Restricted Subsidiary shall not be deemed to create a short position with respect to such Specified Indebtedness, so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) the Borrower and the other Restricted Subsidiaries and any instrument issued or guaranteed by the Borrower or the other Restricted Subsidiaries, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the relevant Specified Indebtedness if such Lender or its Affiliates is a protection buyer or the equivalent thereof for such derivative transaction and (x) the relevant Specified Indebtedness is a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the relevant Specified Indebtedness would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) the Parent or any other Restricted Subsidiary is designated as a “Reference Entity” under the terms of such derivative transaction and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to any Specified Indebtedness if such transactions offer the Lender or its Affiliates protection against a decline in the value of such Specified Indebtedness, or in the credit quality of the Parent or any other Restricted Subsidiary, in each case, other than as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) the Borrower and the other Restricted Subsidiaries, and any instrument issued or guaranteed by the Borrower or the other Restricted Subsidiaries, collectively, shall represent less than 5% of the components of such index. In connection with any waiver, amendment or modification of this Agreement or the other Loan Documents, each Lender (other than any Lender that is a Regulated Bank or a Revolving Lender as of the Closing Date) will be deemed to have represented to the Parent and the Administrative Agent that it does not constitute a Net Short Lender, in each case, unless such Lender shall have notified the Parent and the Administrative Agent prior to the requested response date with respect to such waiver, amendment or modification that it constitutes a Net Short Lender (it being understood and agreed that the Parent and the Administrative Agent shall be entitled to rely on each such representation and deemed representation). In no event shall the Administrative Agent be obligated to monitor as to whether any Lender is a Net Short Lender.

Section 10.03. Expenses; Limitation of Liability; Indemnity.

(a) Subject to Section 10.05(f), the Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each Arranger, the Administrative Agent and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole) in connection with the syndication and distribution (including via the Internet or through a service such as Intralinks) of the Credit Facilities, the preparation, execution, delivery and administration of the Loan Documents and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated, but only to the extent the preparation of any such amendment, modification or waiver was requested by the Borrower) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, the Issuing Banks or the Lenders or any of their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, or in connection with the Loans made and/or Letters of Credit issued hereunder. Except to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrower within thirty (30) days of receipt by the Parent of an invoice setting forth such expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request.

(b) To the extent permitted by applicable law the Loan Parties shall not assert, and each Loan Party hereby waives, any claim against the Administrative Agent, any Arranger, any Agent, any Lender and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Approved Electronic Platform).

(c) The Borrower shall indemnify each Arranger, the Administrative Agent, each Issuing Bank, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel in any relevant jurisdiction to all Indemnitees taken as a whole and, solely in the case of an actual or perceived conflict of interest after the affected Person notifies the Parent of such conflict, (x) one additional counsel to all similarly situated affected Indemnitees taken as a whole and (y) one additional local counsel in any relevant jurisdiction to all similarly situated affected Indemnitees taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) the use of the proceeds of the Loans or any Letter of Credit or (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property or facility owned, leased or operated by the Borrower, any other Loan Party or any of their respective Affiliates, or any Environmental Liability related in any way to the Borrower, any other Loan Party or any of their respective Affiliates, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any

Indemnitee, be available to the extent that any such loss, claim, damage or liability (i) is determined by a final and non-appealable judgment of a court of competent jurisdiction (or documented in any settlement agreement referred to below) to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Party or, to the extent such judgment finds (or any such settlement agreement acknowledges) that any such loss, claim, damage or liability has resulted from such Person’s or a Related Party of such Person’s material breach of the Loan Documents or (ii) arises out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against the Administrative Agent, any Issuing Bank or any Arranger, acting in its capacity as the Administrative Agent, as an Issuing Bank or as an Arranger) that does not involve any act or omission of the Borrower or any of its subsidiaries. Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrower pursuant to this Section 10.03(c) to such Indemnitee for any fees, expenses or damages to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof. All amounts due under this paragraph (c) shall be payable by the Borrower within thirty (30) days (x) after receipt by the Parent of a written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Parent of an invoice, setting forth such costs and expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request. This Section 10.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim.

(d) The Borrower shall not be liable for any settlement or compromise of, or the consent to the entry of any judgment with respect to, any proceeding effected without its consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if any proceeding is so settled, compromised or consented to with the Parent’s written consent, or if there is a final judgment entered against any Indemnitee in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which indemnity has been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability.

Section 10.04. Waiver of Claim. To the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto, any other Loan Party and/or any Related Party of any thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or any Letter of Credit or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against the Borrower, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 10.03.

Section 10.05. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (i) except as provided under Section 6.07 and/or pursuant to any Permitted Reorganization, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section (any attempted assignment or transfer not complying with the terms of this Section shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Arrangers, the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. Any Successor Parent or Successor Borrower permitted pursuant to a transaction referred to in clause (i) of the proviso above, shall thereafter be deemed to be and become the “Parent” or the “Borrower”, as applicable, for all purposes hereunder, and such initial Parent or initial Borrower, as applicable, shall be released from its Loan Document Obligations in respect of this Agreement and the other Loan Documents.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Loan or Additional Commitment added pursuant to Sections 2.22, 2.23 or 10.02(c) at the time owing to it) with the prior written consent (not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that the Borrower shall be deemed to have consented to any assignment of Term Loans if it has not responded to a written request for its consent from the Administrative Agent within ten (10) Business Days after receiving such written request; provided, further, that no consent of the Borrower shall be required (x) for any assignment of Term Loans or Term Commitments to another Lender, an Affiliate of any Lender or an Approved Fund, (y) for any assignment of Revolving Loans or Revolving Credit Commitments to another Revolving Lender or (z) for any assignment during the continuance of a Specified Event of Default;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required (x) for any assignment of Term Loans or Term Commitments to another Lender, an Affiliate of any Lender or an Approved Fund, (y) for any assignment of Revolving Loans or Revolving Credit Commitments to another Revolving Lender, or (z) for any assignment to the Parent and/or its Affiliates, which otherwise complies with the terms of this Section 10.05; and

(C) in the case of any Revolving Facility, each Issuing Bank and the Swingline Lender;

provided that, in the case of assignments of Revolving Loans and/or Revolving Credit Commitments, it is understood and agreed that the Parent may withhold its consent on account of the creditworthiness of any proposed assignee (as determined by the Parent in good faith).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of any assignment to another Lender, any Affiliate of any Lender or any Approved Fund or any assignment of the entire remaining amount of the relevant assigning Lender’s Loans or commitments of any Class, the principal amount of Loans or commitments of the assigning Lender subject to the relevant assignment (determined as of the Trade Date) shall not be less than (x) $1,000,000, in the case of Term Loans and Term Commitments and (y) $5,000,000 in the case of Revolving Loans and Revolving Credit Commitments unless the Parent and the Administrative Agent otherwise consent to a lesser amount; provided, further, that any such assignment shall be aggregated in respect of each Lender and its Affiliates and Approved Funds, if any, for the purpose of determining if the Minimum Transfer Amount is met;

(B) any partial assignment shall be made as an assignment of a proportionate part of all the relevant assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent and which fee shall not apply for any assignment to an Affiliated Lender);

(D) the relevant Eligible Assignee, if it is not a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent and the Parent (irrespective of whether an Event of Default exists) (1) an Administrative Questionnaire and (2) any form required under Section 2.17; and

(E) the assigning Lender shall, concurrently with its delivery of the same to the Administrative Agent, provide the Parent with a copy of its request for such assignment, which shall include the name of the prospective assignee (irrespective of whether an Event of Default exists).

(iii) Except as otherwise provided in Section 10.05(g), subject to the acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in any Assignment Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 10.13). If any assignment by any Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and, following such cancellation, if requested by either the assignee or the assigning Lender, the Borrower shall issue and deliver a new Promissory Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(iv) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the commitment of, and principal amount of and interest on the Loans and LC Disbursements owing to, each Lender or Issuing Bank pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans and LC

Disbursements. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, each Issuing Bank and each Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment Agreement executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax certification required by paragraph (b)(ii)(D)(2) of this Section, the processing and recordation fee referred to in paragraph (b) of this Section, if applicable, and any written consent to the relevant assignment required by paragraph (b) of this Section, the Administrative Agent shall promptly accept such Assignment Agreement and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) By executing and delivering an Assignment Agreement, the assigning Lender and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its commitments, and the outstanding balances of its Loans, in each case without giving effect to any assignment thereof which has not become effective, are as set forth in such Assignment Agreement, (B) except as set forth in clause (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Parent or any Restricted Subsidiary or the performance or observance by the Parent or any Restricted Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (C) such assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment Agreement; (D) such assignee confirms that it has received a copy of this Agreement and each then-applicable Acceptable Intercreditor Agreement, together with the most recent financial statements delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment Agreement; (E) such assignee will independently and without reliance upon the Administrative Agent, the assigning Lender or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(vii) If any assignment is made to a Non-Qualified Purchaser, the Borrower may, at its sole expense and effort, upon notice to the applicable Non-Qualified Purchaser and the Administrative Agent, (A) terminate any Revolving Credit Commitment of the Non-Qualified Purchaser and repay all obligations of the Borrower owing to such Non-Qualified Purchaser in connection with such Revolving Credit Commitment, (B) in the case of outstanding Term Loans held by such Non-Qualified Purchaser, prepay such Term Loans by paying the lowest of (x) the principal amount thereof and (y) the amount that such Non-Qualified Purchaser paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (C) require such Non-Qualified Purchaser to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 10.05), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Non-Qualified Purchaser paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents; provided that (i) such assignment does not conflict with applicable laws, (ii) such assignment shall be accompanied by any assignment fee and (iii) in the case of clause (B), the Borrower shall not use the proceeds from any Loans to prepay Loans held by any Non-Qualified Purchaser.

(c) (i) Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender, sell participations to any bank or other entity (other than to any Defaulting Lender or any natural Person or any investment vehicle established primarily for the benefit of a natural person or any Non-Qualified Purchaser) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 10.02(b) that directly and adversely affects the Loans or commitments in which such Participant has an interest and (y) clauses (B)(1), (2) or (3) of the first proviso to Section 10.02(b). Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of such Sections and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (it being understood that the documentation required under Section 2.17(f) shall be delivered solely to the participating Lender, and if additional amounts are required to be paid to the Participant pursuant to Section 2.17(a) or Section 2.17(c), to the Parent). To the extent permitted by applicable Requirements of Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(c) as though it were a Lender and Section 2.19 as if it were an assignee under paragraph (b) of this Section.

(ii) No Participant shall be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to a greater payment results from any Change in Law occurring after the sale of the participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and their respective successors and assigns, and the principal amounts and stated interest of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any Commitment, Loan, Letter of Credit or any other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Defaulting Lender or any natural person) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 10.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Parent, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) in no event may any Lender grant any option to provide to the Borrower all or any part of any Loan that such Granting Lender would have otherwise been obligated to make to the Borrower pursuant to this Agreement to any Defaulting Lender. The making of any Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefits of Sections 2.15, Section 2.16 and Section 2.17 (subject to the limitations and requirements of such Sections and Section 2.19; it being understood that any documentation required to be provided by SPC under Section 2.17(e) shall be provided solely to the Granting Lender and if additional amounts are required to be paid to the Participant pursuant to Section 2.17(a) or Section 2.17(c), to the Parent) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; (ii) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17) and no SPC shall be entitled to any greater amount under Section 2.15, 2.16 or 2.17 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, except to the extent such entitlement to any greater amount results from any Change in Law occurring after the grant is made, (iii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iv) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the Requirements of Law of the U.S. or any State thereof; provided that (i) such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrower hereunder and (ii) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 10.05, any SPC may (i) with notice to, but without the prior written consent of, the Parent or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(f) Any assignment or participation by a Lender without the Parent’s consent, to the extent the Parent’s consent is required under this Section 10.05, to any other Person, shall be null and void, and the Parent and/or the Borrower shall be entitled to seek specific performance to unwind any such assignment or participation and/or specifically enforce this Section 10.05(f) in addition to injunctive relief (without posting a bond or presenting evidence of irreparable harm) or any other remedies available to the Parent and/or the Borrower at law or in equity; it being understood and agreed that the Parent and its subsidiaries will suffer irreparable harm if any Lender breaches any obligation under this Section 10.05 as it relates to any assignment, participation or pledge of any Loan or Commitment to any Person to whom the Parent’s consent is required but not obtained. Nothing in this Section 10.05(f) shall be deemed to prejudice any right or remedy that the Parent or the Borrower may otherwise have at law or equity.

(g) Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to an Affiliated Lender on a non-pro rata basis (A) through Dutch Auctions, or similar transactions pursuant to procedures to be established by the applicable “auction agent” that are consistent with this Section 10.05(g), in each case open to all Lenders holding the relevant Term Loans on a pro rata basis or (B) through open market purchases (which purchases may be effected at any price as agreed between such Lender and such Affiliated Lender in their respective sole discretion), in each case with respect to clauses (A) and (B), without the consent of the Administrative Agent; provided that:

(i) any Term Loans acquired by any Affiliated Lender shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled immediately upon the acquisition thereof; provided that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled, and each principal repayment installment with respect to the Initial Term Loans pursuant to Section 2.10(a) shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of Initial Term Loans so cancelled;

(ii) [reserved];

(iii) the relevant Affiliated Lender and assigning Lender shall have executed an Affiliated Lender Assignment and Assumption;

(iv) [reserved];

(v) in connection with any assignment effected pursuant to a Dutch Auction and/or open market purchase conducted by the Parent or any of its Restricted Subsidiaries, (A) the relevant Person may not use the proceeds of any Revolving Loans to fund such assignment and (B) no Event of Default exists at the time of acceptance of bids for the Dutch Auction or the confirmation of such open market purchase, as applicable;

(vi) [reserved];

(vii) no Affiliated Lender shall be required to represent or warrant that it is not in possession of material non-public information with respect to the Parent and/or any subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 10.05(g).

Section 10.06. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loan and issuance of any Letter of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.15, 2.16, 2.17, 10.03 and 10.13 (with respect to Section 10.13, only for a period of one year following such Termination Date) and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit or any Commitment, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement.

Section 10.07. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letter and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including for the avoidance of doubt, any notice delivered pursuant to Section 10.01), certificate, request, statement, disclosure or authorization related to this Agreement, any Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an electronic signature transmitted by telecopy by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such other Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in this Agreement, any other Loan Document or any other document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, electronic records or the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, Parts 2 and 3 of the Personal

Information Protection and Electronic Documents Act (Canada), the Electronic Commerce Act, 2000 (Ontario), the Electronic Transactions Act (British Columbia) or any other similar state, provincial, territorial or federal laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided further without limiting the foregoing (i) to the extent the Administrative Agent has agreed to accept any electronic signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such electronic signature purportedly given by or on behalf of the Loan Parties without further verification thereof and without any obligation to review the appearance or form of any such electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any electronic signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Loan Parties hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Loan Parties, electronic signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of electronic signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 10.08. Severability. To the extent permitted by applicable Requirements of Law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.09. Right of Setoff. At any time when an Event of Default exists, upon the written consent of the Administrative Agent and each Issuing Bank, each Lender, and each of their respective Affiliates, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by the Administrative Agent, such Issuing Bank, such Lender or any such Affiliate, to or for the credit or the account of the Parent or any other Loan Party against any of and all the Obligations held by the Administrative Agent, such Issuing Bank or such Lender, irrespective of whether or not the Administrative Agent, such Issuing Bank or such Lender shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or Issuing Bank different than the branch or office holding such deposit or obligation on such Indebtedness. Any applicable Lender or Issuing Bank shall promptly notify the Parent and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and the Administrative Agent under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank, their respective Affiliates or the Administrative Agent may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.10. Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY, DISPUTE, PROCEEDING OR CAUSE OF ACTION (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER AT LAW OR IN EQUITY) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b) EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT, NOTWITHSTANDING THE GOVERNING LAW PROVISIONS OF ANY APPLICABLE LOAN DOCUMENT, ANY CLAIMS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER AT LAW OR IN EQUITY) BROUGHT AGAINST THE ADMINISTRATIVE AGENT BY ANY SECURED PARTY RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, THE COLLATERAL OR THE CONSUMMATION OR ADMINISTRATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN (OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN), AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER AT LAW OR IN EQUITY) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY (AND ANY SUCH CLAIMS, CROSS-CLAIMS OR THIRD PARTY CLAIMS BROUGHT AGAINST THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES MAY ONLY) BE HEARD AND DETERMINED IN SUCH FEDERAL (TO THE

EXTENT PERMITTED BY LAW) OR NEW YORK STATE COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL (I) AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE BORROWER, ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION, (II) WAIVE ANY STATUTORY, REGULATORY, COMMON LAW, OR OTHER RULE, DOCTRINE, LEGAL RESTRICTION, PROVISION OR THE LIKE PROVIDING FOR THE TREATMENT OF BANK BRANCHES, BANK AGENCIES, OR OTHER BANK OFFICES AS IF THEY WERE SEPARATE JURIDICAL ENTITIES FOR CERTAIN PURPOSES, INCLUDING UNIFORM COMMERCIAL CODE SECTIONS 4-106, 4-A-105(1)(B), AND 5-116(B), UCP 600 ARTICLE 3 AND ISP98 RULE 2.02, AND URDG 758 ARTICLE 3(A), OR (III) AFFECT WHICH COURTS HAVE OR DO NOT HAVE PERSONAL JURISDICTION OVER THE ISSUING BANK OR BENEFICIARY OF ANY LETTER OF CREDIT OR ANY ADVISING BANK, NOMINATED BANK OR ASSIGNEE OF PROCEEDS THEREUNDER OR PROPER VENUE WITH RESPECT TO ANY LITIGATION ARISING OUT OF OR RELATING TO SUCH LETTER OF CREDIT WITH, OR AFFECTING THE RIGHTS OF, ANY PERSON NOT A PARTY TO THIS AGREEMENT, WHETHER OR NOT SUCH LETTER OF CREDIT CONTAINS ITS OWN JURISDICTION SUBMISSION CLAUSE.

(d) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER AT LAW OR IN EQUITY) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (C) OF THIS SECTION 10.10. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. EXCLUSIVELY FOR PURPOSES OF THE SUBMISSION BY THE SUBSIDIARY GUARANTORS THAT ARE INCORPORATED IN MEXICO, EACH OF THE PARTIES HERETO WAIVES THE RIGHT TO ANY OTHER JURISDICTION TO WHICH IT MAY BE ENTITLED BY REASON OF PRESENT OR FUTURE DOMICILE OR PLACE OF RESIDENCE OR FOR ANY OTHER REASON AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS MENTIONED IN PARAGRAPH (C) OF THIS SECTION 10.10.

(e) TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 10.01. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY LOAN DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW. EACH LOAN PARTY THAT IS ORGANIZED UNDER

THE LAWS OF A JURISDICTION OUTSIDE OF THE UNITED STATES HEREBY APPOINTS BAUSCH HEALTH US, LLC AS ITS AGENT FOR SERVICE OF PROCESS IN ANY MATTER RELATED TO THIS AGREEMENT OR OTHER LOAN DOCUMENTS AND BAUSCH HEALTH US, LLC HEREBY ACCEPTS SUCH APPOINTMENT.

(f) FOR THE AVOIDANCE OF DOUBT, THE PARTIES JOINTLY AGREE THAT THIS SECTION 10.10 DOES NOT PRECLUDE THE ADMINISTRATIVE AGENT FROM APPLYING TO THE POLISH COURT FOR AN ENFORCEMENT APPROVAL UNDER THE VOLUNTARY SUBMISSION TO ENFORCEMENT DEEDS ISSUED BY THE RELEVANT LOAN PARTY.

Section 10.11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, LEGAL PROCEEDING OR COUNTERCLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER AT LAW OR IN EQUITY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.13. Confidentiality. Each of the Administrative Agent, each Lender, each Issuing Bank and each Arranger agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its Affiliates and their respective directors, officers, managers, employees, independent auditors, or other experts, agents and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”) on a confidential “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided that such Person shall be responsible for its Affiliates’ and their Representatives’ compliance with this paragraph, (b) upon the demand or request of any regulatory or Governmental Authority having jurisdiction over such Person or its Affiliates, including any self-regulatory authority (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory authority exercising examination or regulatory authority, including any self-regulatory authority, to the extent permitted by applicable Requirements of Law, (i) inform the Parent promptly in advance thereof and (ii) ensure that any information so disclosed is accorded confidential treatment), (c) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law (in which case such Person shall (i) to the extent permitted by law, inform the Parent promptly in advance thereof, (ii) ensure that any such information so disclosed is accorded confidential treatment and (iii) allow the Parent a reasonable opportunity to object to such disclosure in such proceeding), (d) to any other party to this Agreement, (e) subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Parent and the Administrative Agent) in accordance with the standard syndication process of the Arrangers or market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, including any SPC, (ii) any pledgee referred to in Section 10.05, (iii) any actual or prospective direct or indirect contractual counterparty (or its advisors) to any Derivative Transaction (including any credit default swap) or similar derivative product to which any Loan Party is a party and (iv) subject to the Parent’s prior approval of the information to be disclosed (not to be unreasonably withheld or delayed), to Moody’s or S&P on a confidential basis in connection with obtaining or maintaining ratings as required under Section 5.13, (f) with the prior written consent of the Parent and (g) to the extent the Confidential Information becomes publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Representatives. In addition, the Administrative Agent or any Lender may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors and similar service providers to the lending industry (including to the CUSIP Service Bureau in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities). For purposes of this Section, “Confidential Information” means all information relating to the Parent and/or any of its subsidiaries and their respective businesses, the Transactions (including any information obtained by the Administrative Agent, any Issuing Bank, any Lender or any Arranger, or any of their respective Affiliates or Representatives, based on a review of any books and records relating to the Parent and/or any of its subsidiaries and their respective Affiliates from time to time, including prior to the date hereof) other than any such information that is publicly available to the Administrative Agent or any Arranger, Issuing Bank, or Lender on a non-confidential basis prior to disclosure by the Parent or any of its subsidiaries.

For the avoidance of doubt, nothing in this Section 10.13 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 10.13 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.13 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION.

Section 10.14. No Fiduciary Duty. Each of the Administrative Agent, the Arrangers, each Lender, each Issuing Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its respective stockholders or its respective affiliates, on the other. Each Loan Party acknowledges and agrees that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender, in its capacity as such, has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender, in its capacity as such, is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Loan Parties further acknowledge and agree, and acknowledge its Subsidiaries’ understanding, that each Secured Party, together with its Affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Secured Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Loan Parties and other companies with which the Loan Parties may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Secured Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, the Loan Parties acknowledge and agree, and acknowledge its Subsidiaries’ understanding, that each Secured Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Loan Parties may have conflicting interests regarding the transactions described herein and otherwise. No Secured Party will use confidential information obtained from the Loan Parties by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Loan Parties in connection with the performance by such Secured Party of services for other companies, and no Secured Party will furnish any such information to other companies. The Loan Parties also acknowledge that no Secured Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Loan Parties, confidential information obtained from other companies.

Section 10.15. Several Obligations. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan, issue any Letter of Credit or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

Section 10.16. USA PATRIOT Act & Beneficial Ownership Regulation. Each Lender that is subject to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation hereby notifies the Loan Parties that, pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.

Section 10.17. Disclosure. Each Loan Party, each Issuing Bank and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 10.18. Appointment for Perfection. Each Lender hereby appoints each other Lender and each Issuing Bank as its agent for the purpose of perfecting Liens for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, in assets which, in accordance with Article 10 of the UCC, the PPSA or any other applicable Requirements of Law can be perfected only by possession. If any Lender or Issuing Bank (other than the Administrative Agent) obtains possession of any Collateral, such Lender or such Issuing Bank shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request therefor, shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 10.19. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or Letter of Credit, together with all fees, charges and other amounts which are treated as interest on such Loan or Letter of Credit under applicable law (collectively, the “Applicable Charges”), shall exceed the maximum lawful rate (including, without limitation, as set out in the Criminal Code (Canada)) (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender or Issuing Bank holding such Loan or Letter of Credit in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan or Letter of Credit hereunder, together with all Applicable Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Applicable Charges that would have been payable in respect of such Loan or Letter of Credit but were not payable as a result of the operation of this Section shall be cumulated and the interest and Applicable Charges payable to such Lender or Issuing Bank in respect of other Loans or Letters of Credit or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender or Issuing Bank.

Section 10.20. Judgment Currency.

(a) If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 10.20 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 10.20 being hereinafter in this Section 10.20 referred to as the “Judgment Conversion Date”).

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 10.20(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, then the applicable Loan Party or Loan Parties shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will provide the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this Section 10.20(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c) The term “rate of exchange” in this Section 10.20 means the rate of exchange at which Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with Administrative Agent’s normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

Section 10.21. Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control; provided that in the case of any conflict or inconsistency between the First Lien Intercreditor Agreement and any other Loan Document (other than this Agreement, except with respect to Lien priority), the terms of the First Lien Intercreditor Agreement shall govern and control.

Section 10.22. Release of Guarantors.

(a) Notwithstanding anything in Section 10.02(b) to the contrary, (x) any Subsidiary Guarantor shall automatically be released from its obligations hereunder and under the other Loan Documents (and its Loan Guarantee and any Liens on its property securing any of the Obligations shall be automatically released) (i) upon the consummation of any permitted transaction or series of related permitted transactions or the occurrence of any other permitted event or circumstance if as a result thereof such Subsidiary Guarantor ceases to be a Restricted Subsidiary (including by merger, amalgamation or dissolution); or (ii) upon the occurrence of the Termination Date and/or (y) any Subsidiary Guarantor that qualifies as an “Excluded Subsidiary” shall be released from its obligations hereunder and under the other Loan Documents (and its Loan Guarantee and any Liens on its property securing any of the Obligations shall be automatically released) by the Administrative Agent promptly following the request therefor by the Parent); provided that in the case of clause (y) with respect to the release of any Subsidiary Guarantor that becomes an Excluded Subsidiary by virtue of clause (a) of the definition thereof, such Subsidiary Guarantor shall be released from its obligations under the Loan Guarantee solely if (1) such Subsidiary Guarantor became an Excluded Subsidiary by virtue of clause (a) of the definition thereof as a result of a permitted transaction or series of related permitted transactions and (2) the transaction resulting in such Subsidiary Guarantor becoming an Excluded Subsidiary by virtue of clause (a) of the definition thereof was (A) for a legitimate bona fide business purpose (the primary purpose of which was not to cause the release of such Subsidiary Guarantor’s Guarantee or any Liens on its property securing any of the Obligations) in the good faith determination of the Parent and (B) not with an Affiliate of the Parent.

(b) In connection with any such release, the Administrative Agent shall, subject to receipt of an officer’s certificate from the Parent certifying that such transaction and release are permitted hereunder, promptly execute and deliver to the relevant Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence termination or release. Any execution and delivery of any document pursuant to the preceding sentence of this Section 10.22 shall be without recourse to or warranty by the Administrative Agent.

Section 10.23. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and each party hereto agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.24. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Parent or any other Loan Party, that at least one of the following is and will continue to be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to, and all of the conditions for exemptive relief from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code are satisfied in connection with, such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the

Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) and (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) the preceding clause (a)(i) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with the preceding clause (a)(iv), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Parent or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 10.25. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.25, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 10.26. Erroneous Payments. Each of the parties hereto agrees as follows:

(a) Each Lender and each Issuing Bank (and each Participant of any of the foregoing, by its acceptance of a participation) hereby acknowledges and agrees that if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Lender or Issuing Bank (any of the foregoing, a “Recipient”) from the Administrative Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Recipient (whether or not known to such Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) and demands the return of such Payment, such Recipient shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment as to which such a demand was made. A notice of the Administrative Agent to any Recipient under this Section shall be conclusive, absent manifest error.

(b) Without limitation of clause (a) above, each Recipient further acknowledges and agrees that if such Recipient receives a Payment from the Administrative Agent (or any of its Affiliates) (x) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment. Each Recipient agrees that, in each such case, it shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

(c) Any Payment required to be returned by a Recipient under this Section 10.26 shall be made in immediately available funds in the currency so received, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Administrative Agent for the return of any Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(d) The parties hereto hereby agree that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount; provided that this clause (d) shall not apply to the extent such erroneous Payment is, and with respect to the amount of such erroneous Payment that is, comprised of funds of the Parent or any other Loan Party.

(e) The provisions of this Section 10.26 to the contrary notwithstanding, (x) nothing set forth in this Section 10.26 shall be deemed to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the obligations of the Parent or any other Loan Party (including indemnification obligations of the Parent or any other Loan Party under the Loan Documents to the extent relating to principal, interest, premium or fees or similar payment obligations under the Loan Documents) relative to the amount (and/or timing for payment) of the obligations that would have been payable had such erroneous Payment not been made by the Administrative Agent and (y) this Section 10.26 shall solely be an agreement between the Administrative Agent, the Lenders and the Issuing Banks.

Section 10.27. Lender Representation. Each Lender represents that as of the date it became a party to this Agreement it was a Qualified Purchaser.

ARTICLE 11

PARALLEL DEBT

Section 11.01. Purpose; Governing Law. This Article 11 is included in this Agreement solely for the purpose of ensuring the validity and effect of certain security rights (if any) governed by the laws of the Netherlands, Poland and Hungary granted or to be granted pursuant to the applicable Collateral Documents and, for the avoidance of doubt, shall not limit the rights and remedies provided to the Administrative Agent by the other provisions hereof and the provisions of the other Loan Documents.

Section 11.02. Parallel Debt (The Netherlands and Poland).

(a) Notwithstanding anything to the contrary contained in this Agreement or the Collateral Documents and for the purpose of the security rights granted and to be granted under or pursuant to the Collateral Documents governed by the laws of The Netherlands and the laws of Poland (the “Specified Collateral Documents”), the Borrower and each Loan Party that is a party to the Specified Collateral Documents undertake to pay to the Administrative Agent, in its individual capacity as creditor in its own right and not as agent, representative or trustee, as a separate independent obligation to the Administrative Agent, the amount of its Parallel Debt. Moreover, the security rights contemplated by the applicable Specified Collateral Documents are granted in favor of the Administrative Agent in its individual capacity and not as agent, representative or trustee for the Secured Parties, as security for its claims under the Parallel Debt and consequently the Administrative Agent is the sole security beneficiary of such security rights.

(b) No person shall be obligated to pay any amount representing Parallel Debt unless and until a corresponding amount of the Underlying Debt shall have become due and payable.

(c) To the extent any amount is paid to and received by the Administrative Agent in payment of the Parallel Debt, the total amount due and payable in respect of the Underlying Debt shall be decreased as if such amount were received by the Secured Parties or any of them in payment of the corresponding Underlying Debt.

Section 11.03. Parallel Debt (Hungary). Each Secured Party hereby authorizes and appoints the Administrative Agent to accept, register in its name (but for the benefit of each Secured Party), manage and enforce, as its collateral representative (in Hungarian: “zálogjogosulti bizományos” within the meaning of Act V of 2013 on the Hungarian Civil Code (the “Hungarian Civil Code”) any charge based Collateral granted to the Administrative Agent in relation to this Agreement and the Collateral Documents and to act and execute on its behalf in such capacity, subject to the terms of the Loan Guarantee entered into by any Subsidiary Guarantor incorporated under the laws of Hungary, amendments or releases of, accessions and alterations to, and to carry out similar dealings with regard to this Agreement or any Collateral Document governed by the laws of Hungary or entered into by a Subsidiary Guarantor incorporated under the laws of Hungary. For the purposes of the Hungarian Civil Code, (i) this provision constitutes the agreement of all Secured Parties regarding the authorization and appointment of the Administrative Agent as “zálogjogosulti bizományos” for enforcing, registering in its name, managing and administering any charge based Collateral entered into by a Subsidiary Guarantor incorporated under the laws of Hungary (for the purposes of, and as envisaged by, Article 5:96.§ (1) of the Hungarian Civil Code), (ii) in case there are discrepancies (including inter alia matters pertaining to sharing, settlement, flow of funds and rights of the Administrative Agent) not expressly regulated by Hungarian law between the regulations of Article 5:96.§ (1) of the Hungarian Civil Code and this Agreement, the terms of this Agreement shall prevail to the extent permitted by law, (iii) the liability of each Secured Party for the actions of the Administrative Agent acting as its collateral representative (“zálogjogosulti bizományos”) shall be considered as limited for the purposes of 5:96. § (6) of the Hungarian Civil Code, in accordance with the terms of this Agreement governing such liability and (iv) as permitted by Regulation (EC) No 593/2008 of 17 June 2008, this Section 11.04 shall be governed by Hungarian law. The Administrative Agent hereby accepts, and the Borrower and the Subsidiary Guarantors hereby acknowledge, such appointment as of the date hereof.

Section 11.04. Additional Parallel Debt Provisions. In the case of any Loan Party that becomes a Loan Party after the date hereof and is organized in a jurisdiction where “parallel debt” provisions are customary or required, the Parent and the Administrative Agent are hereby authorized to provide for parallel debt, in customary form (as determined by the Parent in its sole discretion) in the Counterpart Agreement with respect to such Loan Party. The Administrative Agent and the Parent, without the consent of any other Lender, Issuing Bank, the Swingline Lender or other Secured Party, may also (i) incorporate into this Agreement additional “parallel debt” provisions as necessary to address property acquired in any jurisdiction after the date hereof where no assets are pledged by a Loan Party organized therein on the date hereof or (ii) amend the “parallel debt” provisions set forth herein in order to (A) cure omissions or defects or make changes of a technical nature or (B) accommodate any Change in Law.

BAUSCH HEALTH COMPANIES INC.

By:	/s/ Jean-Jacques Charhon
Name: Jean-Jacques Charhon
Title: Executive Vice President, Chief Financial Officer

By:	/s/ William N. Woodfield
Name: William N. Woodfield
Title: Senior Vice President and Treasurer

1530065 B.C. LTD.

By:	/s/ William N. Woodfield
Name: William N. Woodfield
Title: Senior Vice President and Treasurer

By:	/s/ Jeremy M. Lipshy
Name: Jeremy M. Lipshy
Title: Senior Vice President, Tax

1261229 B.C. LTD.

By:	/s/ William N. Woodfield
Name: William N. Woodfield
Title: Senior Vice President and Treasurer

By:	/s/ Jeremy M. Lipshy
Name: Jeremy M. Lipshy
Title: Senior Vice President, Tax

[Signature Page to Credit and Guaranty Agreement]

SUBSIDIARY GUARANTORS:

BAUSCH HEALTH AMERICAS, INC.

By:	/s/ William N. Woodfield
Name: William N. Woodfield
Title: Senior Vice President and Treasurer

BAUSCH HEALTH US, LLC

By:	/s/ William N. Woodfield
Name: William N. Woodfield
Title: Senior Vice President and Treasurer

MEDICIS PHARMACEUTICAL CORPORATION

By:	/s/ William N. Woodfield
Name: William N. Woodfield
Title: Senior Vice President and Treasurer

ORAPHARMA, INC.

By:	/s/ William N. Woodfield
Name: William N. Woodfield
Title: Senior Vice President and Treasurer

PRECISION DERMATOLOGY, INC.

By:	/s/ William N. Woodfield
Name: William N. Woodfield
Title: Senior Vice President and Treasurer

[Signature Page to Credit and Guaranty Agreement]

SALIX PHARMACEUTICALS, LTD.

By:	/s/ William N. Woodfield
Name: William N. Woodfield
Title: Senior Vice President and Treasurer

SANTARUS, INC.

By:	/s/ William N. Woodfield
Name: William N. Woodfield
Title: Senior Vice President and Treasurer

SOLTA MEDICAL, INC.

By:	/s/ William N. Woodfield
Name: William N. Woodfield
Title: Senior Vice President and Treasurer

VRX HOLDCO LLC

By:	/s/ William N. Woodfield
Name: William N. Woodfield
Title: Treasurer

[Signature Page to Credit and Guaranty Agreement]

SALIX PHARMACEUTICALS, INC.

By:	/s/ William N. Woodfield
Name: William N. Woodfield
Title: Senior Vice President and Treasurer

[Signature Page to Credit and Guaranty Agreement]

BAUSCH HEALTH, CANADA INC.

By:	/s/ William N. Woodfield
Name: William N. Woodfield
Title: Vice President and Treasurer

V-BAC HOLDING CORP.

By:	/s/ Jeremy M. Lipshy
Name: Jeremy M. Lipshy
Title: Vice President

[Signature Page to Credit and Guaranty Agreement]

BAUSCH & LOMB MÉXICO, S.A. DE C.V.

By:	/s/ William N. Woodfield
Name: William N. Woodfield
Title: Vice President and Treasurer

[Signature Page to Credit and Guaranty Agreement]

BAUSCH HEALTH HOLDCO LIMITED

By:	/s/ Michael Kennan
Name: Michael Kennan
Title: Director

BAUSCH HEALTH IRELAND LIMITED

By:	/s/ Michael Kennan
Name: Michael Kennan
Title: Director

SOLTA MEDICAL IRELAND LIMITED

By:	/s/ Michael Kennan
Name: Michael Kennan
Title: Director

[Signature Page to Credit and Guaranty Agreement]

BAUSCH + LOMB OPS B.V.

By:	/s/ Pawel Stec
Name: Pawel Stec
Title: Director A

By:	/s/ Jeremy M. Lipshy
Name: Jeremy M. Lipshy
Title: Director B

SOLTA MEDICAL DUTCH HOLDINGS B.V.

By:	/s/ Robert Meijer
Name: Robert Meijer
Title: Managing Director A

By:	/s/ Michael Kennan
Name: Michael Kennan
Title: Managing Director B

[Signature Page to Credit and Guaranty Agreement]

HUMAX PHARMACEUTICAL S.A.

By:	/s/ Luis Alejandro Mendez Madriz
Name: Luis Alejandro Mendez Madriz
Title: Legal Representative and General Manager

[Signature Page to Credit and Guaranty Agreement]

BAUSCH HEALTH POLAND SP. Z.O.O

By:	/s/ CORNELIS JAN HEIMAN
Name: CORNELIS JAN HEIMAN
Title: PRESIDENT OF THE MANAGEMENT
BOARD

ICN POLFA RZESZÓW S.A.

By	/s/ WALDEMAR STĘPIEN
Name: WALDEMAR STĘPIEN
Title: PRESIDENT OF THE MANAGEMENT BOARD

PRZEDSIĘBIORSTWO FARMACEUTYCZNE JELFA SPÓŁKA AKCYJNA

By:	/s/ WALDEMAR STĘPIEN
Name: WALDEMAR STĘPIEN
Title: PRESIDENT OF THE MANAGEMENT BOARD

By:	/s/ RYSZARD BUKOWSKI
Name: RYSZARD BUKOWSKI
Title: MEMBER OF THE MANAGEMENT BOARD

[Signature Page to Credit and Guaranty Agreement]

BAUSCH HEALTH HUNGARY LLC

By:	/s/ János Nánay
Name: János Nánay
Title: Managing Director

BAUSCH HEALTH HUNGARY LLC

By:	/s/ Viktória Nagy
Name: Viktória Nagy
Title: Managing Director

[Signature Page to Credit and Guaranty Agreement]

JPMORGAN CHASE BANK, N.A.,
individually as a Lender, as the Swingline Lender, Issuing Bank and as Administrative Agent

By:	/s/ Erik Barragan
Name: Erik Barragan
Title: Authorized Officer

[Signature Page to Credit and Guaranty Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Evan Moriarty
Name: Evan Moriarty
Title: Authorized Signatory

[Signature Page to Credit and Guaranty Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

By:	/s/ Philip Tancorra
Name: Philip Tancorra
Title: Director

By:	/s/ Suzan Onal
Name: Suzan Onal
Title: Vice President

[Signature Page to Credit and Guaranty Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC,
as a Lender and an Issuing Bank

By:	/s/ Thomas Manning
Name: Thomas Manning
Title: Authorized Signatory

[Signature Page to Credit and Guaranty Agreement]

CITICORP NORTH AMERICA, INC.,
as a Lender

By:	/s/ Ioannis Theocharis
Name: Ioannis Theocharis
Title: Vice President

[Signature Page to Credit and Guaranty Agreement]

TRUIST BANK, as a Lender

By:	/s/ Juan DeJesus-Caballero
Name: Juan DeJesus-Caballero
Title: Senior Vice President

[Signature Page to Credit and Guaranty Agreement]